Exhibit 99.1
THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION (THE “PLAN”) PRIOR TO THE FILING OF A VOLUNTARY CASE UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE. BECAUSE THE CHAPTER 11 CASE HAS NOT BEEN COMMENCED YET, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, TRAVELPORT HOLDINGS LIMITED (THE “DEBTOR”) EXPECTS TO SEEK PROMPTLY AN ORDER OF THE BANKRUPTCY COURT (1) APPROVING (A) THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION AND (B) THE SOLICITATION OF VOTES AND (2) CONFIRMING THE PLAN DESCRIBED HEREIN.
DISCLOSURE STATEMENT
DATED SEPTEMBER 21, 2011
PREPETITION SOLICITATION OF VOTES WITH RESPECT TO PREPACKAGED PLAN OF REORGANIZATION
OF
TRAVELPORT HOLDINGS LIMITED

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M. PREVAILING EASTERN TIME ON SEPTEMBER 27, 2011, UNLESS EXTENDED BY THE DEBTOR (THE “VOTING DEADLINE”). THE RECORD DATE FOR DETERMINING WHETHER A HOLDER OF AN IMPAIRED CLAIM OR INTEREST IS ENTITLED TO VOTE ON THE PLAN IS SEPTEMBER 19, 2011 (THE “VOTING RECORD DATE”).

THE COMPANY IS FURNISHING THIS DISCLOSURE STATEMENT TO EACH MEMBER OF AN IMPAIRED CLASS UNDER THE PLAN. THIS DISCLOSURE STATEMENT IS TO BE USED BY EACH RECIPIENT SOLELY IN CONNECTION WITH HIS, HER, OR ITS EVALUATION OF THE PLAN AND USE OF THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE IS NOT AUTHORIZED. THIS DISCLOSURE STATEMENT MAY NOT BE REPRODUCED OR PROVIDED TO OTHERS (OTHER THAN THOSE ADVISORS OF ANY RECIPIENT OF THIS DISCLOSURE STATEMENT WHO MAY REVIEW THE INFORMATION CONTAINED HEREIN TO ASSIST SUCH RECIPIENT IN HIS, HER, OR ITS EVALUATION OF THE PLAN), WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY.
Prepared by:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Jay M. Goffman
J. Eric Ivester

INTRODUCTION AND DISCLAIMER
          Travelport Holdings Limited, a company incorporated under the laws of Bermuda (the “Debtor” or the “Company”), submits this disclosure statement (the “Disclosure Statement”) to certain Holders of claims against and interests in the Debtor in connection with the solicitation (the “Solicitation”) of acceptances of the proposed Prepackaged Plan of Reorganization of Travelport Holdings Limited and jointly proposed with non-debtor Travelport Worldwide Limited (“Worldwide”), dated as of September 21, 2011 (a copy of which is annexed hereto as Appendix A), as the same hereafter may be amended in accordance with its terms (the “Plan”). The Debtor is soliciting such acceptances from (a) lenders under that certain credit agreement dated as of March 27, 2007 among the Debtor, Credit Suisse, Cayman Islands branch, as administrative agent, and certain lenders from time to time party thereto, as amended as of December 4, 2008 (the “PIK Loan”), and (b) the holder of its equity.1
          Under the Plan, the Debtor proposes to restructure the PIK Loan. To effectuate this, assuming the requisite votes are obtained on the Plan, the Debtor will file a chapter 11 bankruptcy petition with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), together with the Plan. The Plan will implement the restructuring of the PIK Loan.
          The Company is furnishing this Disclosure Statement to all members of the Impaired Classes entitled to vote to enable such Persons to vote to accept or reject the Plan. This Disclosure Statement is to be used by each such Person solely in connection with its evaluation of the Plan. Use of this Disclosure Statement for any other purpose is not authorized. This Disclosure Statement may not be reproduced or provided to anyone other than Persons within the recipient’s business organization or its affiliates and advisors to the recipient without the prior written consent of the Company.
          The Company intends to use any and all Ballots (as defined herein) accepting the Plan that were actually received pursuant to the Solicitation and not subsequently withdrawn prior to the expiration of the Voting Deadline to seek confirmation of the Plan. Votes in favor of the Plan may also be used by the Company as acceptances to any modifications to the Plan provided such modifications (i) are reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party and (ii) do not materially and adversely affect the treatment of the Holders of Impaired Claims and Interests.
          This Disclosure Statement describes certain aspects of the Plan, the Company’s background, the restructuring of the PIK Loan and other related matters. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE APPENDICES, EXHIBITS OR SCHEDULES THERETO IN THEIR ENTIRETY. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.
          THE COMPANY HAS NOT COMMENCED A CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME. BECAUSE NO BANKRUPTCY CASE HAS BEEN COMMENCED, THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. NONETHELESS, IF A CHAPTER 11 CASE IS SUBSEQUENTLY COMMENCED, THE COMPANY INTENDS TO SEEK PROMPTLY AN ORDER OF THE

[1]	All capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, a copy of which is attached hereto as Appendix A.

i

BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND DETERMINING THAT THE SOLICITATION OF VOTES ON THE PLAN BY MEANS OF THIS DISCLOSURE STATEMENT COMPLIED WITH SECTION 1126(b) OF THE BANKRUPTCY CODE.
          THE COMPANY BELIEVES THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTOR AND THUS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN.
          THE PLAN AFFECTS ONLY HOLDERS OF UNSECURED CLAIMS RELATING TO THE PIK LOAN AND THE HOLDER OF EQUITY INTERESTS IN THE DEBTOR. ALL OTHER CLAIMS, IF ANY, ARE UNIMPAIRED AND UNAFFECTED UNDER THE PLAN.
          THE DEBTOR DOES NOT INTEND TO FILE SCHEDULES IN ITS CHAPTER 11 CASE AND NO CREDITORS SHOULD FILE PROOFS OF CLAIM. THE CLAIMS OF THE COMPANY’S GENERAL UNSECURED CREDITORS ARE NOT IMPAIRED UNDER THE PLAN.
          THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT, INCLUDING ALL CONDITIONS PRECEDENT TO RESTRUCTURING THE PIK LOAN. THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS PRECEDENT WILL BE SATISFIED.
          THE COMPANY CURRENTLY INTENDS TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT (A) THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF CLAIMS AND (B) THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION V — “SUMMARY OF THE PLAN.”
          IF THE PLAN IS NOT CONFIRMED AND/OR THE PLAN IS NOT CONSUMMATED, INCLUDING THE DEBTOR’S RESTRUCTURING OF THE PIK LOAN THEN THE COMPANY WILL HAVE TO CONSIDER ALL OF ITS OPTIONS AS A DEBTOR IN BANKRUPTCY. SEE SECTION XI — “ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”
          NO PERSON IS AUTHORIZED BY THE COMPANY IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE APPENDICES ATTACHED HERETO OR INCORPORATED HEREIN BY REFERENCE OR REFERRED TO HEREIN. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
          THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. ANY CREDITOR OR INTEREST HOLDER DESIRING ANY SUCH ADVICE OR ANY OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

          THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE COMPANY’S HISTORY AND BUSINESS, IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS THAT MAY BE COMMENCED UPON THE FILING OF THE DEBTOR’S CHAPTER 11 CASE, IS NOT TO BE CONSTRUED AS AN ADMISSION OR A STIPULATION BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.
          THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE COMPANY OR ANY OTHER PARTY, OR BE DEEMED A REPRESENTATION OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE COMPANY OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY THEIR NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL AFFECTED HOLDERS OF CLAIMS OR INTERESTS SHOULD CAREFULLY READ AND CONSIDER THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY, INCLUDING SECTION VI — “RISK FACTORS TO BE CONSIDERED,” BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
          Except with respect to the “Financial Projections” attached hereto as Appendix C and except as otherwise specifically and expressly stated herein (including with respect to the pleadings the Company expects to file in the Chapter 11 Case) and/or with regard to the transactions contemplated hereby, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Accordingly, the delivery of this Disclosure Statement will not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.
          EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE COMPANY.
          EXCEPT AS SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY AN INDEPENDENT PUBLIC ACCOUNTING FIRM.
          THE NEW COMMON SHARES OF WORLDWIDE (THE “NEW EQUITY SHARES”) TO BE ISSUED HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE NEW EQUITY SHARES ARE BEING OFFERED AND ISSUED ONLY TO “QUALIFIED INSTITUTIONAL BUYERS” WITHIN THE MEANING OF RULE 144A PROMULGATED UNDER THE SECURITIES ACT.

          THE NEW EQUITY SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES LAWS AND ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER AND RESALE THAT ARE DESCRIBED IN SECTION VIII — “CERTAIN TRANSFER RESTRICTIONS.” ACCORDINGLY, THE NEW EQUITY SHARES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO ANY PERSONS EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ANY DIRECT OR INDIRECT TRANSFER OF THE NEW EQUITY SHARES WILL ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS IN THE SHAREHOLDERS’ AGREEMENT AND THE BY-LAWS OF WORLDWIDE. PARTIES TO THE SHAREHOLDERS’ AGREEMENT WILL ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS. EACH ELIGIBLE HOLDER OF CLAIMS WHO VOTES TO ACCEPT THE PLAN WILL BE DEEMED TO HAVE REPRESENTED AND AGREED TO ALL OF THE APPLICABLE ACKNOWLEDGMENTS, REPRESENTATIONS AND AGREEMENTS AS SET FORTH IN SECTION VIII — “CERTAIN TRANSFER RESTRICTIONS.”
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED TO ELIGIBLE HOLDERS OF CLAIMS OR DETERMINED IF THIS DISCLOSURE STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND IS A CRIMINAL OFFENSE.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND ADDITIONAL INFORMATION
          The Debtor “incorporates by reference” certain documents that Travelport Limited, a wholly owned subsidiary of the Debtor, files, and that it has filed, with the Securities and Exchange Commission (“SEC”) into this Disclosure Statement, which means that the Debtor can disclose important information to the Holders of Claims against and Interests in the Debtor in connection with this Solicitation by referring you to those documents. The Debtor incorporates by reference the documents listed below and any future filings made by Travelport Limited with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) between the date of this Disclosure Statement and the termination of the Solicitation; provided, however, that the Debtor is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 13, 2011, and the quarter ended June 30, 2011, filed with the SEC on August 9, 2011; and

•	Current Reports on Form 8-K filed with the SEC on January 22, 2010, January 25, 2011, March 7, 2011 (Item 8.01), March 14, 2011, May 6, 2011, June 3, 2011, and August 4, 2011 (Item 5.02).
          You may obtain documents incorporated by reference into this disclosure statement at no cost by writing or telephoning at the following address:
Travelport Limited
300 Galleria Parkway
Atlanta, Georgia 30339
(770) 563-7400
          You may obtain copies of this Disclosure Statement at no cost by writing or telephoning at the following address:
Travelport Holdings Limited
22 Elm Place
Rye, New York 10580
(973) 939-1620
          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those summarized herein. See Section VI — “Risk Factors To Be Considered.” When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Company believes that its plans, intentions, and expectations reflected in the forward-looking statements are reasonable, it cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

v

TABLE OF CONTENTS

INTRODUCTION AND DISCLAIMER	i
I. OVERVIEW OF THE COMPANY	1
A. Corporate Structure Of The Company	1
B. Overview Of Business Operations	1
C. Corporate History Of Travelport	2
1. Material Debt Of The Debtor’s Affiliates	2
2. Major Corporate Transactions	3
D. PIK Loan	3
E. Historical Financial Information	5
F. Events Leading To The Anticipated Chapter 11 Case	5
1. Industry-Wide Factors	5
2. Maintenance And Financial Covenant Restriction In Debt Agreements	6
G. Purpose Of The Restructuring Contemplated By The Plan	8
H. Pending Litigation	9
II. SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN	9
III. PLAN VOTING INSTRUCTIONS AND PROCEDURES	12
A. Notice To Holders Of Claims And Interests	12
B. Solicitation Package	12
C. Voting Procedures And Ballots And Voting Deadline	12
D. Confirmation Hearing And Deadline For Objections To Confirmation	13
IV. THE ANTICIPATED CHAPTER 11 CASE	14
A. Motions To Be Filed On The Petition Date In The Chapter 11 Case	14
1. Motion To Approve Combined Disclosure Statement And Schedule Confirmation Hearing	14
2. Motion To Continue Use Of Existing Bank Account And Business Forms	14
3. Retention Of Noticing And Voting Agent	14
4. Other “First Day” Motions	15
B. Anticipated Timetable For The Chapter 11 Case	15
V. SUMMARY OF THE PLAN	15
A. Overview Of Chapter 11	16
B. Overall Structure Of The Plan	16
C. Classification And Treatment Of Claims And Interests	16
1. Introduction	17
2. Summary Of Classes	17
3. Treatment Of Classes	17
4. Alternative Treatment	19
5. Special Provision Regarding Unimpaired Claims	19
6. Procedures For Resolving Disputed, Contingent, And Unliquidated Claims	19
D. Acceptance Or Rejection Of The Plan	19
1. Classes Entitled To Vote	19
2. Acceptance By Impaired Classes	19
3. Elimination Of Classes	20
E. Means For Implementation Of The Plan	20
1. Continued Legal Existence	20
2. New Boards Of Directors	20
3. PIK Loan Restructuring	20
4. Reinstatement Of Equity Interests And The Common Stock Issuance	21
5. Equity Escrow Distribution	22
6. Liquidity Event	22
7. Section 1145 And Other Exemptions	22
8. Additional Share Distribution	23
9. Treatment Of The Second Lien OpCo Term Loan, The Tranche A Extended PIK Loan And The Tranche B Extended PIK Loan	23

10. Treatment Of The Post-Effective Date Common Stock Distribution And The Additional Share Distribution	23
11. Management Incentive Plan	23
12. Corporate Action	23
13. Preservation Of Certain Causes Of Action	24
14. Effectuating Documents; Further Transactions	24
15. Exemption From Certain Transfer Taxes And Recording Fees	24
16. Further Authorization	24
17. Dissolution Of Creditors’ Committee	24
F. Provisions Governing Distributions	25
1. Allowed Claims And Interests	25
2. Distributions For Claims Allowed As Of The Effective Date	25
3. Payments And Distributions On Disputed Claims	25
4. Special Rules For Distributions To Holders Of Disputed Claims	25
5. Interest And Penalties On Claims	25
6. Delivery Of Distributions And Undeliverable Or Unclaimed Distributions	25
7. Withholding And Reporting Requirements	26
8. Setoffs	26
G. Treatment Of Executory Contracts And Unexpired Leases	26
1. Assumption Of Executory Contracts And Unexpired Leases	26
H. Confirmation And Consummation Of The Plan	26
1. Conditions To Confirmation	26
2. Conditions To Effective Date	27
3. Waiver Of Conditions	28
I. Effect Of Plan Confirmation	28
1. Binding Effect	28
2. Revesting Of Assets	28
3. Releases And Related Matters	28
4. Discharge Of The Debtor	29
5. Compromises And Settlements	29
6. Injunction	29
7. Exculpation And Limitation Of Liability	30
8. Indemnification Obligations	30
9. Term Of Bankruptcy Injunction Or Stays	31
J. Retention Of Jurisdiction	31
1. Retention Of Jurisdiction	31
2. Failure Of Bankruptcy Court To Exercise Jurisdiction	32
K. Allowance And Payment Of Certain Administrative Claims	32
1. Professional Fee Claims	32
2. Other Administrative Claims	33
L. Miscellaneous Provisions	33
1. Effectuating Documents And Further Transactions	33
2. Reservation Of Rights	33
3. Corporate Action	33
4. Payment Of Statutory Fees	33
5. Amendment Or Modification Of The Plan	33
6. Severability Of Plan Provisions	34
7. Successors And Assigns	34
8. Revocation, Withdrawal, Or Non-Consummation	34
9. Governing Law	34
10. Waiver Or Estoppel	34
VI. RISK FACTORS TO BE CONSIDERED	34
A. Failure To Satisfy Vote Requirement	35
B. Failure To Confirm The Plan	35
C. Business Risks	35
D. Operational Risks	44

E. Financial and Taxation Risks	50
F. Risks Related To Travelport’s Relationship With Orbitz Worldwide	53
G. Legal And Regulatory Risks	54
H. Methods Of Solicitation	55
I. Classification And Treatment Of Claims And Interests	56
J. Risk Of Non-Occurrence Of The Effective Date	57
VII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS	57
A. Issuance And Resale Of New Equity Shares Under the Plan	57
VIII. CERTAIN TRANSFER RESTRICTIONS	59
IX. CERTAIN TAX CONSEQUENCES OF THE PLAN	61
A. CERTAIN BERMUDA TAX CONSIDERATIONS	61
B. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	61
X. CONFIRMATION AND SANCTION OF THE PLAN	71
A. Feasibility Of The Plan	71
B. Acceptance Of The Plan	72
C. Best Interests Test	73
D. Valuation Analysis	73
1. Overview	73
2. Valuation Methodology	74
3. Recoveries	76
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	76
XII. THE SOLICITATION	77
A. Parties-In-Interest Entitled To Vote	77
B. Classes Impaired Under The Plan	77
C. Revocation; Waivers Of Defects; Irregularities	77
D. Further Information; Additional Copies	78
XIII. CONCLUSION AND RECOMMENDATION	78

APPENDICES

APPENDIX A	Prepackaged Plan of Reorganization of Travelport Holdings Limited
APPENDIX B	Corporate Organization Chart of Travelport Holdings Limited and Certain of its Affiliates
APPENDIX C	Financial Projections
APPENDIX D	Liquidation Analysis
APPENDIX E	Historical Financial Information
APPENDIX F	Amendment Agreement
APPENDIX G	Second Lien OpCo Term Loan Credit Agreement
APPENDIX H	Description of Share Capital of Travelport Worldwide Limited

I. OVERVIEW OF THE COMPANY
          This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan.
          The following overview is a general summary only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan.
A. Corporate Structure Of The Company
          The Debtor, a Bermuda exempted company, is wholly owned by Worldwide, a Bermuda exempted company, which in turn is wholly owned by TDS Investor (Cayman) L.P., a Cayman Islands exempted limited partnership. Partnerships affiliated with The Blackstone Group, Technology Crossover Ventures and One Equity Partners and certain existing and former members of management of Travelport (as defined below) and other holders of restricted equity units own partnership interests in TDS Investor (Cayman) L.P.
          The Debtor is a holding company with no direct operations. The Debtor’s principal assets are the direct and indirect equity interests it holds in its subsidiaries, including its direct wholly owned subsidiary, Travelport Limited, a Bermuda exempted company, which in turn owns, directly or indirectly, a number of subsidiaries of the Travelport group of companies (such subsidiaries of the Debtor are collectively referred to herein as “Travelport”). As of the date hereof, 12,000 ordinary shares of Travelport Limited were outstanding, all of which were held by the Debtor. As of the date hereof, 12,000 ordinary shares of the Debtor were outstanding, all of which were held by Worldwide.
          The Debtor’s executive offices are located at 22 Elm Place, Rye, New York 10580. The Debtor’s telephone number is (973) 939-1620.
          A chart summarizing the Debtor’s current organizational structure is attached to this Disclosure Statement as Appendix B.
B. Overview Of Business Operations
          The Debtor’s direct wholly owned subsidiary, Travelport Limited, is a broad-based business services company and a leading provider of critical transaction processing solutions and data to companies operating in the global travel industry. Travelport’s Global Distribution Systems (“GDS”) business provides aggregation, search and transaction processing services to travel suppliers and travel agencies, allowing travel agencies to search, compare, process and book tens of thousands of itinerary and pricing options across multiple travel suppliers within seconds. Travelport’s GDS business operates three systems, Galileo, Apollo and Worldspan, across approximately 160 countries to provide travel agencies with booking technology and access to considerable supplier inventory that it aggregates from airlines, hotels, car rental companies, rail networks, cruise and tour operators, and destination service providers. The GDS business provides travel distribution services to approximately 800 active travel suppliers and approximately 67,000 online and offline travel agencies, which in turn serve millions of end consumers globally. In 2010, approximately 170 million tickets were issued through the GDS business, with approximately six billion stored fares normally available at any one time. The GDS business executed an average of 77 million searches and processed up to 1.8 billion travel-related messages per day in 2010.
          Within the GDS business, the Airline IT Solutions business provides hosting solutions and IT subscription services to airlines to enable them to focus on their core business competencies and reduce costs, as well as business intelligence services. The Airline IT Solutions business manages the mission-critical reservations and related systems for United Airlines (“United”) and Delta Air Lines Inc. (“Delta”), as well as seven other airlines. The Airline IT Solutions business also provides an array of leading-edge IT software subscription services, directly and indirectly, to over 270 airlines and airline ground handlers globally. Travelport has received notice from United that it is terminating its agreement for the Apollo reservation system operated by Travelport on its behalf, with a termination date of March 1, 2012.
C. Corporate History Of Travelport
          Galileo, the cornerstone of Travelport’s GDS business, began as the United Apollo computerized reservation system in 1971 in the United States. In 1997, Galileo International became a publicly listed company on the New York and Chicago Stock Exchanges. In October 2001, Galileo was acquired by Cendant Corporation (“Cendant”). From 2001 to 2006, Cendant completed a series of acquisitions, including Orbitz, Inc. in November 2004 and Gullivers Travel Associates (“GTA”) (which formed the base of the GTA business prior to its sale in May 2011, as described below) in April 2005.
          The Debtor and its wholly owned subsidiary Travelport Limited were formed on July 13, 2006 in connection with the Acquisition (as defined below). The Debtor’s direct wholly owned subsidiary, Travelport Limited, was formed to acquire the travel distribution services businesses of Cendant (the “Acquisition”). On August 23, 2006, the Acquisition was completed, and Travelport Limited was acquired by affiliates of The Blackstone Group, affiliates of Technology Crossover Ventures and certain existing and former members of management. One Equity Partners acquired an economic interest in TDS Investor (Cayman) L.P. in December 2006.
          1. Material Debt Of The Debtor’s Affiliates
          On August 23, 2006, Travelport LLC, an indirect wholly owned subsidiary of the Debtor (“Travelport LLC”) issued $150 million aggregate principal amount of senior dollar floating rate notes due 2014, €235 million aggregate principal amount of senior euro floating rate notes due 2014, $450 million aggregate principal amount of 9 7/8% senior dollar fixed rate notes due 2014 with Travelport Holdings, Inc., a wholly owned subsidiary of Travelport LLC, as a co-obligor thereof (collectively, the “Senior 2006 Notes”) and $300 million aggregate principal amount of 11 7/8% senior subordinated dollar notes due 2016 and €160 million aggregate principal amount of 10 7/8% senior subordinated euro notes due 2016 (together, the “Senior Subordinated Notes”). On August 18, 2010, Travelport LLC and Travelport Inc. issued $250 million aggregate principal amount of 9% senior dollar fixed rate notes due 2016 (the “9% Notes,” and, together with the Senior 2006 Notes, the “Senior Notes,” and, collectively with the Senior Subordinated Notes, the “Notes”). Travelport LLC is the borrower under the Senior Secured Credit Facility (as defined below) and obligor of the outstanding Notes. As of June 30, 2011, there was approximately $1.5 billion aggregate principal amount of total Notes outstanding.
          The Senior Subordinated Notes are unsecured general obligations and are subordinated in right of payment to all of Travelport LLC’s existing and future senior indebtedness (as defined in the applicable debt instruments) (including amounts outstanding under the Senior Secured Credit Facility (as defined below) and the Senior Notes).

2

          As of June 30, 2011, there was $123 million aggregate principal amount of senior dollar floating rate notes due 2014, €162 million aggregate principal amount of senior euro floating rate notes due 2014 ($234 million dollar equivalent as of June 30, 2011), $443 million aggregate principal amount of 9 7/8% senior dollar fixed rate notes due 2014, and $250 million aggregate principal amount of 9% senior dollar fixed rate notes due 2016. The euro denominated and dollar denominated floating rate senior notes bear interest at a rate equal to EURIBOR plus 4 5/8% and USLIBOR plus 4 5/8%, respectively.
          As of June 30, 2011, there was $247 million aggregate principal amount of 11 7/8% senior subordinated dollar notes due 2016 and €140 million aggregate principal amount of 10 7/8% senior subordinated euro notes due 2016 ($203 million dollar equivalent as of June 30, 2011).
          2. Major Corporate Transactions
          On July 25, 2007, Travelport completed the initial public offering of approximately 49% of the common stock of its then subsidiary, Orbitz Worldwide, Inc. (“Orbitz Worldwide”), and listed such common stock on the New York Stock Exchange.
          On August 21, 2007, Travelport completed the acquisition of Worldspan Technologies Inc. (“Worldspan”) for $1.3 billion. Worldspan operated as an independent GDS based in the United States before becoming part of the Travelport’s GDS business in August 2007. The Worldspan system resulted from the combination of Delta, Trans World Airlines and Northwest Airlines Corp. (“Northwest”) GDS systems in the early 1990s.
          On October 31, 2007, Travelport transferred approximately 11% of the outstanding equity of Orbitz Worldwide to affiliates, leaving it with approximately 48% of Orbitz Worldwide’s outstanding equity. On January 26, 2010, Travelport Limited purchased $50 million of newly issued common shares of Orbitz Worldwide pursuant to an agreement with Orbitz Worldwide. After this investment, and a simultaneous exchange between Orbitz Worldwide and PAR Investment Partners, a third party investor, of approximately $49.68 million of Orbitz Worldwide debt for common shares of Orbitz Worldwide, Travelport Limited continues to own approximately 48% of Orbitz Worldwide’s outstanding common stock.
          On May 5, 2011, Travelport completed the sale of its GTA business to Kuoni Travel Holding Ltd. pursuant to a share purchase agreement, dated March 5, 2011, among Gullivers Services Limited, Travelport (Bermuda) Ltd., Travelport Inc., Travelport Limited, Kuoni Holdings PLC, Kuoni Holding Delaware, Inc., KIT Solution AG and Kuoni Reisen Holding AG. The gross consideration for the sale of the GTA business was $720 million, subject to certain closing adjustments based on minimum cash and working capital targets at the time of closing. After deducting transaction costs from the cash proceeds received from the sale of the GTA business, Travelport Limited repaid $655 million of indebtedness outstanding under the existing third amended and restated credit agreement, as amended, among Travelport LLC, as borrower, Travelport Limited, as parent guarantor, Waltonville Limited, as intermediate parent guarantor, UBS AG, Stamford Branch, as administrative agent and L/C issuer, UBS Loan Finance LLC, as swing line lender, and the other agents and other lenders party thereto (the “Senior Secured Credit Facility”).
D. PIK Loan
          On March 27, 2007, the Debtor entered into the PIK Loan. The Debtor used the net proceeds from the PIK Loan to pay a dividend to Worldwide, its sole shareholder. The entire PIK Loan is due on March 27, 2012.

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As of September 30, 2011, approximately $715 million (principal including accrued interest) remained outstanding under the PIK Loan.
          Currently, interest on the PIK Loan is capitalized periodically in arrears at a rate of LIBOR plus 8%. Interest is paid in kind unless the Debtor elects to pay the interest in cash. The PIK Loan may be repaid at par at any time.
          Following a change of control (as defined in the PIK Loan), each lender under the PIK Loan may elect to require the Debtor to prepay its portion of the term loan at a prepayment price in cash equal to 101% of the principal amount of the loan outstanding, plus accrued and unpaid interest, if any, to the date of the prepayment; provided, however, that the Debtor may elect to voluntarily prepay the outstanding term loans at par plus an additional prepayment fee prior to allowing the lenders to exercise their right to require a prepayment at 101% pursuant to any such change of control. In addition to paying principal and interest on the outstanding principal under the term loans, the Debtor is required to pay certain fees as agreed in writing between the parties. The PIK Loan contains various covenants, events of default and other provisions. These covenants restrict the ability of the Debtor to, among other things:
•	incur additional indebtedness;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all its assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
          On December 4, 2008, the Debtor and Worldwide entered into an amendment to the PIK Loan with the lenders party thereto to permit the Debtor to repurchase loans made under the PIK Loan on a non-pro rata/non-par basis from persons who are not affiliates of the Debtor during the 18-month period from the date of effectiveness of such amendment. In exchange for the ability to make such repurchases, Worldwide contributed approximately $62.7 million to the ordinary share capital of the Debtor.
          Between April 2008 and July 2008, Worldwide acquired from various lenders an aggregate of $90 million of the debt owed by the Debtor under the PIK Loan. On July 7, 2009, the Debtor received a distribution of approximately $152.3 million from Travelport Limited. The Debtor used the funds from the distribution to repurchase $257 million of the outstanding PIK Loan. As of September 30, 2011, the amount of debt that remained outstanding under the PIK Loan (principal including accrued interest) was approximately $715 million.

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E. Historical Financial Information
          For the year ended December 31, 2010, Travelport Limited generated approximately $2,290 million in net revenue. Attached as Appendix E is the historical consolidated financial information of the Debtor as of December 31, 2010 and 2009 and for the six months ended June 30, 2011. The historical consolidated financial information has been prepared in accordance with United States generally accepted accounting principles (“GAAP”).
F. Events Leading To The Anticipated Chapter 11 Case
          As described above, the Debtor is a holding company with no direct operations. Its principal assets are the direct and indirect equity interests it holds in its subsidiaries, including Travelport Limited, and all of its operations are conducted through Travelport Limited and its subsidiaries. As a result, the Debtor is dependent upon dividends or distributions and other payments from Travelport Limited to generate the funds necessary to meet its outstanding debt service and other obligations under the PIK Loan.
          Despite its recent improvements in profitability and successful operations this year, Travelport is currently facing obstacles as a result of the current global economic downturn, as well as market and industry-wide pressures. The prolonged and substantial decrease in global travel volume, particularly air travel, as well as other industry trends, including reduced growth consistent with long-term historical trends following a macroeconomic recovery have negatively impacted Travelport’s operations. Further, the financial covenants in the indentures governing the Notes and financial and maintenance covenants in the Senior Secured Credit Facility limit the ability of the Debtor’s subsidiaries to make distributions and other payments to the Debtor to generate the funds necessary to meet its outstanding debt service obligations under the PIK Loan. The PIK Loan matures on March 27, 2012. Under normal economic and market conditions, the Debtor is confident that it would be able to refinance the PIK Loan.
          Due to these pressures, however, it became evident to the Debtor’s board in early 2011 that a refinancing with new indebtedness or repayment of the PIK Loan at maturity would be unlikely. Subsequently, the Debtor’s board determined that a balance sheet restructuring was the only viable alternative for the Debtor to continue to operate as a going concern following the maturity of the PIK Loan.
          1. Industry-Wide Factors
          Travelport’s business is highly correlated to the overall performance of the travel industry, in particular, growth in air passenger travel which, in turn, is linked to the global macro-economic environment. For the year ended December 31, 2010, approximately 83% of Travelport’s segment volumes were represented by air segments flown, 4% of segment volumes were attributable to other air segments (such as cancellations on the day of travel), with land and sea bookings accounting for the remaining 13%. Between 2003 and 2009, air travel volumes increased at a compounded annual growth rate of 5.1%, approximately twice the rate of global GDP. During the recent global economic recession, air travel volumes declined, with air passenger volumes showing a modest growth of 1.6% in 2008, a decline of 2.1% in 2009 and growth of approximately 7% in 2010, each as compared to its previous year.
          The GDS business typically earns a fee for each segment cancellation. Revenue is earned as normal on subsequent rebookings, unless further cancellations prior to the day of departure are made, in which case Travelport receives a smaller fee on each cancellation. In periods where significant volumes of cancellations prior to the day of departure are made, average revenue per segment increases significantly due to the additional fees with no associated increase in segment volume. For example, during the fourth quarter of 2008, the GDS business

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experienced an unusually large number of cancelled bookings prior to the day of departure as travelers, particularly in the corporate sector, cancelled travel plans as a result of the onset of the global economic recession.
          Consolidations within the airline industry have negatively impacted annual revenue. Delta, one of Travelport’s largest Airline IT services customers, completed its acquisition of Northwest, another of Travelport’s largest Airline IT services customers, in 2009. As part of their integration, Delta and Northwest have migrated to a common IT platform and will have reduced needs for Travelport’s IT services after the integration. In addition, in December 2010, following the merger of United with Continental Airlines (“Continental”), Travelport received a notice from United, terminating its agreement for the Apollo reservation system operated by Travelport for United, with a termination date of March 1, 2012. As a result of such consolidations within the airline industry, Travelport’s annual revenue and EBITDA in 2010 decreased compared to 2009 and will reduce further in future periods.
          Travelport’s businesses experience seasonal fluctuations, reflecting seasonal trends for the products and services offered. These trends cause revenue to be generally higher in the second and third calendar quarters of the year, with GDS revenue peaking as travelers plan and purchase their spring and summer travel. Revenue typically flattens or declines in the fourth and first quarters of the calendar year. Travelport’s results may also be affected by seasonal fluctuations in the inventory made available by travel suppliers.
          While Travelport transacts business primarily in US dollars, foreign exchange movements may impact operating results. The majority of Travelport’s revenue is denominated in US dollars, but a portion of costs are denominated in other currencies (principally, the British pound, Euro, Australian dollar and Japanese yen). Travelport uses foreign currency forward contracts to manage exposure to changes in foreign currency exchange rates associated with foreign currency-denominated receivables and payables and forecasted earnings of foreign subsidiaries. The fluctuations in the value of these forward contracts largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Nevertheless, operating results are impacted to a certain extent by movements in the underlying exchange rates between those currencies listed above.
          In general, since the Acquisition and the acquisition of Worldspan in 2007, Travelport has taken a number of actions to enhance organizational efficiency and consolidate and rationalize existing processes. These actions include, among others, the migration of the Galileo data center, formerly located in Denver, Colorado, into the Worldspan data center, located in Atlanta, Georgia; consolidating certain administrative and support functions of Galileo and Worldspan, including accounting, sales and marketing and human resources functions; and the renegotiation of several material vendor contracts. The most significant impact of these initiatives was the elimination of redundant staff positions, reduced technology costs associated with renegotiated vendor contracts, and, to a lesser extent, cost savings and synergies resulting from a reduction in the amount of office rental space required and related utilities, maintenance and other facility operating costs. As a result, results of operations have been significantly impacted by these actions. In addition, a substantial portion of cash flow generated from Travelport’s businesses has been dedicated to debt service requirements for the outstanding Notes issued by the Debtor’s subsidiaries and outstanding loans under the Senior Secured Credit Facility.
          2. Maintenance And Financial Covenant Restriction In Debt Agreements
          The Senior Secured Credit Facility requires Travelport LLC, the borrower under the Senior Secured Credit Facility, to maintain, at regular intervals, a certain maximum total leverage ratio of total debt to consolidated adjusted earnings before interest, taxes, depreciation and amortization (the “Leverage Ratio”). The Leverage Ratio is measured at the end of each fiscal quarter, based on Travelport’s financial results for the previous twelve months of Travelport’s adjusted earnings before interest, taxes, depreciation and amortization. As of June 30, 2011, Travelport’s Leverage Ratio was 5.16 compared to the maximum Leverage Ratio allowable under the Senior Secured Credit Facility of 5.75, and Travelport was in compliance with all financial covenants related to long-term

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debt. Under the terms of the Senior Secured Credit Facility, the maximum Leverage Ratio will decrease from 5.75 at June 30, 2011 to 4.75 by December 31, 2012.
          Further, as discussed above, the Debtor is dependent upon dividends or distributions and other payments from the Debtor’s subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations under the PIK Loan. However, the Senior Secured Credit Facility and the indentures governing the Notes contain covenants that limit the ability of the Debtor’s subsidiaries to pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments. The Senior Secured Credit Facility and the indentures governing the Notes prohibit, subject to certain exceptions, conditions and limits set forth in such agreements, Travelport Limited and any of its subsidiaries from directly or indirectly, declaring or paying any dividend or making any payment or distribution on account of Travelport Limited and any of its subsidiaries’ equity interests.
          The Senior Secured Credit Facility and the indentures governing the Notes also contain various other covenants that limit the ability to engage in specified types of transactions. These covenants limit the ability of Travelport and its restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.
          In addition, upon the occurrence of a change of control (as defined in the indentures governing the Notes), Travelport LLC is required to make an offer to repurchase all of the Senior Notes or the Senior Subordinated Notes, as applicable, at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the relevant purchase date.
          3. Evaluation Of Restructuring Alternatives
          Travelport has continually explored, prepared for and evaluated possible transactions, including mergers, acquisitions, divestitures, joint ventures and other arrangements, to ensure the most efficient and effective capital structure and to maximize the value of the enterprise. In July 2007, Travelport completed the initial public offering of common stock of its then subsidiary, Orbitz Worldwide, and listed such common stock on the New York

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Stock Exchange. After transferring approximately 11% of the outstanding equity of Orbitz Worldwide to affiliates in October 2007, Travelport owns approximately 48% of Orbitz Worldwide’s outstanding equity. In August 2007, Travelport completed the acquisition of Worldspan, an independent GDS based in the United States, for $1.3 billion in an EBITDA accretive transaction. Additionally, in March 2007, Travelport announced the sale of the GTA business to Kuoni Travel Holding Ltd. for $720 million, subject to certain closing adjustments based on minimum cash and working capital targets at the time of closing. The transaction was completed on May 5, 2011.
          Additionally, in anticipation of the upcoming maturity of the PIK Loan, the Debtor has made serious and costly attempts to raise capital by way of public offerings of equity in order to repay all amounts outstanding under the PIK Loan. In January 2010, Travelport attempted to complete an unregistered offering of shares within the United States in connection with an initial public offering of shares being made to institutions in the United Kingdom and to eligible institutional investors internationally. In February 2010, Travelport announced that, due to market conditions, it had decided against proceeding with the proposed initial public offering.
          Further, the Debtor has been diligently working with its lenders to extend and renegotiate the PIK Loan on an out-of-court basis. During these negotiations, the Debtor has offered the PIK Loan lenders the same consideration for the extension of the PIK Loan as is being offered under the Plan which is described in Section G below. However, if the Debtor does not receive the consent from lenders holding 100% of the outstanding PIK Loan in order to effectuate an out-of-court restructuring, it expects to file for chapter 11 protection in order to implement the restructuring of the PIK Loan contemplated hereby.
G. Purpose Of The Restructuring Contemplated By The Plan
          The primary purpose of the Plan is to restructure the PIK Loan in the manner set forth in Section G hereof. The Company believes that its business and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Further, the Company’s positive historical financial performance, as set forth in the Historical Financial Information, attached hereto as Appendix E, demonstrates the strength and viability of the business. The Historical Financial Information, together with the Financial Projections, attached hereto as Appendix C, shows that the Debtor will have sufficient liquidity and capital resources to (1) make payments required under the Plan and (2) continue its business going forward.
          Consistent with the liquidation analysis, attached hereto as Appendix D, and other analyses prepared by the Debtor and its advisors, the Debtor believes that the value of the Debtor’s assets would be considerably greater if the Company continues as a going concern instead of liquidating. Moreover, the Debtor believes that any alternative to confirmation of the Plan, such as an attempt by another party-in-interest to file a plan of reorganization, would result in significant delays, litigation, and additional costs, and ultimately would lower the recoveries for stakeholders. Accordingly, the Debtor strongly recommends that you vote to accept the Plan, if you are entitled to vote.
          The Plan provides for the amendment of the PIK Loan Credit Agreement to extend the maturity of $135 million principal amount of the PIK Loan from March 27, 2012 to September 30, 2012 (the “Tranche A Extended PIK Loan”) and approximately $287.5 million principal amount of the PIK Loan from March 27, 2012 to December 1, 2016 (the “Tranche B Extended PIK Loan”) (collectively, the “PIK Amendments”), substantially on the terms set forth in the Amended and Restated PIK Loan Credit Agreement. A term sheet describing the various consideration to be received by the Holders of the PIK Loan Unsecured Claims, including without limitation, a description of the PIK Amendments, PIK Loan Cash Distribution, the Second Lien OpCo Term Loan, the distribution of Worldwide’s equity, the Shareholders’ Agreement, the Registration Rights Agreement and other key economic and business terms of the Plan is attached as part of Exhibit B to the Plan annexed hereto as Appendix A.

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          Worldwide, as issuer of the New Equity Shares, is a non-debtor co-proponent of the Plan, is jointly participating in the Plan with the Debtor and shall submit itself to Bankruptcy Court jurisdiction in the event that the Debtor commences a chapter 11 case as set forth in this Disclosure Statement.
H. Pending Litigation
          The Debtor is not a party to any pending litigation.
II. SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
          The primary purpose of the Plan is to effectuate the restructuring of the PIK Loan as described herein. The table set forth below summarizes the classification and treatment of prepetition Claims and Interests under the Plan. For certain classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated realizable value ascribed to the Company’s assets.
          Estimated Claim amounts for each Class set forth below are based upon the Company’s review of its books and records. With respect to the General Unsecured Claims in Class 3, such estimated Claim amounts include estimates of any Claims that are contingent, disputed, and/or unliquidated.
          The Company intends to seek to consummate the Plan and cause the Effective Date to occur immediately after all conditions to the Effective Date are satisfied or waived. There can be no assurance, however, as to when or whether the Effective Date will occur. See Section VI — “Risk Factors To Be Considered” for a further discussion of certain factors that could delay or prevent the occurrence of the Effective Date.
          The Company believes that the distributions and treatment of Claims and Interests contemplated by the Plan reflect an appropriate resolution of the Claims and Interests, taking into account the differing nature and priority of such Claims and Interests.

Description And Amount
Of Claims Or Interests	Summary Of Treatment
Administrative Claims	On, or as soon as reasonably practicable after, the later of (a) the Effective Date, (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which an Allowed Administrative Claim becomes payable under any agreement relating thereto, each Holder of such Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim. Notwithstanding the foregoing, (y) any Allowed Administrative Claim based on a liability incurred by the Debtor in the ordinary course of business during the Chapter 11 Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and (z) any Allowed Administrative Claim may be paid on such other terms as may be

9

Description And Amount
Of Claims Or Interests	Summary Of Treatment
agreed to between the Holder of such Claim and the Debtor or the Reorganized Debtor.

Estimated Percentage Recovery: 100%

Priority Tax Claims	On, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the Debtor, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Holder’s Allowed Priority Tax Claim, (ii) treatment in any other manner such that such Holder’s Allowed Priority Tax Claim shall not be Impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not later than five years from the Petition Date, or (iii) such other treatment as to which the Debtor or the Reorganized Debtor and such Holder shall have agreed upon in writing.

Estimated Percentage Recovery: 100%

Class 1 — Non-Tax Priority Claims	On, or as soon as reasonably practicable after, (A) the Effective Date if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim on the Effective Date or (B) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Class 1 Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.

Estimated Percentage Recovery: 100%

Class 2 — PIK Loan Unsecured Claims

Allowed Claim Amount: $715 million (principal including accrued interest) as of September 30, 2011, provided, however, that if the PIK Loan Restructuring is consummated prior to or after September 30, 2011, the Allowed Claim Amount will be reduced or increased to reflect interest actually accrued as of the closing date or the Effective Date, as applicable.
Each Holder of an Allowed Class 2 PIK Loan Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed PIK Loan Unsecured Claim, shall receive (x) on the Effective Date, such Holder’s Pro Rata share of (A) the PIK Loan Cash Distribution to reduce the Outstanding PIK Loan Balance, (B) the Second Lien OpCo Term Loan Exchange Portion, (C) the Effective Date Common Stock Distribution, (D) the Tranche A Extended PIK Loan, and (E) the Tranche B Extended PIK Loan; (y) commencing on March 31, 2012, shares of Worldwide pursuant to the Post-Effective Date Common Stock Distribution; and (z) on October 1, 2013, if a Liquidity Event has not yet occurred, such Holder’s Pro Rata share of the Additional Share Distribution. In connection with the Common Stock Issuance and the Additional Share Distribution, each Holder of a PIK Loan Unsecured Claim shall automatically become and be deemed to be a party to the Shareholders’ Agreement regardless

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Description And Amount
Of Claims Or Interests	Summary Of Treatment
of whether such Holder votes to accept or reject the Plan or executes the Shareholders’ Agreement. For the avoidance of doubt, in the event a Holder of a PIK Loan Unsecured Claim receives alternative treatment pursuant to section 3.4 of the Plan, the portion of the recovery such Holder is entitled to under this section that it has elected not to receive shall be reallocated to the other Holders of PIK Loan Unsecured Claims on a Pro Rata basis.

Estimated Percentage Recovery: 100%

Class 3 — General Unsecured Claims	On the later of the Effective Date and the date on which such General Unsecured Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 3 shall be paid in full and final satisfaction of such Holder’s Allowed General Unsecured Claim in Cash. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such General Unsecured Claim.

Estimated Percentage Recovery: 100%

Class 4 — Intercompany Claims	On the later of the Effective Date and the date on which such Intercompany Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Intercompany Claim in Class 4 shall be paid in full and final satisfaction of such Holder’s Allowed Intercompany Claim in Cash. Notwithstanding the foregoing, an Intercompany Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such Intercompany Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such Intercompany Claim.

Estimated Percentage Recovery: 100%

Class 5 — Equity Interests	The Holder of Class 5 Allowed Equity Interests shall retain such Equity Interests as of the Effective Date.

Estimated Percentage Recovery: 100%

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III. PLAN VOTING INSTRUCTIONS AND PROCEDURES
A. Notice To Holders Of Claims And Interests
          This Disclosure Statement will be transmitted to Holders of Claims and Interests that are entitled under the Bankruptcy Code to vote on the Plan. Holders of Claims and Interests in Classes 2 and 5 of the Plan are the only Holders of Claims or Interests that are entitled to vote on the Plan. The purpose of this Disclosure Statement is to provide adequate information to enable such Holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan. Under the Plan, the Holders of Claims in all other Classes are Unimpaired and are deemed to have accepted the Plan.
          ALL HOLDERS OF CLAIMS AND INTERESTS IN CLASSES 2 AND 5 OF THE PLAN ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan and important considerations pertinent to acceptance or rejection of the Plan.
          THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No person has been authorized to distribute any information concerning the Company relating to the Solicitation other than the information contained herein.
B. Solicitation Package
          In soliciting votes for the Plan pursuant to this Disclosure Statement from the Holders of Claims and Interests in Classes 2 and 5 under the Plan, the Company has contemporaneously sent copies of the Plan and one or more Ballots to be used by such Holders in voting to accept or reject the Plan.
          For purposes of this Disclosure Statement, “Ballots” means the ballots accompanying this Disclosure Statement upon which Holders of Claims and Interests in Classes 2 and 5 shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received by the Voting Agent (as defined below) on or before the Voting Deadline.
C. Voting Procedures And Ballots And Voting Deadline
          After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your Ballot and return your Ballot to AlixPartners, LLP (“AlixPartners” or the “Voting Agent”) either by email to THL@alixpartners.com, by facsimile to (214) 647-7503, or by hand delivery or overnight courier to the address set forth below, so that it is actually received by the Voting Deadline.
          THE VOTING DEADLINE IS 5:00 P.M. PREVAILING EASTERN TIME ON SEPTEMBER 27, 2011, UNLESS EXTENDED BY THE COMPANY. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE

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DISCRETION, TO EXTEND THE VOTING DEADLINE AT ANY TIME, AND FROM TIME TO TIME, AND WITHOUT THE NEED FOR FURTHER NOTICING.
          The Voting Record Date for determining whether a Holder of an Impaired Claim or Interest is entitled to vote on the Plan is September 19, 2011.
          FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND ACTUALLY RECEIVED NO LATER THAN THE VOTING DEADLINE BY THE VOTING AGENT EITHER BY EMAIL TO THL@ALIXPARTNERS.COM, BY FACSIMILE TO (214) 647-7503, OR BY HAND DELIVERY OR OVERNIGHT COURIER TO THE ADDRESS SET FORTH BELOW.
          If you have any questions about the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or the amount of your Claim or Interest, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact the Voting Agent as follows:
Travelport Holdings Limited
c/o AlixPartners, LLP
2101 Cedar Springs Road, Suite 1100
Dallas, TX 75201
Attn: John Franks
1-888-369-6608
          Except as provided below, unless the Ballot is timely submitted to and actually received by the Voting Agent before the Voting Deadline, the Debtor may, in its sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.
          In the event of a dispute with respect to any Impaired Claim or Interest under the Plan, any vote to accept or reject the Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court, as applicable orders otherwise.
          FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XII — “THE SOLICITATION.”
D. Confirmation Hearing And Deadline For Objections To Confirmation
          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.
          If and when the Company files a petition for relief under chapter 11 of the Bankruptcy Code, it will request that the Bankruptcy Court schedule a Confirmation Hearing to consider the adequacy of this Disclosure Statement and to confirm the Plan. Notice of the Confirmation Hearing will be provided to Holders of Claims and Interests or their representatives (the “Confirmation Hearing Notice”) pursuant to an order of the Bankruptcy Court. Objections to Confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014 and local rules of the Bankruptcy Court.

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UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, SUCH OBJECTION TO CONFIRMATION MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AT THE CONFIRMATION HEARING.
IV. THE ANTICIPATED CHAPTER 11 CASE
          If the Debtor receives acceptances from Holders of PIK Loan Unsecured Claims holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of Claims in Class 2 — PIK Loan Unsecured Claims (counting only those Holders of PIK Loan Unsecured Claims that actually vote) in response to the Solicitation occurring pursuant to this Disclosure Statement, but less than 100% acceptance from all Holders of PIK Loan Unsecured Claims, the Debtor intends promptly to commence the Chapter 11 Case. From and after the Petition Date, the Debtor will continue its business as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.
          The Company does not expect the Chapter 11 Case to be protracted. To expedite its emergence from chapter 11, the Company intends to seek, contemporaneously with the filing of its chapter 11 bankruptcy petition, from the Bankruptcy Court, among other things, the relief detailed below. If granted, this relief will facilitate the administration of the Chapter 11 Case. There can be no assurance, however, that the Bankruptcy Court will grant the requested relief. Bankruptcy courts customarily provide various other forms of administrative and other relief in the early stages of chapter 11 cases. The Company intends to seek all necessary and appropriate relief from the Bankruptcy Court to facilitate its restructuring goals, including the matters described below.
A. Motions To Be Filed On The Petition Date In The Chapter 11 Case
          1. Motion To Approve Combined Disclosure Statement And Schedule Confirmation Hearing
          The Debtor will seek an order (i) scheduling a combined Confirmation Hearing and hearing on the adequacy of this Disclosure Statement on the earliest date which is convenient for the Bankruptcy Court (the “Combined Hearing”); (ii) approving the objection deadline and procedures with respect to the Combined Hearing; and (iii) approving the proposed notice of the Combined Hearing. At the Combined Hearing, the Debtor will seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. At that time, the Debtor also will request the Bankruptcy Court to approve the prepetition solicitation of votes on the Plan.
          2. Motion To Continue Use Of Existing Bank Account And Business Forms
          Because the Debtor expects the Chapter 11 Case to be pending for approximately 30 days, and because of the administrative hardship that any operating changes will impose, the Debtor will seek authority to continue using its existing bank account and business forms.
          3. Retention Of Noticing And Voting Agent
          The Debtor intends to seek Bankruptcy Court approval to retain and employ AlixPartners as noticing agent and Voting Agent in connection with the Chapter 11 Case. Among other things, AlixPartners will (a) distribute required notices to parties-in-interest, (b) provide the services of the Voting Agent as described herein and (c) provide such other administrative services that the Debtor may require. Such assistance will permit the Debtor to focus on its reorganization efforts.

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          4. Other “First Day” Motions
          Upon the commencement of the Chapter 11 Case, the Debtor also intends to seek court approval to provide for, among other things:
•	certain procedures specific to a prepackaged chapter 11 case, including, deferring the filing deadline or waiving the requirement for filing statements of financial affairs and schedules of assets, liabilities and contracts.
B. Anticipated Timetable For The Chapter 11 Case
          Following the Petition Date, the Company expects the Chapter 11 Case to proceed on the following estimated timetable. There can be no assurance, however, that the orders of the Bankruptcy Court to be entered on or shortly after the Petition Date will permit the Chapter 11 Case to proceed as expeditiously as anticipated.
          The Company anticipates that there will be a hearing in the Bankruptcy Court to consider the adequacy of this Disclosure Statement and confirmation of the Plan, and that such hearing will occur approximately 30 days after the Petition Date. Assuming that the Plan is confirmed, the Plan provides that the Effective Date will be the first Business Day on which all conditions to the Plan’s consummation (as set forth in Article VIII of the Plan have been satisfied or waived. See Section V.H.1— “Summary Of The Plan – Confirmation And Consummation Of The Plan – Conditions To Confirmation.” Based upon information currently available, the Debtor believes that the Effective Date could occur shortly after the Confirmation Date. There can be no assurance, however, that this projected timetable can be achieved.
V. SUMMARY OF THE PLAN
          This section provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).
          The primary objectives of the Plan are to (a) maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis and (b) settle, compromise, or otherwise dispose of certain Claims or Interests on terms that the Company believes to be fair and reasonable and in the best interests of its Estate and creditors.
          The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in the documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or the documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.
          The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtor under the Plan and will, upon the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtor and its Estate, the Reorganized Debtor, and other parties-in-interest, to the extent applicable in each case. In the event of any conflict between this Disclosure

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Statement and the Plan or any other operative document, the terms of the Plan and such other operative document shall control.
A. Overview Of Chapter 11
          Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors, and its interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.
          The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue its business and remain in possession of its property as a “debtor-in-possession.”
          The consummation of a plan of reorganization or liquidation is the principal objective of a chapter 11 case. The plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan by the Bankruptcy Court makes that plan binding upon the debtor and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.
B. Overall Structure Of The Plan
          The Company believes that the Plan provides the best and most expedient possible recovery to Holders of Claims against and Interests in the Debtor. Under the Plan, Claims against and Interests in the Debtor are divided into different Classes. The Classes of Claims against and Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan and distributions, if any, to be made under the Plan are described below.
C. Classification And Treatment Of Claims And Interests
          The Plan classifies Claims and Interests separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that Holders of certain Claims will receive types of consideration based on the different rights of the Holders of Claims in each Class. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.
          Procedures for the distributions pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by Holders of Claims, are described in Section V.F — “Summary Of The Plan – Provisions Governing Distributions.”
          In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims) and Priority Tax Claims have not been classified.

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          1. Introduction. Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtor. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth in Article II of the Plan.
               A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.
          2. Summary Of Classes.

Class	Impaired/Unimpaired; Entitlement To Vote
Class 1 – Non-Tax Priority Claims	Unimpaired — Deemed to have accepted the Plan and not entitled to vote

Class 2 – PIK Loan Unsecured Claims	Impaired — Entitled to vote

Class 3 – General Unsecured Claims	Unimpaired — Deemed to have accepted the Plan and not entitled to vote

Class 4 – Intercompany Claims	Unimpaired — Deemed to have accepted the Plan and not entitled to vote

Class 5 – Equity Interests	Impaired — Entitled to vote
          3. Treatment Of Classes
(a)	Class 1 – Non-Tax Priority Claims
(i)	Claims In Class: Class 1 consists of all Non-Tax Priority Claims against the Debtor.

(ii)	Treatment: On, or as soon as reasonably practicable after, (A) the Effective Date if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim on the Effective Date or (B) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Class 1 Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.
(b)	Class 2 – PIK Loan Unsecured Claims
(i)	Claims In Class: Class 2 consists of all PIK Loan Unsecured Claims against the Debtor.

(ii)	Allowance Of PIK Loan Unsecured Claims: The PIK Loan Unsecured Claims shall be Allowed in the aggregate amount of $715 million plus such other amounts that accrue thereon from September 30, 2011 through the

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Effective Date. For the avoidance of doubt, the Allowed PIK Loan Unsecured Claims shall not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.

(iii)	Treatment: Each Holder of an Allowed Class 2 PIK Loan Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed PIK Loan Unsecured Claim, shall receive (x) on the Effective Date, such Holder’s Pro Rata share of (A) the PIK Loan Cash Distribution to reduce the Outstanding PIK Loan Balance, (B) the Second Lien OpCo Term Loan Exchange Portion, (C) the Effective Date Common Stock Distribution, (D) the Tranche A Extended PIK Loan, and (E) the Tranche B Extended PIK Loan; (y) commencing on March 31, 2012, shares of Worldwide pursuant to the Post- Effective Date Common Stock Distribution; and (z) on October 1, 2013, if a Liquidity Event has not yet occurred, such Holder’s Pro Rata share of the Additional Share Distribution. In connection with the Common Stock Issuance and the Additional Share Distribution, each Holder of an Allowed PIK Loan Unsecured Claim shall automatically become and be deemed to be a party to the Shareholders’ Agreement regardless of whether such Holder votes to accept or reject the Plan or executes the Shareholders’ Agreement. For the avoidance of doubt, in the event an Allowed Holder of a PIK Loan Unsecured Claim receives alternative treatment pursuant to section 3.4 of the Plan, the portion of the recovery such Holder is entitled to under this section that it has elected not to receive shall be reallocated to the other Holders of Allowed PIK Loan Unsecured Claims on a Pro Rata basis.
(c)	Class 3 – General Unsecured Claims
(i)	Claims In Class: Class 3 consists of all General Unsecured Claims against the Debtor.

(ii)	Treatment: On the later of the Effective Date and the date on which such General Unsecured Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 3 shall be paid in full and final satisfaction of such Holder’s Allowed General Unsecured Claim in Cash. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such General Unsecured Claim.

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(d)	Class 4 – Intercompany Claims
(i)	Claims In Class: Class 4 consists of all Intercompany Claims against the Debtor.

(ii)	Treatment: On the later of the Effective Date and the date on which such Intercompany Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Intercompany Claim in Class 4 shall be paid in full and final satisfaction of such Holder’s Allowed Intercompany Claim in Cash. Notwithstanding the foregoing, an Intercompany Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such Intercompany Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such Intercompany Claim.
(e)	Class 5 – Equity Interests
(i)	Interests In Class: Class 5 consists of all Equity Interests.

(ii)	Allowance Of Equity Interests: The Equity Interests shall be Allowed.

(iii)	Treatment: The Holder of Class 5 Allowed Equity Interests shall retain such Equity Interests as of the Effective Date.
          4. Alternative Treatment. Notwithstanding any provision in the Plan to the contrary, any Holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other less favorable distribution or treatment to which it and the Debtor or the Reorganized Debtor may agree in writing.
          5. Special Provision Regarding Unimpaired Claims. Except as otherwise provided in the Plan, nothing shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to, all rights with respect to legal and equitable defenses to setoffs against or recoupments of Unimpaired Claims.
          6. Procedures For Resolving Disputed, Contingent, And Unliquidated Claims. The Debtor and the Reorganized Debtor may contest the amount and validity of any disputed, contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.
D. Acceptance Or Rejection Of The Plan
          1. Classes Entitled To Vote. Each Impaired Class of Claims or Interests of the Debtor that is entitled to receive or retain property or any interest under the Plan is entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote.
          2. Acceptance By Impaired Classes. The Impaired Class of Claims (Class 2 – PIK Loan Unsecured Claims) shall have accepted the Plan if (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan and (b) the Holders of more than one-half in

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number of the Allowed Claims actually voting in the Class have voted to accept the Plan, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code. The Impaired Class of Interests shall have accepted the Plan if the Holder of Class 5 Equity Interests has voted to accept the Plan.
          3. Elimination Of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from the Plan for purposes of (a) voting to accept or reject the Plan and (b) determining whether it has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.
E. Means For Implementation Of The Plan
          1. Continued Legal Existence. Except as otherwise provided in the Plan, the Debtor will continue to exist after the Effective Date as a separate legal entity, with all the powers under applicable law in Bermuda and pursuant to the Debtor’s organizational documents in effect prior to the Effective Date (provided that such organizational documents shall be amended to prohibit the Reorganized Debtor from issuing non-voting equity securities, to the extent necessary to comply with section 1123(a) of the Bankruptcy Code), without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.
          2. New Boards Of Directors. The identity of the members of the New Board of each of the Reorganized Debtor, Worldwide and Travelport Limited shall be identified in the Plan Supplement. As of the Effective Date, the Holders of PIK Loan Unsecured Claims shall have the right to select one member of the New Board of each of the Reorganized Debtor, Worldwide and Travelport Limited for an initial term of two (2) years, subject to and in accordance with the terms and conditions set forth in the Shareholders’ Agreement.
          3. PIK Loan Restructuring. The Debtor and Worldwide, as joint proponents of the Plan, shall take, or shall cause to be taken, as applicable, such actions as may be necessary or appropriate to effect the transactions contemplated by the Plan (such actions, as set forth below, and together with the Additional Share Distribution, the “PIK Loan Restructuring”). In furtherance thereto, in the event any of the following have not yet taken place, the Debtor and Worldwide, as joint proponents of the Plan, as applicable, shall or shall cause (directly or indirectly, as applicable) on or prior to the Effective Date:
               (a) OpCo to enter into the Second Lien OpCo Term Loan Credit Agreement and to issue the Second Lien OpCo Term Loan pursuant thereto;
               (b) certain affiliates of the Debtor, which entities are guarantors of the OpCo Credit Facility, to execute and effect the Second Lien OpCo Term Loan Guarantee;
               (c) Travelport Limited to issue the New Intercompany Note to OpCo in exchange for the entire outstanding principal of the Second Lien OpCo Term Loan;
               (d) Travelport Limited to dividend $89.5 million in Cash and $207.5 million of principal value of the Second Lien OpCo Term Loan to the Debtor;
               (e) Travelport Limited to create the New Sub;
               (f) Travelport Limited to deliver, as an investment, $135 million of principal value of the Second Lien OpCo Term Loan to the New Sub (the “New Sub Investment”);
               (g) the New Sub to deposit with the New Sub Escrow Agent the New Sub Investment;
               (h) the New Sub to execute and effect the New Sub Guarantee and the New Sub Pledge;

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               (i) distribute $85 million dollars received from Travelport Limited to the Holders of the PIK Loan Unsecured Claims, on a Pro Rata basis, as a pay-down of PIK Loan (the “PIK Loan Cash Distribution”);
               (j) distribute $207.5 million of the Second Lien OpCo Term Loan (the “Second Lien OpCo Term Loan Exchange Portion”) to the Holders of the PIK Loan Unsecured Claims in exchange for $207.5 million of the PIK Loan;
               (k) the Shareholder Party to form Travelport NewCo, and the Shareholder Party to transfer its 100% interest in Worldwide to Travelport NewCo in exchange for 100% of the equity of Travelport NewCo;
               (l) issue 40% of the fully diluted issued and outstanding common stock of Worldwide, as follows: (i) the Effective Date Common Stock Distribution to the Holders of PIK Loan Unsecured Claims on a Pro Rata basis and (ii) the Effective Date Common Stock Escrow Distribution to the Equity Escrow Agent (collectively, the “Common Stock Issuance”); provided, however in the event BMA Approval is not granted for any particular Holder of PIK Loan Unsecured Claims the issuance shall nonetheless be deemed effective subject to the satisfaction of the condition contained in section 8.2(e) of the Plan. The shares of Worldwide that would otherwise be issued to Holder(s) that have not obtained BMA Approval will (i) be issued into escrow (along with any dividends, distributions or other consideration received in respect of the Worldwide shares), and (ii) will be released from escrow, along with any dividends, distributions or other consideration received, to such Holder(s) on such later date when BMA Approval is obtained. Holders(s) that have not obtained BMA Approval may transfer the right to receive such shares held in escrow to a valid transferee (as permitted pursuant to the Shareholders’ Agreement, but not subject to the right of first offer set forth therein). In the event BMA Approval is not obtained for the Holder or a valid transferee within three months following the Effective Date such undistributed shares of Worldwide shall be reallocated and distributed to the Holders of Allowed PIK Loan Unsecured Claims that have received BMA Approval on a Pro Rata basis;
               (m) execute the Shareholders’ Agreement, the Equity Escrow Agreement and the Registration Rights Agreement;
               (n) execute the Amendment Agreement and the Amended and Restated PIK Loan Credit Agreement, such amendments shall have become effective, and distribute the Tranche A Extended PIK Loan and the Tranche B Extended PIK Loan to the Holders of PIK Loan Unsecured Claims on a Pro Rata basis;
               (o) $4.5 million of the $89.5 million cash dividend received by the Debtor in accordance with section 5.3(d) of the Plan will be retained by the Debtor for the payment of fees and expenses allocable to the Debtor, Worldwide or Travelport NewCo in connection with the transactions contemplated thereby, with any unused amount being applied to reduce the Tranche B Extended PIK Loan as soon as practicable after the Effective Date; and
               (p) OpCo and the other Debtor-affiliates to the OpCo Credit Facility to execute the OpCo Credit Facility Amendment and such amendment shall have become effective (each of the foregoing (a) – (p) collectively, the “Conditions”).
          4. Reinstatement Of Equity Interests And The Common Stock Issuance.(a) The reinstatement of Equity Interests by the Reorganized Debtor and the Common Stock Issuance, the Additional Share Distribution and the shares issued pursuant to the Management Incentive Plan are authorized without the need for any further corporate action (other than standard Worldwide corporate governance approval) or further notice to or action, order, or approval of the Bankruptcy Court or any other entity except for those expressly required pursuant to the Plan; provided, however that the Common Stock Issuance is subject to BMA Approval as described herein. On the Effective Date, Equity Interests in the Reorganized Debtor shall be retained and the Common Stock Issuance, consisting of the Effective Date Common Stock Distribution and the Effective Date Common Stock Escrow Distribution shall be made to the Holders of PIK Loan Unsecured Claims and the Equity Escrow Agent, as applicable.

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               All shares issued in the Common Stock Issuance, the Additional Share Distribution, and pursuant to the Management Incentive Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable.
          5. Equity Escrow Distribution.(a) Pursuant to section 3.3 of the Plan, and as is also described in the Shareholders’ Agreement and the Equity Escrow Agreement, the Equity Escrow Agent shall make the Post-Effective Date Common Stock Distribution to Holders of PIK Loan Unsecured Claims on a Pro Rata basis in accordance with the Post-Effective Date Common Stock Distribution Schedule subject to the occurrence of a Liquidity Event as described in section 5.6 of the Plan.
          6. Liquidity Event.(a) As is also described in the Equity Escrow Agreement, upon the occurrence of a Liquidity Event, the Equity Escrow Agent will cease the Post-Effective Date Common Stock Distribution, and any shares of Worldwide still held by the Equity Escrow Agent thereafter shall be repurchased by Travelport NewCo for no additional consideration, and all dividends, distributions and other consideration received in respect of such shares shall be returned to Travelport NewCo; provided, however, in the event a Subject IPO or a Subject Transaction is not consummated as set forth in section 5.6 of the Plan, the Equity Escrow Agent shall resume the Post-Effective Date Common Stock Distribution in accordance with the Post-Effective Date Common Stock Distribution Schedule.
•	In the event a Subject IPO is not closed within three months from the announcement date of the Subject IPO, resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period, then the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares of Worldwide by the Equity Escrow Agent contemplated in the Plan shall be made as if no announcement had been made, subject to an automatic one-time three month extension to close the Subject IPO for SEC approval or other applicable securities regulatory approval if the necessary approval is actively being sought using commercially reasonable best efforts but no decision has yet been made by the SEC or other applicable securities regulatory agency to approve.

•	In the event a Subject Transaction is announced (i) prior to March 31, 2012 but is not closed (resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period) prior to October 31, 2012, or (ii) after March 31, 2012 but is not closed (resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period) prior to six months following the announcement of the Subject Transaction, then the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares by the Equity Escrow Agent contemplated in the Plan shall be made as if no announcement had been made; provided, however, that these closing deadlines are subject to an automatic one-time three-month extension if necessary regulatory approval of the sale, amalgamation or merger is actively being sought using commercially reasonable best efforts but no decision has yet been made by the regulatory agency to approve or block the Subject Transaction; provided further, however, in no case, may the time period between announcement and closing with respect to clause (i) above exceed 365 days and with respect to clause (ii) above exceed 270 days, before the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares by the Equity Escrow Agent contemplated in the Plan shall be made as if no announcement had been made; provided further, however, that in any event, if and when any Subject Transaction is consummated the Post-Effective Date Common Stock Distribution will stop.
          7. Section 1145 And Other Exemptions. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and any and all settlement agreements incorporated therein, including shares issued in the Common Stock Issuance, the Post-Effective Date Common Stock Distribution, the Additional Share Distribution and pursuant to the Management Incentive Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act of 1933 (as now

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in effect or hereafter amended) and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities.
          8. Additional Share Distribution. Pursuant to section 3.3 of the Plan, the Disbursing Agent shall make a Pro Rata distribution of the Additional Shares to the Holders of PIK Loan Unsecured Claims in accordance with section 3.3 of the Plan (the “Additional Share Distribution”); provided that the total amount of the Additional Shares issued shall be reduced to the extent necessary, in the reasonable opinion of tax counsel, in order to prevent an “ownership change” within the meaning of section 382(g) of the IRC, with respect to Worldwide, prior to the consummation of a sale, merger, amalgamation or IPO transaction (an “Ownership Change”). To the extent the full amount of the Additional Shares is not issued pursuant to the preceding sentence, (i) the Holders of PIK Loan Unsecured Claims will be issued such shares that have not yet been issued or receive an amount of Cash equal to the fair market value of such shares upon the earlier of the first date on which such shares can be issued without causing an Ownership Change or the consummation of a sale, merger, amalgamation or IPO transaction, respectively, unless, solely in the case of the issuance of the Additional Shares (and not in the case of payment of Cash), in the reasonable opinion of tax counsel, it would cause an Ownership Change; and (ii) until such time as all of the Additional Shares are issued or payment in Cash with respect to such shares is made, in each case pursuant to clause (i) above, Worldwide shall use its best reasonable efforts to prevent any “owner shift” or “equity structure shift” within the meaning of section 382(g) of the IRC with respect to Worldwide. In the event that the Majority Shareholder takes any action, directly or indirectly, to cause an Ownership Change, the Additional Shares will be promptly issued as described above.
          9. Treatment Of The Second Lien OpCo Term Loan, The Tranche A Extended PIK Loan And The Tranche B Extended PIK Loan. The Debtor, the Reorganized Debtor and Worldwide shall, and by accepting distributions pursuant to the Plan each Holder of an Allowed PIK Loan Unsecured Claim receiving distributions pursuant to the Plan shall be deemed to have agreed to, (i) treat each of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan as debt for U.S. federal income tax purposes and (ii) not take any position on any U.S. federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan as debt for U.S. federal income tax purposes.
          10. Treatment Of The Post-Effective Date Common Stock Distribution And The Additional Share Distribution. If a portion (the “Imputed Interest Potion”) of any Post-Effective Date Common Stock Distribution or Additional Share Distribution (collectively, the “Unreleased Worldwide Stock Distributions”) is recharacterized as imputed interest under the IRC pursuant to section 483 thereof or otherwise, the Debtor, the Reorganized Debtor and Worldwide shall, and by accepting distributions pursuant to the Plan each Holder of an Allowed PIK Loan Unsecured Claim receiving distributions pursuant to the Plan shall be deemed to have agreed to, (i) for all U.S. federal, state and local income tax purposes, treat the Imputed Interest Portion as paid first in the form of any Cash or property other than shares of Worldwide that are part of such Unreleased Worldwide Stock Distribution, and thereafter, to the extent necessary, a portion of the shares of Worldwide distributed in such Unreleased Worldwide Stock Distribution (such portion, the “Imputed Interest Shares”); (ii) treat any Imputed Interest Shares as separate shares (and not as a portion of each Worldwide share that is part of such Unreleased Worldwide Stock Distribution); and (iii) not take any position on any U.S. federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Imputed Interest Portion and the Imputed Interest Shares as provided in section 5.10 of the Plan.
          11. Management Incentive Plan. The post-Effective Date Management Incentive Plan shall be implemented by the New Board of Worldwide subject to the terms of the Restructuring Support Agreement.
          12. Corporate Action. Each of the matters provided for under the Plan involving the corporate structure of the Debtor or the Reorganized Debtor or any corporate action to be taken by or required of the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective as provided therein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of the Debtor or the Reorganized Debtor.

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          13. Preservation Of Certain Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall retain and may (but is not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtor, in its sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtor or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtor or any successors holding such rights of action. The failure of the Debtor to specifically list any claim, right of action, suit, proceeding or other Retained Action in the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtor or the Reorganized Debtor of such claim, right of action, suit, proceeding or other Retained Action, and unless any causes of action against an entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon, after, or as a consequence of the Confirmation or consummation of the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any claim, right of action, suit, proceeding or other Retained Action that the Debtor may hold against any entity shall vest in the Reorganized Debtor. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such claims, rights of action, suits, proceedings or other Retained Actions. The Reorganized Debtor reserves and shall retain the foregoing causes of action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Case or pursuant to the Plan.
          14. Effectuating Documents; Further Transactions. The Debtor and the Reorganized Debtor, and their respective officers and designees, are authorized to execute, issue, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, or to otherwise comply with applicable law, without further notice to or action, order, or approval of the Bankruptcy Court or any other entity except for those expressly required pursuant to the Plan.
          15. Exemption From Certain Transfer Taxes And Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of the Debtor’s real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
          16. Further Authorization. The Debtor and the Reorganized Debtor shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of the Plan.
          17. Dissolution Of Creditors’ Committee. The Debtor does not anticipate a Creditors’ Committee will be formed in the Chapter 11 Case because general unsecured creditors are Unimpaired under the Plan. Notwithstanding this, a Creditors’ Committee, if appointed, shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors’ Committee, if appointed, shall be dissolved and the Creditors’ Committee’s members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Case or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, accountants, professionals, and other agents shall terminate, except with respect to (a) all Professional Fee Claims and (b) any appeals of the Confirmation Order.

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F. Provisions Governing Distributions
          1. Allowed Claims And Interests. Notwithstanding any provision in the Plan to the contrary, the Debtor or the Reorganized Debtor shall make distributions only to Holders of Allowed Claims. A Holder of a Disputed Claim shall receive only a distribution on account thereof when and to the extent that such Holder’s Disputed Claim becomes an Allowed Claim.
          2. Distributions For Claims Allowed As Of The Effective Date. Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
          3. Payments And Distributions On Disputed Claims. Distributions made after the Effective Date to Holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.
          4. Special Rules For Distributions To Holders Of Disputed Claims. Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (b) any entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claim has been Allowed.
          5. Interest And Penalties On Claims. Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest and penalties shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest and penalties accruing on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of the Plan.
          6. Delivery Of Distributions And Undeliverable Or Unclaimed Distributions.
               (a) Delivery Of Distributions In General. Except as otherwise provided in the Plan, the Disbursing Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Reorganized Debtor’s records as of the date of any such distribution; provided that the method of delivery of such distributions shall be determined at the discretion of the Reorganized Debtor.
               (b) Fractional Shares. No fractional shares will be issued or distributed in the Common Stock Issuance, the Additional Share Distribution or pursuant to the Management Incentive Plan under the Plan. The actual distribution of shares in the Common Stock Issuance, the Additional Share Distribution and pursuant to the Management Incentive Plan will be rounded to the next higher or lower number as follows: (i) fractions less than one-half (1/2) shall be rounded to the next lower whole number and (ii) fractions equal to or greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of shares to be distributed in the Common Stock Issuance, the Additional Share Distribution and pursuant to the Management Incentive Plan will be adjusted as necessary to account for such rounding.
               (c) Minimum Distributions. Notwithstanding anything in the Plan to the contrary, the Disbursing Agent shall not be required to make distributions or payments of Cash of less than the amount of $50 and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar, with half dollars or less being rounded down.
               (d) Means Of Cash Payment. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtor, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

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               (e) Undeliverable Distributions And Unclaimed Property. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtor (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.
          7. Withholding And Reporting Requirements. In connection with the Plan and all distributions thereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
          8. Setoffs.(a) Except as otherwise set forth in the Plan, the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to the Plan in respect of such Claim, or claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such Holder.
G. Treatment Of Executory Contracts And Unexpired Leases
          1. Assumption Of Executory Contracts And Unexpired Leases. On the Effective Date, all Executory Contracts or Unexpired Leases of the Debtor shall be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that have previously expired or terminated pursuant to their own terms. An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence shall be referred to as an “Assumed Contract.”
          Entry of the Confirmation Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court that (a) the Reorganized Debtor has properly provided for the cure of any defaults that might have existed, (b) each assumption is in the best interest of the Reorganized Debtor, its Estate, and all parties in interest in the Chapter 11 Case and (c) the requirements for assumption of any Executory Contract or Unexpired Lease to be assumed had been satisfied. Except as otherwise provided in the following sentence, all cure payments under any Assumed Contract would be made by the Reorganized Debtor on the Effective Date or as soon as practicable thereafter. In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.
H. Confirmation And Consummation Of The Plan
          1. Conditions To Confirmation. The following are conditions precedent to Confirmation of the Plan each of which must be satisfied unless waived in accordance with section 8.3 of the Plan.
               (a) The Bankruptcy Court shall have approved the Disclosure Statement in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party.
               (b) The Confirmation Order, the Plan and all exhibits and annexes to each of the Plan and the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party.

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          2. Conditions To Effective Date.(a) The Debtor shall request that the Confirmation Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with section 8.3 of the Plan:
               (a) The Confirmation Order, with the Plan and all exhibits and annexes to each, in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party, shall have been entered by the Bankruptcy Court and shall be a Final Order and shall, among other things, provide that the Debtor and the Reorganized Debtor are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the PIK Loan Restructuring and other agreements or documents created in connection with the Plan.
               (b) All documents related to, provided for therein, or contemplated by the PIK Loan Restructuring, including the PIK Loan Restructuring Documents, in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied (other than the occurrence of the Effective Date).
               (c) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained.
               (d) Worldwide and the Debtor shall have amended their organizational documents as required by the Bankruptcy Code and as necessitated by the Plan and the transactions contemplated thereby, in form and substance reasonably satisfactory to the Requisite Consenting Lenders.
               (e) BMA Approval shall have been given to (i) each of the Consenting Lenders and (ii) Holders of no less than 70% of the PIK Loan Unsecured Claims that have completed and submitted the documents required by the BMA to the BMA.
               (f) All actions, documents and agreements necessary to implement the Plan and the PIK Loan Restructuring shall be in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party and shall have been effected or executed as applicable, including but not limited to the Conditions.
               (g) The Debtor shall have sufficient Cash to make all required payments to be made on the Effective Date.
               (h) Execution by the Shareholder Party and Blackstone of Mutual Releases.
               (i) Travelport Limited (and its direct or indirect owners) shall have taken all action required for Travelport Limited to be treated as a disregarded entity under the IRC.
               (j) Worldwide and its direct or indirect owners shall not have taken any action, or omitted to take any action, prior to the Effective Date, if such action or omission would cause Worldwide to no longer be treated as a corporation under the IRC.
               (k) Worldwide shall have made a representation to the Requisite Consenting Lenders as to its capitalization on the Effective Date, and shall hold no assets other than its interests in the Debtor, and shall have, and represent that it has, no liabilities (other than obligations under the Shareholders’ Agreement).
               (l) The Debtor or OpCo shall have reimbursed the Initial Consenting Lenders and the Shareholder Party, without the need to file a fee application with the Bankruptcy Court, for the reasonable fees and expenses of each party’s respective select legal counsels and financial advisors, pursuant to the terms of the Restructuring Support Agreement.

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          3. Waiver Of Conditions.(a) Each of the conditions to the Effective Date set forth in the Plan may be waived in whole or in part by the Person who is entitled to satisfaction of that condition, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtor, the Requisite Consenting Lenders or the Shareholder Party (or as otherwise provided in the Restructuring Support Agreement) regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtor, the Requisite Consenting Lenders and the Shareholder Party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.
I. Effect Of Plan Confirmation
          1. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, its Estate, all present and former Holders of Claims and Interests, and their respective successors and assigns, including but not limited to the Reorganized Debtor.
          2. Revesting Of Assets. Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estate (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the Reorganized Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtor may continue its business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.
          3. Releases And Related Matters.
               (a) Releases By Holders Of Claims And Interests. To the maximum extent permitted by applicable law, as of the Confirmation Date (but subject to the occurrence of the Effective Date), for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a Claim or Interest that affirmatively votes in favor of the Plan hereby forever releases, waives, and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities, whatsoever against the Released Parties, arising under or in connection with or related to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, the Plan (other than the rights under the Plan and the documents that comprise the Plan Supplement, contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder or contemplated hereby and thereby) or the Reorganized Debtor, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, the Plan or the Reorganized Debtor.
               (b) Releases By The Debtor, Its Estate And The Reorganized Debtor. As of the Confirmation Date (but subject to the occurrence of the Effective Date), for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Estate, including, without limitation, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities which the Debtor or the Estate is entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, the Plan or the Reorganized Debtor with respect to each of the Released Parties; provided, however, that there shall be no such release, waiver or discharge on account of claims or obligations in respect of the rights and obligations under the Plan, the transaction documents, the documents that comprise the Plan Supplement, and the

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contracts, instruments, releases, and other agreements or documents delivered hereunder or contemplated hereby and thereby.
          4. Discharge Of The Debtor.
               (a) Except as otherwise provided in the Plan or in the Confirmation Order, (x) all consideration distributed under the Plan shall be in exchange for, and in full and final satisfaction, settlement, discharge, and release of, all Claims, Interests and causes of action of any nature whatsoever against the Debtor, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, liabilities of, Liens on, obligations of, rights and Interests in the Debtor or its assets or properties and, (y) regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted the Plan.
               (b) As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor or the Reorganized Debtor, any other or further Claims, debts, rights, causes of action, claims for relief, liabilities, or Equity Interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. Except as otherwise provided in the Plan, any default by the Debtor or its affiliates with respect to any Claim that existed before or on account of the filing of the Chapter 11 Case shall be deemed cured on the effective date. Except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of the discharge of all such Claims and other debts and liabilities against the Debtor, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim.
          5. Compromises And Settlements.(a) Pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various Claims (a) against it and (b) that it has against other Persons. The Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtor as contemplated in section 9.2 of the Plan, without any need for Bankruptcy Court approval.
          6. Injunction.
               (a) Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, terminated, exculpated or discharged under Article IX of the Plan, along with their respective current and former employees, agents, officers, directors, managers, principals, affiliates, shareholders, and members, are permanently enjoined from taking any of the following actions against the Released Parties or their property on account of any such released, terminated or discharged Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.
               (b) The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction of all Claims and Interests of any nature

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whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtor or any of its assets, property or Estate. Except as otherwise provided in the Plan or the Conformation Order, on the Effective Date, all such Claims against the Debtor shall be fully released and discharged, and the Interests shall be cancelled.
               (c) Except as otherwise provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor, the Debtor’s Estate, the Reorganized Debtor, each of their respective successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.
               (d) Without limiting the effect of section 9.6 of the Plan upon any Person, by accepting distributions pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in section 9.6 of the Plan.
          7. Exculpation And Limitation Of Liability.
               (a) Except as otherwise provided in the Plan or the Confirmation Order, none of the Released Parties shall have or incur, and each Released Party is hereby released and exculpated from, any liability to any Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, for any act or omission, whether occurring prior to, on or following the Petition Date, in connection with, relating to, or arising out of, the Chapter 11 Case, the Disclosure Statement, the transactions contemplated by or described in the Plan or related documents, the formulation, negotiation, or implementation of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of gross negligence or willful misconduct. The Debtor, the Reorganized Debtor and their respective affiliates, agents, directors, officers, employees, advisors and attorneys have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
               (b) Notwithstanding any other provision of the Plan, no Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, shall have any right of action against the Released Parties for any act or omission, whether occurring prior to, on or following the Petition Date, in connection with, relating to, or arising out of, the Chapter 11 Case, the Disclosure Statement, the transactions contemplated by or described in the Plan or related documents, the formulation, negotiation, or implementation of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of gross negligence or willful misconduct.
          8. Indemnification Obligations.(a) Except as otherwise provided in the Plan or the Confirmation Order, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights except those held by (i) Persons who are Released Parties and who are included in either the definition of “Insured Persons” or the “Insureds” in any of the policies providing the D&O Insurance and (ii) the Shareholder Party shall be released and discharged on and as of the Confirmation Date; provided that the Indemnification Rights excepted from the release and discharge shall remain in full force and effect on and after the Confirmation Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Case; (b) the Debtor or Reorganized Debtor, as the case may be, covenant to use commercially reasonable efforts to cause OpCo to purchase and maintain D&O Insurance providing coverage for those Persons described in clause (a)(i) of section 9.8 of the Plan whose Indemnification Rights are not being released and discharged on and as of the Confirmation Date, for a period of six years after the Confirmation Date insuring such parties in respect of any

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claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtor or the Reorganized Debtor in at least the scope and amount as currently maintained by the Debtor (the “Insurance Coverage”); and (c) the Debtor or the Reorganized Debtor, as the case may be, hereby indemnify such Persons referred to in subclause (b) above to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.
          9. Term Of Bankruptcy Injunction Or Stays.(a) Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
J. Retention Of Jurisdiction
          1. Retention Of Jurisdiction. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (unless otherwise indicated) over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
               (a) resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
               (b) decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date (which jurisdiction shall be non-exclusive as to any such non-core matters);
               (c) enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;
               (d) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents, provided, however, that the Bankruptcy Court shall not have exclusive jurisdiction over matters arising out of, or related to, the PIK Loan Restructuring Documents;
               (e) modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;
               (f) hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtor, including Professional Fee Claims, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

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               (g) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of the Plan or the Confirmation Order;
               (h) adjudicate controversies arising out of the administration of the Estate or the implementation of the Plan;
               (i) hear and determine causes of action by or on behalf of the Debtor or the Reorganized Debtor;
               (j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to the Plan are enjoined or stayed;
               (k) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, or the Confirmation Order, provided, however, that the Bankruptcy Court shall not have exclusive jurisdiction over matters arising out of, or related to, the PIK Loan Restructuring Documents;
               (l) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;
               (m) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and
               (n) enter an order closing the Chapter 11 Case.
          2. Failure Of Bankruptcy Court To Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including matters set forth in section 10.1 of the Plan, the provisions of Article X of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.
K. Allowance And Payment Of Certain Administrative Claims
          1. Professional Fee Claims.
               (a) Final Fee Applications. All final requests for Professional Fee Claims shall be filed no later than sixty (60) after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.
               (b) Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtor or the Reorganized Debtor shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtor. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.
               (c) On the Effective Date, the Debtor or the Reorganized Debtor shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals for whom a deposit was made. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back. Such funds shall not be considered property of the Reorganized Debtor. The remaining amount of Professional Fee Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow

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Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Fee Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtor.
               (d) Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtor shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing, prosecuting or addressing any issues with respect to final fee applications).
          2. Other Administrative Claims.(a) All other requests for payment of an Administrative Claim (other than as set forth in section 11.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtor no later than thirty (30) days after the Effective Date. Unless the Debtor or the Reorganized Debtor object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtor or the Reorganized Debtor objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim (a) which is paid or payable by the Debtor in the ordinary course of business or (b) the payment of which has been approved by the Bankruptcy Court.
L. Miscellaneous Provisions
          1. Effectuating Documents And Further Transactions. The Debtor and the Reorganized Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, including, without limitation, (a) the PIK Loan Cash Distribution, (b) the Second Lien OpCo Term Loan (pursuant to the New Sub Investment and the Second Lien OpCo Term Loan Exchange Portion), (c) the Second Lien OpCo Term Loan Guarantee, (d) the New Sub Guarantee and the New Sub Pledge, (e) the Common Stock Issuance, (f) the Additional Share Distribution, and (g) the Tranche A Extended PIK Loan and the Tranche B Extended PIK Loan.
          2. Reservation Of Rights. Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall have entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the Plan or the Disclosure Statement, shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
          3. Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under the Plan and the PIK Loan Restructuring that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation or other applicable law of the jurisdiction in which the Debtor or the Reorganized Debtor is incorporated without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.
          4. Payment Of Statutory Fees. All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, shall be paid for each quarter (including any fraction thereof) until the first to occur of the Chapter 11 Case being converted, dismissed, or closed.
          5. Amendment Or Modification Of The Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtor reserves the right to alter, amend, or

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modify the Plan, at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan; provided, however, that the Debtor shall not be entitled to alter, amend, or modify the Plan without the prior consent of the Requisite Consenting Lenders and the Shareholder Party, except as provided in the Restructuring Support Agreement. If the Debtor alters, amends, or modifies the Plan in accordance with the foregoing sentence, a Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
          6. Severability Of Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, upon the request of the Debtor, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.
          The Confirmation Order shall constitute a judicial determination and shall be deemed to provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtor’s consent; and (c) nonseverable and mutually dependent.
          7. Successors And Assigns. The Plan shall be binding upon and inure to the benefit of the Debtor, and its successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits, and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each entity.
          8. Revocation, Withdrawal, Or Non-Consummation. The Debtor, subject to the terms of the Restructuring Support Agreement in all respects, reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by the Debtor or any other Person.
          9. Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an Exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of New York without giving effect to the principles of conflicts of law of such jurisdiction.
          10. Waiver Or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor or its counsel or any other entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.
VI. RISK FACTORS TO BE CONSIDERED
          Parties in interest should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. This information, however, does not describe the only risks involved in connection with the Plan and its implementation.

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A. Failure To Satisfy Vote Requirement
          If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtor intends to seek, as promptly as practicable thereafter, Confirmation of the Plan. If the Plan does not receive the required support from Class 2 – PIK Loan Unsecured Claims, the Debtor may elect not to file the Chapter 11 Case consistent with the Restructuring Support Agreement.
B. Failure To Confirm The Plan
          If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Case will continue rather than be converted to a liquidation. The Bankruptcy Court, which sits as a court of equity, may exercise substantial discretion with respect to the affairs of the Debtor during the Chapter 11 Case.
          Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan and requires, among other things, that the value of distributions to dissenting creditors and shareholders not be less than the value of distributions such creditors and shareholders would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. Although the Company believes that the Plan will meet such test, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Furthermore, although the Company believes that the Effective Date will occur shortly after the Confirmation Date, there can be no assurance as to such timing. In addition, the Company could experience material adverse changes in its liquidity as a result of such delay.
C. Business Risks
Travelport’s revenue is derived from the global travel industry and a prolonged or substantial decrease in global travel volume, particularly air travel, as well as other industry trends, could adversely affect Travelport.
          Travelport’s revenue is derived from the global travel industry. As a result, Travelport’s revenue is directly related to the overall level of travel activity, particularly air travel volume, and is therefore significantly impacted by declines in, or disruptions to, travel in any region due to factors entirely outside of Travelport’s control. Such factors include:
•	global security issues, political instability, acts or threats of terrorism, hostilities or war and other political issues that could adversely affect global air travel volume;

•	epidemics or pandemics, such as H1N1 “swine” flu, avian flu and Severe Acute Respiratory Syndrome;

•	natural disasters, such as hurricanes, volcanic activity and resulting ash clouds, earthquakes and tsunamis, such as the recent disaster in Japan;

•	general economic conditions, particularly to the extent that adverse conditions may cause a decline in travel volume, such as the crisis in the global credit and financial markets, diminished liquidity and credit availability, declines in consumer confidence and discretionary income, declines in economic growth, increases in unemployment rates and uncertainty about economic stability;

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•	the financial condition of travel suppliers, including airlines and hotels, and the impact of any changes such as airline bankruptcies or consolidations on the cost and availability of air travel and hotel rooms;

•	changes to laws and regulations governing the airline and travel industry and the adoption of new laws and regulations detrimental to operations, including environmental and tax laws and regulations, including the recent carbon emissions reduction targets for flights to and from the European Union area by the end of 2012;

•	fuel price escalation;

•	work stoppages or labor unrest at any of the major airlines or other travel suppliers or at airports;

•	increased security, particularly airport security that could reduce the convenience of air travel;

•	travelers’ perception of the occurrence of travel-related accidents, of the environmental impact of air travel, particularly in regards to CO2 emissions, or of the scope, severity and timing of the other factors described above; and

•	changes in occupancy and room rates achieved by hotels.
          If there were to be a prolonged substantial decrease in travel volume, particularly air travel volume, for these or any other reason, it would have an adverse impact on Travelport’s business, financial condition and results of operations.
Actual financial results may vary significantly from the projections filed with the Bankruptcy Court.
          In connection with this Disclosure Statement and the Confirmation Hearing, the Company prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and its ability to continue operations upon its emergence from the Chapter 11 Case. This information was prepared for the limited purpose of furnishing recipients of this Disclosure Statement with adequate information to make an informed judgment regarding acceptance of the Plan, and was not prepared for the purpose of providing the basis for an investment decision relating to the Common Stock Issuance. This information was not audited or reviewed by the Company’s independent public accountants. The Company does not intend to update or otherwise revise the Financial Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtor does not intend to update or revise the Financial Projections to reflect changes in general economic or industry conditions. At the time they were prepared, the projections reflected numerous assumptions concerning the Company’s anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond its control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections that were prepared in connection with this Disclosure Statement and the Confirmation Hearing. As a result, such projections are only an estimate and should not be relied upon as necessarily indicative of future, actual recoveries.

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The travel industry may not recover from the recent global financial crisis and recession to the extent anticipated or may not grow in line with long-term historical trends following any recovery.
          As a participant in the global travel industry, Travelport’s business and operating results are impacted by global economic conditions, including the recent European debt crisis, a slowdown in growth of the Chinese economy, a prolonged slow economic recovery in Japan and a general reduction in net disposable income as a result of fiscal measures adopted by countries to address high levels of budgetary indebtedness, which may adversely affect Travelport’s business, results of operations and financial condition. In Travelport’s industry, the recent financial crisis and global recession have resulted in higher unemployment, a decline in consumer confidence, large-scale business failures and tightened credit markets. As a result, the global travel industry, which historically has grown at a rate in excess of global GDP growth during economic expansions, has experienced a cyclical downturn. A continuation of recent adverse economic developments in areas such as employment levels, business conditions, interest rates, tax rates, fuel and energy costs, particularly the expected rise in the price of crude oil, and other matters could reduce discretionary spending further and cause the travel industry to continue to contract. In addition, the global economy may not recover as quickly or to the extent anticipated, and consumer spending on leisure travel and business spending on corporate travel may not increase despite improvement in economic conditions. As a result, Travelport’s business may not benefit from a broader macroeconomic recovery, which could adversely affect Travelport’s business, financial condition or results of operations.
The travel industry is highly competitive, and Travelport is subject to risks relating to competition that may adversely affect its performance.
          Travelport’s businesses operate in highly competitive industries. If Travelport cannot compete effectively, it may lose share to its competitors, which may adversely affect its financial performance. Travelport’s continued success depends, to a large extent, upon its ability to compete effectively in industries that contain numerous competitors, some of which may have significantly greater financial, marketing, personnel and other resources than Travelport.
          Travelport’s GDS have two different categories of customers, namely travel suppliers, which provide travel content to Travelport’s GDS, and travel agencies, which shop for and book that content on behalf of end customers. The interdependence of effectively serving these customer groups, and the resulting network effects, may impact the GDS business’ ability to attract customers. If the GDS business is unable to attract a sufficient number of travel suppliers to provide travel content, its ability to service travel agencies will be adversely impacted. Conversely, if the GDS business is unable to attract a sufficient number of travel agencies, its ability to maintain its large base of travel suppliers and attract new travel suppliers will be impaired.
          In addition to supplying sufficient content, the ability of Travelport’s GDS to attract travel agencies is dependent on the development of new products to enhance Travelport’s GDS platform and on the provision of adequate financial incentives to travel agencies. Competition to attract travel agencies is particularly intense as travel agencies, particularly larger ones, are dual automated (meaning they subscribe to more than one GDS at any given time). Travelport also has had to, and expects that it will continue in certain circumstances to be necessary to, increase financial assistance to travel agencies in connection with renewals of their contracts, which may in the future reduce margins in the GDS business. If travel agencies are dissatisfied with Travelport’s GDS platform or Travelport does not pay adequate commissions or provide other incentives to travel agencies to remain competitive, Travelport’s GDS may lose a number of travel agency customers.
          Travelport’s GDS compete against other traditional GDS operated by Amadeus, Sabre, regional participants such as Abacus, as well as against alternative distribution technologies. Travelport’s GDS also compete against direct distribution of travel content by travel suppliers, such as airlines, hotels and car rental companies, many of which distribute all or part of their inventory directly through their own travel distribution websites (known as “supplier.com websites”). In addition, Travelport’s GDS compete against travel suppliers that supply content

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directly to travel agencies as well as new companies in the GDS industry that are developing distribution systems without the large technology investment and network costs of a traditional GDS.
          Travelport’s share of GDS-processed segments processed by the GDS industry declined from 33% in 2007 immediately following the Worldspan acquisition to 28% in 2010. This decline can be primarily attributed to the loss of Worldspan’s business with Expedia, Inc. (“Expedia”), a decision that Expedia made prior to the Worldspan acquisition but which impacted Travelport after the Worldspan acquisition, and Travelport’s decision to establish direct sales and marketing operations in the United Arab Emirates, Saudi Arabia and Egypt, leading to a loss in volume as a result of transitioning from relying on third party national distribution companies (“NDCs”) in these countries. Although Travelport has taken steps to address these developments, Travelport’s GDS could continue to lose share or may fail to increase Travelport’s share of GDS bookings.
          The Airline IT Solutions sector of the travel industry is highly fragmented. Travelport competes with airlines that run applications in-house and multiple external providers of IT services. Competition within the IT services industry is segmented by the type of service offering. For example, reservations and other system services competitors include Amadeus, HP Enterprise Services, Navitaire Inc., Sabre, Unisys Corporation, ITA and SITA, as well as airlines that provide the services and support for their own internal reservation system services and also host external airlines. Travelport’s ability to market business intelligence products is dependent on Travelport’s perceived competitive position and the value of the information obtained through the GDS business, particularly compared to PaxIS, an IATA product, and products distributed by Amadeus and Sabre.
Travelport provides IT services to travel suppliers, primarily airlines, and any adverse changes in these relationships could adversely affect Travelport’s business.
          Through the Airline IT Solutions business, Travelport provides hosting solutions and IT subscription services to airlines and the technology companies that support them. Travelport hosts and manages the reservations systems of eleven airlines worldwide, including Delta and United, and provides IT subscription services for mission-critical applications in fares, pricing and e-ticketing, directly and indirectly, to 274 airlines and airline ground handlers. Adverse changes in Travelport’s relationships with its IT and hosting customers or its inability to enter into new relationships with other customers could affect Travelport’s business, financial condition and results of operations. Travelport’s arrangements with its customers may not remain in effect on current or similar terms and this may negatively impact revenue. In addition, if any of Travelport’s key customers enters bankruptcy, liquidates or does not emerge from bankruptcy, Travelport’s business, financial condition or results of operations may be adversely affected.
          Delta, one of Travelport’s largest IT services customers, has completed its acquisition of Northwest, another of Travelport’s largest IT services customers. As part of their integration, Delta and Northwest have migrated to a common IT platform and will have reduced needs for Travelport’s IT services after the integration. As a result of the integration of Delta’s and Northwest’s operations, which Travelport managed, in 2010, Travelport’s revenue and EBITDA attributable to contracts with these airlines, which include Airline IT Solutions and transaction processing services, decreased by approximately $22 million and $15 million, respectively.
          In addition, in December 2010, United provided Travelport with notice of termination of the master services agreement for the Apollo reservations system operated by Travelport for United, with a termination date of March 1, 2012. Travelport expects that United will consolidate the internal reservations systems for United and Continental on the reservations system used by Continental. Travelport expects that such termination will not have an impact on its financial results until 2012, at the earliest, and expects that United’s integration work will likely require use of the Apollo system until at least some point in 2012. Travelport expects that once United fully transitions off the Apollo system, which would be during the 2012 fiscal year at the earliest, it may adversely affect Travelport’s results of operations due to the loss of fees resulting from this agreement, unless such revenue can be

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regained through the sale of other services to United or other carriers. Travelport currently expects this could negatively impact EBITDA by $40 million to $60 million on a full year basis once United has fully transitioned off Travelport’s system and also assuming United terminates all other services provided by Travelport at that time as well. If the United-Continental reservations system integration is delayed for any reason, including United requesting Travelport to provide additional termination assistance and continuation of service, the financial impact on Travelport may occur later in 2012 or may not occur at all.
If Travelport fails to develop and deliver new innovative products or enhance its existing products and services in a timely and cost-effective manner in response to rapid technological change and market demands, Travelport’s business will suffer.
          Travelport’s industry is subject to constant and rapid technological change and product obsolescence as customers and competitors create new and innovative products and technologies. Products or technologies developed by Travelport’s competitors may render Travelport’s products or technologies obsolete or noncompetitive. Travelport must develop innovative products and services and enhance Travelport’s existing products and services to meet rapidly evolving market demands to attract travel agencies. The development process to design leading, sustainable and desirable products to generate new revenue streams and profits is lengthy and requires Travelport to accurately anticipate technological changes and market trends. Developing and enhancing these products is uncertain and can be time-consuming, costly and complex. If Travelport does not continue to develop innovative products that are in demand by Travelport’s customers, it may be unable to maintain existing customers or attract new customers. Customer and market requirements can change during the development process. There is a risk that these developments and enhancements will be late, fail to meet customer or market specifications, not be competitive with products or services from Travelport’s competitors that offer comparable or superior performance and functionality or fail to generate new revenue streams and profits. Travelport’s business will suffer if it fails to develop and introduce new innovative products and services or product and service enhancements on a timely and cost-effective basis.
Trends in pricing and other terms of agreements among airlines and travel agencies have become less favorable to Travelport, and a further deterioration may occur in the future which could reduce Travelport’s revenue and margins.
          A significant portion of Travelport’s revenue is derived from fees paid by airlines for bookings made through Travelport’s GDS. Airlines have sought to reduce or eliminate these fees in an effort to reduce distribution costs. One manner in which they have done so is to differentiate the content, in this case, the fares and inventory, that they provide to Travelport and to Travelport’s GDS competitors from the content that they distribute directly themselves. In these cases, airlines provide some of their content to GDS, while withholding other content, such as lower cost web fares, for distribution via their own supplier.com websites unless the GDS agree to participate in a cost reduction program. Certain airlines have also threatened to withdraw content, in whole or in part, from individual GDS as a means of obtaining lower booking fees or, alternatively, to charge GDS to access their lower cost web fares. Airlines also have aggressively expanded their use of the direct online distribution model for tickets in the United States and in Europe in the last ten years, such as the recent direct connect efforts of American Airlines, with such ticket sales generating more than 30% of revenue for airlines in the United States in 2008, compared to less than 3% of revenue in 1999. There also has been an increase in the number of airlines which have introduced unbundled, “à la carte” sales and optional services, such as fees for checked baggage or premium seats, which threaten to further fragment content and disadvantage GDS by making it more difficult to deliver a platform that allows travel agencies to shop for a single, “all-inclusive” price for travel.
          Travelport has entered into full-content agreements with most major carriers in the Americas and Europe, and a growing number of carriers in the Middle East and Africa, which provides Travelport with access to the full scope of fares and inventory which the carriers make available through direct channels, such as their own supplier.com websites, with a contract duration usually ranging from three to seven years. In addition, Travelport has entered into agreements with most major carriers in the Asia Pacific Region which provide it with access to varying levels of their content. Travelport may not be able to renew these agreements on a commercially reasonable

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basis or at all. If Travelport is unable to renew these agreements, it may be disadvantaged compared to Travelport’s competitors, and Travelport’s financial results could be adversely impacted. The full-content agreements have required Travelport to make significant price concessions to the participating airlines. If Travelport is required to make additional concessions to renew or extend the agreements, it could result in an increase in Travelport’s distribution expenses and have a material adverse effect on Travelport’s business, financial condition or results of operations. Moreover, as existing full-content agreements come up for renewal, there is no guarantee that the participating airlines will continue to provide their content to Travelport to the same extent or on the same terms as they do now. For example, Travelport’s contracts with two of the largest U.S. travel suppliers, US Airways and American Airlines, representing approximately 8% of transaction processing revenue for the year ended December 31, 2010, were up for renewal in 2011. On July 29, 2011, Travelport and American Airlines announced that the existing full content agreements between American and Travelport’s GDS, Apollo, Galileo and Worldspan, have been extended concurrently and are no longer due to expire in 2011. On August 28, 2011, Travelport announced that its existing content agreement with US Airways will continue well into 2012. Travelport is in discussions with American Airlines and US Airways to renew or extend their current full-content agreements with Travelport. In addition, certain full-content agreements may be terminated earlier pursuant to the specific terms of each agreement. A substantial reduction in the amount of content received from the participating airlines or changes in pricing options could also negatively affect Travelport’s revenue and financial condition. Equally, the removal of the discounts presently provided to these carriers under these agreements could also positively affect Travelport’s revenue and financial condition.
          In addition, GDS have implemented, in some countries, an alternative business and financial model, generally referred to as the “opt-in” model, for travel agencies. Under the “opt-in” model, travel agencies are offered the opportunity to pay a fee to the GDS or to agree to a reduction in the financial incentives to be paid to them by the GDS in order to be assured of having access to full content from participating airlines or to avoid an airline-imposed surcharge on GDS-based bookings. There is pressure on GDS to provide highly competitive terms for such “opt-in” models as many travel agencies are dual automated, subscribing to more than one GDS at any given time. The “opt-in” model has been introduced in a number of situations in parallel with full-content agreements between Travelport and certain airlines to recoup certain fees from travel agencies and to offset some of the discounts provided to airlines in return for guaranteed access to full content. The rate of adoption by travel agencies, where “opt-in” has been implemented, has been very high. If airlines require further discounts in connection with guaranteeing access to full content and in response thereto the “opt-in” model becomes widely adopted, Travelport could receive lower fees from the airlines. These lower fees are likely to be only partially offset by new fees paid by travel agencies and/or reduced inducement payments to travel agencies, which would adversely affect Travelport’s results of operations. In addition, if travel agencies choose not to opt in, such travel agencies would not receive access to full content without making further payment, which could have an adverse effect on the number of segments booked through Travelport’s GDS.
          The level of fees and commissions Travelport pays to travel agencies is subject to continuous competitive pressure as Travelport renews its agreements with them. If Travelport is required to pay higher rates of commissions, it will adversely affect Travelport’s margins.
Travelport may not be able to protect its technology effectively, which would allow competitors to duplicate Travelport products and services and could make it more difficult for it to compete with them.
          Travelport’s success and ability to compete depends, in part, upon Travelport’s technology and other intellectual property, including Travelport brands. Among Travelport’s significant assets are its software and other proprietary information and intellectual property rights. Travelport relies on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. Travelport’s software and related documentation are protected principally under trade secret and copyright laws, which afford only limited protection. Unauthorized use and misuse of Travelport’s technology and other intellectual property could have a material adverse effect on its business, financial condition or results of operations, and there can be no assurance that Travelport’s legal remedies would adequately compensate it for the damage caused by unauthorized use.

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          Intellectual property challenges have been increasingly brought against members of the travel industry. Travelport has in the past, and may in the future, need to take legal action to enforce its intellectual property rights, to protect its intellectual property or to determine the validity and scope of the proprietary rights of others. Any future legal action might result in substantial costs and diversion of resources and the attention of Travelport’s management.
Travelport depends on supplier relationships, and adverse changes in these relationships or its inability to enter into new relationships could negatively affect Travelport’s access to travel offerings and reduce its revenue.
          Travelport relies significantly on relationships with airlines, hotels and other travel suppliers to enable it to offer its customers comprehensive access to travel services and products. Adverse changes in any of Travelport’s relationships with travel suppliers or the inability to enter into new relationships with travel suppliers could reduce the amount of inventory that Travelport is able to offer through Travelport’s GDS, and could negatively impact the availability and competitiveness of travel products Travelport offers. Travelport’s arrangements with travel suppliers may not remain in effect on current or similar terms, and the net impact of future pricing options may adversely impact revenue. Travelport’s top ten air travel suppliers by revenue, combined, accounted for approximately 35% of Travelport’s revenue from GDS transaction processing for the year ended December 31, 2010.
          Travel suppliers are increasingly focused on driving online demand to their own supplier.com websites and may cease to supply Travelport with the same level of access to travel inventory in the future. For example, Delta recently decided to cease selling its tickets through certain online websites. In addition, some low cost carriers historically have not distributed content through Travelport or other third-party intermediaries. If the airline industry continues to shift from a full-service carrier model to a low-cost one, this trend may result in more carriers moving ticket distribution systems in-house and a decrease in the market for Travelport’s products.
          Travelport is in continuous dialogue with Travelport’s major hotel suppliers about the nature and extent of their participation in Travelport’s GDS business and Travelport’s wholesale accommodation business. If hotel occupancy rates improve to the point that Travelport’s hotel suppliers no longer place the same value on its distribution systems, such suppliers may reduce the amount of inventory they make available through Travelport’s distribution channels or the amount Travelport is able to earn in connection with hotel transactions. A significant reduction on the part of any of Travelport’s major suppliers of their participation in Travelport’s GDS business or its wholesale accommodation business for a sustained period of time or a supplier’s complete withdrawal could have a material adverse effect on Travelport’s business, financial condition or results of operations.
Travelport’s business is exposed to customer credit risk, against which it may not be able to protect fully.
          Travelport’s businesses are subject to the risks of non-payment and non-performance by travel suppliers and travel agencies which may fail to make payments according to the terms of their agreements with Travelport. For example, a small number of airlines that do not settle payment through IATA’s billing and settlement provider have, from time to time, not made timely payments for bookings made through Travelport’s GDS. Travelport manages its exposure to credit risk through credit analysis and monitoring procedures, and sometimes uses credit agreements, prepayments, security deposits and bank guarantees. However, these procedures and policies cannot fully eliminate customer credit risk, and to the extent Travelport policies and procedures prove to be inadequate, Travelport’s business, financial condition or results of operations may be adversely affected.
          Some of Travelport’s customers, counterparties and suppliers may be highly leveraged, not well capitalized and subject to their own operating, legal and regulatory risks and, even if Travelport’s credit review and analysis mechanisms work properly, Travelport may experience financial losses in dealings with such parties. A lack of liquidity in the capital markets or the continuation of the global recession may cause Travelport’s customers to increase the time they take to pay or to default on their payment obligations, which could negatively affect

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Travelport’s results. In addition, continued weakness in the economy could cause some of Travelport’s customers to become illiquid or delay payments, or could adversely affect collection on their accounts, which could result in a higher level of bad debt expense.
Travel suppliers are seeking alternative distribution models, including those involving direct access to travelers, which may adversely affect Travelport’s results of operations.
          Travel suppliers are seeking to decrease their reliance on third-party distributors, including GDS, for distribution of their content. For example, some travel suppliers have created or expanded commercial relationships with online and traditional travel agencies that book travel with those suppliers directly, rather than through a GDS. Many airlines, hotels, car rental companies and cruise operators have also established or improved their own supplier.com websites, and may offer incentives such as bonus miles or loyalty points, lower or no transaction or processing fees, priority waitlist clearance or e-ticketing for sales through these channels. In addition, metasearch travel websites facilitate access to supplier.com websites by aggregating the content of those websites. Due to the combined impact of direct bookings with the airlines, supplier.com websites and other non-GDS distribution channels, the percentage of bookings made without the use of a GDS at any stage in the chain between suppliers and end-customers, which Travelport estimates was approximately 58% in 2010, may continue to increase. In this regard, American Airlines terminated certain agreements with Orbitz Worldwide in November 2010, in pursuit of a direct connect relationship with American Airlines rather than Orbitz Worldwide making bookings through Travelport’s GDS. Currently, American Airlines tickets are not available for sale through Orbitz Worldwide or Expedia, and no American Airlines bookings are being made through Travelport’s GDS by Orbitz Worldwide or Expedia. Continued efforts by American Airlines or any other major airline to encourage Travelport’s subscribers to book directly rather than through Travelport’s GDS will adversely affect Travelport’s results of operations.
          Furthermore, recent trends towards disintermediation in the global travel industry could adversely affect Travelport’s GDS business. For example, airlines have made some of their offerings unavailable to unrelated distributors, or made them available only in exchange for lower distribution fees. Some low cost carriers distribute exclusively through direct channels, bypassing GDS and other third-party distributors completely and, as a whole, have increased their share of bookings in recent years, particularly in short-haul travel. In addition, several travel suppliers have formed joint ventures or alliances that offer multi-supplier travel distribution websites. Finally, some airlines are exploring alternative global distribution methods developed by new entrants to the global distribution marketplace. Such new entrants propose technology that is purported to be less complex than traditional GDS, which they claim enables the distribution of airline tickets in a manner that is more cost-effective to the airline suppliers because no or lower inducement payments are paid to travel agencies. If these trends lead to lower participation by airlines and other travel suppliers in Travelport’s GDS, then Travelport’s business, financial condition or results of operations could be materially adversely affected.
          In addition, given the diverse and growing number of alternative travel distribution channels, such as supplier.com websites and direct connect channels between travel suppliers and travel agencies, as well as new technologies that allow travel agencies and consumers to bypass a GDS, increases in travel volumes, particularly air travel, may not translate in the same proportion to increases in volume passing through Travelport’s GDS, and Travelport may therefore not benefit from a cyclical recovery in the travel industry to a similar extent as other industry participants.
Travelport relies on third-party national distribution companies to market Travelport’s GDS services in certain regions.
          Travelport’s GDS utilize third-party, independently owned and managed NDCs to market GDS products and distribute and provide GDS services in certain countries, including Austria, Greece, India, Kuwait, Lebanon, Pakistan, Syria, Turkey and Yemen, as well as many countries in Africa. In Asia, where many national carriers own one of Travelport’s regional competitors, Travelport often uses local companies to act as NDCs. In the

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Middle East, in conjunction with the termination of an NDC agreement on December 31, 2008, Travelport established its own sales and marketing organizations in the United Arab Emirates, Saudi Arabia and Egypt and entered into new NDC relationships with third parties in other countries.
          Travelport relies on NDCs and the manner in which they operate their business to develop and promote Travelport’s global GDS business. Travelport’s top ten NDCs generated approximately $230 million (12%) of Travelport’s GDS revenue for the year ended December 31, 2010. Travelport pays each of its NDCs a commission relative to the number of segments booked by subscribers with which the NDC has a relationship. The NDCs are independent business operators, are not Travelport employees and Travelport does not exercise management control over their day-to-day operations. Travelport provides training and support to the NDCs, but the success of their marketing efforts and the quality of the services they provide is beyond Travelport’s control. If they do not meet Travelport’s standards for distribution, Travelport’s image and reputation may suffer materially, and sales in those regions could decline significantly. In addition, any interruption in these third-party services or deterioration in their performance could have a material adverse effect on Travelport’s business, financial condition or results of operations.
Consolidation in the travel industry may result in lost bookings and reduced revenue.
          Consolidation among travel suppliers, including airline mergers and alliances, may increase competition from distribution channels related to those travel suppliers and place more negotiating leverage in the hands of those travel suppliers to attempt to lower booking fees further and to lower commissions. Recent examples include Delta’s acquisition of Northwest, the merger of United and Continental, Lufthansa’s acquisition of Swiss International, Brussels Airlines and Austrian Airlines, Air France’s acquisition of KLM and the proposed acquisition of AirTran Airways by Southwest Airlines. In addition, cooperation has increased within the oneworld, SkyTeam and Star alliances. Changes in ownership of travel agencies may also cause them to direct less business towards Travelport. If Travelport is unable to compete effectively, competitors could divert travel suppliers and travel agencies away from Travelport’s travel distribution channels, which could adversely affect its results of operations. Mergers and acquisitions of airlines may also result in a reduction in total flights and overall passenger capacity, which may adversely impact the ability of the GDS business to generate revenue.
          Consolidation among travel agencies and competition for travel agency customers may also adversely affect Travelport’s results of operations, since it competes to attract and retain travel agency customers. Reductions in commissions paid by some travel suppliers, such as airlines, to travel agencies contribute to travel agencies having a greater dependency on traveler-paid service fees and GDS-paid inducements and may contribute to travel agencies consolidating. Consolidation of travel agencies increases competition for these travel agency customers and increases the ability of those travel agencies to negotiate higher GDS-paid inducements. In addition, a decision by airlines to surcharge the channel represented by travel agencies, for example, by surcharging fares booked through travel agencies or passing on charges to travel agencies, could have an adverse impact on Travelport’s GDS business, particularly in regions in which Travelport’s GDS are a significant source of bookings for an airline choosing to impose such surcharges. To compete effectively, Travelport may need to increase inducements, pre-pay inducements or increase spending on marketing or product development.
          In addition, any consolidation among the airlines for which Travelport provides IT hosting systems could impact Travelport Airline IT Solutions business depending on the manner of any such consolidation and the hosting system on which the airlines choose to consolidate. For example, the integration of United and Continental resulted in United providing Travelport with notice of termination of the master services agreement for the Apollo reservations system operated by Travelport for United, with a termination date of March 1, 2012. Travelport expects that United will consolidate the internal reservations systems for United and Continental on the reservations system used by Continental. Travelport expects that such termination will not have an impact on its financial results until 2012, at the earliest, and Travelport expects that United’s integration work will likely require use of the Apollo system until at least some point in 2012. Travelport expects that once United fully transitions off

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the Apollo system, which would be during the 2012 fiscal year at the earliest, it may adversely affect Travelport’s results of operations due to the loss of fees resulting from this agreement, unless such revenue can be regained through the sale of other services to United or other carriers. Travelport currently expects this could negatively impact EBITDA by $40 million to $60 million on a full year basis once United has fully transitioned off Travelport’s system and also assuming United terminates all other services provided by Travelport at that time as well. If the United-Continental reservations system integration is delayed for any reason, including United requesting Travelport to provide additional termination assistance and continuation of service, the financial impact on Travelport may occur later in 2012 or may not occur at all. In addition, the integration of operations by Delta and Northwest resulted in a reduction in revenue and GDS Segment EBITDA in 2010.
D. Operational Risks
Travelport relies on information technology to operate its businesses and maintain its competitiveness, and any failure to adapt to technological developments or industry trends could harm its businesses.
          Travelport depends upon the use of sophisticated information technologies and systems, including technologies and systems utilized for reservation systems, communications, procurement and administrative systems. As its operations grow in both size and scope, Travelport continuously needs to improve and upgrade its systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality, while maintaining the reliability and integrity of its systems and infrastructure. Travelport’s future success also depends on its ability to adapt to rapidly changing technologies in its industry, particularly the increasing use of Internet-based products and services, to change its services and infrastructure so they address evolving industry standards and to improve the performance, features and reliability of its services in response to competitive service and product offerings and the evolving demands of the marketplace. Travelport has recently introduced a number of new products and services, such as Travelport Universal Desktop, Traversa corporate booking tool and next generation search and shopping functions. If there are technological impediments to introducing or maintaining these or other products and services, or if these products and services do not meet the requirements of its customers, Travelport’s business, financial condition or results of operations may be adversely affected.
          It is possible that, if Travelport is not able to maintain existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as its competitors or in a cost-effective manner, its business and operations could be materially adversely affected. Also, Travelport may not achieve the benefits anticipated or required from any new technology or system, or be able to devote financial resources to new technologies and systems in the future.
Travelport may not successfully realize its expected cost savings.
          Travelport may not be able to realize its expected cost savings, in whole or in part, or within the time frames anticipated. Travelport’s cost savings and efficiency improvements are subject to significant business, economic and competitive uncertainties, many of which are beyond its control. Travelport is pursuing a number of initiatives to further reduce operating expenses, including converging its underlying operating platforms, migrating mainframe technology to open systems, tightening integration of applications development and simplifying internal systems and processes. The outcome of these initiatives is uncertain and they may take several years to yield any efficiency gains, if at all. Failure to generate anticipated cost savings from these initiatives may adversely affect Travelport’s profitability.

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Travelport’s GDS business relies primarily on a single data center to conduct its business.
          Travelport’s GDS business, which utilizes a significant amount of its information technology, and Travelport’s financial business systems rely on computer infrastructure primarily housed in Travelport’s data center near Atlanta, Georgia, to conduct Travelport’s business. In the event the operations of this data center suffer any significant interruptions or the GDS data center becomes significantly inoperable, such event would have a material adverse impact on Travelport’s business and reputation and could result in a loss of customers. Although Travelport has taken steps to strengthen physical and information security and add redundancy to this facility, the GDS data center could be exposed to damage or interruption from fire, natural disaster, power loss, war, acts of terrorism, plane crashes, telecommunications failure, computer malfunctions, unauthorized entry, IT hacking and computer viruses. The steps Travelport has taken and continues to take to prevent system failure and unauthorized transaction activity may not be successful. Travelport’s limited use of backup and disaster recovery systems may not allow it to recover from a system failure fully, or on a timely basis, and its property and business insurance may not be adequate to compensate it for all losses that may occur.
Travelport may not effectively integrate or realize anticipated benefits from future acquisitions.
          Travelport has pursued an active acquisition strategy as a means of strengthening its businesses and has, in the past, derived a significant portion of growth in revenue and operating income from acquired businesses. In the future, Travelport may enter into other acquisitions and investments, including national distribution companies or joint ventures, based on assumptions with respect to operations, profitability and other matters that could subsequently prove to be incorrect. Furthermore, Travelport may fail to successfully integrate any acquired businesses or joint ventures into its operations. If future acquisitions, significant investments or joint ventures do not perform in accordance with Travelport’s expectations or are not effectively integrated, its business, operations or profitability could be adversely affected.
System interruptions, attacks and slowdowns may cause Travelport to lose customers or business opportunities or to incur liabilities.
     If Travelport is unable to maintain and improve its IT systems and infrastructure, this might result in system interruptions and slowdowns. Travelport has experienced system interruptions in the past and recently experienced attacks from individuals seeking to disrupt operations. In the event of system interruptions and/or slow delivery times, prolonged or frequent service outages or insufficient capacity which impedes it from efficiently providing services to its customers, Travelport may lose customers and revenue or incur liabilities. In addition, Travelport’s information technologies and systems are vulnerable to damage, interruption or fraudulent activity from various causes, including:
•	power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data and similar events;

•	computer viruses, penetration by individuals seeking to disrupt operations, misappropriate information or perpetrate fraudulent activity and other physical or electronic breaches of security;

•	the failure of third-party software, systems or services that Travelport relies upon to maintain its own operations; and

•	natural disasters, wars and acts of terrorism.

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          In addition, Travelport may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on Travelport’s operating results and financial condition. Any extended interruption or degradation in Travelport’s technologies or systems, or any substantial loss of data, could significantly curtail Travelport’s ability to conduct its businesses and generate revenue. Travelport could incur financial liability from fraudulent activity perpetrated on its systems.
Travelport is dependent upon software, equipment and services provided by third parties.
          Travelport is dependent upon software, equipment and services provided and/or managed by third parties in the operation of its businesses. In the event that the performance of such software, equipment or services provided and/or managed by third parties deteriorates or its arrangements with any of these third parties related to the provision and/or management of software, equipment or services are terminated, Travelport may not be able to find alternative services, equipment or software on a timely basis or on commercially reasonable terms, or at all, or be able to do so without significant cost or disruptions to its businesses, and its relationships with its customers may be adversely impacted. Travelport has experienced occasional system outages arising from services that were provided by one of its key third-party providers. Travelport’s failure to secure agreements with such third parties, or of such third parties to perform under such agreements, may have a material adverse effect on its business, financial condition or results of operations.
Travelport provides IT services to travel suppliers, primarily airlines, and any adverse changes in these relationships could adversely affect its business.
          Through its Airline IT Solutions business, Travelport provides hosting solutions and IT subscription services to airlines and the technology companies that support them. Travelport hosts and manages the reservations systems of eleven airlines worldwide, including Delta and United, and provides IT subscription services for mission-critical applications in fares, pricing and e-ticketing, directly and indirectly, to 274 airlines and airline ground handlers. Adverse changes in Travelport’s relationships with its IT and hosting customers or its inability to enter into new relationships with other customers could affect Travelport’s business, financial condition and results of operations. Travelport’s arrangements with its customers may not remain in effect on current or similar terms and this may negatively impact revenue. In addition, if any of its key customers enter bankruptcy, liquidate or do not emerge from bankruptcy, Travelport’s business, financial condition or results of operations may be adversely affected.
          Delta, one of Travelport’s largest IT services customers, has completed its acquisition of Northwest, another of Travelport’s largest IT services customers. As part of their integration, Delta and Northwest have migrated to a common IT platform and will have reduced needs for Travelport’s IT services after the integration. As a result of the integration of Delta’s and Northwest’s operations, which Travelport managed, in 2010, Travelport’s revenue and EBITDA attributable to contracts with these airlines, which include Airline IT Solutions and transaction processing services, decreased by approximately $22 million and $15 million, respectively.
          In addition, in December 2010, United provided Travelport with notice of termination of the master services agreement for the Apollo reservations system operated by Travelport for United, with a termination date of March 1, 2012. Travelport expects that United will consolidate the internal reservations systems for United and Continental on the reservations system used by Continental. Travelport expects that such termination will not have an impact on its financial results until 2012, at the earliest, and expects that United’s integration work will likely require use of the Apollo system until at least some point in 2012. Travelport expects that once United fully transitions off the Apollo system, which would be during the 2012 fiscal year at the earliest, it may adversely affect Travelport’s results of operations due to the loss of fees resulting from this agreement, unless such revenue can be regained through the sale of other services to United or other carriers. Travelport currently expects this could negatively impact EBITDA by $40 million to $60 million on a full year basis once United has fully transitioned off

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Travelport’s system and also assuming United terminates all other services provided by Travelport at that time as well. If the United-Continental reservations system integration is delayed for any reason, including United requesting Travelport to provide additional termination assistance and continuation of service, the financial impact on Travelport may occur later in 2012 or may not occur at all.
Travelport’s processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, evolving security standards, differing views of personal privacy rights or security breaches.
          In the processing of its travel transactions, Travelport receives and stores a large volume of personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, typically intended to protect the privacy and security of personal information. Travelport is also subject to evolving security standards for credit card information that is collected, processed and transmitted.
          Travelport could be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect its business. For example, government agencies in the United States have implemented initiatives to enhance national and aviation security in the United States, including the Transportation Security Administration’s Secure Flight program and the Advance Passenger Information System of U.S. Customs and Border Protection. These initiatives primarily affect airlines. However, to the extent that the airlines determine the need to define and implement standards for data that is either not structured in a format Travelport uses or is not currently supplied by its businesses, Travelport could be adversely affected. In addition, the European Union and other governments are considering the adoption of passenger screening and advance passenger systems similar to the U.S. programs. This may result in conflicting legal requirements with respect to data handling and, in turn, affect the type and format of data currently supplied by Travelport’s businesses.
          Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. As privacy and data protection have become more sensitive issues, Travelport may also become exposed to potential liabilities in relation to its handling, use and disclosure of travel-related data, as it pertains to individuals, as a result of differing views on the privacy of such data. These and other privacy concerns, including security breaches, could adversely impact Travelport’s business, financial condition and results of operations.
Travelport is exposed to risks associated with online commerce security.
          The secure transmission of confidential information over the Internet is essential in maintaining travel supplier and travel agency confidence in Travelport’s services. Substantial or ongoing data security breaches, whether instigated internally or externally on Travelport’s system or other Internet-based systems, could significantly harm Travelport’s business. Travelport’s travel suppliers currently require end customers to guarantee their transactions with their credit card online. Travelport relies on licensed encryption and authentication technology to effect secure transmission of confidential end customer information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that Travelport uses to protect customer transaction data.
          Travelport incurs substantial expense to protect against and remedy security breaches and their consequences. However, Travelport’s security measures may not prevent data security breaches. Travelport may be unsuccessful in implementing remediation plans to address potential exposures. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent Travelport’s data security systems could also obtain proprietary information or cause significant interruptions in its operations. Security breaches could also damage

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Travelport’s reputation and expose it to a risk of loss or litigation and possible liability. Security breaches could also cause Travelport’s current and potential travel suppliers and travel agencies to lose confidence in its data security, which would have a negative effect on the demand for its products and services.
          Moreover, public perception concerning data security and privacy on the Internet could adversely affect customers’ willingness to use websites for travel services. A publicized breach of data security, even if it only affects other companies conducting business over the Internet, could inhibit the use of online payments and, therefore, Travelport’s services as a means of conducting commercial transactions.
          Travelport has recently been the target of data security attacks and may experience attacks in the future. Although Travelport has managed substantially to counter these attacks and minimize its exposure, there can be no assurances that Travelport will be able to counter successfully and limit any such attacks in the future.
Travelport is subject to additional risks as a result of having global operations.
          Travelport operates in approximately 160 countries. As a result of having global operations, Travelport is subject to numerous risks. At any given time, one or more of the following principal risks may apply to any or all of the countries in which Travelport operates:
•	delays in the development, availability and use of the Internet as a communication, advertising and commerce medium;

•	difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure;

•	differences and changes in regulatory requirements and exposure to local economic conditions;

•	changes in tax laws and regulations, and interpretations thereof;

•	increased risk of piracy and limits on Travelport’s ability to enforce its intellectual property rights, particularly in the Middle East, Africa and Asia;

•	diminished ability to enforce Travelport’s contractual rights;

•	currency risks; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

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Travelport’s ability to identify, hire and retain senior management and other qualified personnel is critical to Travelport’s results of operations and future growth.
          Travelport depends significantly on the continued services and performance of its senior management, particularly its professionals with experience in the GDS industry. Any of these individuals may choose to terminate their employment with Travelport at any time, subject to any notice periods. If unexpected leadership turnover occurs without adequate succession plans, the loss of the services of any of these individuals, or any negative perceptions of its business as a result of those losses, could damage Travelport’s brand image and its business. The specialized skills Travelport requires are difficult and time-consuming to acquire and, as a result, such skills are and are expected to remain in limited supply. Travelport requires a long time to hire and train replacement personnel. An inability to hire, train and retain a sufficient number of qualified employees or ensure effective succession plans for critical positions could materially hinder Travelport’s business by, for example, delaying its ability to bring new products and services to market or impairing the success of its operations. Even if Travelport is able to maintain its employee base, the resources needed to attract and retain such employees may adversely affect its business, financial condition or results of operations.
Travelport is controlled by The Blackstone Group L.P., its Sponsor, and this may result in conflicts of interest with Travelport or the holders of its indebtedness in the future.
          Investment funds associated with or designated by The Blackstone Group L.P. (the “Sponsor”) beneficially own substantially all of the outstanding voting shares of Travelport’s ultimate parent company. After the Effective Date, the Sponsor will still own substantially all of the outstanding voting shares of Travelport’s ultimate parent company. As a result of this ownership, the Sponsor is entitled to elect a majority of Travelport’s directors, to appoint new management and, subject to the additional approvals required pursuant to the Shareholders’ Agreement, to approve actions requiring the approval of the holders of its outstanding voting shares as a single class, including adopting most amendments to its articles of incorporation and approving or rejecting proposed mergers or sales of all or substantially all of its assets, regardless of whether holders of indebtedness believe that any such actions are in their own best interests. The Sponsor may be able to exert substantial control over Travelport and cause Travelport to take certain actions.
          The interests of the Sponsor may differ from yours in material respects. For example, if Travelport encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Sponsor and its affiliates, as equity holders, might conflict with your interests. The Sponsor and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you. Additionally, Travelport may pay advisory fees, dividends or make other restricted payments under certain circumstances, and the Sponsor may have an interest in it doing so. For example, borrowings under Travelport’s revolving credit facility and a portion of the proceeds from asset sales may be used for such purposes.
          The Sponsor and its affiliates are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of Travelport’s business or are suppliers or customers of Travelport. The Sponsor may also pursue acquisition opportunities that may be complementary to its business and, as a result, those acquisition opportunities may not be available to Travelport. So long as investment funds associated with or designated by the Sponsor continue to indirectly own a significant amount of the outstanding shares of Travelport’s common stock, even if such amount is less than 50%, the Sponsor may continue to be able to strongly influence or effectively control its decisions.

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E. Financial and Taxation Risks
Travelport has recorded and may need to record additional impairment charges relating to its businesses.
          Travelport assesses the carrying value of goodwill and indefinite-lived intangible assets for impairment annually, or more frequently, whenever events occur and circumstances change indicating potential impairment. During the third quarter of 2009, Travelport observed indications of potential impairment related to its GTA segment, specifically that the business performance in what historically has been the strongest period for GTA, due to peak demand for travel, was weaker than expected. This resulted in a reduction to the revenue forecasts for GTA as it was concluded that the recovery in the travel market in which GTA operates will take longer than originally anticipated. As a result, an impairment assessment was performed. Travelport determined that additional impairment analysis was required as the carrying value exceeded the fair value. The estimated fair value of GTA was allocated to the individual fair value of the assets and liabilities of GTA as if GTA had been acquired in a business combination, which resulted in the implied fair value of the goodwill. The allocation of the fair value required Travelport to make a number of assumptions and estimates about the fair value of assets and liabilities where the fair values were not readily available or observable. As a result of this assessment, Travelport recorded a non-cash impairment charge of $833 million during the third quarter of 2009, of which $491 million related to goodwill, $87 million related to trademarks and trade names and $255 million related to customer relationships. This charge is included in the impairment of goodwill and intangible assets expense line item in the Travelport consolidated statement of operations for the period. A further deterioration in the GTA business, or in any of its other businesses, may lead to additional impairments in a future period.
Travelport has a substantial level of indebtedness which may have an adverse impact on Travelport.
          Travelport is highly leveraged. As of June 30, 2011, its total indebtedness was approximately $3.241 billion. Travelport had an additional $270 million available for borrowing under its revolving credit facility. In addition, Travelport maintains a $150 million synthetic letter of credit facility. As of June 30, 2011, Travelport had approximately $10 million of commitments outstanding under its synthetic letter of credit facility and $99 million of commitments outstanding under its cash collateralized letter of credit facility. Pursuant to its separation agreement with Orbitz Worldwide, Travelport maintains letters of credit under its letter of credit facilities on behalf of Orbitz Worldwide. As of June 30, 2011, Travelport had commitments of approximately $73 million in letters of credit outstanding on behalf of Orbitz Worldwide.
          Travelport’s substantial level of indebtedness could have important consequences for it, including the following:
•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing its ability to use its cash flow to fund its capital expenditure and future business opportunities;

•	exposing Travelport to the risk of higher interest rates because certain of its borrowings, including borrowings under its Senior Secured Credit Facility and its senior Notes due 2014, are at variable rates of interest;

•	restricting Travelport from making strategic acquisitions or causing it to make non-strategic divestitures;

•	limiting Travelport’s ability to obtain additional financing for acquisitions or other strategic purposes;

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•	limiting Travelport’s ability to adjust to changing market conditions and placing it at a competitive disadvantage to its less highly leveraged competitors; and

•	making Travelport more vulnerable to general economic downturns and adverse developments in its businesses.
          In addition to its substantial level of indebtedness, on March 27, 2007, the Debtor entered into the PIK Loan. As of September 30, 2011, approximately $715 million remained outstanding under the PIK Loan (including accrued interest). The entire amount outstanding of the PIK Loan is due March 27, 2012. The Debtor is a holding company with no direct operations. The Debtor’s principal assets are the direct and indirect equity interests it holds in its subsidiaries, including its direct wholly owned subsidiary, Travelport Limited, which in turn owns, directly or indirectly, Travelport. As a result, the Debtor may be dependent upon dividends or distributions and other payments from Travelport to generate the funds necessary to meet its outstanding debt service and other obligations under the PIK Loan. If the Debtor is unable to repay the amount outstanding under the PIK Loan when it becomes due, the Debtor’s failure to pay such amounts would not be a default under its Senior Secured Credit Facility or the indentures governing its Notes. However, if the Debtor were to restructure or refinance its obligations under the PIK Loan in a manner that results in a change of control under the terms of its Senior Secured Credit Facility and the indentures governing its Notes, or were to take other actions that result in such a change of control, Travelport would be required to repay all amounts outstanding under its Senior Secured Credit Facility and make an offer to purchase all of the outstanding Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and additional interest, if any. Travelport may not have the ability to repay such amounts and make such Note purchases which would result in a default under the Senior Secured Credit Facility and the Notes.
          The above factors could limit Travelport’s financial and operational flexibility, and as a result could have a material adverse effect on its business, financial condition and results of operations.
Travelport’s debt agreements contain restrictions that may limit its flexibility in operating its business.
          Travelport’s Senior Secured Credit Facility and the indentures governing its Notes contain various covenants that limit Travelport’s ability to engage in specified types of transactions. These covenants limit Travelport’s ability to, among other things:
•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

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•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with affiliates; and

•	designate its subsidiaries as unrestricted subsidiaries.
          In addition, under its Senior Secured Credit Facility, Travelport is required to satisfy and maintain compliance with a leverage ratio. Travelport’s ability to meet that financial ratio can be affected by events beyond its control and, in the long term, it may not be able to meet that ratio. A breach of any of these covenants could result in a default under the Senior Secured Credit Facility and its indentures. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If Travelport is unable to repay those amounts, the lenders under the Senior Secured Credit Facility could take action or exercise remedies, including proceeding against the collateral granted to them to secure that indebtedness. Travelport has pledged a significant portion of its assets as collateral under the Senior Secured Credit Facility. If the lenders under the Senior Secured Credit Facility accelerate the repayment of borrowings, Travelport cannot provide assurance that it will have sufficient assets to repay the Senior Secured Credit Facility as well as its unsecured indebtedness, including its Notes.
Despite its high indebtedness level, Travelport may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with its substantial indebtedness.
          Travelport and its subsidiaries may be able to incur substantial indebtedness in connection with an acquisition or for other strategic purposes in the future. In addition to its currently available borrowings, the terms of Travelport’s indentures permit it to increase commitments under the revolving credit facility. All of those borrowings and any other secured indebtedness permitted under the Senior Secured Credit Facility and the indentures are effectively senior to its Notes and the subsidiary guarantees. In addition, the indentures governing the Notes do not prevent Travelport from incurring obligations that do not constitute indebtedness. If Travelport were to increase such commitments, add such facilities or incur such obligations, the risks associated with its substantial level of indebtedness, which could limit its financial and operational flexibility, would increase.
Government regulation could impose taxes or other burdens on Travelport, which could increase its costs or decrease demand for its products.
          Travelport relies upon generally accepted interpretations of tax laws and regulations in the countries in which it operates and for which it provides travel inventory. Travelport cannot be certain that these interpretations are accurate or that the responsible taxing authority is in agreement with its views. The imposition of additional taxes could cause Travelport to have to pay taxes that it currently does not pay or collect on behalf of authorities and increase the costs of its products or services, which would increase its costs of operations.
Changes in tax laws or interpretations thereof may result in an increase in its effective tax rate.
          Travelport has operations in various countries that have differing tax laws and rates. A significant portion of its revenue and income is earned in countries with low corporate tax rates and it intends to continue to focus on growing its businesses in these countries. Travelport’s income tax reporting is subject to audit by domestic and foreign authorities, and its effective tax rate may change from year to year based on changes in the mix of activities and income allocated or earned among various jurisdictions, tax laws in these jurisdictions, tax treaties between countries, its eligibility for benefits under those tax treaties and the estimated values of deferred tax assets

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and liabilities. Such changes could result in an increase in the effective tax rate applicable to all or a portion of its income which would reduce its profitability.
Fluctuations in the exchange rate of the U.S. dollar and other currencies may adversely impact Travelport’s results of operations.
          Travelport’s results of operations are reported in U.S. dollars. While most of its revenue is denominated in U.S. dollars, a portion of Travelport’s revenue and costs, including interest obligations on a portion of its Senior Secured Credit Facility and on the euro-denominated Senior Notes due 2014 and Senior Subordinated Notes, is denominated in other currencies, such as pounds sterling, the euro and the Australian dollar. As a result, Travelport faces exposure to adverse movements in currency exchange rates. The results of Travelport’s operations and its operating expenses are exposed to foreign exchange rate fluctuations as the financial results of those operations are translated from local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against the local currency, the translation of these foreign currency-based local operations will result in increased net assets, revenue, operating expenses, and net income or loss. Similarly, Travelport’s local currency-based net assets, revenue, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against local currency. Additionally, transactions denominated in currencies other than the functional currency may result in gains and losses that may adversely impact its results of operations.
F. Risks Related To Travelport’s Relationship With Orbitz Worldwide
Travelport has recorded a significant charge to earnings, and may in the future be required to record additional significant charges to earnings if its investment in the equity of Orbitz Worldwide continues to be impaired.
          Travelport owns approximately 48% of Orbitz Worldwide’s outstanding common stock, which Travelport accounts for using the equity method of accounting. Travelport recorded losses of $4 million related to its investment in Orbitz Worldwide for the six months ended June 30, 2011.
          Travelport is required under U.S. GAAP to review its investments in equity interests for impairment when events or changes in circumstance indicate the carrying value may not be recoverable. Travelport evaluates its equity investment in Orbitz Worldwide for impairment on a quarterly basis. This analysis is focused on the market value of Orbitz Worldwide common stock compared to the book value of such common stock. Factors that could lead to impairment of Travelport’s investment in the equity of Orbitz Worldwide include, but are not limited to, a prolonged period of decline in the price of Orbitz Worldwide stock or a decline in the operating performance of, or an announcement of adverse changes or events by, Orbitz Worldwide. In addition, in the event that Travelport acquires a majority interest in Orbitz Worldwide, Travelport will be required to consolidate Orbitz Worldwide in its consolidated financial statements.
          As of June 30, 2011, the fair market value of Travelport’s investment in Orbitz Worldwide was approximately $122 million and the carrying value of its investment was approximately $90 million. The results of Orbitz Worldwide for the year ended December 31, 2010, were impacted by the impairment charge recorded by Orbitz Worldwide amounting to $81 million. During that period, in connection with Orbitz Worldwide’s annual impairment test for goodwill and intangible assets and as a result of lower than expected performance and future cash flows for its HotelClub and CheapTickets brands, Orbitz Worldwide recorded a non-cash impairment charge. Travelport may be required in the future to record additional charges to earnings if its investment in the equity of Orbitz Worldwide becomes further impaired. Any such charges would adversely impact its results of operations.

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Orbitz Worldwide is an important customer of Travelport’s businesses.
          Orbitz Worldwide is Travelport’s largest GDS subscriber, accounting for 14% of its total air segments in the year ended December 31, 2010. Travelport’s agreements with Orbitz Worldwide may not be renewed at their expiration or may be renewed on terms less favorable to Travelport. In the event Orbitz Worldwide terminates its relationships with Travelport or Orbitz Worldwide’s business is materially impacted for any reason and, as a result, Orbitz Worldwide loses, or fails to generate, a substantial amount of bookings that would otherwise be processed through Travelport’s GDS, Travelport’s business and results of operations would be adversely affected.
G. Legal And Regulatory Risks
Third parties may claim that Travelport has infringed their intellectual property rights, which could expose Travelport to substantial damages and restrict its operations.
          Travelport has faced and in the future could face claims that it has infringed the patents, copyrights, trademarks or other intellectual property rights of others. In addition, Travelport may be required to indemnify travel suppliers for claims made against them. Any claims against Travelport or such travel suppliers could require Travelport to spend significant time and money in litigation or pay damages. Such claims could also delay or prohibit the use of existing, or the release of new, products, services or processes, and the development of new intellectual property. Travelport could be required to obtain licenses to the intellectual property that is the subject of the infringement claims, and resolution of these matters may not be available on acceptable terms or at all. Intellectual property claims against Travelport could have a material adverse effect on Travelport’s business, financial condition and results of operations, and such claims may result in a loss of intellectual property protections that relate to certain parts of its business.
Travelport may become involved in legal proceedings and may experience unfavorable outcomes.
          Travelport may in the future become subject to material legal proceedings in the course of its business, including, but not limited to, actions relating to contract disputes, business practices, intellectual property and other commercial and tax matters. Such legal proceedings could involve claims for substantial amounts of money or for other relief or might necessitate changes to Travelport’s business or operations, and the defense of such actions may be both time consuming and expensive. Further, if any such proceedings were to result in an unfavorable outcome, it could have a material adverse effect on Travelport’s business, financial position and results of operations.
Travelport’s businesses are regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect it.
          Travelport operates in a regulated industry. Travelport’s businesses, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and/or regulations applicable to it, which could decrease demand for products and services, increase costs or subject it to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend Travelport from carrying on some or all of its activities or otherwise penalize Travelport if its practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Travelport’s failure to comply with any of these requirements or interpretations could have a material adverse effect on its operations.
          Travelport’s consumer and retail distribution channels are subject to laws and regulations relating to sales and marketing activities, including those prohibiting unfair and deceptive advertising or practices.

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Travelport’s travel services are subject to regulation and laws governing the offer and/or sale of travel products and services, including laws requiring Travelport to be licensed or bonded in various jurisdictions and to comply with certain disclosure requirements. As a seller of air transportation products in the United States, Travelport is also subject to regulation by the U.S. Department of Transportation, which has authority to enforce economic regulations, and may assess civil penalties or challenge its operating authority. Travelport stores a large volume of personally identifiable information which is subject to legislation and regulation in numerous jurisdictions around the world, including in the U.S., where it is safe harbor certified, and in Europe.
          In Europe, revised computerized reservation systems (“CRS”) regulations entered into force on March 29, 2009. These regulations or interpretations of them may increase Travelport’s cost of doing business or lower its revenues, limit its ability to sell marketing data, impact its relationships with travel agencies, airlines, rail companies, or others, impair the enforceability of existing agreements with travel agencies and other users of its system, prohibit or limit Travelport from offering services or products, or limit its ability to establish or change fees.
          The CRS regulations require GDS, among other things, to clearly and specifically identify in their displays any flights that are subject to an operating ban within the European Community and to introduce a specific symbol in their displays to identify each so-called blacklisted carrier. Travelport includes a link to the European Commission’s blacklist on the information pages accessible by travel agents through its Ask Travelport online facility. Travelport is inhibited from applying a specific symbol to identify a blacklisted carrier in its displays as the European Commission’s blacklist does not currently identify blacklisted carriers with an IATA airline code, although work on a technical solution is currently under way. A common solution for all GDS is being sought through further dialogue with the European Commission.
          Annex 1(9) of the CRS regulations requires a GDS to display a rail or rail/air alternative to air travel, on the first screen of their principal displays, in certain circumstances. Travelport currently has few rail participants in its GDS. Travelport can display direct point to point rail services in its GDS principal displays for those rail operators that participate in its GDS. Given the lack of harmonization in the rail industry, displaying rail connections in a similar way to airline connections is extremely complex, particularly in relation to timetabling, ticketing and booking systems. Travelport is working towards a solution that will include functionality to search and display connected rail alternatives at such time as the rail industry in Europe provides a technically efficient means to do so. Travelport understands that such efficiencies lie at the heart of the European Commission’s policy objectives to sustain a high quality level of European rail services in the future.
          Although regulations governing GDS have been lifted in the United States, continued regulation of GDS in the European Union and elsewhere could also create the operational challenge of supporting different products, services and business practices to conform to the different regulatory regimes.
          Travelport’s failure to comply with these laws and regulations may subject it to fines, penalties and potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for Travelport to operate its businesses and may have a material adverse effect on its operations. Travelport does not currently maintain a central database of regulatory requirements affecting its worldwide operations and, as a result, the risk of non-compliance with the laws and regulations described above is heightened.
H. Methods Of Solicitation
          Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with

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reasonable solicitation procedures. In addition, section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with the applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code).
          The Company believes that its Solicitation of votes to accept or reject the Plan from the Holders of Impaired Claims and Interests is proper under applicable nonbankruptcy law, rules, and regulations, and that this Disclosure Statement contains “adequate information” as defined by section 1125(a) of the Bankruptcy Code. The Company also believes that it is not required to solicit any other class under the Bankruptcy Code or applicable nonbankruptcy law, rules, or regulations. The Company cannot be certain, however, that its Solicitation of acceptances or rejections will be approved by the Bankruptcy Court. There is also a risk that confirmation of the Plan could be denied by the Bankruptcy Court.
          The Company believes that the Solicitation and the use of this Disclosure Statement and the Ballots for the purpose of obtaining acceptances of the Plan comply with the Bankruptcy Code. The Bankruptcy Court may decide, however, that the Solicitation failed to meet the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation did not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in that event, confirmation of the Plan could be delayed and possibly jeopardized.
I. Classification And Treatment Of Claims And Interests
          Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against and Interests in the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests of such Class. The Company believes that all Claims and Interests have been appropriately classified in the Plan.
          To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Company presently anticipates that it would seek to (i) modify the Plan, subject to the terms of the Plan and the Restructuring Support Agreement, to provide for whatever classification might be required for confirmation and (ii) use the acceptances received from any creditor or equity holder pursuant to the Solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor or equity holder ultimately is deemed to be a member. Any such reclassification of creditors or equity holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor or equity holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims or Interests pursuant to the Solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. The Company believes that, under the Bankruptcy Rules, the Company would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the Claim of any creditor or Interest of any equity holder.

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          The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Interest of a particular Class unless the Holder of a particular Claim or Interest agrees to a less favorable treatment of its Claim or Interest. The Debtor believes that it has complied with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.
          Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated.
J. Risk Of Non-Occurrence Of The Effective Date
          Although the Debtor believes that the Effective Date will occur very quickly after the Confirmation Date, there can be no assurance as to such timing.
VII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS
A. Issuance And Resale Of New Equity Shares Under the Plan
          1. Exemption From Registration
          The Plan provides for the Debtor’s direct parent, Worldwide, to issue New Equity Shares to Holders of Class 2 PIK Loan Unsecured Claims. The Debtor believes that the New Equity Shares constitute “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable Blue Sky Law. Section 4(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act shall not apply to the offer and sale of a security in connection with transactions not involving any public offering. By virtue of section 18 of the Securities Act, section 4(2) also provides that any state Blue Sky Law requirements shall not apply to such offer or sale.
          Section 1145 of the Bankruptcy Code provides that the registration requirements of section 5 of the Securities Act (and any state Blue Sky Law requirements) shall not apply to the offer or sale of stock, options, warrants, or other securities by an affiliate participating in a joint plan with a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property.
          In reliance upon these exemptions, the offer and sale of the New Equity Shares will not be registered under the Securities Act or any state Blue Sky Law. Accordingly, the New Equity Shares may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, the New Equity Shares generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective Blue Sky Law of those states; however, the availability of such exemptions cannot be known unless individual state Blue Sky Laws are examined. Therefore, recipients of the New Equity Shares are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state Blue Sky Law in any given instance and as to any applicable requirements or conditions to such availability.

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          2. Resales Of The New Equity Shares; Definition Of Underwriter
          If the holder of the New Equity Shares is an underwriter, the New Equity Shares will be “restricted securities” and may not be resold under the Securities Act and applicable state Blue Sky Law absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144 promulgated under the Securities Act. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; or (b) offers to sell securities offered or sold under a plan for the holders of such securities; or (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.
          The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.
          Resales of the New Equity Shares by Persons deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of the New Equity Shares who are deemed to be “underwriters” may be entitled to resell their New Equity Shares pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, the Company does not presently intend to make publicly available the requisite current information regarding the Company, and as a result, Rule 144 will not be available for resales of New Equity Shares by Persons deemed to be underwriters.
          Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the New Equity Shares would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtor expresses no view whether any Person would be deemed an “underwriter” with respect to the New Equity Shares. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtor makes no representations concerning the right of any Person to freely resell the New Equity Shares. Accordingly, the Debtor recommends that potential recipients of New Equity Shares consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.

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          PERSONS WHO RECEIVE NEW EQUITY SHARES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.
          THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE COMPANY MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW EQUITY SHARES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE COMPANY ENCOURAGES EACH ELIGIBLE HOLDER OF CLASS 2 PIK LOAN UNSECURED CLAIMS TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE COMPANY MAKES NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW EQUITY SHARES.
VIII. CERTAIN TRANSFER RESTRICTIONS
     The New Equity Shares have not been and may not be registered under the Securities Act and are being issued only to “qualified institutional buyers” within the meaning of Rule 144A promulgated under the Securities Act. Accordingly, the New Equity Shares may not be offered or sold within the United States to, or for the account or benefit of, persons except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.
     In addition, the New Equity Shares will be subject to certain additional restrictions on transfer. Any such transfer of the New Equity Shares will be deemed null and void and Worldwide reserves the right to cancel any such transfer. Any purported purchaser or transferee of the New Equity Shares in such a transfer will not be recognized as a shareholder of Worldwide for any purpose whatsoever in respect of the New Equity Shares that are the subject of such transfer.
     Each eligible Holder of Class 2 PIK Loan Unsecured Claims who votes to accept the Plan will be deemed to have represented and agreed to the representations and agreements as follows:
     (a) The eligible holder is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.
     (b) The eligible holder understands that the New Equity Shares are being issued in a transaction not involving any public offering within the meaning of the Securities Act, that the New Equity Shares have not been registered under the Securities Act and that (i) such securities may be offered, resold, pledged or otherwise transferred only (A) pursuant to an exemption from registration under the Securities Act, (B) to the Company or any of its subsidiaries or (C) pursuant to an effective registration statement and, in each case, in compliance with the limitations in the Shareholders’ Agreement (as may be amended from time to time), Worldwide’s by-laws (as may be amended from time to time) and any applicable securities laws of any state of the United States or any other applicable jurisdiction, (ii) the eligible holder will, and each subsequent eligible holder is required to, notify any later purchaser from it of the resale restrictions described in (i) above and any later purchaser shall be subject to such resale restrictions and (iii) such securities are subject to the approval of the Bermudan Monetary Authority, if applicable.
     (c) The eligible holder confirms that (i) the eligible holder has requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of acquiring New Equity Shares

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and the eligible holder and any accounts for which it is acting are each able to bear the economic risks of its or their investment, including a complete loss of the investment, (ii) the eligible holder is not acquiring New Equity Shares with a view to any distribution of the New Equity Shares; provided that the disposition of its property and the property of any accounts for which the eligible holder is acting as a fiduciary shall remain at all times within its control and (iii) the eligible holder acknowledges that it has had access to the financial and other information, and has been afforded the opportunity to ask questions of representatives of Worldwide or the Company and receive answers to those questions, as it deemed necessary in connection with its investment in the Company as it deemed necessary in connection with its decision to vote on the Plan.
     (d) The eligible holder understands that the New Equity Shares will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR COUNTRY AND WERE ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER THE BY-LAWS OF TRAVELPORT WORLDWIDE LIMITED AND A SHAREHOLDERS’ AGREEMENT AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT (I) AS PERMITTED UNDER THE SECURITIES ACT PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER, (II) AS PERMITTED UNDER OTHER APPLICABLE LAWS AND (III) IN COMPLIANCE WITH SUCH SHAREHOLDERS’ AGREEMENT AND BY-LAWS. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION HEREIN, THE SELLER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS IT MAY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE SECURITIES ACT.”
     (e) The eligible holder acknowledges that none of Worldwide, the Company, Travelport nor any person representing Worldwide has made any representations to it with respect to the New Equity Shares, the Company, the Plan or Worldwide’s financial condition or results or operations or cash flows.
     (f) The eligible holder understands that pursuant to the Shareholders’ Agreement and Worldwide’s by-laws, no sale, transfer or other disposition of the New Equity Shares shall be effective, and any such transfer, if any, shall be deemed null and void, if, as a result of any such transfer: (i) the New Equity Shares are transferred to a “strategic investor” (as such term is defined in the Shareholders’ Agreement); (ii) the record number of holders of Worldwide’s equity securities would exceed 250, as determined under section 12(g) of the Exchange Act, or would require registration of such transfer, or any class of securities of Worldwide under any U.S. or foreign securities laws; (iii) regulatory restrictions applicable to the Company, including requirements of the Bermudan Monetary Authority, would be violated; (iv) in the reasonable opinion of tax counsel, such transfer could cause the Company to be characterized as a publicly traded partnership taxable as a corporation under section 7704 of the Internal Revenue Code; or (v) certain provisions set forth in the Shareholders’ Agreement would be violated.
     (g) The eligible holder agrees that it will deliver to each person to whom it proposes to transfer New Equity Shares notice of the restrictions on transfer of the New Equity Shares and any such transferee shall be deemed to have acknowledged any such restrictions upon such transfer and such acknowledgement is a condition of such transfer.
     (h) The eligible holder acknowledges that Worldwide and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that, if any of the foregoing acknowledgements, representations or agreements deemed to have been made by it are no longer accurate, it shall promptly notify Worldwide. If an eligible holder is acquiring any New Equity Shares as a fiduciary or agent for one or more investor accounts, such eligible holder represents that it has sole investment discretion with respect to each

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such account and that it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each such account.
     (j) The eligible holder understands that no representation is made as to the availability of any exemption from Securities Act registration for the resale of the New Equity Shares.
IX. CERTAIN TAX CONSEQUENCES OF THE PLAN
A. CERTAIN BERMUDA TAX CONSIDERATIONS
          At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company, Worldwide or Worldwide shareholders in respect of Worldwide’s shares. The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to the Company or Worldwide or to any of the operations of either or to the Company’s or Worldwide’s shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by the Company or Worldwide in respect of real property owned or leased by the Company or Worldwide in Bermuda.
B. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
          The following is a summary (this “Summary”) of certain U.S. federal income tax considerations to an eligible Holder (as defined below) of an Allowed Class 2 PIK Loan Unsecured Claim that, pursuant to the Plan, exchanges its PIK Loan Unsecured Claim for its Pro Rata share of (i) the PIK Loan Cash Distribution, (ii) the Second Lien OpCo Term Loan Exchange Portion, (iii) (a) the Effective Date Common Stock Distribution, (b) the Post-Effective Date Common Stock Distribution, and (c) the Additional Share Distribution (together the “New Worldwide Shares”), (iv) the Tranche A Extended PIK Loan and (v) the Tranche B Extended PIK Loan (together with the Tranche A Extended PIK Loan, the “New PIK Loan,” and the New PIK Loan together with the Second Lien OpCo Term Loan Exchange Portion, collectively, the “New Loans”) (such transaction, the “Exchange”). The New Loans, together with the New Worldwide Shares, are hereinafter referred to as the “New Interests.” This Summary addresses only U.S. federal income tax considerations relevant to Holders that hold the PIK Loan Unsecured Claims and will hold the New Interests as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Tax Code”). This Summary is based on the Tax Code, Treasury regulations promulgated thereunder, published rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial and administrative interpretations thereof, in each case as in effect and available as of the date hereof. Subsequent developments in any of the foregoing, or changes in how any of these authorities are interpreted, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of participating in the Exchange, and of owning and disposing of the New Interests as described in this Summary. No ruling will be sought from the IRS with respect to any statement or conclusion in this Summary, and no assurance can be given that the IRS will not challenge such statement or conclusion in this Summary or, if challenged, that a court will uphold such statement or conclusion.
          This Summary does not purport to address all tax consequences that may be important to a particular Holder in light of that Holder’s investment or other circumstances, or to certain categories of investors that may be subject to special rules, including, among others, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers or traders in securities or currencies, tax-exempt entities, partnership or other pass-through entities, investors holding the PIK Loan Unsecured Claims or the New Interests as part of an “integrated,” “hedging” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes, grantor trusts, Holders that have a “functional currency” other than the U.S. dollar, Holders that have a taxable year other than a calendar year, U.S. expatriates and Holders subject to the U.S. federal alternative minimum

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tax. This Summary does not address any tax considerations to secondary purchasers of the New Interests. In addition, this discussion does not address any tax considerations arising under the U.S. federal estate and gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction. This Summary does not address any consequences that may result to Holders as a result of becoming a United States Shareholder, as defined in the Tax Code, with respect to any controlled foreign corporation (“CFC”), including Worldwide or any entity owned directly or indirectly by Worldwide.
          For purposes of this Summary, a “U.S. Holder” means a holder of a PIK Loan Unsecured Claim that is (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States, any state thereof or the District of Columbia, (3) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and of which one or more United States persons who have the authority to control all substantial decisions or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. For purposes of this Summary, a “Non-U.S. Holder” is a beneficial owner of a PIK Loan Unsecured Claim that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. For purposes of this Summary, a “Holder” is a U.S. Holder or a Non-U.S. Holder.
          THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER IS URGED TO CONSULT ITS INDEPENDENT TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF ACQUIRING THE NEW INTERESTS PURSUANT TO THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW INTERESTS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.
          If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds a PIK Loan Unsecured Claim and acquires the New Interests pursuant to the Plan, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering acquiring the New Interests pursuant to the Plan should consult its independent tax advisor regarding the consequences to its partners of acquiring the New Interests pursuant to the Plan and the ownership or disposition of the New Interests by the partnership.
          TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF THE PIK LOAN UNSECURED CLAIMS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE TAX CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY TRAVELPORT OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) CREDITORS AND NEW INTEREST-HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Certain U.S. Federal Income Tax Consequences To The Company
Cancellation Of Indebtedness Income
          Treatment Of Worldwide As Issuer Of The PIK Loan Unsecured Claims And The New Interests For U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, Worldwide is expected to be treated as, prior to the Exchange, the issuer of the PIK Loan Unsecured Claims and, in connection with the Exchange, the transferor of the PIK Loan Cash Distribution and the issuer of the New Interests. This is because each of the Company, Travelport Limited, certain direct and indirect subsidiaries of Travelport Limited and Travelport LLC is, or will be at the time of the Exchange, treated as an entity that is not regarded as separate from (i.e., is treated as a division of) Worldwide. Thus, pursuant to the Plan, Worldwide will be treated as having satisfied each PIK Loan Unsecured Claim in exchange for the PIK Loan Cash Distribution and the New Interests.

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          COD Income. In general, the discharge of a debt obligation (such as a PIK Loan Unsecured Claim) by a corporation in exchange for cash and other property having a fair market value (or, in the case of a new debt instrument, an “issue price”) that is less than the “adjusted issue price” of the old debt gives rise to cancellation of indebtedness (“COD”) income for U.S. federal income tax purposes to a corporation. Although not free from doubt, Worldwide intends to take the position that any COD income recognized by Worldwide as a result of the Plan is neither effectively connected with the conduct of a trade or business within the United States nor U.S. source “fixed or determinable annual or periodical gains, profits or income”; therefore, Worldwide, a Bermuda corporation, should not recognize any COD income for U.S. federal income tax purposes as a result of the Plan.
Net Operating Losses – Section 382
          An indirect subsidiary of the Company, Travelport Inc., a Delaware corporation, has a significant amount of net operating losses (“NOLs”) for U.S. federal income tax purposes. Section 382 of the Tax Code contains rules that limit the ability of a company that has NOLs and undergoes an “ownership change,” which is generally an increase in the ownership by certain shareholders of more than 50% in value of its stock over a three-year period, to utilize its NOL carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by taking into account “owner shifts” on the part of stockholders that own, directly or indirectly, 5% or more of the stock of the loss corporation and any changes in ownership arising from a new issuance of stock by the loss corporation. Generally, if an ownership change occurs, the NOLs that the loss corporation can use each year will be limited to the product of the applicable long-term tax exempt rate (a rate published monthly by the U.S. Treasury department) (3.86% for ownership changes that occur in September 2011) and the fair market value of the company’s stock immediately before the ownership change, with certain adjustments.
          In connection with the Plan, Worldwide will issue New Worldwide Shares that will result in an owner shift with respect to the stock of Travelport Inc. of up to 44%. In addition, Worldwide may issue Worldwide shares in an amount of up to 5% of the fully diluted equity of Worldwide pursuant to a management incentive plan, which also may result in an owner shift with respect to Travelport Inc. Although the Company believes that these owner shifts, combined with other owner shifts that have occurred to date during the relevant testing period, should not result in an “ownership change” under Tax Code section 382 with respect to Travelport Inc. based upon the terms of the Plan, there can be no assurance of this fact. Moreover, even if the issuance of New Worldwide Shares and management equity in connection with the Plan does not result in an ownership change with respect to Travelport Inc., there can be no assurance that there will not be future owner shifts that result in an ownership change. If Travelport Inc. were to experience an ownership change as defined in Tax Code section 382, its ability to use its NOLs thereafter would become subject to the limitations described above. In addition, its ability to use its “net unrealized built-in losses” (if any) to offset future taxable income realized within five years of the ownership change could become subject to limitation. Finally, Travelport Inc.’s NOLs could become subject to further limitations if it were to undergo additional future ownership changes and could potentially be reduced to zero if Travelport Inc. were to fail to continue its business enterprise for at least two years following any ownership change.
Certain U.S. Federal Income Tax Consequences Of The Exchange To U.S. Holders
          The U.S. federal income tax consequences of the transactions contemplated by the Plan to U.S. Holders of a PIK Loan Unsecured Claim are not entirely clear. Although the discussion below describes certain possible U.S. federal income tax consequences of the transactions contemplated by the Plan to U.S. Holders, no assurance can be given as to the treatment of such transactions by the IRS or as to whether such treatment would be sustained by a court. If required under the Tax Code, the Company will notify the U.S. Holders as to any position the Company is required to take regarding the transactions contemplated by the Plan. Each U.S. Holder should consult its independent tax advisor regarding the tax consequences to it of the transactions contemplated by the Plan and information that may be relevant to its particular situation and circumstances.
          Travelport believes that the New Loans should be treated as debt for U.S. federal income tax purposes and intend to treat the New Loans as such. By acquiring New Loans pursuant to the Exchange, each beneficial owner agrees to treat the New Loans as debt for U.S. federal income tax purposes. This Summary assumes that the New Loans are properly characterized as debt for U.S. federal income tax purposes. If any of the New Loans were treated as equity, adverse consequences could result to one or more of the Company, Worldwide, Travelport LLC, or Travelport Inc., and to Holders.

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The Exchange
          Treatment Of The New Worldwide Shares Held In The Escrow. The U.S. federal income tax characterization of the New Worldwide Shares held in the Escrow is not entirely clear. Although there is no authority on point and the matter is not free from doubt, Travelport believes that these shares should not be treated as issued for U.S. federal income tax purposes until released from the Escrow to a U.S. Holder and accordingly that a Holder should not be treated as the owner of any portion of the Post-Effective Date Common Stock Distribution or other assets, if any, held in the Escrow (collectively, the “Escrow Shares,” and together with the Additional Share Distribution, the “Unreleased Worldwide Shares”) until the Holder has a right to receive these shares and other assets, if any, from the Equity Escrow Agent, and this Summary assumes that this is the case. If the IRS were to successfully challenge this position, certain of the tax consequences outlined in this Summary would be different in a number of respects. Each U.S. Holder should consult its independent tax advisor regarding the tax treatment of New Worldwide Shares held in the Escrow.
          Gain Or Loss Realized In The Exchange. For U.S. federal income tax purposes, a U.S. Holder should generally realize (but not necessarily recognize; see “Tax-Deferred Recapitalization” below) gain or loss with respect to the exchange of its PIK Loan Unsecured Claim for the PIK Loan Cash Distribution, the New Loans and the New Worldwide Shares in an amount equal to the difference between (a) the amount realized on the Exchange by the U.S. Holder and (b) the U.S. Holder’s adjusted tax basis in its PIK Loan Unsecured Claim exchanged therefor immediately prior to the Exchange.
          The amount realized on the Exchange by a U.S. Holder should equal the sum of (i) the amount of cash received, (ii) the “issue price” (as discussed below; see “Tax Consequences Of Holding The New PIK Loan And The Second Lien OpCo Term Loan Exchange Portion — Issue Price”) of each New Loan, and (iii) the fair market value of the New Worldwide Shares. For this purpose, the determination of the amount realized with respect to the Unreleased Worldwide Shares is unclear in a number of respects and may differ depending on the overall tax treatment of the Exchange. In addition, the effect (if any) of Reallocation Events (as defined below) on the determination of the amount realized on the Exchange by a U.S. Holder, including adjustments in the event of a Return or Determination of Non-Issuance (each as defined below), is unclear.
          A U.S. Holder’s adjusted tax basis in its PIK Loan Unsecured Claim generally will equal the amount paid for such PIK Loan Unsecured Claim, increased by any original issue discount (“OID”) previously included in income or market discount, if any, previously taken into account by such U.S. Holder and reduced by any amortizable bond premium previously amortized and any payments previously made to the U.S. Holder on the PIK Loan Unsecured Claim in respect of such PIK Loan Unsecured Claim.
          Tax-Deferred Recapitalization. A corporation engages in a tax-deferred “recapitalization” if it exchanges outstanding stock and/or securities for newly issued stock and/or securities (each as defined under the relevant Tax Code rules). Thus, the Exchange would constitute a tax-deferred recapitalization in whole or in part if the PIK Loan Unsecured Claim is characterized as a “security” for U.S. federal income tax purposes. A debt instrument constitutes a “security” for these purposes if, based on all the facts and circumstances, the instrument represents a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect whether a debt instrument is a “security,” one of the most important factors is the term of the instrument. In general, debt instruments with an original term of less than five years are less likely to be treated as “securities,” and debt instruments with an original term of more than ten years are more likely to be treated as “securities.” Whether a debt instrument with an original term of between five and ten years qualifies as a “security” is not entirely clear and depends on the facts and circumstances. In addition, under a revenue ruling issued by the IRS, under certain circumstances the term of a debt instrument received in a reorganization (such as a tax-deferred recapitalization) in exchange for another debt instrument may be considered to include the term of the original debt instrument for purposes of determining whether the newly received debt instrument is a security. Each PIK Loan Unsecured Claim has an original term of five years. The Tranche A Extended PIK Loan has an additional term of less than a year, which, if considered together with the term of each

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PIK Loan Unsecured Claim, would yield a term of five to six years. The Tranche B Extended PIK Loan has an additional term of three to four years, which, if considered together with the term of each PIK Loan Unsecured Claim, would yield a term of eight to nine years. The Second Lien OpCo Term Loan Exchange Portion has a term of one year, which, if considered together with the term of the PIK Loan Unsecured Claim, would yield a term of six years. Therefore, it is not entirely clear whether any of the PIK Loan Unsecured Claims, the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan or the Second Lien OpCo Term Loan Exchange Portion would qualify as a “security.” It appears likely, however, based upon the IRS ruling mentioned above, that if the PIK Loan Unsecured Claim is a “security,” each of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan Exchange Portion also would qualify as a security, and the remainder of the discussion under this heading assumes this to be the case. Due to the inherently factual nature of the determination, however, each U.S. Holder is urged to consult its independent tax advisor regarding the classification of its PIK Loan Unsecured Claim, Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan Exchange Portion as “securities” for U.S. federal income tax purposes and the application of the tax-free recapitalization rules.
          Assuming, as noted above, that the PIK Loan Unsecured Claim qualifies as a security for U.S. federal income tax purposes, and that the New Loans also so qualify, the exchange of the PIK Loan Unsecured Claim for the PIK Loan Cash Distribution and the New Interests pursuant to the Exchange should qualify as a tax-deferred recapitalization. Subject to possible adjustment (as described below), under these circumstances, a U.S. Holder generally should recognize gain (but not loss) pursuant to the Exchange in an amount equal to the lesser of (i) the amount of gain realized in the Exchange (as described in “Gain Or Loss Realized In The Exchange” above) or (ii) the amount of cash received in the Exchange (such recognized gain, the “Initial Boot Gain”). As noted earlier, the tax treatment of the release or issuance of the Unreleased Worldwide Shares is not entirely clear, and the gain that a U.S. Holder should recognize in the Exchange may need to be adjusted upon a Release (as defined below). Subject to the recharacterization of market discount as ordinary income (see “Market Discount” below), any such gain should be capital gain, which would be long-term capital gain if the U.S. Holder held the PIK Loan Unsecured Claim for more than one year as of the date of the Exchange.
          Upon the release or issuance of all or any part of the Unreleased Worldwide Shares to a U.S. Holder (any such release or issuance, a “Release”) more than 6 months after the Exchange, a portion of such released or issued stock and any cash or other property released in connection therewith (such cash or other property, the “Other Escrow Distribution”) should be recharacterized as imputed interest based on the “lowest 3-month” Federal short-term rate (for Releases that occur within 3 years of the date of the Exchange) or the “lowest 3-month” Federal mid-term rate (for Releases that occur after 3 years but within 9 years of the date of the Exchange), compounded semiannually, as of the date of the Exchange (if the Exchange takes place in September 2011, the rates are 0.26% and 1.62%, respectively).
          Pursuant to the Plan, upon a Release that occurs more than 6 months after the Exchange, (i) Travelport will treat as imputed interest, first, all or a portion of the Other Escrow Distribution distributed in the Release (such recharacterized Other Escrow Distribution, the “Imputed Interest Distribution”), and thereafter, to the extent necessary, a portion of the stock of Worldwide distributed in the Release (such recharacterized stock, the “Imputed Interest Shares,” and together with the Imputed Interest Distribution, the “Imputed Interest Property”); and (ii) Travelport will treat any Imputed Interest Shares as separate shares (and not as a portion of each share of Worldwide that is distributed in connection with the Release). There is no authority on point for the foregoing treatment, and there is no assurance that the IRS will not challenge such treatment or, if challenged, that a court will uphold such treatment. If the foregoing treatment is not respected, a U.S. Holder may recognize a larger amount of income upon a Release and may hold stock of Worldwide distributed in the Release with a split basis and holding period, among other consequences. The remainder of this discussion assumes that the treatment described in the first sentence of this paragraph is respected. Each U.S. Holder should consult its independent tax advisor regarding the determination of imputed interest upon a Release and information that may be relevant to its particular situation and circumstances.
          Upon a U.S. Holder’s entitlement to receive any Imputed Interest Property in connection with a Release, the U.S. Holder should be taxed on the fair market value of the Imputed Interest Property distributed in the Release as of the date of the Release as interest income.
          Subject to the last sentence of this paragraph concerning Imputed Interest Shares, a U.S. Holder’s tax basis in its New Interests should equal the tax basis of the PIK Loan Unsecured Claim surrendered in exchange therefor (as described in “Gain Or Loss Realized In The Exchange” above), increased by the amount of any gain recognized and decreased by the amount of cash received in the Exchange (as so adjusted, the “Exchange Basis”);

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the Exchange Basis should be allocated among the classes of New Interests received or receivable by the U.S. Holder, including the Unreleased Worldwide Shares, in proportion to their respective fair market values as of the date of the Exchange; and the U.S. Holder’s holding period for its New Interests should include its holding period for its PIK Loan Unsecured Claim. Although not free from doubt, IRS guidance suggests that the Exchange Basis should be allocated over all Unreleased Worldwide Shares, even though a portion of the Unreleased Worldwide Shares will likely be recharacterized as Imputed Interest Shares (and, as discussed in the following paragraph, Travelport believes that the Exchange Basis should be reallocated upon certain Releases to take into account this recharacterization). A U.S. Holder should hold the Imputed Interest Property (other than cash) distributed in a Release with a basis equal to its fair market value as of the date of the Release and a holding period that begins the day after the date of the Release.
          Upon a Release more than 6 months after the Exchange, the determination that a Post-Effective Date Common Stock Distribution to Holders will not be made (the “Return”) or the determination that the Additional Share Distribution will not be issued (the “Determination of Non-Issuance,” and collectively, a “Reallocation Event”), Travelport believes that a U.S. Holder should reallocate the Exchange Basis, less the basis attributable to any New Interests disposed of since the Exchange (including the basis attributable to the Unreleased Worldwide Shares, the right to receive which was also disposed of since the Exchange (together with the disposed-of New Interests, the “Transferred New Interests”), over the New Interests (excluding (x) any Post-Effective Date Common Stock Distribution subject to a Return and Additional Share Distribution that will not be issued and (y) the Transferred New Interests and (z) any Imputed Interest Shares), in proportion to their respective fair market values. Although there is no authority on point and the matter is not free from doubt, Travelport believes that the fair market values for this purpose should be measured as of the date of the Exchange. A U.S. Holder should not recognize gain or loss upon the Return or the Determination of Non-Issuance.
          In the event that a U.S. Holder receives an Other Escrow Distribution (but only to the extent not treated as an Imputed Interest Distribution), Travelport believes that the U.S. Holder should recognize any gain realized with respect to the Exchange that was not previously recognized (see “Gain Or Loss Realized In The Exchange” above) in an amount not in excess of the fair market value of such Other Escrow Distribution (the “Escrow Boot Gain”). Subject to the recharacterization of market discount as ordinary income (see “Market Discount” below), any such Escrow Boot Gain should be capital gain, which would be long-term capital gain if the U.S. Holder held its PIK Loan Unsecured Claim for more than one year as of the date of the Exchange.
          The tax treatment of the transactions described in the foregoing discussion is extremely complex and uncertain in a number of respects; each U.S. Holder should consult its independent tax advisor regarding the treatment of the Unreleased Worldwide Shares and Reallocation Events.
          Taxable Transaction. If the PIK Loan Unsecured Claim is not properly characterized as a security for purposes of the tax-deferred recapitalization rules, then the Exchange cannot qualify as a tax-deferred recapitalization as described above and will be taxable to a U.S. Holder. Because the terms of the Exchange provide for the possibility of future payments (which, as noted above, should include the Unreleased Worldwide Shares), a U.S. Holder may be eligible to report its gain using the “installment method” or, because there is an argument that the fair market value of the Unreleased Worldwide Shares cannot reasonably be ascertained, possibly the “open transaction” method. If a U.S. Holder opts out of (or is ineligible for) either of these reporting methods, the U.S. Holder would likely recognize the gain or loss that it realizes with respect to the Exchange on the date of the Exchange, taking into account the uncertainties associated with the Reallocation Events (such reporting method, the “installment method” or the “open transaction” method, the “Applicable Method”). The rules regarding the Applicable Methods are extremely complicated; each U.S. Holder should consult its independent tax advisor as to whether any such Applicable Method is available to the U.S. Holder and the result thereof.
          Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the PIK Loan Unsecured Claim (see “Market Discount” below), any gain or loss recognized should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder held the PIK Loan Unsecured Claim for more than one year as of the date of the Exchange or, depending on the Applicable Method, with respect to Unreleased Worldwide Shares, as of the date of receipt of the Unreleased Worldwide Shares (as applicable, the “Relevant Date”). The deductibility of capital loss is subject to limitations under the Tax Code.

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          A U.S. Holder generally should have an adjusted tax basis in its Tranche A Extended PIK Loan, Tranche B Extended PIK Loan, and Second Lien OpCo Term Loan Exchange Portion equal to each debt instrument’s issue price (as determined below) and a basis in its New Worldwide Shares equal to their fair market value on the Relevant Date, and generally should commence a new holding period with respect to each applicable class of New Interests the day after the Relevant Date.
          Market Discount. The market discount provisions of the Tax Code may apply to a U.S. Holder of a PIK Loan Unsecured Claim that participates in the Exchange. In general, a PIK Loan Unsecured Claim that was acquired by a U.S. Holder after its original issuance will be treated as acquired with market discount if the PIK Loan Unsecured Claim’s adjusted issue price exceeds the tax basis of the debt instrument in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.
          Under the market discount rules, any gain recognized by an exchanging U.S. Holder with respect to a PIK Loan Unsecured Claim (including Initial Boot Gain and Escrow Boot Gain) that was acquired with market discount generally should be subject to tax as ordinary income to the extent of the market discount that accrued while the PIK Loan Unsecured Claim was held by such U.S. Holder. However, a U.S. Holder who previously has elected to include market discount in income as it accrued for U.S. federal income tax purposes will not be subject to this rule.
          To the extent that the receipt of New Interests in the Exchange is treated as received pursuant to a tax-free recapitalization, any accrued market discount on the PIK Loan Unsecured Claim may carry over to such class of New Interests and be treated as ordinary income on the disposition of such class of New Interests.
          Each U.S. Holder is urged to consult its independent tax advisor regarding the extent to which, if any, it will recognize market discount as ordinary income upon the Exchange and/or that accrued market discount will carry over to the New Interests.
Tax Consequences Of Holding New Worldwide Shares
          Distributions. Any distribution of cash or other property (including the amount of tax withheld from such distributions, if any) (a “Worldwide Share Distribution”) paid on the New Worldwide Shares (other than Unreleased Worldwide Shares not yet released or issued) out of Worldwide’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles, generally will be includible in the gross income of a U.S. Holder as dividend income. Worldwide has not yet determined whether it will determine its earnings and profits on the basis of United States federal income tax principles; U.S. Holders should expect that any Worldwide Share Distribution paid could be reported to them as a “dividend” for United States federal income tax purposes. Dividends received on the New Worldwide Shares will not be eligible for the dividends received deduction allowed to corporations.
          Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on New Worldwide Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes in respect of such withholdings but only for a year in which such U.S. Holder elects to do so for all foreign income taxes. The rules with respect to foreign tax credits are complex and U.S. Holders are urged to consult their independent tax advisor regarding the availability of the foreign tax credit under their particular circumstances.
          Disposition Of New Worldwide Shares. When a U.S. Holder sells or otherwise disposes of New Worldwide Shares (which, for purposes of the discussion under this heading, includes rights to receive Unreleased Worldwide Shares) acquired pursuant to the Exchange in a taxable transaction (a “Disposition”), the U.S. Holder generally should recognize gain or loss in an amount equal to the difference between (i) the amount realized on the Disposition and (ii) the U.S. Holder’s adjusted tax basis in the New Worldwide Shares (likely including any basis allocated to the Unreleased Worldwide Shares being sold or otherwise disposed of as discussed above). To the extent that the receipt of New Worldwide Shares in the Exchange was treated as received pursuant to a tax-free recapitalization for a portion of the PIK Loan

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Unsecured Claim, any accrued market discount on the PIK Loan Unsecured Claim that carried over to the New Worldwide Shares, as discussed above, must be treated as ordinary income on the disposition of the New Worldwide Shares. Otherwise, such gain or loss generally should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder’s holding period for the New Worldwide Shares was more than one year as of the date of the Disposition. The deductibility of any capital loss is subject to limitations under the Tax Code.
          Each U.S. Holder of New Worldwide Shares is urged to consult its independent tax advisor regarding the tax consequences of the Disposition of New Worldwide Shares.
Tax Consequences Of Holding The New PIK Loan And The Second Lien OpCo Term Loan Exchange Portion
          Issue Price. The determination of the issue price of the New Loans will depend on whether any of the New Loans are publicly traded and, to the extent not, whether the PIK Loan Unsecured Claim is publicly traded. Each of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan, and the Second Lien OpCo Term Loan Exchange Portion will generally be considered to be “publicly traded” if, at any time during the 60-day period ending 30 days after its issue date (which will be the date of the Exchange), (i) it appears on a system of general circulation that provides a reasonable basis to determine the fair market value of such New Loans by disseminating either (x) recent price quotations (including rates, yields, or other pricing information) of one or more identified brokers, dealers or traders or (y) actual prices (including rates, yields, or other pricing information) of recent sales transactions or (ii) price quotations are readily available from dealers, brokers or traders and certain exceptions do not apply. The Company’s financial advisors have informed it that they expect that the New Loans will be publicly traded. Assuming this to be the case, the issue price of each of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan, and the Second Lien OpCo Term Loan Exchange Portion will be the fair market value of each such New Loan on its issue date. The rules regarding the determination of issue price are complex and highly detailed, and each U.S. Holder should consult its independent tax advisor regarding the determination of the issue price of the New PIK Loan and the Second Lien OpCo Term Loan Exchange Portion.
          OID. Subject to “Short-Term Obligations” below, if, as expected, the issue price of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and/or the Second Lien OpCo Term Loan Exchange Portion (as described above under “Issue Price”) is less than such loan’s stated redemption price at maturity by at least a specified de minimis amount, the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and/or the Second Lien OpCo Term Loan Exchange Portion, as applicable, will be treated as issued with OID in an amount equal to the difference between the issue price of such New Loan and its stated redemption price at maturity. For this purpose, the de minimis amount is 0.25% of the stated redemption price at maturity of each New Loan multiplied by the number of complete years to maturity from the issue date of such New Loan. The term “stated redemption price at maturity” generally means all payments required to be made under a New Loan other than payments of qualified stated interest.
          A U.S. Holder of a New Loan that is issued with OID will be required to include the OID in ordinary income as interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which that interest income is attributable. The amount of OID allocable to any “accrual period” generally will be an amount equal to the excess, if any, of (i) the product of the “adjusted issue price” of the New Loan at the beginning of such accrual period and its “yield to maturity” (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all payments of qualified stated interest allocable to the accrual period. The accrual period for a New Loan may be of any length and may vary in length over the term of the New Loan, provided that each accrual period cannot exceed one year and each scheduled payment of principal or interest must occur on the first day or the final day of an accrual period. The “yield to maturity” of a New Loan will be the discount rate that causes the present value of all payments on such class of New Interests as of its original issue date to equal the issue price of such class of New Interests. The “adjusted issue price” of a New Loan at the beginning of any accrual period will equal its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium, as discussed below under “Acquisition Premium Or Amortizable Bond Premium On New Loans”), minus any payments made other than payments of qualified stated interest. Under these rules, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

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          A U.S. Holder may elect to treat all interest on a New Loan as OID and calculate the amount includible in gross income under the constant yield method. Such an election must be made for the taxable year in which the U.S. Holder acquires the New Loan, and may not be revoked without the consent of the IRS. Each U.S. Holder should consult its independent tax advisor about this election. The remainder of this discussion assumes this election is not made.
          Short-Term Obligations. If the term to maturity of the Tranche A Extended PIK Loan is not greater than one year, a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes generally will not be required to accrue OID on the Tranche A Extended PIK Loan that it holds unless it elects to do so. Absent such election, (i) any gain that such U.S. Holder recognizes on the sale, exchange or maturity of the Tranche A Extended PIK Loan will be ordinary income to the extent of the OID, accrued on a straight-line basis (or, upon election, under the constant-yield method (based on daily compounding)), through the date of sale or maturity; and (ii) a portion of the deductions otherwise allowable to such U.S. Holder for interest on borrowings allocable to the Tranche A Extended PIK Loan will be deferred until a corresponding amount of income is realized. U.S. Holders that use the accrual method of accounting for U.S. federal income tax purposes and certain other U.S. Holders will be required to accrue OID currently as described in “OID” above.
          Acquisition Premium Or Amortizable Bond Premium On New Loans. If a U.S. Holder’s initial tax basis in a New Loan is greater than such instrument’s issue price and less than or equal to its stated redemption price at maturity, such New Loan will be considered to have been issued to such U.S. Holder at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that a U.S. Holder must include in gross income with respect to the New Loan for any taxable year may be reduced by the portion of the acquisition premium properly allocable to that year.
          If a U.S. Holder’s initial tax basis in the New Loan is greater than its stated redemption price at maturity, a U.S. Holder will be considered to have acquired such New Loan with “amortizable bond premium” and a U.S. Holder will not be required to include any OID in income. A U.S. Holder generally may elect to amortize the premium over the remaining term of the New PIK Loan or the Second Lien OpCo Term Loan Exchange Portion, as applicable, on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss a U.S. Holder would otherwise recognize on disposition of the New PIK Loan or the Second Lien OpCo Term Loan Exchange Portion, as applicable. U.S. Holders should consult their own tax advisor about this election.
          Sale Or Other Disposition Of The New PIK Loan Or The Second Lien OpCo Term Loan Exchange Portion. When a U.S. Holder sells or otherwise disposes of a New Loan acquired pursuant to the Exchange in a Disposition, the U.S. Holder generally should recognize gain or loss in an amount equal to the difference between (i) the amount realized on the Disposition and (ii) the U.S. Holder’s adjusted tax basis in the New Loan. Disposition will generally include a retirement or redemption of a New Loan. A U.S. Holder’s adjusted tax basis in a New Loan generally will equal the initial tax basis of such New Loan, increased by OID or market discount previously included in income, and decreased by any amortized bond premium and any cash payment previously made on the New Loan other than payments of qualified stated interest. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the New Loan, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the New Loan, for more than one year as of the date of the Disposition. The deductibility of any capital loss is subject to limitations under the Tax Code.
          Each U.S. Holder of a New Loan is urged to consult its independent tax advisor regarding the tax consequences of a Disposition of a New Loan.
U.S. Foreign Tax Credit Considerations Upon A Disposition Of New Interests
          Gain or loss, if any, that a U.S. Holder realizes upon a Disposition of New Interests generally will be treated as income from U.S. sources for United States foreign tax credit limitation purposes. Consequently, a U.S.

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Holder may not be able to use any foreign tax credits arising from any foreign withholding tax imposed on the Disposition of New Interests unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The rules with respect to foreign tax credits are complex and U.S. Holders are urged to consult their independent tax advisor regarding the availability of the foreign tax credit under their particular circumstances.
Medicare Contribution Tax On Unearned Income
          For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include dividend and interest payments, accruals of OID and net gains realized from the disposition of the New Interests, unless such dividend or interest income, OID accrual or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts, are urged to consult their tax advisors regarding the applicability of the Medicare contribution tax to their income and gains in respect of their investment in the New Interests.
Backup Withholding And Information Reporting With Respect To U.S. Holders
          Certain payments are generally subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding unless the taxpayer: (i) comes within certain exempt categories or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that its taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.
          Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS.
          Recently enacted legislation will require, after December 31, 2013, withholding at a rate of 30 percent on interest on and dividends in respect of, and after December 31, 2014, withholding at a rate of 30 percent on gross proceeds from the sale of, the New Interests held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which the New Interests are held will affect the determination of whether such withholding is required. Similarly, interest on, dividends in respect of, and gross proceeds from the sale of, the New Interests held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to Travelport that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which Travelport will in turn provide to the Secretary of the Treasury. U.S. Holders are encouraged to consult their independent tax advisor regarding the possible implications of the legislation to the Exchange.
Certain U.S. Federal Income Tax Consequences Of The Exchange To Non-U.S. Holders
          As noted above, for U.S. federal income tax purposes, Worldwide is expected to be treated as, prior to the Exchange, the issuer of the PIK Loan Unsecured Claims and, in connection with the Exchange, the transferor of the PIK Loan Cash Distribution and the issuer of the New Interests. This is because each of the Company, Travelport Limited, certain indirect subsidiaries of Travelport Limited and Travelport LLC is treated as an entity that is not regarded as separate from (i.e., is treated as a division of) Worldwide. Worldwide is not currently engaged, directly or indirectly through its subsidiaries that are not treated as corporations for U.S. federal income tax purposes, in a trade or business within the United States, and the discussion that follows assumes that

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Travelport LLC will continue to be a division of Worldwide for U.S. federal income tax purposes and that Worldwide will not at any time be engaged, directly or indirectly through its subsidiaries that are not treated as corporations for U.S. federal income tax purposes, in a trade or business within the United States. A Non-U.S. Holder will not be subject to U.S. federal income tax as a result of the Exchange or on any interest paid or OID accrued on the New Loans, distributions of cash or other property on the New Worldwide Shares or gain realized as a result of a disposition of a New Interest.
X. CONFIRMATION AND SANCTION OF THE PLAN
A. Feasibility Of The Plan
          The Bankruptcy Code requires that the Bankruptcy Court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of a debtor. For purposes of showing that the Plan meets this “feasibility” standard, the Debtor has analyzed the ability of the Reorganized Debtor to meet its obligations under the Plan and retain sufficient liquidity and capital resources to continue as a going concern.
          To support its belief in the feasibility of the Plan, the Debtor has relied upon the Financial Projections set forth as Appendix C. The Financial Projections show that the Reorganized Debtor should have sufficient Cash to make payments required under the Plan. Accordingly, the Debtor believes the Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.
THE FINANCIAL PROJECTIONS ARE BY THEIR NATURE FORWARD LOOKING, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE INFORMATION SET FORTH THEREIN. THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE PROJECTIONS AS TO THE COMPANY’S FUTURE REVENUES, EARNINGS OR CASH FLOWS. THE PROJECTIONS SET FORTH HEREIN WERE PREPARED BY THE COMPANY AND ARE THE COMPANY’S RESPONSIBILITY AND WERE NOT PREPARED TO CONFORM WITH PUBLISHED GUIDELINES OF THE SEC, ANY STATE SECURITIES COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTIONS ARE PREPARED TO CONFORM WITH REQUIREMENTS FOR SUCH INFORMATION IN BANKRUPTCY PROCEEDINGS. IN THE VIEW OF THE COMPANY’S MANAGEMENT, THE PROJECTIONS WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENT, TO THE BEST OF MANAGEMENT’S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION.
NO INDEPENDENT ACCOUNTANT HAS COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROJECTIONS, EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO OR THEIR ACHIEVABILITY, OR ASSUMED ANY RESPONSIBILITY FOR THE PROJECTIONS.
THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE DEBTOR, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE DEBTOR’S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS IN MANY RESPECTS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW.

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THE INCLUSION OF THE PROJECTIONS IN THIS DISCLOSURE STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT THE DEBTOR, OR ANY OF ITS REPRESENTATIVES OR ADVISORS OR OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, THE COMPANY CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EXCEPT TO THE EXTENT REQUIRED BY LAW. SEE SECTION VI – “RISK FACTORS TO BE CONSIDERED” HEREIN.
          Holders of Claims against and Interests in the Debtor are advised that the Financial Projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants or any other regulatory or professional agency or body or generally accepted accounting principles. Furthermore, the Debtor’s independent certified public accountants have not compiled or examined the Financial Projections and accordingly do not express any opinion or any other form of assurance with respect thereto and assume no responsibility for the Financial Projections.
          In addition to the assumptions contained in the Financial Projections themselves, the Financial Projections also assume that (i) the Plan would be confirmed and consummated in accordance with its terms, (ii) there would be no material change in legislation or regulations, or the administration thereof, that will have an unexpected effect on the operations of the Reorganized Debtor, and (iii) there would be no material contingent or unliquidated litigation or indemnity claims applicable to the Reorganized Debtor. Although considered reasonable by the Debtor as of the date hereof, unanticipated events and circumstances occurring after the preparation of the Financial Projections may affect actual recoveries under the Plan.
          The Debtor does not intend to update or otherwise revise the Financial Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtor does not intend to update or revise the Financial Projections to reflect changes in general economic or industry conditions.
B. Acceptance Of The Plan
          As a condition to Confirmation, the Bankruptcy Code requires that any Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances.
          Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose only those who actually vote to accept or reject the plan are counted. Thus, Class 2 will have voted to accept the Plan only if at least two-thirds (2/3) in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a class of interests has accepted the plan if holders of such interests holding at least-two thirds (2/3) in amount actually voting have voted to accept the plan. Thus, Class 5 will have voted to accept the Plan only if the sole member of the Class casts its Ballot in favor of acceptance.
          Holders of claims or interests who fail to vote are not counted as either accepting or rejecting a plan.

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C. Best Interests Test
          With respect to each Impaired Class of Claims and Interests, Confirmation of the Plan requires that each Holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. The foregoing confirmation requirement imposed by section 1129(a)(7) of the Bankruptcy Code is known as the “best interest of creditors” test. To calculate the probable distribution to Holders of each Impaired Class of Claims and Interests if the Debtor was liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the Debtor’s assets if its Chapter 11 Case was converted to a chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtor’s assets by a chapter 7 trustee.
          The amount of liquidation value available to creditors and equity holders would be reduced by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the Chapter 11 Case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtor in its Chapter 11 Case (such as compensation of attorneys, financial advisors and accountants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the business of the Debtor during the pendency of the Chapter 11 Case. The liquidation itself would trigger certain priority Claims that otherwise would be due in the ordinary course of business. Those priority Claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Interests. The liquidation would also prompt the rejection of Executory Contracts and Unexpired Leases and thereby create a higher number of unsecured creditors.
          The Debtor believes that the Plan meets the “best interests of creditors” test of section 1129(a)(7) of the Bankruptcy Code and that the members of each Impaired Class would receive greater value under the Plan than they would in a liquidation. A copy of the detailed Liquidation Analysis is attached hereto as Appendix D. Although the Debtor believes that the Plan meets the “best interests test” of section 1129(a)(7) of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will determine that the Plan meets this test. THE ESTIMATES OF VALUE SET FORTH HEREIN ARE SUBJECT TO A NUMBER OF ASSUMPTIONS AND SIGNIFICANT QUALIFYING CONDITIONS. ACTUAL VALUES AND RECOVERIES COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH HEREIN. See Section X.D – Valuation Analysis.
D. Valuation Analysis
          THIS VALUATION ANALYSIS IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE DEBTOR OR ANY OF ITS AFFILIATES.
          1. Overview
          The Company has been advised by Blackstone Advisory Partners L.P. (“Blackstone Advisory”) with respect to the valuation of Travelport Holdings Limited in connection with the Plan. Blackstone Advisory has prepared a valuation analysis (the “Valuation”) of Travelport Holdings Limited for the purpose of estimating value available for distribution to Holders of Allowed Claims and Interests (together, the “Creditors”) pursuant to the Plan and to analyze the relative recoveries to Creditors thereunder. The Valuation has also been undertaken for the

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purpose of evaluating whether the Plan meets the so-called “best interests test” under section 1129(a)(7) of the Bankruptcy Code.
          This Valuation should be read in conjunction with the Plan and the Disclosure Statement.
          Based on the Financial Projections, which are attached to the Disclosure Statement as Appendix C, the enterprise value (the “Enterprise Value”) of Travelport Holdings Limited is estimated to range from approximately $3.9 billion to $4.5 billion. This valuation range assumes an Effective Date of September 30, 2011 and reflects the going concern value of Travelport Holdings Limited after giving effect to the implementation of the PIK Loan Restructuring.
          The Valuation incorporates numerous qualifications and contingencies, including but not limited to: (i) the ability of Travelport Holdings Limited to achieve all aspects of the Financial Projections, (ii) the state of the capital and credit markets as of the Effective Date; (iii) the ability of Travelport to maintain its current tax structure and (iv) no material adverse change to the industry or in the operations of Travelport due to economic slowdowns or competitive pressures, as well as other unexpected events not forecasted by the Company.
          In preparing this Valuation, Blackstone Advisory (i) reviewed certain internal financial and operating data of Travelport, including projections provided by management relating to Travelport’s businesses and prospects; (ii) met with members of senior management of the Company to discuss Travelport’s operations, capital structure considerations, and future prospects; (iii) reviewed publicly available financial data and considered the market value of public companies that Blackstone Advisory deemed generally comparable to the operating businesses of Travelport; (iv) reviewed publicly available financial data and data provided by the Company on acquisitions of companies that Blackstone Advisory deemed generally comparable to the operating businesses of Travelport; (v) considered certain economic and industry information relevant to Travelport’s operating businesses; and (vi) conducted such other studies, analyses, inquiries and investigations as Blackstone Advisory deemed appropriate.
          2. Valuation Methodology
          The following is a brief summary of the financial analyses performed by Blackstone Advisory to arrive at the Valuation. Blackstone Advisory primarily relied on two valuation methodologies: comparable public company analysis and discounted cash flow analysis. Blackstone Advisory’s estimated valuation must be considered as a whole and selecting just one methodology or portions of the analysis, without considering the analysis as a whole, could create a misleading or incomplete conclusion.
               (a) Comparable Public Company Analysis
          A comparable public company analysis was prepared in order to assess the value of Travelport’s operating businesses. The comparable public company analysis examines the value of comparable companies as a multiple of their key operating statistics and then applies a range of multiples to 2011 Adjusted EBITDA and 2012 Adjusted EBITDA of Travelport Holdings Limited, with additional adjustments made for the loss of the United Airlines IT services contract, expected restructuring costs and certain tax characteristics.
          A key factor to the comparable public company analysis is the selection of companies with relatively similar business and operational characteristics to Travelport. Criteria for selecting comparable companies include, among other relevant characteristics, lines of business, methods of product and service

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distribution, key business drivers, business risks, growth prospects, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation.
          In performing the comparable public company analysis, the publicly traded companies deemed generally comparable to one or more of the companies’ operating segments include: Travelport’s most similar public competitor Amadeus IT Holding SA, a wide range of business process outsourcing companies and a set of online travel agencies. Blackstone Advisory deemed multiples of 2011 Adjusted EBITDA and 2012 Adjusted EBITDA most relevant for analyzing the peer group and more heavily weighted Amadeus’s valuation multiples, as its businesses and industry dynamics most closely resembled those of Travelport.
               (b) Comparable Transaction Analysis
          The comparable transaction analysis examines the purchase price in comparable acquisitions as a multiple of their key operating statistics and then applies a range of multiples to LTM, 2011 Adjusted EBITDA and 2012 Adjusted EBITDA of Travelport Holdings Limited, with additional adjustments made for the loss of the United Airlines IT services contract, expected restructuring costs and certain tax characteristics.
          The same factors were used in selecting comparable acquisitions as in the comparable public company analysis. Again, the selection of truly comparable companies is often difficult and subject to interpretation. In addition, specific aspects relating to each particular transaction, such as the seller’s goals and financial position, the acquiror’s plan for the business and the negotiating dynamic at the time of the transaction, could impact the relevance of the valuation multiple to the Debtor’s valuation.
          In performing the comparable transaction analysis, transactions deemed generally comparable to one or more of Travelport’s operating segments include: Silverlake and TPG Capital’s acquisition of Sabre Holdings Corporation, Travelport Limited’s acquisition of Worldspan Technologies Inc. and Blackstone and Technology Crossover Ventures’ acquisition of Travelport Limited.
               (c) Discounted Cash Flow Analysis
          The discounted cash flow analysis relates the value of an asset or business to the present value of expected future cash flows generated by that asset or business. The discounted cash flow analysis discounts the expected future cash flows by a theoretical or observed discount rate, in this case determined by estimating the cost of equity for the subject company based upon analysis of similar publicly traded companies and a cost of debt based on the yield of Travelport’s debt obligations. This approach has two components: (i) calculating the present value of the projected un-levered after-tax free cash flows for a determined period and (ii) adding the present value of the terminal value of cash flows. The terminal value represents the portion of enterprise value that lies beyond the time horizon of the available projections. There are two methodologies to determine the terminal value: (i) assuming a perpetuity growth rate for the cash flows beyond the projection period or (ii) applying a terminal EBITDA multiple to the final period EBITDA.
          In performing the discounted cash flow analysis, Blackstone Advisory made assumptions for (i) the weighted average cost of capital (the “Discount Rate”), which is used to calculate the present value of future cash flows; (ii) the perpetuity growth rate, which is used to determine the terminal value of the Company; and (iii) the terminal EBITDA multiple, which can also be used to determine the terminal value of the Company. Blackstone Advisory used a range of Discount Rates from 12% to 14% for Travelport Holdings Limited, which reflects a number of company and market-specific factors, and is calculated based on the cost of capital for companies that Blackstone Advisory deemed comparable.

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          For the purposes of the Valuation, Blackstone Advisory assumed no potential benefits from the use of net operating losses and the geographic distribution of the Company’s earnings in calculating the un-levered after-tax free cash flows of Travelport Holdings Limited, but assumed that Travelport Holdings Limited will pay cash taxes at a rate of 35% on pre-tax operating profits. The additional value derived from Travelport’s actual and projected tax position was subsequently added to the valuation.
          3. Recoveries
          Based on the Valuation range of $3.9 billion to $4.5 billion, there is equity value in the Company and the Holders of Allowed PIK Loan Unsecured Claims are repaid in full.
          The projected recoveries are substantially based on the assumptions in the business plans underlying the Financial Projections. The actual recoveries may be different than projected recoveries based upon, among other things: (i) the market price of shares of Travelport Worldwide Limited and (ii) the dilutive or accretive effects of issuance of shares of Travelport Worldwide Limited by Travelport Worldwide Limited from time to time. There is currently no public market for the securities to be issued under the PIK Loan Restructuring, and an active trading market may not develop for such securities. The failure of a market to develop for the securities could affect the liquidity and value of such securities, which could ultimately affect the total recovery for parties receiving such securities.
          Beyond the results demonstrated by the valuation that was prepared, it is clear that the best interests test is met simply based on the structure of the reorganization. In return for their holding company unsecured obligations, the Holders of Allowed PIK Loan Unsecured Claims are receiving the same principal amount of debt, only with approximately 60% of the debt improved to a secured position at the operating company, guaranteed by a subsidiary whose sole asset is secured debt from the operating company or repaid with cash, and the addition of an equity stake in the Company’s parent. It would take a highly unique and specific set of circumstances for the Holders of these Claims to receive less value from the PIK Loan Restructuring than from a liquidation.
XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
          The Debtor believes that the Plan enables creditors and equity holders to realize the greatest possible value under the circumstances and that the Plan has the greatest chance to be confirmed and consummated. If the requisite acceptances are not received or if the Plan is not confirmed, the Debtor could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtor’s business or an orderly liquidation of the Debtor’s assets.
          Further, although the Debtor could theoretically solicit votes with respect to an alternative plan if the requisite acceptances are not received, or the Plan is not confirmed and consummated, a possible result would be the conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code. As set forth above, in a chapter 7 liquidation, a trustee is elected or appointed to liquidate the debtor’s assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. This, in turn, would result in additional legal and other expenses. It is impossible to predict precisely how the proceeds of a chapter 7 liquidation would be distributed to the Holders of Claims against or Interests in the Debtor. The Debtor believes that in a liquidation, before creditors and equity holders received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustee(s) would cause a substantial diminution in the value of the Estate of the Debtor. Additionally, the Debtor believes that conversion from chapter 11 to chapter 7 of the Bankruptcy Code would result in (i) significant delay in distributions to all creditors who would have received a distribution under the Plan and (ii) diminished recoveries for Holders of

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Impaired Claims and Interests under the Plan. Accordingly, the Debtor believes the Plan is the best option for Holders of Claims and Interests because of the greater return that is anticipated to be provided by the Plan.
XII. THE SOLICITATION
A. Parties-In-Interest Entitled To Vote
          Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than the defaults set forth in section 365(b)(2) of the Bankruptcy Code) and reinstates the maturity of such claim or interest as it existed before the default.
          In general, a holder of a claim or interest may vote to accept or reject a plan if (i) the claim or interest is “allowed,” which means generally that no party-in-interest has objected to such claim or interest and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.
B. Classes Impaired Under The Plan
          Classes 2 and 5 are entitled to vote to accept or reject the Plan. By operation of law, each Unimpaired Class of Claims (Classes 1, 3 and 4) is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.
C. Revocation; Waivers Of Defects; Irregularities
          Unless otherwise directed by the Bankruptcy Court (i) all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation, or withdrawal of Ballots will be determined by the Voting Agent and the Debtor in their sole discretion, which determination will be final and binding and (ii) if multiple Ballots are received from the same Holder with respect to the same Allowed Claim or Interest prior to the Voting Deadline, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders must vote all of their Allowed Impaired Claims or Interests within a particular Class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. The Debtor also reserves the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel, be unlawful. The Debtor further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determines. Neither the Debtor nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots

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will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.
D. Further Information; Additional Copies
          If you have any questions or require further information about the voting procedure for voting your Claim or Interest or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits, appendices or schedules to such documents, please contact the Voting Agent:
Travelport Holdings Limited
c/o AlixPartners, LLP
2101 Cedar Springs Road, Suite 1100
Dallas, TX 75201
Attn: John Franks
1-888-369-6608
XIII. CONCLUSION AND RECOMMENDATION
          The Company believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will result in the greatest recoveries to the Holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty, substantial additional administrative costs, and/or a lower recovery to the Holders of Impaired Claims and Interests.
          Consequently, the Company urges all Holders of Impaired Claims and Interests under the Plan to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be actually received on or before the 5:00 p.m., Prevailing Eastern Time, on September 27, 2011 by the Voting Agent.

78

Dated:	Rye, New York September 21, 2011

TRAVELPORT HOLDINGS LIMITED

By:	/s/ Philip Emery

	Name:	Philip Emery
	Title:	Executive Vice President and Chief Financial Officer

Jay M. Goffman
J. Eric Ivester
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
Email: Jay.Goffman@skadden.com
Email: Eric.Ivester@skadden.com

79

APPENDIX A
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
PREPACKAGED PLAN OF REORGANIZATION
OF TRAVELPORT HOLDINGS LIMITED

SKADDEN, ARPS, SLATE, MEAGHER
   & FLOM LLP
Jay M. Goffman
J. Eric Ivester
Four Times Square
New York, New York 10036
(212) 735-3000
Proposed Counsel for Debtor and
   Debtor-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
— — — — — — — — — — — — — — — — —	x
:
In re:	:	Chapter 11
:
TRAVELPORT HOLDINGS LIMITED,	:	Case No.
:
Debtor.	:
:
:
:
:
:
— — — — — — — — — — — — — — — — —	x
PREPACKAGED PLAN OF REORGANIZATION OF
TRAVELPORT HOLDINGS LIMITED

Dated:	Rye, New York September 21, 2011

i

ii

ARTICLE II

TREATMENT OF UNCLASSIFIED CLAIMS

2.1 Administrative Claims	13
2.2 Priority Tax Claims	14

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1 Introduction	14
3.2 Summary Of Classes	15
3.3 Treatment Of Classes	15
3.4 Alternative Treatment	18
3.5 Special Provision Regarding Unimpaired Claims	18

iii

3.6 Procedures For Resolving Disputed, Contingent, And Unliquidated Claims	18

ARTICLE IV

ACCEPTANCE OR REJECTION OF THIS PLAN

4.1 Classes Entitled To Vote	19
4.2 Acceptance By Impaired Classes	19
4.3 Elimination Of Classes	19

ARTICLE V

MEANS FOR IMPLEMENTATION OF THIS PLAN

5.1 Continued Legal Existence	19
5.2 New Boards Of Directors	19
5.3 PIK Loan Restructuring	20
5.4 Reinstatement Of Equity Interests And The Common Stock Issuance	22
5.5 Equity Escrow Distribution	22
5.6 Liquidity Event	22
5.7 Section 1145 And Other Exemptions	23
5.8 Additional Share Distribution	23
5.9 Treatment Of The Second Lien OpCo Term Loan, The Tranche A Extended PIK Loan And The Tranche B Extended PIK Loan	24
5.10 Treatment Of The Post-Effective Date Common Stock Distribution And The Additional Share Distribution	24
5.11 Management Incentive Plan	25
5.12 Corporate Action	25
5.13 Preservation Of Certain Causes Of Action	25
5.14 Effectuating Documents; Further Transactions	25
5.15 Exemption From Certain Transfer Taxes And Recording Fees	26
5.16 Further Authorization	26
5.17 Dissolution Of Creditors’ Committee	26

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1 Allowed Claims And Interests	26
6.2 Distributions For Claims Allowed As Of The Effective Date	27
6.3 Payments And Distributions On Disputed Claims	27
6.4 Special Rules For Distributions To Holders Of Disputed Claims	27
6.5 Interest And Penalties On Claims	27

iv

6.6 Delivery Of Distributions And Undeliverable Or Unclaimed Distributions	27
6.7 Withholding And Reporting Requirements	28
6.8 Setoffs	29

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1 Assumption Of Executory Contracts And Unexpired Leases	29

ARTICLE VIII

CONFIRMATION AND CONSUMMATION OF THE PLAN

8.1 Conditions To Confirmation	29
8.2 Conditions To Effective Date	30
8.3 Waiver Of Conditions	31

ARTICLE IX

EFFECT OF PLAN CONFIRMATION

9.1 Binding Effect	32
9.2 Revesting Of Assets	32
9.3 Releases And Related Matters	32
9.4 Discharge Of The Debtor	33
9.5 Compromises And Settlements	34
9.6 Injunction	34
9.7 Exculpation And Limitation Of Liability	35
9.8 Indemnification Obligations	36
9.9 Term Of Bankruptcy Injunction Or Stays	36
9.10 Entire Agreement	37

ARTICLE X

RETENTION OF JURISDICTION

10.1 Retention Of Jurisdiction	37
10.2 Failure Of Bankruptcy Court To Exercise Jurisdiction	39

v

ARTICLE XI

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

11.1 Professional Fee Claims	39
11.2 Other Administrative Claims	40

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Effectuating Documents And Further Transactions	40
12.2 Reservation Of Rights	41
12.3 Corporate Action	41
12.4 Payment Of Statutory Fees	41
12.5 Amendment Or Modification Of This Plan	41
12.6 Severability Of Plan Provisions	41
12.7 Successors And Assigns	42
12.8 Revocation, Withdrawal, Or Non-Consummation	42
12.9 Notice	42
12.10 Governing Law	43
12.11 Tax Reporting And Compliance	43
12.12 Exhibits	43
12.13 Filing Of Additional Documents	43
12.14 Conflicts	43
12.15 Waiver Or Estoppel	43

vi

EXHIBIT

EXHIBIT A	AMENDMENT AGREEMENT

EXHIBIT B	RESTRUCTURING SUPPORT AGREEMENT

EXHIBIT C	SECOND LIEN OPCO TERM LOAN CREDIT AGREEMENT

vii

INTRODUCTION
          Travelport Holdings Limited (the “Debtor”) and non-debtor Travelport Worldwide Limited jointly propose the following prepackaged plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtor. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of (i) the Debtor’s history and business, (ii) a summary and analysis of this Plan, and (iii) certain related matters, including risk factors relating to the consummation of this Plan. Subject to the terms of the Restructuring Support Agreement (as defined below) and certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtor reserves the right to alter, amend, modify, revoke, or withdraw this Plan prior to its substantial consummation.
ARTICLE I
DEFINED TERMS AND RULES OF INTERPRETATION
          Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
          1.1 Additional Shares means that number of shares of common stock of Worldwide that, when issued, will result in the Holders of Allowed PIK Loan Unsecured Claims holding a total number of shares of Worldwide common stock equal to 44% of the fully diluted issued and outstanding common stock of Worldwide as of the Effective Date, subject to dilution by shares issued pursuant to the Management Incentive Plan.
          1.2 Additional Share Distribution shall have the meaning set forth in Section 5.8 hereof, subject to dilution by the Management Incentive Plan.
          1.3 Administrative Claim means an Allowed Claim for costs and expenses of administration of the Chapter 11 Case under sections 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, but not limited to: (a) any actual and necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estate and operating the Debtor and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) Professional Fee Claims; (c) all fees and charges assessed against the Estate under Chapter 123 of Title 28 of the United States Code; and (d) all other Claims entitled to administrative claim status pursuant to a Final Order of the Bankruptcy Court.

          1.4 Allowed means, with respect to any Claim or Interest, such Claim or Interest or any portion thereof (a) that has been listed in the Schedules filed by the Debtor (if any) as neither disputed, contingent nor unliquidated; (b) that has been allowed (i) by a Final Order of the Bankruptcy Court, (ii) pursuant to the terms of this Plan, (iii) by agreement between the Holder of such Claim or Interest and the Debtor or Reorganized Debtor; (c) as to which no objection or request for estimation has been filed on or before the Claims Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Code, Bankruptcy Rules, Bankruptcy Court or this Plan; or (d) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with this Plan.
          1.5 “Allowed ... Claim” means an Allowed Claim of the particular type or Class described.
          1.6 “Allowed . . . Interest” means an Allowed Interest of the particular type of Class described.
          1.7 Amended and Restated PIK Loan Credit Agreement means the PIK Loan Credit Agreement, as amended and restated, in substantially the form attached as an exhibit to the Amendment Agreement.
          1.8 Amendment Agreement means that certain agreement among the Debtor, Credit Suisse, Cayman Islands branch, as administrative agent, and certain lenders from time to time party thereto, to amend the PIK Loan Credit Agreement, in substantially the form attached hereto as Exhibit A.
          1.9 Avoidance Action means any claim or cause of action of the Estate arising out of or maintainable pursuant to sections 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code or under any other similar applicable law, regardless of whether or not such action has been commenced prior to the Effective Date.
          1.10 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.
          1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over the Chapter 11 Case.
          1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.
          1.13 Blackstone means Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Participation Partnership (Cayman) V

2

L.P.; and BCP V Co-Investors (Cayman) L.P. and each of their successors and assigns with respect to their interests in TDS Investor (Cayman) L.P.
          1.14 BMA means the Bermudan Monetary Authority.
          1.15 BMA Approval means the approval by the BMA, as required by Bermuda law, of the recipients of Worldwide shares.
          1.16 Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
          1.17 Cash means legal tender of the United States of America and equivalents thereof.
          1.18 Chapter 11 Case means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.
          1.19 Claim means a “claim” as defined in section 101(5) of the Bankruptcy Code.
          1.20 Claims Objection Deadline means that day which is one hundred twenty (120) days after the Effective Date, as the same may be from time to time extended by the Bankruptcy Court without further notice to parties-in-interest.
          1.21 Class means a category of Claims or Interests, as described in Article III hereof.
          1.22 Common Stock Issuance shall have the meaning set forth in Section 5.3 hereof.
          1.23 Conditions shall have the meaning set forth in Section 5.3 hereof.
          1.24 Confirmation means the confirmation of this Plan by the Bankruptcy Court under section 1129 of the Bankruptcy Code.
          1.25 Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.
          1.26 Confirmation Hearing means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.
          1.27 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.
          1.28 Consenting Lenders means the Holders of PIK Loan Unsecured Claims that are parties to the Restructuring Support Agreement.

3

          1.29 Creditors’ Committee means the statutory committee of unsecured creditors, if any, appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.
          1.30 D&O Insurance means insurance maintained by OpCo which covers, among others, the directors, officers and managing members of the Debtor.
          1.31 Debtor means Travelport Holdings Limited.
          1.32 Disbursing Agent means the Reorganized Debtor, or any party designated by the Reorganized Debtor, with the consent of the Requisite Consenting Lenders, to serve as disbursing agent under this Plan.
          1.33 Disclosure Statement means the disclosure statement (including all appendices, exhibits and schedules thereto) relating to this Plan, as amended, modified or supplemented from time to time, and distributed contemporaneously herewith in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.
          1.34 Disputed Claim means any Claim (a) as to which the Debtor has interposed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules, or that is otherwise disputed by the Debtor, the Reorganized Debtor, or other party-in-interest in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order, (b) designated in the Debtor’s Schedules, if any, as contingent, unliquidated, or disputed, (c) which amends a Claim designated in the Debtor’s Schedules, if any, as contingent, unliquidated, or disputed, or (d) prior to it having become an Allowed Claim.
          1.35 “Disputed ... Claim” means a Disputed Claim of the type described.
          1.36 Effective Date means the first Business Day after which all provisions, terms and conditions specified in Section 8.2 have been satisfied or waived pursuant to Section 8.3, and this Plan is substantially consummated as such term is defined in section 1101(2) of the Bankruptcy Code.
          1.37 Effective Date Common Stock Distribution means the issuance, on a Pro Rata basis, of 15% of the fully diluted issued and outstanding common stock of Worldwide (subject to dilution by the Management Incentive Plan) to the Holders of PIK Loan Unsecured Claims.
          1.38 Effective Date Common Stock Escrow Distribution means the issuance, on or before the Effective Date, of 25% of the fully diluted issued and outstanding common stock of Worldwide (subject to dilution by the Management Incentive Plan) to the Equity Escrow Agent, to be distributed to the Holders of the PIK Loan Unsecured Claims in accordance with the Post-Effective Date Common Stock Distribution Schedule.

4

          1.39 Equity Escrow Agent means the party, selected by the Requisite Consenting Lenders, and reasonably acceptable to Worldwide, responsible for administering the third party escrow account, governed by the Equity Escrow Agreement, established to hold the common stock of Worldwide issued pursuant to the Effective Date Common Stock Escrow Distribution.
          1.40 Equity Escrow Agreement means that certain escrow agreement among Worldwide, the Equity Escrow Agent and the Holders of PIK Loan Unsecured Claims to be filed as part of the Plan Supplement in form and substance reasonably satisfactory to the Requisite Consenting Lenders.
          1.41 Equity Interest means any Interest arising from or on behalf of the equity of the Debtor outstanding immediately prior to the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character to acquire such equity.
          1.42 Estate means the estate of the Debtor created under section 541 of the Bankruptcy Code.
          1.43 Executory Contract or Unexpired Lease means any executory contracts or unexpired leases to which the Debtor is a party.
          1.44 Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.
          1.45 Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been reversed, stayed, modified, or amended, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek leave to appeal or certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for leave to appeal or certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or leave to appeal or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari or leave to appeal was sought, or to which the request was made, and no further appeal or petition for certiorari or leave for appeal or request for reargument or further review or rehearing has been or can be taken or granted.
          1.46 General Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, PIK Loan Unsecured Claim, or Intercompany Claim.
          1.47 Holdback Amount means the amount equal to 20% of fees billed to the Debtor in a given month that was retained by the Debtor as a holdback on payment of a Professional Fee Claim.

5

          1.48 Holdback Escrow Account means the escrow account established by the Disbursing Agent into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.
          1.49 Holder means a holder of a Claim or Interest, as applicable.
          1.50 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
          1.51 Indemnification Rights means any obligations of the Debtor to indemnify (i) its present and former officers and directors pursuant to the Debtor’s organizational documents, or pursuant to any applicable law or specific agreement (other than the Restructuring Support Agreement) in respect of any claims, demands, suits, causes of action or proceedings against such an officer or director based upon any act or omission related to its service with, for or on behalf of the Debtor, and (ii) the Shareholder Party for out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred by it on and after the Effective Date to enforce the releases and exculpation provisions granted to it as a Released Party under Sections 9.3, 9.6, and 9.7 hereof, except for acts or omissions that are the result of the Shareholder Party’s gross negligence or willful misconduct; provided that, for the sake of clarity, the Shareholder Party shall not be entitled to recover for any of its investment losses, if any, related to any investment made in the Debtor prior to the Petition Date, hereunder or for any underlying liability.
          1.52 Indemnitee means (i) all present and former directors, officers, employees, agents or representatives of the Debtor (in their capacity as such) and (ii) the Shareholder Party, in each case who are entitled to assert Indemnification Rights.
          1.53 Initial Consenting Lenders means Angelo, Gordon & Co. and Q Investments, L.P., in their capacities as Holders of PIK Loan Unsecured Claims and as parties to the Restructuring Support Agreement.
          1.54 Intercompany Claim means (a) any account reflecting intercompany book entries by the Debtor with respect to any non-Debtor affiliate or (b) any Claim that is not reflected in such book entries and is held by the Debtor against any non-Debtor affiliate.
          1.55 Interest means the legal, equitable, contractual, and other rights of any Person with respect to any capital stock or other ownership interest in the Debtor, whether or not transferable, and any option, warrant, or right to purchase, sell, or subscribe for an ownership interest or other equity security in the Debtor.
          1.56 IRC means the Internal Revenue Code of 1986, as amended.
          1.57 Lien shall mean any lien, security interest, pledge, title retention agreement, encumbrance, charge, mortgage or hypothecation, other than, in the case of

6

securities and any other equity ownership interests, any restrictions imposed by applicable United States or foreign securities laws.
          1.58 Liquidity Event means if (i) all amounts owing under the Amended and Restated PIK Loan Credit Agreement are paid in full in Cash or (ii) the Reorganized Debtor announces a Subject IPO or a Subject Transaction.
          1.59 Majority Shareholder means, collectively, Blackstone, TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P., OEP TP, Ltd. and any person which directly or indirectly controls, is controlled by or is under common control with each such entity.
          1.60 Management Incentive Plan means a management incentive plan for management of one or more direct or indirect subsidiaries of Travelport Limited, on terms approved by the board of directors of Worldwide and at least one independent director designated by holders of shares distributed in the Common Stock Issuance, of up to 5% of the shares of common stock of Worldwide on a fully diluted basis; provided that the shares issued pursuant to the Management Incentive Plan will dilute on a Pro Rata basis all outstanding shares of common stock in Worldwide.
          1.61 Mutual Release means a release consistent with the releases provided for in Section 9.3 of this Plan to be filed as part of the Plan Supplement in form and substance reasonably acceptable to the Requisite Consenting Lenders, the Debtor and Blackstone.
          1.62 New Boards means the initial board of directors of each of the Reorganized Debtor, Worldwide and Travelport Limited.
          1.63 New Intercompany Note means that certain subordinated promissory note issued by Travelport Limited to OpCo as consideration for, and of equal face value to, the Second Lien OpCo Term Loan, in form and substance reasonably acceptable to the Requisite Consenting Lenders as set forth in Section 5.3 of this Plan.
          1.64 New Sub means Travelport Guarantor LLC, a newly formed unrestricted subsidiary of Travelport Limited, the organizational documents of which shall be set forth in the Plan Supplement and shall (i) provide for the appointment of at least one independent director that is reasonably acceptable to the Requisite Consenting Lenders, and (ii) otherwise be in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party.
          1.65 New Sub Escrow Agent means the party, selected by the Requisite Consenting Lenders and reasonably acceptable to the Debtor, responsible for administering the third party escrow account established to hold the New Sub Investment.
          1.66 New Sub Guarantee means the guarantee issued by the New Sub in favor of the holders of the Tranche A Extended PIK Loan in the amount of the obligations outstanding thereunder, which guarantee shall be in form and substance

7

reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party and shall be set forth in the Plan Supplement.
          1.67 New Sub Investment has the meaning set forth in Section 5.3 hereof.
          1.68 New Sub Pledge means the pledge of all existing and later acquired assets of the New Sub, including its holdings of the Second Lien OpCo Term Loan, to the holders of the Tranche A Extended PIK Loan as security for the obligations outstanding under the New Sub Guarantee, which pledge shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party and shall be set forth in the Plan Supplement.
          1.69 Non-Tax Priority Claim means a Claim, other than an Administrative Claim or Priority Tax Claim, which is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.
          1.70 OpCo means Travelport LLC.
          1.71 OpCo Credit Facility means that certain existing third amended and restated credit agreement, as amended, among Travelport LLC, as borrower, Travelport Limited, as parent guarantor, Waltonville Limited, as intermediate parent guarantor, UBS AG, Stamford Branch, as administrative agent and L/C issuer, UBS Loan Finance LLC, as swing line lender, and the other agents and other lenders party thereto.
          1.72 OpCo Credit Facility Amendment means the amendment to the OpCo Credit Facility which provides the relief necessary to permit the PIK Loan Restructuring in form and substance reasonably satisfactory to the Requisite Consenting Lenders.
          1.73 Outstanding PIK Loan Balance means the total debt outstanding under the PIK Loan as of the Petition Date, including all accrued and unpaid interest (calculated in accordance with the terms of the PIK Loan Credit Agreement) and other fees and charges.
          1.74 Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.
          1.75 Petition Date means the date on which the Debtor filed its petition for relief commencing its Chapter 11 Case.
          1.76 PIK Loan means the term loan, in aggregate amount of $715 million (principal including accrued interest) as of September 30, 2011 issued by the Debtor pursuant to the PIK Loan Credit Agreement.
          1.77 PIK Loan Cash Distribution has the meaning set forth in Section 5.3 hereof.

8

          1.78 PIK Loan Credit Agreement means that certain credit agreement among the Debtor, Credit Suisse, Cayman Islands branch, as administrative agent, and certain lenders from time to time party thereto, dated as of March 27, 2007 and as amended as of December 4, 2008.
          1.79 PIK Loan Restructuring has the meaning set forth in Section 5.3 hereof.
          1.80 PIK Loan Restructuring Documents means all documents relating to the PIK Loan Restructuring, including, without limitation, the Restructuring Support Agreement and all documents referenced therein, but not including this Plan or the Disclosure Statement.
          1.81 PIK Loan Unsecured Claim means any Claim arising from or relating to the PIK Loan.
          1.82 Plan means this Chapter 11 plan of reorganization, including the Exhibits and all supplements, appendices, and schedules hereto, either in its current form or as the same may be altered, amended, or modified from time to time.
          1.83 Plan Supplement means the compilation of documents that the Debtor shall file with the Bankruptcy Court on or before the date that is five (5) days prior to the Confirmation Hearing.
          1.84 Post-Effective Date Common Stock Distribution means the distribution, on a Pro Rata basis, of the Effective Date Common Stock Escrow Distribution (together with any distributions (and related earnings) thereon) by the Equity Escrow Agent to the Holders of PIK Loan Unsecured Claims, to be distributed in accordance with the Post-Effective Date Common Stock Distribution Schedule, which may also be described in the Equity Escrow Agreement.
          1.85 Post-Effective Date Common Stock Distribution Schedule means (a) the dates upon which the Worldwide shares (together with any distributions (and related earnings) thereon) held by the Equity Escrow Agent as a result of the Effective Date Common Stock Escrow Distribution shall be distributed to the Holders of the PIK Loan Unsecured Claims and (b) such corresponding amounts of Worldwide shares (together with the corresponding amount of any distributions (and related earnings) thereon) that shall be distributed on such dates, all as provided for in the Shareholders’ Agreement and the Equity Escrow Agreement, as follows: (i) March 31, 2012: 10%; thereby bringing the total equity then held by the Holders of PIK Loan Unsecured Claims to 25% of the Worldwide shares (subject to dilution, Pro Rata with all other outstanding shares, by the Management Incentive Plan); (ii) September 30, 2012: 5%; thereby bringing the total equity then held by the Holders of PIK Loan Unsecured Claims to 30% of the Worldwide shares (subject to dilution, Pro Rata with all other outstanding shares, by the Management Incentive Plan); (iii) March 31, 2013: 5%; thereby bringing the total equity then held by the Holders of PIK Loan Unsecured Claims to 35% of the Worldwide shares (subject to dilution, Pro Rata with all other outstanding shares, by the Management

9

Incentive Plan) and (iv) September 30, 2013: 5%; thereby bringing the total equity then held by the Holders of PIK Loan Unsecured Claims to 40% of the Worldwide shares (subject to dilution, Pro Rata with all other outstanding shares, by the Management Incentive Plan).
          1.86 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
          1.87 Pro Rata means, as applicable, the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class, or the proportion that all Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes entitled to share in the same recovery under this Plan.
          1.88 Professional means (a) any professional employed in this Chapter 11 Case pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.
          1.89 Professional Fee Claim means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges incurred on or after the Petition Date and prior to and including the Effective Date.
          1.90 Registration Rights Agreement means that certain registration rights agreement among Worldwide and the shareholders referred to therein to be filed as part of the Plan Supplement in form and substance reasonably acceptable to Worldwide, the Shareholder Party, Blackstone and the Requisite Consenting Lenders.
          1.91 Released Party means each of (a) the Debtor and the Reorganized Debtor, (b) the current and former directors and officers of the Debtor; (c) the Creditors’ Committee, if any, and the current and former members thereof, in their capacity as such; (d) Holders of direct Equity Interests in the Debtor that vote to accept this Plan and Holders of indirect Equity Interests that execute a Mutual Release; (e) Holders of PIK Loan Unsecured Claims that voted to accept this Plan; (f) each Consenting Lender to the extent that such Consenting Lender voted to accept this Plan; (g) the Shareholder Party so long as it executes a Mutual Release; and (h) with respect to each of the foregoing Persons in clauses (a) through (g) (but, so as to avoid duplication, without including such persons identified in (a) through (f)), such Person’s subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, and representatives, in each case only in their capacity as such.
          1.92 Reorganized Debtor means the successor to the Debtor on and after the Effective Date.

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          1.93 Requisite Consenting Lenders means, at the time of determination, Consenting Lenders holding a majority in principal amount of the PIK Loan Unsecured Claims; provided, however, that in determining the Requisite Consenting Lenders, any PIK Loan Unsecured Claims held by the Shareholder Party, Blackstone or the Debtor shall be excluded.
          1.94 Restructuring Support Agreement means that certain Travelport Holdings Limited Restructuring Support Agreement and attached term sheet dated as of September 17, 2011 by and among the Debtor, Worldwide, the Shareholder Party and the Consenting Lenders, attached hereto as Exhibit B.
          1.95 Retained Actions means all claims, causes of action, rights of action, suits, demands, Liens, indemnities, guarantees, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, franchises and proceedings of any kind whatsoever, known, unknown, contingent, or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, which the Debtor or the Debtor’s Estate may hold against any Person, including, without limitation, (a) claims and causes of action brought prior to the Effective Date; (b) all Avoidance Actions; (c) any right of setoff, counterclaim, or recoupment and any claim or cause of action on contracts or for breaches of duties imposed by law or in equity; (d) the right to object to Claims (other than the PIK Loan Unsecured Claims) or Interests; (e) any claim or cause of action or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any state law fraudulent transfer claim; and (g) any such claims, causes of action, rights of action, suits or proceedings listed in the Disclosure Statement or any Schedules filed by the Debtor in this case, if any; provided, however, that Retained Actions shall not include those claims, causes of action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, released under Article IX herein.
          1.96 Schedules means the schedules, statements, and lists, if any, filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as may be amended or supplemented from time to time.
          1.97 SEC means the U.S. Securities Exchange Commission.
          1.98 Second Lien OpCo Term Loan means the new term loan, in an aggregate principal amount of $342.5 million, to be issued by OpCo pursuant to the Second Lien OpCo Term Loan Credit Agreement, substantially contemporaneously with the consummation of this Plan.
          1.99 Second Lien OpCo Term Loan Credit Agreement means the credit agreement governing the Second Lien OpCo Term Loan, in substantially the form attached hereto as Exhibit C.

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          1.100 Second Lien OpCo Term Loan Exchange Portion has the meaning set forth in Section 5.3 hereof.
          1.101 Second Lien OpCo Term Loan Guarantee means the guarantee issued by certain affiliates of the Debtor, which entities are guarantors of the OpCo Credit Facility, in favor of the holders of the Second Lien OpCo Term Loan, which guarantee shall be in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party and shall be set forth in Plan Supplement.
          1.102 Shareholder Party means TDS Investor (Cayman) L.P.
          1.103 Shareholders’ Agreement means that certain shareholders’ agreement among Worldwide, New Sub, TDS Investor (Cayman) L.P., Blackstone and the Holders of PIK Loan Unsecured Claims to be filed as part of the Plan Supplement in form and substance reasonably acceptable to Worldwide, the Shareholder Party, Blackstone and the Requisite Consenting Lenders.
          1.104 Subject IPO means an initial public offering that will result in all amounts owing under the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash.
          1.105 Subject Transaction means a sale, amalgamation or merger transaction that will result in all amounts owing under the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash.
          1.106 Tranche A Extended PIK Loan means the $135 million junior tranche of the PIK Loan issued pursuant to the Amended and Restated PIK Loan Credit Agreement.
          1.107 Tranche B Extended PIK Loan means the approximately $287.5 million senior tranche of the PIK Loan issued pursuant to the Amended and Restated PIK Loan Credit Agreement.
          1.108 Travelport NewCo means Travelport Intermediate Limited to be created by the Shareholder Party on or prior to the Effective Date.
          1.109 Unclassified Claims means Administrative Claims and Priority Tax Claims.
          1.110 Unimpaired means a Claim or Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
          1.111 Worldwide means Travelport Worldwide Limited, the direct parent of the Debtor.
          Rules Of Interpretation And Computation Of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate,

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each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented pursuant to this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections and Articles are references to Sections and Articles of or to this Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply; and (k) “including” means “including without limitation.”
          Exhibits. All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or after the Petition Date, but in any event, no later than the date of filing of the Plan Supplement. Holders of Claims and Interests may obtain a copy of the Exhibits upon written request to the Debtor. Upon their filing, the Exhibits may be inspected in the office of the clerk of the Bankruptcy Court or its designee (i) during normal business hours; (ii) on the Bankruptcy Court’s website at http://www.nysb.uscourts.gov (registration required) or (iii) at our noticing agent’s website at www.travelportinfo.com. The documents contained in the Exhibits shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.
ARTICLE II
TREATMENT OF UNCLASSIFIED CLAIMS
          In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.
          2.1 Administrative Claims. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, (b) the date on which an Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which an Allowed

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Administrative Claim becomes payable under any agreement relating thereto, each Holder of such Allowed Administrative Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim. Notwithstanding the foregoing, (y) any Allowed Administrative Claim based on a liability incurred by the Debtor in the ordinary course of business during the Chapter 11 Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto and (z) any Allowed Administrative Claim may be paid on such other terms as may be agreed to between the Holder of such Claim and the Debtor or the Reorganized Debtor.
          2.2 Priority Tax Claims. On, or as soon as reasonably practicable after, the later of (a) the Effective Date or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, in the sole discretion of the Debtor, each Holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Priority Tax Claim, (i) Cash equal to the unpaid portion of such Holder’s Allowed Priority Tax Claim, (ii) treatment in any other manner such that such Holder’s Allowed Priority Tax Claim shall not be Impaired pursuant to section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not later than five years from the Petition Date, or (iii) such other treatment as to which the Debtor or the Reorganized Debtor and such Holder shall have agreed upon in writing.
ARTICLE III
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
          3.1 Introduction.
          Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtor. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth in Article II of this Plan.
          A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

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          3.2 Summary Of Classes.

Class	Impaired/Unimpaired; Entitlement To Vote

Class 1 — Non-Tax Priority Claims	Unimpaired — Deemed to have accepted this Plan and not entitled to vote

Class 2 — PIK Loan Unsecured Claims	Impaired — Entitled to vote

Class 3 — General Unsecured Claims	Unimpaired — Deemed to have accepted this Plan and not entitled to vote

Class 4 — Intercompany Claims	Unimpaired — Deemed to have accepted this Plan and not entitled to vote

Class 5 — Equity Interests	Impaired — Entitled to vote
          3.3 Treatment Of Classes.
(a)	Class 1 — Non-Tax Priority Claims
          (i) Claims In Class: Class 1 consists of all Non-Tax Priority Claims against the Debtor.
          (ii) Treatment: On, or as soon as reasonably practicable after, (A) the Effective Date if such Non-Tax Priority Claim is an Allowed Non-Tax Priority Claim on the Effective Date or (B) the date on which such Non-Tax Priority Claim becomes an Allowed Non-Tax Priority Claim, each Holder of an Allowed Class 1 Non-Tax Priority Claim shall receive, in full and final satisfaction, release, and discharge of, and in exchange for, such Allowed Non-Tax Priority Claim, Cash equal to the unpaid portion of such Allowed Non-Tax Priority Claim.
          (iii) Voting: Class 1 is an Unimpaired Class, and the Holders of Allowed Class 1 Non-Tax Priority Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Non-Tax Priority Claims are not entitled to vote to accept or reject this Plan.

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(b)	Class 2 — PIK Loan Unsecured Claims
          (i) Claims In Class: Class 2 consists of all PIK Loan Unsecured Claims against the Debtor.
          (ii) Allowance Of PIK Loan Unsecured Claims: The PIK Loan Unsecured Claims shall be Allowed in the aggregate amount of $715 million plus such other amounts that accrue thereon from September 30, 2011 through the Effective Date. For the avoidance of doubt, the Allowed PIK Loan Unsecured Claims shall not be subject to any avoidance, reduction, setoff, offset, recharacterization, subordination (equitable or contractual or otherwise), counter-claim, defense, disallowance, impairment, objection or any challenges under applicable law or regulation.
          (iii) Treatment: Each Holder of an Allowed Class 2 PIK Loan Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed PIK Loan Unsecured Claim, shall receive (x) on the Effective Date, such Holder’s Pro Rata share of (A) the PIK Loan Cash Distribution to reduce the Outstanding PIK Loan Balance, (B) the Second Lien OpCo Term Loan Exchange Portion, (C) the Effective Date Common Stock Distribution, (D) the Tranche A Extended PIK Loan, and (E) the Tranche B Extended PIK Loan; (y) commencing on March 31, 2012, shares of Worldwide pursuant to the Post-Effective Date Common Stock Distribution; and (z) on October 1, 2013, if a Liquidity Event has not yet occurred, such Holder’s Pro Rata share of the Additional Share Distribution. In connection with the Common Stock Issuance and the Additional Share Distribution, each Holder of an Allowed PIK Loan Unsecured Claim shall automatically become and be deemed to be a party to the Shareholders’ Agreement regardless of whether such Holder votes to accept or reject this Plan or executes the Shareholders’ Agreement. For the avoidance of doubt, in the event a Holder of an Allowed PIK Loan Unsecured Claim receives alternative treatment pursuant to Section 3.4 of this Plan, the portion of the recovery such Holder is entitled to under this section that it has elected not to receive shall be reallocated to the other Holders of Allowed PIK Loan Unsecured Claims on a Pro Rata basis.
          (iv) Voting: Class 2 is Impaired. Pursuant to section 1126 of the Bankruptcy Code, each Holder of an Allowed Class 2 PIK Loan Unsecured Claim is entitled to vote to accept or reject this Plan.

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(c)	Class 3 — General Unsecured Claims
          (i) Claims In Class: Class 3 consists of all General Unsecured Claims against the Debtor.
          (ii) Treatment: On the later of the Effective Date and the date on which such General Unsecured Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed General Unsecured Claim in Class 3 shall be paid in full and final satisfaction of such Holder’s Allowed General Unsecured Claim in Cash. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such General Unsecured Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such General Unsecured Claim.
          (iii) Voting: Class 3 is an Unimpaired Class, and the Holders of Allowed Class 3 General Unsecured Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 General Unsecured Claims are not entitled to vote to accept or reject this Plan.
(d)	Class 4 — Intercompany Claims
          (i) Claims In Class: Class 4 consists of all Intercompany Claims against the Debtor.
          (ii) Treatment: On the later of the Effective Date and the date on which such Intercompany Claims are Allowed, or, in each case, as soon thereafter as practicable, each Holder of an Allowed Intercompany Claim in Class 4 shall be paid in full and final satisfaction of such Holder’s Allowed Intercompany Claim in Cash. Notwithstanding the foregoing, an Intercompany Claim that is not due and payable on or before the Effective Date shall be paid thereafter (A) in the ordinary course of business in accordance with the terms of any agreement that governs such Intercompany Claim, or (B) in accordance with the course of practice between the Debtor and such Holder with respect to such Intercompany Claim.

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          (iii) Voting: Class 4 is an Unimpaired Class, and the Holders of Allowed Class 4 Intercompany Claims are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 4 Intercompany Claims are not entitled to vote to accept or reject this Plan.
(e)	Class 5 — Equity Interests
          (i) Interests In Class: Class 5 consists of all Equity Interests.
          (ii) Allowance Of Equity Interests: The Equity Interests shall be Allowed.
          (iii) Treatment: The Holder of Class 5 Allowed Equity Interests shall retain such Equity Interests as of the Effective Date.
          (iv) Voting: Class 5 is Impaired. Pursuant to section 1126 of the Bankruptcy Code, the Holder of Allowed Class 5 Equity Interests is entitled to vote to accept or reject this Plan.
          3.4 Alternative Treatment. Notwithstanding any provision herein to the contrary, any Holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other less favorable distribution or treatment to which it and the Debtor or the Reorganized Debtor may agree in writing.
          3.5 Special Provision Regarding Unimpaired Claims. Except as otherwise provided in this Plan, nothing shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to, all rights with respect to legal and equitable defenses to setoffs against or recoupments of Unimpaired Claims.
          3.6 Procedures For Resolving Disputed, Contingent, And Unliquidated Claims. The Debtor and the Reorganized Debtor may contest the amount and validity of any disputed, contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

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ARTICLE IV
ACCEPTANCE OR REJECTION OF THIS PLAN
          4.1 Classes Entitled To Vote. Each Impaired Class of Claims or Interests of the Debtor that is entitled to receive or retain property or any interest under this Plan is entitled to vote to accept or reject this Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted this Plan and, therefore, is not entitled to vote.
          4.2 Acceptance By Impaired Classes. The Impaired Class of Claims (Class 2 — PIK Loan Unsecured Claims) shall have accepted this Plan if (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code. The Impaired Class of Interests shall have accepted this Plan if the Holder of Class 5 Equity Interests has voted to accept this Plan.
          4.3 Elimination Of Classes. To the extent applicable, any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed to have been deleted from this Plan for purposes of (a) voting to accept or reject this Plan and (b) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.
ARTICLE V
MEANS FOR IMPLEMENTATION OF THIS PLAN
          5.1 Continued Legal Existence. Except as otherwise provided in this Plan, the Debtor will continue to exist after the Effective Date as a separate legal entity, with all the powers under applicable law in Bermuda and pursuant to the Debtor’s organizational documents in effect prior to the Effective Date (provided that such organizational documents shall be amended to prohibit the Reorganized Debtor from issuing non-voting equity securities, to the extent necessary to comply with section 1123(a) of the Bankruptcy Code), without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.
          5.2 New Boards Of Directors. The identity of the members of the New Board of each of the Reorganized Debtor, Worldwide and Travelport Limited shall be identified in the Plan Supplement. As of the Effective Date, the Holders of PIK Loan Unsecured Claims shall have the right to select one member of the New Board of each of the Reorganized Debtor, Worldwide and Travelport Limited for an initial term of two (2) years, subject to and in accordance with the terms and conditions set forth in the Shareholders’ Agreement.

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          5.3 PIK Loan Restructuring. The Debtor and Worldwide, as joint proponents of this Plan, shall take, or shall cause to be taken, as applicable, such actions as may be necessary or appropriate to effect the transactions contemplated by this Plan (such actions, as set forth below, and together with the Additional Share Distribution, the “PIK Loan Restructuring”). In furtherance thereto, in the event any of the following have not yet taken place, the Debtor and Worldwide, as joint proponents of this Plan, as applicable, shall or shall cause (directly or indirectly, as applicable) on or prior to the Effective Date:
               (a) OpCo to enter into the Second Lien OpCo Term Loan Credit Agreement and to issue the Second Lien OpCo Term Loan pursuant thereto;
               (b) certain affiliates of the Debtor, which entities are guarantors of the OpCo Credit Facility, to execute and effect the Second Lien OpCo Term Loan Guarantee;
               (c) Travelport Limited to issue the New Intercompany Note to OpCo in exchange for the entire outstanding principal of the Second Lien OpCo Term Loan;
               (d) Travelport Limited to dividend $89.5 million in Cash and $207.5 million of principal value of the Second Lien OpCo Term Loan to the Debtor;
               (e) Travelport Limited to create the New Sub;
               (f) Travelport Limited to deliver, as an investment, $135 million of principal value of the Second Lien OpCo Term Loan to the New Sub (the “New Sub Investment”);
               (g) the New Sub to deposit with the New Sub Escrow Agent the New Sub Investment;
               (h) the New Sub to execute and effect the New Sub Guarantee and the New Sub Pledge;
               (i) distribute $85 million dollars received from Travelport Limited to the Holders of the PIK Loan Unsecured Claims, on a Pro Rata basis, as a pay-down of PIK Loan (the “PIK Loan Cash Distribution”);

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               (j) distribute $207.5 million of the Second Lien OpCo Term Loan (the “Second Lien OpCo Term Loan Exchange Portion”) to the Holders of the PIK Loan Unsecured Claims in exchange for $207.5 million of the PIK Loan;
               (k) the Shareholder Party to form Travelport NewCo, and the Shareholder Party to transfer its 100% interest in Worldwide to Travelport NewCo in exchange for 100% of the equity of Travelport NewCo;
               (l) issue 40% of the fully diluted issued and outstanding common stock of Worldwide, as follows: (i) the Effective Date Common Stock Distribution to the Holders of PIK Loan Unsecured Claims on a Pro Rata basis and (ii) the Effective Date Common Stock Escrow Distribution to the Equity Escrow Agent (collectively, the “Common Stock Issuance”); provided, however in the event BMA Approval is not granted for any particular Holder of PIK Loan Unsecured Claims the issuance shall nonetheless be deemed effective subject to the satisfaction of the condition contained in Section 8.2(e) of this Plan. The shares of Worldwide that would otherwise be issued to Holder(s) that have not obtained BMA Approval will (i) be issued into escrow (along with any dividends, distributions or other consideration received in respect of the Worldwide shares), and (ii) will be released from escrow, along with any dividends, distributions or other consideration received, to such Holder(s) on such later date when BMA Approval is obtained. Holders(s) that have not obtained BMA Approval may transfer the right to receive such shares held in escrow to a valid transferee (as permitted pursuant to the Shareholders’ Agreement, but not subject to the right of first offer set forth therein). In the event BMA Approval is not obtained for the Holder or a valid transferee within three months following the Effective Date such undistributed shares of Worldwide shall be reallocated and distributed to the Holders of Allowed PIK Loan Unsecured Claims that have received BMA Approval on a Pro Rata basis;
               (m) execute the Shareholders’ Agreement, the Equity Escrow Agreement and the Registration Rights Agreement;
               (n) execute the Amendment Agreement and the Amended and Restated PIK Loan Credit Agreement, such amendments shall have become effective, and distribute the Tranche A Extended PIK Loan and the Tranche B Extended PIK Loan to the Holders of PIK Loan Unsecured Claims on a Pro Rata basis;
               (o) $4.5 million of the $89.5 million cash dividend received by the Debtor in accordance with Section 5.3(d) of this Plan will be retained by the Debtor for the payment of fees and expenses allocable to the Debtor, Worldwide or Travelport NewCo in connection with the transactions contemplated hereby, with any unused amount being applied to reduce the Tranche B Extended PIK Loan as soon as practicable after the Effective Date; and

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               (p) OpCo and the other Debtor-affiliates to the OpCo Credit Facility to execute the OpCo Credit Facility Amendment and such amendment shall have become effective (each of the foregoing (a) - (p) collectively, the “Conditions”).
          5.4 Reinstatement Of Equity Interests And The Common Stock Issuance. The reinstatement of Equity Interests by the Reorganized Debtor and the Common Stock Issuance, the Additional Share Distribution and the shares issued pursuant to the Management Incentive Plan are authorized without the need for any further corporate action (other than standard Worldwide corporate governance approval) or further notice to or action, order, or approval of the Bankruptcy Court or any other entity except for those expressly required pursuant to this Plan; provided, however that the Common Stock Issuance is subject to BMA Approval as described herein. On the Effective Date, Equity Interests in the Reorganized Debtor shall be retained and the Common Stock Issuance, consisting of the Effective Date Common Stock Distribution and the Effective Date Common Stock Escrow Distribution shall be made to the Holders of PIK Loan Unsecured Claims and the Equity Escrow Agent, as applicable.
          All shares issued in the Common Stock Issuance, the Additional Share Distribution, and pursuant to the Management Incentive Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable.
          5.5 Equity Escrow Distribution. Pursuant to Section 3.3 hereof, and as is also described in the Shareholders’ Agreement and the Equity Escrow Agreement, the Equity Escrow Agent shall make the Post-Effective Date Common Stock Distribution to Holders of PIK Loan Unsecured Claims on a Pro Rata basis in accordance with the Post-Effective Date Common Stock Distribution Schedule subject to the occurrence of a Liquidity Event as described in Section 5.6 hereof.
          5.6 Liquidity Event. As is also described in the Equity Escrow Agreement, upon the occurrence of a Liquidity Event, the Equity Escrow Agent will cease the Post-Effective Date Common Stock Distribution, and any shares of Worldwide still held by the Equity Escrow Agent thereafter shall be repurchased by Travelport NewCo for no additional consideration, and all dividends, distributions and other consideration received in respect of such shares shall be returned to Travelport NewCo; provided, however, in the event a Subject IPO or a Subject Transaction is not consummated as set forth in this Section 5.6, the Equity Escrow Agent shall resume the Post-Effective Date Common Stock Distribution in accordance with the Post-Effective Date Common Stock Distribution Schedule.
•	In the event a Subject IPO is not closed within three months from the announcement date of the Subject IPO, resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period, then the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares of Worldwide by the Equity Escrow Agent contemplated herein shall be made as if no announcement had been made, subject to an automatic one-time three month extension to close the Subject

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IPO for SEC approval or other applicable securities regulatory approval if the necessary approval is actively being sought using commercially reasonable best efforts but no decision has yet been made by the SEC or other applicable securities regulatory agency to approve.

•	In the event a Subject Transaction is announced (i) prior to March 31, 2012 but is not closed (resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period) prior to October 31, 2012, or (ii) after March 31, 2012 but is not closed (resulting in the Amended and Restated PIK Loan Credit Agreement being paid in full in Cash during that time period) prior to six months following the announcement of the Subject Transaction, then the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares by the Equity Escrow Agent contemplated herein shall be made as if no announcement had been made; provided, however, that these closing deadlines are subject to an automatic one-time three-month extension if necessary regulatory approval of the sale, amalgamation or merger is actively being sought using commercially reasonable best efforts but no decision has yet been made by the regulatory agency to approve or block the Subject Transaction; provided further, however, in no case, may the time period between announcement and closing with respect to clause (i) above exceed 365 days and with respect to clause (ii) above exceed 270 days, before the Post-Effective Date Common Stock Distribution will continue in accordance with the Post-Effective Date Common Stock Distribution Schedule, and the release of shares by the Equity Escrow Agent contemplated herein shall be made as if no announcement had been made; provided further, however, that in any event, if and when any Subject Transaction is consummated the Post-Effective Date Common Stock Distribution will stop.
          5.7 Section 1145 And Other Exemptions. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by this Plan and any and all settlement agreements incorporated herein, including shares issued in the Common Stock Issuance, the Post-Effective Date Common Stock Distribution, the Additional Share Distribution and pursuant to the Management Incentive Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act of 1933 (as now in effect or hereafter amended) and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities.
          5.8 Additional Share Distribution. Pursuant to Section 3.3 hereof, the Disbursing Agent shall make a Pro Rata distribution of the Additional Shares to the Holders of PIK Loan Unsecured Claims in accordance with Section 3.3 hereof (the “Additional Share Distribution”); provided that the total amount of the Additional Shares issued shall be reduced to the extent necessary, in the reasonable opinion of tax counsel, in order to prevent an “ownership change” within the meaning of section 382(g) of the IRC, with respect to Worldwide, prior to the consummation of a sale, merger,

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amalgamation or IPO transaction (an “Ownership Change”). To the extent the full amount of the Additional Shares is not issued pursuant to the preceding sentence, (i) the Holders of PIK Loan Unsecured Claims will be issued such shares that have not yet been issued or receive an amount of Cash equal to the fair market value of such shares upon the earlier of the first date on which such shares can be issued without causing an Ownership Change or the consummation of a sale, merger, amalgamation or IPO transaction, respectively, unless, solely in the case of the issuance of the Additional Shares (and not in the case of payment of Cash), in the reasonable opinion of tax counsel, it would cause an Ownership Change; and (ii) until such time as all of the Additional Shares are issued or payment in Cash with respect to such shares is made, in each case pursuant to clause (i) above, Worldwide shall use its best reasonable efforts to prevent any “owner shift” or “equity structure shift” within the meaning of section 382(g) of the IRC with respect to Worldwide. In the event that the Majority Shareholder takes any action, directly or indirectly, to cause an Ownership Change, the Additional Shares will be promptly issued as described above.
          5.9 Treatment Of The Second Lien OpCo Term Loan, The Tranche A Extended PIK Loan And The Tranche B Extended PIK Loan. The Debtor, the Reorganized Debtor and Worldwide shall, and by accepting distributions pursuant to this Plan each Holder of an Allowed PIK Loan Unsecured Claim receiving distributions pursuant to this Plan shall be deemed to have agreed to, (i) treat each of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan as debt for U.S. federal income tax purposes and (ii) not take any position on any U.S. federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Tranche A Extended PIK Loan, the Tranche B Extended PIK Loan and the Second Lien OpCo Term Loan as debt for U.S. federal income tax purposes.
          5.10 Treatment Of The Post-Effective Date Common Stock Distribution And The Additional Share Distribution. If a portion (the “Imputed Interest Potion”) of any Post-Effective Date Common Stock Distribution or Additional Share Distribution (collectively, the “Unreleased Worldwide Stock Distributions”) is recharacterized as imputed interest under the IRC pursuant to section 483 thereof or otherwise, the Debtor, the Reorganized Debtor and Worldwide shall, and by accepting distributions pursuant to this Plan each Holder of an Allowed PIK Loan Unsecured Claim receiving distributions pursuant to this Plan shall be deemed to have agreed to, (i) for all U.S. federal, state and local income tax purposes, treat the Imputed Interest Portion as paid first in the form of any Cash or property other than shares of Worldwide that are part of such Unreleased Worldwide Stock Distribution, and thereafter, to the extent necessary, a portion of the shares of Worldwide distributed in such Unreleased Worldwide Stock Distribution (such portion, the “Imputed Interest Shares”); (ii) treat any Imputed Interest Shares as separate shares (and not as a portion of each Worldwide share that is part of such Unreleased Worldwide Stock Distribution); and (iii) not take any position on any U.S. federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Imputed Interest Portion and the Imputed Interest Shares as provided in this Section 5.10.

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          5.11 Management Incentive Plan. The post-Effective Date Management Incentive Plan shall be implemented by the New Board of Worldwide subject to the terms of the Restructuring Support Agreement.
          5.12 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtor or the Reorganized Debtor or any corporate action to be taken by or required of the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, members, creditors, directors, or managers of the Debtor or the Reorganized Debtor.
          5.13 Preservation Of Certain Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall retain and may (but is not required to) enforce all Retained Actions. After the Effective Date, the Reorganized Debtor, in its sole and absolute discretion, shall have the right to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), without further approval of the Bankruptcy Court. The Reorganized Debtor or any successors, in the exercise of their sole discretion, may pursue such Retained Actions so long as it is in the best interests of the Reorganized Debtor or any successors holding such rights of action. The failure of the Debtor to specifically list any claim, right of action, suit, proceeding or other Retained Action in this Plan does not, and will not be deemed to, constitute a waiver or release by the Debtor or the Reorganized Debtor of such claim, right of action, suit, proceeding or other Retained Action, and unless any causes of action against an entity are expressly waived, relinquished, exculpated, released, compromised or settled in this Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves the right to pursue such claims, rights of action, suits, proceedings and other Retained Actions in its sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches will apply to such claim, right of action, suit, proceeding, or other Retained Action upon, after, or as a consequence of the Confirmation or consummation of this Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any claim, right of action, suit, proceeding or other Retained Action that the Debtor may hold against any entity shall vest in the Reorganized Debtor. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such claims, rights of action, suits, proceedings or other Retained Actions. The Reorganized Debtor reserves and shall retain the foregoing causes of action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Case or pursuant to this Plan.
          5.14 Effectuating Documents; Further Transactions. The Debtor and the Reorganized Debtor, and their respective officers and designees, are authorized to execute, issue, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law, without further notice to or action,

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order, or approval of the Bankruptcy Court or any other entity except for those expressly required pursuant to this Plan.
          5.15 Exemption From Certain Transfer Taxes And Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of the Debtor’s real or personal property will not be subject to any document recording tax, stamp tax, conveyance fee, sales tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
          5.16 Further Authorization. The Debtor and the Reorganized Debtor shall be entitled to seek such orders, judgments, injunctions, and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Plan.
          5.17 Dissolution Of Creditors’ Committee. The Debtor does not anticipate a Creditors’ Committee will be formed in the Chapter 11 Case because general unsecured creditors are Unimpaired under this Plan. Notwithstanding this, a Creditors’ Committee, if appointed, shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors’ Committee, if appointed, shall be dissolved and the Creditors’ Committee’s members shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Case or this Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, accountants, professionals, and other agents shall terminate, except with respect to (a) all Professional Fee Claims and (b) any appeals of the Confirmation Order.
ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS
          6.1 Allowed Claims And Interests. Notwithstanding any provision herein to the contrary, the Debtor or the Reorganized Debtor shall make distributions only to Holders of Allowed Claims. A Holder of a Disputed Claim shall receive only a distribution on account thereof when and to the extent that such Holder’s Disputed Claim becomes an Allowed Claim.

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          6.2 Distributions For Claims Allowed As Of The Effective Date. Except as otherwise provided in this Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
          6.3 Payments And Distributions On Disputed Claims. Distributions made after the Effective Date to Holders of Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.
          6.4 Special Rules For Distributions To Holders Of Disputed Claims. Notwithstanding any provision otherwise in this Plan and except as otherwise agreed to by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (b) any entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claim has been Allowed.
          6.5 Interest And Penalties On Claims. Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest and penalties shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest and penalties accruing on or after the Petition Date through the date such Claim is satisfied in accordance with the terms of this Plan.
          6.6 Delivery Of Distributions And Undeliverable Or Unclaimed Distributions.
(a)	Delivery Of Distributions In General
          Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Reorganized Debtor’s records as of the date of any such distribution; provided that the method of delivery of such distributions shall be determined at the discretion of the Reorganized Debtor.
(b)	Fractional Shares
          No fractional shares will be issued or distributed in the Common Stock Issuance, the Additional Share Distribution or pursuant to the Management Incentive Plan under this Plan. The actual distribution of shares in the Common Stock Issuance,

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the Additional Share Distribution and pursuant to the Management Incentive Plan will be rounded to the next higher or lower number as follows: (i) fractions less than one-half (1/2) shall be rounded to the next lower whole number and (ii) fractions equal to or greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of shares to be distributed in the Common Stock Issuance, the Additional Share Distribution and pursuant to the Management Incentive Plan will be adjusted as necessary to account for such rounding.
(c)	Minimum Distributions
          Notwithstanding anything herein to the contrary, the Disbursing Agent shall not be required to make distributions or payments of Cash of less than the amount of $50 and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar, with half dollars or less being rounded down.
(d)	Means Of Cash Payment
          Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtor, by (a) checks drawn on or (b) wire transfer from a domestic bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
(e)	Undeliverable Distributions And Unclaimed Property
          In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtor (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.
          6.7 Withholding And Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign

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taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
          6.8 Setoffs. Except as otherwise set forth herein, the Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off against any Claim, the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such Holder.
ARTICLE VII
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES
          7.1 Assumption Of Executory Contracts And Unexpired Leases. On the Effective Date, all Executory Contracts or Unexpired Leases of the Debtor shall be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts or Unexpired Leases that have previously expired or terminated pursuant to their own terms. An Executory Contract or Unexpired Lease that is deemed to be assumed pursuant to the foregoing sentence shall be referred to as an “Assumed Contract.”
          Entry of the Confirmation Order by the Bankruptcy Court shall constitute findings by the Bankruptcy Court that (a) the Reorganized Debtor has properly provided for the cure of any defaults that might have existed, (b) each assumption is in the best interest of the Reorganized Debtor, its Estate, and all parties in interest in the Chapter 11 Case and (c) the requirements for assumption of any Executory Contract or Unexpired Lease to be assumed had been satisfied. Except as otherwise provided in the following sentence, all cure payments under any Assumed Contract would be made by the Reorganized Debtor on the Effective Date or as soon as practicable thereafter. In the event of a dispute, cure payments required by section 365(b)(1) of the Bankruptcy Code shall be paid upon entry of a Final Order resolving such dispute.
ARTICLE VIII
CONFIRMATION AND CONSUMMATION OF THE PLAN
          8.1 Conditions To Confirmation. The following are conditions precedent to Confirmation of this Plan each of which must be satisfied unless waived in accordance with Section 8.3 of this Plan.

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               (a) The Bankruptcy Court shall have approved the Disclosure Statement in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party.
               (b) The Confirmation Order, this Plan and all exhibits and annexes to each of this Plan and the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party.
          8.2 Conditions To Effective Date. The Debtor shall request that the Confirmation Order include a finding by the Bankruptcy Court that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall take effect immediately upon its entry. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 8.3 of this Plan:
               (a) The Confirmation Order, with this Plan and all exhibits and annexes to each, in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party, shall have been entered by the Bankruptcy Court and shall be a Final Order and shall, among other things, provide that the Debtor and the Reorganized Debtor are authorized to take all actions necessary or appropriate to enter into, implement, and consummate the PIK Loan Restructuring and other agreements or documents created in connection with this Plan.
               (b) All documents related to, provided for therein, or contemplated by the PIK Loan Restructuring, including the PIK Loan Restructuring Documents, in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party, shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied (other than the occurrence of the Effective Date).
               (c) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained.
               (d) Worldwide and the Debtor shall have amended their organizational documents as required by the Bankruptcy Code and as necessitated by this Plan and the transactions contemplated thereby, in form and substance reasonably satisfactory to the Requisite Consenting Lenders.
               (e) BMA Approval shall have been given to (i) each of the Consenting Lenders and (ii) Holders of no less than 70% of the PIK Loan Unsecured

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Claims that have completed and submitted the documents required by the BMA to the BMA.
               (f) All actions, documents and agreements necessary to implement this Plan and the PIK Loan Restructuring shall be in form and substance reasonably satisfactory to the Debtor, the Requisite Consenting Lenders and the Shareholder Party and shall have been effected or executed as applicable, including but not limited to the Conditions.
               (g) The Debtor shall have sufficient Cash to make all required payments to be made on the Effective Date.
               (h) Execution by the Shareholder Party and Blackstone of Mutual Releases.
               (i) Travelport Limited (and its direct or indirect owners) shall have taken all action required for Travelport Limited to be treated as a disregarded entity under the IRC.
               (j) Worldwide and its direct or indirect owners shall not have taken any action, or omitted to take any action, prior to the Effective Date, if such action or omission would cause Worldwide to no longer be treated as a corporation under the IRC.
               (k) Worldwide shall have made a representation to the Requisite Consenting Lenders as to its capitalization on the Effective Date, and shall hold no assets other than its interests in the Debtor, and shall have, and represent that it has, no liabilities (other than obligations under the Shareholders’ Agreement).
               (l) The Debtor or OpCo shall have reimbursed the Initial Consenting Lenders and the Shareholder Party, without the need to file a fee application with the Bankruptcy Court, for the reasonable fees and expenses of each party’s respective select legal counsels and financial advisors, pursuant to the terms of the Restructuring Support Agreement.
          8.3 Waiver Of Conditions. Each of the conditions to the Effective Date set forth herein may be waived in whole or in part by the Person who is entitled to satisfaction of that condition, without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtor, the Requisite Consenting Lenders or the Shareholder Party (or as otherwise provided in the Restructuring Support Agreement)

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regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtor, the Requisite Consenting Lenders and the Shareholder Party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.
ARTICLE IX
EFFECT OF PLAN CONFIRMATION
          9.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtor, its Estate, all present and former Holders of Claims and Interests, and their respective successors and assigns, including but not limited to the Reorganized Debtor.
          9.2 Revesting Of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in the Reorganized Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtor may continue its business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.
          9.3 Releases And Related Matters
(a)	Releases By Holders Of Claims And Interests
          To the maximum extent permitted by applicable law, as of the Confirmation Date (but subject to the occurrence of the Effective Date), for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a Claim or Interest that affirmatively votes in favor of this Plan hereby forever releases, waives, and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities, whatsoever against the Released Parties, arising under or in connection with or related to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, this Plan (other than the rights under this Plan and the documents that comprise the Plan Supplement, contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder or contemplated hereby and thereby) or the Reorganized Debtor, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or

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prior to the Effective Date in any way relating to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, this Plan or the Reorganized Debtor.
(b)	Releases By The Debtor, Its Estate And The Reorganized Debtor
          As of the Confirmation Date (but subject to the occurrence of the Effective Date), for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Estate, including, without limitation, any successor to the Debtor or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities which the Debtor or the Estate is entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Estate, the conduct of the Debtor’s business, the Chapter 11 Case, this Plan or the Reorganized Debtor with respect to each of the Released Parties; provided, however, that there shall be no such release, waiver or discharge on account of claims or obligations in respect of the rights and obligations under this Plan, the transaction documents, the documents that comprise the Plan Supplement, and the contracts, instruments, releases, and other agreements or documents delivered hereunder or contemplated hereby and thereby.
          9.4 Discharge Of The Debtor
               (a) Except as otherwise provided herein or in the Confirmation Order, (x) all consideration distributed under this Plan shall be in exchange for, and in full and final satisfaction, settlement, discharge, and release of, all Claims, Interests and causes of action of any nature whatsoever against the Debtor, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, liabilities of, Liens on, obligations of, rights and Interests in the Debtor or its assets or properties and, (y) regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to this Plan on account of such Claims, upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502 of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, (iii) a Claim based upon such debt is or has been

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disallowed by order of the Bankruptcy Court, or (iv) the Holder of a Claim based upon such debt accepted this Plan.
               (b) As of the Effective Date, except as provided in this Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor or the Reorganized Debtor, any other or further Claims, debts, rights, causes of action, claims for relief, liabilities, or Equity Interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. Except as otherwise provided herein, any default by the Debtor or its affiliates with respect to any Claim that existed before or on account of the filing of the Chapter 11 Case shall be deemed cured on the effective date. Except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of the discharge of all such Claims and other debts and liabilities against the Debtor, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim.
          9.5 Compromises And Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various Claims (a) against it and (b) that it has against other Persons. The Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtor as contemplated in Section 9.2 of this Plan, without any need for Bankruptcy Court approval.
          9.6 Injunction
               (a) Except as provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released, terminated, exculpated or discharged under this Article IX, along with their respective current and former employees, agents, officers, directors, managers, principals, affiliates, shareholders, and members, are permanently enjoined from taking any of the following actions against the Released Parties or their property on account of any such released, terminated or discharged Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in each such case in any manner, in any

34

place, or against any Person that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.
               (b) The rights afforded in this Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction of all Claims and Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtor or any of its assets, property or Estate. Except as otherwise provided in this Plan or the Conformation Order, on the Effective Date, all such Claims against the Debtor shall be fully released and discharged, and the Interests shall be cancelled.
               (c) Except as otherwise provided in this Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor, the Debtor’s Estate, the Reorganized Debtor, each of their respective successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.
               (d) Without limiting the effect of the foregoing provision of this Section 9.6 upon any Person, by accepting distributions pursuant to this Plan, each Holder of an Allowed Claim receiving distributions pursuant to this Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 9.6.
          9.7 Exculpation And Limitation Of Liability
               (a) Except as otherwise provided in this Plan or the Confirmation Order, none of the Released Parties shall have or incur, and each Released Party is hereby released and exculpated from, any liability to any Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, for any act or omission, whether occurring prior to, on or following the Petition Date, in connection with, relating to, or arising out of, the Chapter 11 Case, the Disclosure Statement, the transactions contemplated by or described in this Plan or related documents, the formulation, negotiation, or implementation of this Plan, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for acts or omissions that are the result of gross negligence or willful misconduct. The Debtor, the Reorganized Debtor and their respective affiliates, agents, directors, officers, employees, advisors and attorneys have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to this Plan, and,

35

therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.
               (b) Notwithstanding any other provision of this Plan, no Person or any of their respective agents, employees, representatives, advisors, attorneys, affiliates, shareholders, or members, or any of their successors or assigns, shall have any right of action against the Released Parties for any act or omission, whether occurring prior to, on or following the Petition Date, in connection with, relating to, or arising out of, the Chapter 11 Case, the Disclosure Statement, the transactions contemplated by or described in this Plan or related documents, the formulation, negotiation, or implementation of this Plan, the pursuit of Confirmation of this Plan, the Confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for acts or omissions that are the result of gross negligence or willful misconduct.
          9.8 Indemnification Obligations. Except as otherwise provided in this Plan or the Confirmation Order, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights except those held by (i) Persons who are Released Parties and who are included in either the definition of “Insured Persons” or the “Insureds” in any of the policies providing the D&O Insurance and (ii) the Shareholder Party shall be released and discharged on and as of the Confirmation Date; provided that the Indemnification Rights excepted from the release and discharge shall remain in full force and effect on and after the Confirmation Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Case; (b) the Debtor or Reorganized Debtor, as the case may be, covenant to use commercially reasonable efforts to cause OpCo to purchase and maintain D&O Insurance providing coverage for those Persons described in clause (a)(i) of this Section 9.8 whose Indemnification Rights are not being released and discharged on and as of the Confirmation Date, for a period of six years after the Confirmation Date insuring such parties in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtor or the Reorganized Debtor in at least the scope and amount as currently maintained by the Debtor (the “Insurance Coverage”); and (c) the Debtor or the Reorganized Debtor, as the case may be, hereby indemnify such Persons referred to in subclause (b) above to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.
          9.9 Term Of Bankruptcy Injunction Or Stays. Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and

36

effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
          9.10 Entire Agreement. Except as otherwise indicated, this Plan and the executed or final versions of the documents and agreements contained in the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.
ARTICLE X
RETENTION OF JURISDICTION
          10.1 Retention Of Jurisdiction. Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (unless otherwise indicated) over all matters arising out of, and related to, the Chapter 11 Case and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
               (a) resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;
               (b) decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date (which jurisdiction shall be non-exclusive as to any such non-core matters);
               (c) enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;
               (d) resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to this Plan, or any entity’s rights arising from or obligations incurred in connection with this Plan or such documents, provided, however, that the Bankruptcy Court shall not have exclusive jurisdiction over matters arising out of, or related to, the PIK Loan Restructuring Documents;

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               (e) modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;
               (f) hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtor, including Professional Fee Claims, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
               (g) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of this Plan or the Confirmation Order;
               (h) adjudicate controversies arising out of the administration of the Estate or the implementation of this Plan;
               (i) hear and determine causes of action by or on behalf of the Debtor or the Reorganized Debtor;
               (j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated, or distributions pursuant to this Plan are enjoined or stayed;
               (k) determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order, provided, however, that the Bankruptcy Court shall not have exclusive jurisdiction over matters arising out of, or related to, the PIK Loan Restructuring Documents;

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               (l) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;
               (m) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and
               (n) enter an order closing the Chapter 11 Case.
          10.2 Failure Of Bankruptcy Court To Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including matters set forth in Section 10.1 of this Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.
ARTICLE XI
ALLOWANCE AND PAYMENT OF
CERTAIN ADMINISTRATIVE CLAIMS
          11.1 Professional Fee Claims
               (a) Final Fee Applications. All final requests for Professional Fee Claims shall be filed no later than sixty (60) after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.
               (b) Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtor or the Reorganized Debtor shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, no later than two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtor. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period.
               (c) On the Effective Date, the Debtor or the Reorganized Debtor shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals for whom a deposit was

39

made. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back. Such funds shall not be considered property of the Reorganized Debtor. The remaining amount of Professional Fee Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Fee Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtor.
               (d) Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtor shall employ and pay Professionals in the ordinary course of business (including the reasonable fees and expenses incurred by Professionals in preparing, reviewing, prosecuting or addressing any issues with respect to final fee applications).
          11.2 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Section 11.1 of this Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtor no later than thirty (30) days after the Effective Date. Unless the Debtor or the Reorganized Debtor object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtor or the Reorganized Debtor objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim (a) which is paid or payable by the Debtor in the ordinary course of business or (b) the payment of which has been approved by the Bankruptcy Court.
ARTICLE XII
MISCELLANEOUS PROVISIONS
          12.1 Effectuating Documents And Further Transactions. The Debtor and the Reorganized Debtor shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, including, without limitation, (a) the PIK Loan Cash Distribution, (b) the Second Lien OpCo Term Loan (pursuant to the New Sub Investment and the Second Lien OpCo Term Loan Exchange Portion), (c) the Second Lien OpCo Term Loan Guarantee, (d) the New Sub Guarantee and the New Sub Pledge, (e) the Common Stock Issuance, (f) the Additional Share Distribution, and (g) the Tranche A Extended PIK Loan and the Tranche B Extended PIK Loan.

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          12.2 Reservation Of Rights. Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall have entered the Confirmation Order. None of the filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtor with respect to this Plan or the Disclosure Statement, shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
          12.3 Corporate Action. Prior to, on, or after the Effective Date (as appropriate), all matters expressly provided for under this Plan and the PIK Loan Restructuring that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to the applicable general corporation or other applicable law of the jurisdiction in which the Debtor or the Reorganized Debtor is incorporated without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.
          12.4 Payment Of Statutory Fees. All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Bankruptcy Court, shall be paid for each quarter (including any fraction thereof) until the first to occur of the Chapter 11 Case being converted, dismissed, or closed.
          12.5 Amendment Or Modification Of This Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtor reserves the right to alter, amend, or modify this Plan, at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan; provided, however, that the Debtor shall not be entitled to alter, amend, or modify this Plan without the prior consent of the Requisite Consenting Lenders and the Shareholder Party, except as provided in the Restructuring Support Agreement. If the Debtor alters, amends, or modifies this Plan in accordance with the foregoing sentence, a Holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
          12.6 Severability Of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, upon the request of the Debtor, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.

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          The Confirmation Order shall constitute a judicial determination and shall be deemed to provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to this Plan and may not be deleted or modified without the Debtor’s consent; and (c) nonseverable and mutually dependent.
          12.7 Successors And Assigns. This Plan shall be binding upon and inure to the benefit of the Debtor, and its successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each entity.
          12.8 Revocation, Withdrawal, Or Non-Consummation. The Debtor, subject to the terms of the Restructuring Support Agreement in all respects, reserves the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtor revokes or withdraws this Plan, or if Confirmation or consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by the Debtor or any other Person.
          12.9 Notice. All notices, requests, and demands to or upon the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

TRAVELPORT HOLDINGS LIMITED	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
22 Elm Place	Four Times Square
Rye, New York 10580	New York, New York 10036-6522
Telephone: (973) 939-1620	Telephone: (212) 735-3000
Fax: (914) 967-0128	Fax: (212) 735-2000
Att’n: Eric J. Bock	Att’n: Jay M. Goffman, Esq.
Att’n: J. Eric Ivester, Esq.

Attorneys for Travelport Holdings Limited
          After the Effective Date, the Reorganized Debtor has authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002,

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that they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtor is authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities who have filed such renewed requests.
          12.10 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an Exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York without giving effect to the principles of conflicts of law of such jurisdiction.
          12.11 Tax Reporting And Compliance. The Reorganized Debtor is hereby authorized, on behalf of the Debtor, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.
          12.12 Exhibits. All Exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.
          12.13 Filing Of Additional Documents. On or before the date of filing of the Plan Supplement, the Debtor shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.
          12.14 Conflicts. In the event that provisions of the Disclosure Statement and provisions of this Plan conflict, the terms of this Plan shall govern.
          12.15 Waiver Or Estoppel. Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor or its counsel or any other entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.
Remainder of Page Left Intentionally Blank

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Dated:	Rye, New York September 21, 2011

TRAVELPORT HOLDINGS LIMITED
By:	/s/ Philip Emery
	Name:	Philip Emery
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT A
TO
PREPACKAGED PLAN OF REORGANIZATION OF
TRAVELPORT HOLDINGS LIMITED
AMENDMENT AGREEMENT

     FIRST AMENDMENT AND RESTATEMENT AGREEMENT, dated as of [•], 2011 (collectively with the Exhibits and Schedules attached hereto, this “Amendment”), to the CREDIT AGREEMENT, dated as of March 27, 2007 (as amended thereafter but prior to the Restatement Effective Date (as defined below), the “Existing Credit Agreement”), among TRAVELPORT HOLDINGS LIMITED, a company incorporated under the laws of Bermuda (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and UBS SECURITIES LLC and LEHMAN COMMERCIAL PAPER INC., as Co-Syndication Agents.
          A. The Borrower has issued indebtedness under the Existing Credit Agreement.
          B. The maturity of the indebtedness outstanding under the Existing Credit Agreement requires the restructuring of the indebtedness of the Borrower and certain of its direct and indirect subsidiaries, including without limitation Travelport LLC.
          C. In connection with the financial restructuring of the Borrower, to be consummated out-of-court or in connection with a Chapter 11 Plan (as defined in the Restated Credit Agreement (as defined below)) as contemplated by the RSA (as defined in the Restated Credit Agreement (as defined below)) the Borrower has requested an amendment to the Existing Credit Agreement pursuant to which (a) certain of the Existing Loans (as defined below) shall be repaid, exchanged or converted (in a manner that extends the maturity date for repayment thereof) in accordance with the terms of this Amendment, and (b) certain other provisions of the Existing Credit Agreement will be amended as set forth herein, and the Lenders are willing to consent thereto, in each case, on the terms and subject to the conditions set forth herein.
          D. In connection therewith and to induce the Lenders to agree to such amendments (including such extensions of maturity), Travelport Limited shall make extensions of credit to Travelport LLC under and pursuant to the terms of the Second Lien Credit Agreement (as defined in the Restated Credit Agreement (as defined below)) on or prior to the Restatement Effective Date (as defined below).
          E. In order to effect the foregoing, the Borrower and the other parties hereto desire to amend and restate, as of the Restatement Effective Date, the Existing Credit Agreement, on the terms and subject to the conditions set forth herein.
          Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders party hereto hereby agree as follows:

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          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Existing Credit Agreement or the Restated Credit Agreement, as the context may require. The provisions of Section 1.02 of the Existing Credit Agreement are hereby incorporated by reference herein, mutatis mutandis. As used herein: “Existing Loan” means a “Loan” (as defined in the Existing Credit Agreement) that remains outstanding as of the Restatement Effective Date immediately prior to giving effect to the transactions contemplated by clauses (i) through (vi) of Section 3(a) below. “Travelport” and “Opco” have the meanings assigned to such terms in the Restated Credit Agreement.
          SECTION 2. Amendment and Restatement. Effective as of the Restatement Effective Date, but subject to clauses (i) through (iv) of Section 3(a) occurring immediately prior to or concurrently with the Restatement Effective Date (as set forth in Section 3(a) below), and the Conversion occurring as of, and after giving effect to, the Restatement Effective Date, the Existing Credit Agreement, including the schedules and exhibits attached thereto, is hereby amended and restated in its entirety to be in the form of the Amended and Restated Credit Agreement, including the schedules and exhibits attached thereto, attached as Exhibit A hereto (the Existing Credit Agreement, including the schedules and exhibits attached thereto, as so amended and restated, the “Restated Credit Agreement”).
          SECTION 3. Concerning the Existing Loans.
          (a) Prior to the Restatement Effective Date, certain of the Existing Loans were previously made to the Borrower under the Existing Credit Agreement, which remain outstanding as of the Restatement Effective Date. Subject to the terms and conditions set forth in this Amendment, the Borrower and each of the Lenders agree that:
          (i) Immediately prior to the Restatement Effective Date, all accrued and unpaid interest on the Existing Loans as of the Restatement Effective Date that has not been previously capitalized and added to principal of the Existing Loans (the “Additional Interest”) shall be capitalized and added to principal of the Existing Loans (the Existing Loans plus the Additional Interest, the “Exchange Amount”).
          (ii) After giving effect to the capitalization of accrued and unpaid interest described in clause (i) above (but before giving effect to the transactions contemplated by clauses (iii) and (iv) below), immediately prior to the Restatement Effective Date, the aggregate outstanding principal amount (for the avoidance of doubt, including capitalized interest) of the Existing Loans is $[•].
          (iii) Immediately prior to or concurrently with the Restatement Effective Date, the Borrower shall repay in cash to each Lender to whom an Existing Loan is owed its Pro Rata Share (as defined in the Existing Credit Agreement) of $85,000,000 on account thereof.

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          (iv) Immediately prior to or concurrently with the Restatement Effective Date, each Lender holding an Existing Loan, after giving effect to the prepayment described in clause (iii) above, shall exchange at par its Pro Rata Share of principal amount of Existing Loans in an aggregate outstanding principal amount (for the avoidance of doubt, including capitalized interest) of $207,500,000 and shall receive in return therefor an amount equal to the equivalent ratable share of Second Lien Tranche A Loans in an aggregate outstanding original principal amount of $207,500,000 (the “Exchange”). Upon the consummation of the Exchange, any Existing Loans exchanged pursuant to this clause (iv) shall be automatically and immediately cancelled and terminated.
          (v) On the Restatement Effective Date, each Lender holding an Existing Loan, after giving effect to the Exchange described in clause (iv) above, shall convert at par its Pro Rata Share of $135,000,000 of principal amount of Existing Loans into an equivalent ratable share of $135,000,000 of original principal amount of Extended Tranche A Loans (the “Tranche A Conversion”).
          (vi) On the Restatement Effective Date, each Lender holding an Existing Loan, after giving effect to the Tranche A Conversion described in clause (v) above and the transactions described in clauses (iii) and (iv) above, shall convert at par its Pro Rata Share of the balance of the Exchange Amount into an equivalent ratable share of an equal original principal amount of Extended Tranche B Loans (the “Tranche B Conversion” and, together with the Tranche A Conversion, the “Conversion”).
          (vii) Prior to the Restatement Effective Date, TDS Investor (Cayman) L.P., the direct parent of the Borrower’s direct parent, Travelport Worldwide Limited (“Travelport Worldwide”), will have formed a new Bermuda exempted company, which in turn shall become the direct parent of Travelport Worldwide.
          (b) It is understood and agreed that, after giving effect to the Conversion, with respect to each Lender, the aggregate principal amount of Extended Tranche A Loans and Extended Tranche B Loans of such Lender is set forth on Schedule 2.01A opposite the name of such Lender. The records of the Administrative Agent with respect to the matters set forth on Schedule 2.01A shall be conclusive and binding on the Lenders, absent manifest error.
          (c) None of transactions set forth in this Section 3 shall be deemed to be a conversion of any Existing Loan into a Loan of a different Type or with a different Interest Period or, except to the extent expressly set forth in this Section 3 with respect to the prepayment described in Section 3(a) and the Exchange, a payment or prepayment of any Existing Loan, and the parties hereto hereby agree that no breakage or similar costs will accrue solely as a result of the transactions contemplated by this Section 3.
          (d) Notwithstanding anything to the contrary herein, in the Existing Credit Agreement or in the Restated Credit Agreement, the Borrower may make the

3

prepayments, Exchange and Conversion described in this Section 3 without premium or penalty, and the Administrative Agent and each of the Lenders waive prior notice thereof and any requirements as to minimum prepayment amounts set forth in the Existing Credit Agreement or the Restated Credit Agreement.
          SECTION 4. Representations and Warranties. The Borrower hereby represents and warrants to each other party hereto that:
          (a) The execution, delivery and performance by the Borrower of this Amendment, and the consummation of the transactions contemplated hereby, are within its corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Borrower’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.10 of the Restated Credit Agreement), or require any payment to be made under (A) any Contractual Obligation to which the Borrower is a party or which affects the Borrower or the properties of the Borrower or any of its Subsidiaries, or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its properties is subject, or (iii) violate any material Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (ii)(A), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
          (b) This Amendment has been duly executed and delivered by the Borrower. This Amendment constitutes, and, on and after the amendment and restatement of the Existing Credit Agreement on Restatement Effective Date, the Restated Credit Agreement will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, fraudulent transfer, preference or similar laws and by general principles of equity.
          (c) After giving effect to the Restated Credit Agreement, no Default has occurred and is continuing.
          SECTION 5. Effectiveness. This Amendment shall become effective on and as of the date on which each of the following conditions precedent is satisfied (such date, the “Restatement Effective Date”):
          (a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower and/or Travelport Guarantor, as applicable, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel and to the Requisite Consenting Lenders (as defined in the RSA):
(i)	executed counterparts of this Amendment from the Borrower and each lender party to the Existing Credit Agreement;

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(ii)	executed counterparts of the Escrow Agreement and the Guaranty from Travelport Guarantor;

(iii)	a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Restatement Effective Date;

(iv)	an executed solvency certificate from the Chief Financial Officer of the Borrower;

(v)	an executed certificate from a Responsible Officer of each of the Borrower and Travelport Guarantor (or in the case of Travelport Guarantor, of a parent company acting on behalf of Travelport Guarantor) each certifying, after giving effect to the Restated Credit Agreement, (i) the absence of any Default and (ii) the accuracy, in all material respects, of representations and warranties of the Borrower in the Restated Credit Agreement; and

(vi)	a certificate from a Responsible Officer of each of the Borrower and Travelport Guarantor (or in the case of Travelport Guarantor, of a parent company acting on behalf of Travelport Guarantor) each attaching (i) a copy of its Organization Documents, certified as of the Restatement Effective Date or a recent date prior thereto by the appropriate governmental authority; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents and Travelport Guarantor Loan Documents to which such Person is a Party; (iii) resolutions of the board of directors, board of managers or similar governing body (and, if applicable, of the shareholders or members) of such Person approving and authorizing the execution, delivery and performance of this Amendment, the other Loan Documents and Travelport Guarantor Loan Documents to which it is a party, certified as of the Restatement Effective Date by its secretary, an assistant secretary, director, counsel, attorney or other Responsible Officer as being in full force and effect without modification or amendment; (iv) if applicable in the jurisdiction of incorporation, organization or formation, as applicable, of such Person, a good standing, status or similar certificate from the applicable governmental authority of such Person’s jurisdiction of incorporation, organization or formation, each dated the Restatement Effective Date or a recent date prior thereto; and (v) other certificates of Responsible Officers of such Person as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, the other Loan Documents and, as applicable, the Travelport Guarantor Loan Documents.

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     (b) The Administrative Agent shall have received copies of opinions from Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower, and from Conyers Dill & Pearman, Bermuda counsel to the Borrower, each such opinion addressed to the Administrative Agent and each Lender and addressing due authorization, execution and delivery of this Amendment and enforceability of the Restated Credit Agreement.
     (c) The Administrative Agent shall have received all fees and other amounts due and payable to it, and each Initial Consenting Lender (as defined in the RSA) shall have received all fees and other amounts due and payable to it under the RSA or the Chapter 11 Plan, as applicable, in connection with this Amendment and invoiced before the Restatement Effective Date, including reimbursement or payment of all reasonable and documented out of pocket expenses (including reasonable fees, disbursements and other charges of counsel) required to be reimbursed or paid by the Borrower in connection with the Amendment.
     (d) The representations and warranties of the Borrower contained in Article V of the Restated Credit Agreement and in Section 4 of this Amendment shall be true and correct in all material respects on the Restatement Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.
     (e) After giving effect to the Restated Credit Agreement, no Default shall exist, or would result from consummation of the Transaction.
     (f) The Borrower shall have delivered to the Administrative Agent fully executed copies of the Second Lien Credit Agreement and the other documents governing the Second Lien Credit Facilities that are to be executed and delivered on or prior to the Restatement Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent. The Second Lien Credit Facilities shall be in full force and effect and the Second Lien Loans shall have been issued by Travelport to Opco in exchange for the Travelport Intercompany Note.
     (g) Prior to or concurrently with the Restatement Effective Date:
          (i) Travelport shall have (i) contributed Second Lien Tranche B Loans in an aggregate principal amount of $135,000,000 to Travelport Guarantor as a capital contribution, (ii) made a cash dividend in the amount of $89,500,000 to the Borrower and (iii) distributed Second Lien Tranche A Loans in an aggregate principal amount of $207,500,000 to the Borrower;
          (ii) the Borrower shall have made the repayments of Existing Loans as described in Section 3(a)(iii); and
          (iii) the Exchange shall have been consummated.

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          (h) The Borrower shall have delivered to the Administrative Agent (x) evidence reasonably satisfactory to the Administrative Agent that a new bankruptcy-remote Subsidiary (“Travelport Guarantor”) of Travelport has been formed and (y) copies of all Organization Documents of Travelport Guarantor, each in form and substance reasonably satisfactory to the Required Extended Tranche A Lenders. As of the Restatement Effective Date, Travelport Guarantor shall be in good standing and existing under the laws of the jurisdiction of its organization and its Organization Documents shall be in full force and effect.
          (i) Concurrently with the effectiveness of the Restated Credit Agreement, (i) the Borrower shall have delivered to the Administrative Agent executed copies of the Shareholders Agreement, Registration Rights Agreement and Equity Escrow Agreement, each in form and substance reasonably satisfactory to a majority of the New Restatement Date Holders, and (ii) the Shareholders Agreement, Registration Rights Agreement and Equity Escrow Agreement shall be in full force and effect.
          (j) The Administrative Agent shall have received a form UCC-1 financing statement, naming Travelport Guarantor as debtor and the Administrative Agent as secured party, in proper form for filing with the Secretary of State of the State of Delaware.
          (k) Concurrently with the effectiveness of the Restated Credit Agreement, Travelport Worldwide shall have issued 15% of its fully diluted common shares directly to the Lenders under the terms set forth in the RSA, with an additional 25% of its fully diluted shares being issued to a third party escrow account as set forth in the Escrow Agreement as required by the RSA.
          (l) The Fourth Amendment and Restatement Agreement, dated as of •, 2011 in a form consistent with the RSA, to the Third Amended and Restated Credit Agreement, dated as of August 23, 2006, among Travelport LLC, Travelport limited, Waltonville Limited, UBS AG, Stamford Branch, UBS Loan Finance LLC, the lender parties thereto, Credit Suisse Securities (USA) LLC and the other parties thereto shall be in full force and effect.
          (m) Travelport Worldwide shall (1) hold no assets other than Equity Interests in Borrower and (2) have no liabilities other than its obligations under the Shareholders’ Agreement, and a Responsible Officer of Parent shall certify that clauses (1) and (2) above of this subsection (m) are true and correct.
          (n) Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Participation Partnership (Cayman) V L.P.; and BCP V Co-Investors (Cayman) L.P. and each of their successors and assigns with respect to their interests in TDS Investor (Cayman) L.P., and TDS Investor (Cayman) L.P. shall execute and deliver mutual releases in a form consistent with the RSA and as set forth in the Chapter 11 Plan.

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          (o) The RSA shall be in full force and effect.
          (p) The Chapter 11 Plan shall be effective, if necessary.
          (q) The Lenders shall have received all customary documentation and other information reasonably requested by the Lenders and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001) the “PATRIOT Act”).
          SECTION 6. Effect of this Amendment; Certain Authorizations. (a) Except as expressly set forth herein, including in the Restated Credit Agreement, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agents, or the Lenders under the Existing Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect as amended and restated by the Restated Credit Agreement. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Restated Credit Agreement or any other Loan Document in similar or different circumstances.
          (b) On and after the Restatement Effective Date, each reference in the Existing Credit Agreement or the Restated Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document, shall be deemed to be a reference to the Restated Credit Agreement as amended and restated hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement, the Restated Credit Agreement and the other Loan Documents.
          (c) The Lenders party hereto hereby authorize the Required Lenders to enter into such amendment or amendments to the Restated Credit Agreement or any other Loan Document as shall be appropriate, in the judgment of the Required Lenders, to give effect to the transactions contemplated hereby (including the Conversion) or to cure any ambiguity, omission, defect or inconsistency relating to effectuation of the transactions contemplated hereby.
          (d) Each Lender party hereto (i) acknowledges that it has made its own analysis and decision to enter into this Amendment, the Restated Credit Agreement and the other Loan Documents being executed or agreed to in connection herewith, and that neither the Administrative Agent or any of its officers, directors, employees, agents or attorneys-in-fact has made any express or implied representation or warranty, or shall be deemed to have any responsibility or duty, with respect to the completeness, sufficiency or performance thereof, and (ii) by delivering its signature page to this Amendment shall

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be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document, each Travelport Guarantor Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent on the Restatement Effective Date pursuant to the terms hereof.
          SECTION 7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.
          SECTION 8. Governing Law. (a) THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AMENDMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AMENDMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
          SECTION 9. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
[Remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

TRAVELPORT HOLDINGS LIMITED, as the Borrower,
by
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent,
by
Name:
Title:

by
Name:
Title:

Name of Lender:
by
Name:
Title:

For any Person requiring a second signature block:
by
Name:
Title:

SCHEDULE 2.01A TO
FIRST AMENDMENT AND RESTATEMENT AGREEMENT
TO CREDIT AGREEMENT OF TRAVELPORT HOLDINGS LIMITED
Schedule 2.01A
Extended Tranche A Loans and Extended Tranche B Loans

	Extended		Extended
	Tranche A		Tranche B
Lender	Loans (USD)		Loans (USD)
[•]	$	[•]	$	[•]
[•]	$	[•]	$	[•]
[•]	$	[•]	$	[•]
TOTAL:	$	[•]	$	[•]
          The aggregate principal amount of Existing Loans, after giving effect to the prepayment in cash and the Exchange described in Section 3 of this Amendment, that shall convert into (i) Extended Tranche A Loans and (ii) Extended Tranche B Loans, respectively, pursuant to this Amendment, is set forth above.

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of [•], 2011,

among
TRAVELPORT HOLDINGS LIMITED,
as Borrower,
Credit Suisse AG, Cayman Islands Branch,
as Administrative Agent,
THE LENDERS PARTY HERETO,
UBS SECURITIES LLC and
LEHMAN COMMERCIAL PAPER INC.,
as Co-Syndication Agents,
CREDIT SUISSE SECURITIES (USA) LLC and
UBS SECURITIES LLC,
as Co-Lead Arrangers,
and
CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC
LEHMAN BROTHERS INC.
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS CREDIT PARTNERS L.P.
J.P. MORGAN SECURITIES INC. and
MORGAN STANLEY SENIOR FUNDING INC.,
as Joint Bookrunners

ii

iii

SCHEDULES

2.01A	Extended Tranche A Loans and Extended Tranche B Loans
10.02	Administrative Agent’s Office, Certain Addresses for Notices
A	New Equity Holders
EXHIBITS
Form of

A	Committed Loan Notice
B	Extended Tranche A Note
C	Extended Tranche B Note
D	Assignment and Assumption
E	Escrow Agreement
F	Guaranty

iv

AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of [•], 2011, among TRAVELPORT HOLDINGS LIMITED, a company incorporated under the laws of Bermuda (the “Borrower”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, each lender from time to time party hereto (collectively, the “Lenders”) and UBS SECURITIES LLC and LEHMAN COMMERCIAL PAPER INC., as Co-Syndication Agents.
PRELIMINARY STATEMENTS
          The Borrower, the Administrative Agent, the lenders party thereto and the other financial institutions and Persons party thereto have previously entered into a Credit Agreement, dated as of March 27, 2007 (as amended thereafter but prior to the Restatement Effective Date (as defined below), the “Original Credit Agreement”).
          The maturity of the indebtedness outstanding under the Original Credit Agreement requires the restructuring of the indebtedness of the Borrower and certain of its direct and indirect subsidiaries, including without limitation Travelport LLC.
          On the Restatement Effective Date, at the request of the Borrower in connection with the financial restructuring of the Borrower to be consummated out-of-court or in connection with a Chapter 11 Plan as contemplated by the RSA, (a) the Original Credit Agreement has been amended and restated in the form of this Agreement, (b) certain Existing Loans (as defined below) have been repaid as set forth in the First Amendment and Restatement Agreement (as defined below), (c) the Exchange (as defined below) has been consummated pursuant to the First Amendment and Restatement Agreement and (d) all other Existing Loans, after giving effect to the prepayments and the Exchange described above, have been converted to Extended Tranche A Loans or Extended Tranche B Loans pursuant to the First Amendment and Restatement Agreement. In connection therewith and to induce the Lenders to agree to such amendment and restatement, Travelport Limited has agreed to make, and has made, extensions of credit to Travelport LLC under and pursuant to the terms of the Second Lien Credit Agreement (as defined below) on or prior to the Restatement Effective Date.
          From and after the Restatement Effective Date, the Extended Tranche A Loans and the Extended Tranche B Loans shall be governed in all respects by the terms and conditions of this Agreement.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

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ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “2014 Senior Notes” means, collectively, (a) $450,000,000 in aggregate principal amount of Opco’s 9 7/8% senior dollar fixed rate notes due 2014, (b) $150,000,000 in aggregate principal amount of Opco’s dollar floating rate senior unsecured notes due 2014 and (c) €235,000,000 in aggregate principal amount of Opco’s euro floating rate senior unsecured notes due 2014.
          “2014 Senior Notes Indenture” means the Indenture for the 2014 Senior Notes, dated as of August 23, 2006.
          “2016 Senior Notes” means $250,000,000 in aggregate principal amount of Opco’s 9% senior dollar fixed rate notes due 2016.
          “2016 Senior Notes Indenture” means the Indenture for the 2016 Senior Notes, dated as of August 18, 2010.
          “Acceptable Commitment” has the meaning specified in Section 7.08(b).
          “Acquired Indebtedness” means, with respect to any specified Person,
               (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
               (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Act” has the meaning specified in Section 10.20.
          “Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period multiplied by a fraction (expressed as a decimal), the numerator of which is one

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(1.00) and the denominator of which is one (1.00) minus the applicable Statutory Reserves for such Interest Period.
          “Administrative Agent” means Credit Suisse (as defined below), in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and shall be deemed to include each Person or “group” (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) that, directly or indirectly, through one or more intermediaries, beneficially owns (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) or Controls 10% or more of the voting stock of the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, for purposes of this Agreement, the other Loan Documents and the Travelport Guarantor Loan Documents, no New Equity Holder shall be deemed, solely by reason of its holdings of Equity Interests of the Borrower (or any of its direct or indirect parent companies) issued in connection with the Transaction to be an Affiliate of the Borrower or an Affiliate of any other Person that would be deemed to be an Affiliate of the Borrower pursuant to this definition.
          “Affiliated Lender” means (a) a Lender that is an Affiliate of the Borrower, a Permitted Holder or an Affiliate of a Permitted Holder, (b) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) in which another member of such group is an Affiliated Lender, or (c) a Permitted Holder. Notwithstanding anything herein to the contrary, no New Equity Holder shall be deemed, solely by reason of its holdings of Equity Interests of the Borrower (or any of its direct or indirect parent companies) issued in connection with the Transaction to be an Affiliated Lender.
          “Affiliate Transaction” has the meaning specified in Section 7.09(a).

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          “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, the Joint Bookrunners and the Supplemental Administrative Agents (if any).
          “Agreement” means this Amended and Restated Credit Agreement.
          “Agreement Currency” has the meaning specified in Section 10.18.
          “Applicable Rate” means a percentage per annum equal to:
               (a) with respect to Extended Tranche A Loans, the following percentages per annum:

Eurocurrency Rate	Base Rate
6.00%	5.00%
               (b) with respect to Extended Tranche B Loans, the following percentages per annum:

Eurocurrency Rate	Base Rate
13.50%	12.50%
          “Appropriate Lenders” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
          “Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
          “Arrangers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC, each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under the Original Credit Agreement.
          “Asset Sale” means:

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               (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
               (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.07) or, prior to the Settlement Date, Travelport Guarantor, in each case, whether in a single transaction or a series of related transactions;
          in each case, other than:
               (i) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;
               (ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described under Article VI or any disposition that constitutes a Change of Control pursuant to this Agreement;
               (iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.05;
               (iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;
               (v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;
               (vi) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
               (vii) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

5

               (viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than Travelport Guarantor prior to the Settlement Date);
               (ix) foreclosures on assets;
               (x) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
               (xi) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Original Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement; and
               (xii) to the extent not otherwise permitted, any disposition contemplated by the RSA or the Chapter 11 Plan to consummate the Transaction.
          “Asset Sale Offer” has the meaning specified in Section 7.08(c).
          “Asset Sale Payment” has the meaning specified in Section 7.08(d)(i).
          “Asset Sale Payment Date” has the meaning specified in Section 7.08(d)(ii).
          “Assignees” has the meaning specified in Section 10.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
          “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
          “Audited Financial Statements” means audited combined balance sheets of Travelport and its Subsidiaries as of each of December 31, 2010, 2009 and 2008, and the related audited consolidated statements of income, stockholders’ equity and cash flows for Travelport and its Subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008, respectively.
          “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

6

          “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced to the Borrower from time to time by Credit Suisse as its “prime rate.” The “prime rate” is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Credit Suisse shall take effect at the opening of business on the day specified in the announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Borrower” has the meaning specified in the introductory paragraph to this Agreement.
          “Borrower Exception” has the meaning specified in Section 7.07(a).
          “Borrower Materials” has the meaning specified in Section 10.02(a).
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations under this Agreement is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
          “Capital Stock” means:
               (a) in the case of a corporation, corporate stock;
               (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
               (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
               (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

7

          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
          “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
          “Cash Equivalents” means:
               (a) United States dollars;
               (b) (i) Euro, or any national currency of any participating member state of the EMU; or
               (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;
               (c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
               (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;
               (e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;

8

               (f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;
               (g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;
               (h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;
               (i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
               (j) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and
               (k) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.
          Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
          “Change of Control” means the occurrence of any of the following:
               (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;
               (b) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders cease to beneficially own (within the meaning of Rule 13(d)(3) under the Exchange Act or any successor provision) directly or indirectly, at least 50% of the issued and outstanding Voting Stock of Borrower;

9

               (c) at any time upon or after the consummation of a Qualifying IPO, the Permitted Holders cease to beneficially own (within the meaning of Rule 13(d)(3) under the Exchange Act or any successor provision) directly or indirectly, at least 37.5% of the issued and outstanding Voting Stock of Borrower;
               (d) the Borrower ceases to beneficially own (within the meaning of Rule 13(d)(3) under the Exchange Act or any successor provision) directly or indirectly, at least 66 2/3% of the issued and outstanding Voting Stock of Travelport; or
               (e) any Change of Control occurring under any Senior Notes Indenture or the Senior Subordinated Notes Indenture.
          “Change of Control Offer” has the meaning specified in Section 7.12(a).
          “Change of Control Payment” has the meaning specified in Section 7.12(a)(i).
          “Change of Control Payment Date” has the meaning specified in Section 7.12(a)(ii).
          “Chapter 11 Plan” means the Chapter 11 plan of reorganization contemplated by the RSA, including the exhibits and all supplements, appendices, and schedules hereto, either in its current form or as the same may be altered, amended, or modified from time to time.
          “Class” (a) when used with respect to Lenders, refers to whether such Lenders are Extended Tranche A Lenders or Extended Tranche B Lenders and (b) when used with respect to Loans, refers to whether such Loans are Extended Tranche A Loans or Extended Tranche B Loans.
          “Co-Syndication Agents” means UBS Securities LLC and Lehman Commercial Paper Inc., in each case as Co-Syndication Agents under the Original Credit Agreement.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.
          “Committed Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

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          “Communications” has the meaning specified in Section 10.02(a).
          “Compensation Period” has the meaning specified in Section 2.10(c)(ii).
          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
               (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) any “additional interest” with respect to the High Yield Notes, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility) and (z) any accretion or accrued interest of discounted liabilities; plus
               (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
               (c) interest income for such period.
          For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

11

               (a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to (A) the June 2006 Transaction to the extent incurred on or prior to June 30, 2007 and (B) the Dividend Transaction or the Worldspan Transaction, in each case to the extent incurred on or prior to June 30, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,
               (b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
               (c) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations (including the Travel 2 Travel 4 operations being disposed) shall be excluded,
               (d) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business shall be excluded,
               (e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
               (f) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the June 2006 Transaction, the Worldspan Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting), shall be excluded,
               (g) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,
               (h) any impairment charge or asset write-off, including impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt

12

               and equity securities, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
               (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,
               (j) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges including bonuses paid in connection with the GTA acquisition and any adjustments to liabilities due to the former owners of Orbitz under the tax sharing arrangement or integration and non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
               (k) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the June 2006 Transaction, the Dividend Transaction or the Worldspan Transaction, in each case in accordance with GAAP shall be excluded; and
               (l) the following items shall be excluded:
               (i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and
               (ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
          “Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Borrower’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as

13

are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
          “Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.
          “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,
               (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
               (b) to advance or supply funds
               (i) for the purchase or payment of any such primary obligation, or
               (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

14

               (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning specified in the definition of “Affiliate”.
          “Conversion” has the meaning specified in Section 2.01(b)(iii).
          “Covenant Suspension Event” has the meaning specified in Section 7.14(a).
          “Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities and the Second Lien Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.07) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
          “Credit Suisse” means Credit Suisse AG, Cayman Islands Branch, and its successors.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

15

          “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
          “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
          “Disqualified Stock” means (i) with respect to the Borrower, any Subsidiary of the Borrower (other than a Travelport Entity) or any of the Borrower’s direct or indirect parent companies, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Latest Maturity Date in effect at the time such Equity Interest is issued or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) with respect to any Travelport Entity, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the High Yield Notes or the date the High Yield Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
          “Dividend Transaction” means (i) the Borrower’s borrowing of the Existing Loans on the Original Closing Date, (ii) the Borrower’s distribution of a dividend to its shareholders in an amount not to exceed the proceeds of the Existing Loans on or about the Original Closing Date and (iii) the payment of fees and expenses prior to the Restatement Effective Date relating to the foregoing.

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          “Dollar” and “$” mean lawful money of the United States.
          “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period
               (a) increased (without duplication) by:
               (i) provision for taxes based on income or profits or capital, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus
               (ii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(w), (x) and (y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
               (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
               (iv) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) or the High Yield Notes (whether or not successful), including (i) such fees, expenses or charges related to the offering of the High Yield Notes, this Agreement, the Credit Facilities and the Worldspan Transaction and (ii) any amendment or other modification of the High Yield Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
               (v) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities, the separation from

17

Cendant and the business-to-consumer platform, which amount shall not exceed $35,000,000 at any time outstanding for any such four quarter period; plus
               (vi) any other non-cash charges, including any write offs or write downs and the amortization of up-front bonuses in connection with the supplier services business, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
               (vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
               (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under Section 7.09; plus
               (ix) the amount of net cost savings projected by Travelport in good faith to be realized as a result of specified actions taken during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $85.8 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus
               (x) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus
               (xi) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower

18

or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculations set forth in clause (3) of Section 4.07(a) of each Senior Notes Indenture and the Senior Subordinated Notes Indenture; and
               (b) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.
          “Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).
          “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Escrow Agreement” has the meaning specified in the Shareholders Agreement.

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          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
          “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:
               (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8;
               (b) issuances to any Subsidiary of the Borrower; and
               (c) any such public or private sale that constitutes an Excluded Contribution.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Restricted Subsidiary or any ERISA Affiliate.
          “Escrow Agent” means the escrow agent party to the Escrow Agreement.

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          “Escrow Agreement” means the Escrow and Security Agreement executed by Travelport Guarantor, the Administrative Agent and the Escrow Agent, substantially in the form of Exhibit E.
          “Escrow Exchange” has the meaning specified in the Escrow Agreement.
          “Escrow Trigger Event” has the meaning specified in the Escrow Agreement.
          “Escrowed Property” has the meaning specified in the Escrow Agreement.
          “Euro” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
          “Eurocurrency Rate” means, when used in reference to any Loan, a reference to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
          “Event of Default” has the meaning specified in Section 8.01(a).
          “Excess Proceeds” has the meaning specified in Section 7.08(c).
          “Exchange” has the meaning specified in the First Amendment and Restatement Agreement.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Contribution” means an “Excluded Contribution” under any Senior Notes Indenture or the Senior Subordinated Notes Indenture.
          “Existing Loan” has the meaning specified in the First Amendment and Restatement Agreement.

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          “Extended Tranche A Note” means a promissory note of the Borrower payable to any Extended Tranche A Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Extended Tranche A Lender resulting from the Extended Tranche A Loans made by such Extended Tranche A Lender.
          “Extended Tranche B Note” means a promissory note of the Borrower payable to any Extended Tranche B Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Extended Tranche B Lender resulting from the Extended Tranche B Loans made by such Extended Tranche B Lender.
          “Extended Tranche A Lender” means, at any time, any Lender that holds an Extended Tranche A Loan at such time.
          “Extended Tranche B Lender” means, at any time, any Lender that holds an Extended Tranche B Loan at such time.
          “Extended Tranche A Loan” means an Existing Loan that shall have been converted to an “Extended Tranche A Loan” under Section 2.01(b)(ii) of this Agreement. As of the Restatement Effective Date, after giving effect to the Tranche A Conversion, the Extended Tranche A Loans of each Lender are set forth in Schedule 2.01A hereto.
          “Extended Tranche B Loan” means an Existing Loan that shall have been converted to an “Extended Tranche B Loan” under Section 2.01(b)(iii) of this Agreement. As of the Restatement Effective Date, after giving effect to the Tranche B Conversion, the Extended Tranche B Loans of each Lender are set forth in Schedule 2.01A hereto.
          “fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith; provided that if the fair market value is equal to or exceeds $50.0 million, such determination shall be made by the Board of Directors of the Borrower in good faith.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

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          “First Amendment” means the First Amendment dated as of December 4, 2008 among the Borrower, the Administrative Agent and the Required Lenders.
          “First Amendment and Restatement Agreement” means that certain First Amendment and Restatement Agreement, dated as of [•], 2011, among the Borrower, the Administrative Agent and the Lenders party thereto.
          “First Amendment Effective Date” has the meaning specified in Section 4 of the First Amendment.
          “First Amendment Equity Contribution” means the common equity contribution (for no consideration from the Borrower other than additional common Equity Interests in the Borrower) made by the Parent to the Borrower of $35.0 million in cash and 9,120,378 shares of Orbitz pursuant to the First Amendment; provided that any such shares of Orbitz may be replaced with cash at a price per share equal to the greater of (a) $3.00 and (b) the volume weighted average trading price for the previous 30 trading days prior to the date on which the First Amendment Equity Contribution is made.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
          For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition,

23

disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
          For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
          “Fixed Charges” means, with respect to any Person for any period, the sum of:
               (a) Consolidated Interest Expense of such Person for such period;
               (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
               (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States.
          “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

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          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
          “Government Securities” means securities that are:
               (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
               (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” has the meaning specified in Section 10.07(h).
          “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

25

          “Guaranty” means the Guaranty executed by Travelport Guarantor, substantially in the form of Exhibit F.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.
          “High Yield Notes” means the Senior Notes and Senior Subordinated Notes.
          “High Yield Notes Documentation” means the High Yield Notes, and all documents executed and delivered with respect to the High Yield Notes, including the Senior Notes Indentures and the Senior Subordinated Notes Indenture.
          “incur” or “incurrence” has the meaning specified in Section 7.07(a).
          “Indebtedness” means, with respect to any Person, without duplication:
               (a) any indebtedness (including principal and premium) of such Person, whether or not contingent:
               (i) in respect of borrowed money;
               (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
               (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-

26

out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;
               (iv) representing any Hedging Obligations; or
               (v) during a Suspension Period only, obligations in respect of Sale and Lease-Back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
     (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and
     (c) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.
          “Indemnified Liabilities” has the meaning specified in Section 10.05.
          “Indemnitees” has the meaning specified in Section 10.05.
          “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.
          “Information” has the meaning specified in Section 10.08.

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          “Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date three months thereafter; provided that:]
               (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
               (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
               (c) no Interest Period shall extend beyond the Maturity Date applicable to such Loan; and
               (d) the Interest Period for any Eurocurrency Rate Loan outstanding prior to the Restatement Effective Date shall terminate on the Restatement Effective Date; provided that the provisions of Section 3.05 shall not apply to this clause (d).
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
          “Investment Grade Securities” means:
               (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
               (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

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               (c) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
               (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
          “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:
               (a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
               (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less
               (ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
          (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
          “Investors” means The Blackstone Group L.P., TCV VI (Cayman), L.P., TCV Member Fund (Cayman), L.P., One Equity Partners LLC and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.
          “IRS” means the United States Internal Revenue Service.

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          “Issue Date” means August 23, 2006.
          “Joint Bookrunners” means Credit Suisse Securities (USA) LLC, UBS Securities LLC, Lehman Brothers Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., in each case as Joint Bookrunners under the Original Credit Agreement.
          “Judgment Currency” has the meaning specified in Section 10.18.
          “June 2006 Transaction” means the transactions contemplated by the June 2006 Transaction Agreement, the issuance of the High Yield Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date.
          “June 2006 Transaction Agreement” means the Purchase Agreement, dated as of June 30, 2006 by and among Cendant Corporation, Travelport Inc. and TDS Investor LLC.
          “Latest Maturity Date” means, at any date of determination, the latest date that is a Maturity Date applicable to any Loan hereunder at such time.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” “Lender” also means an Extended Tranche A Lender or Extended Tranche B Lender, as the context may require.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “LIBO Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in

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Dollars (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
          “Loan” means each Extended Tranche A Loan or Extended Tranche B Loan, as the context may require.
          “Loan Documents” means, collectively, (i) this Agreement and (ii) the Notes.
          “Management Incentive Plan” has the meaning specified in the Shareholders Agreement.
          “Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Borrower to perform its respective payment obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.
          “Maturity Date” means (a) with respect to the Extended Tranche A Loans, the earlier of (i) September 30, 2012 and (ii) the date on which all Extended Tranche A Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (b) with respect to the Extended Tranche B Loans, the earlier of (i) December 1, 2016 and (ii) the date on which all Extended Tranche B Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

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          “Maximum Rate” has the meaning specified in Section 10.10.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
          “Net Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Subsidiary required (other than required by clause (i) of Section 7.08(b)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
          “New Equity Holders” means the Lenders identified on Schedule A, in their capacity as holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) issued in connection with the Transaction, and their assignees in such capacity (to the extent permitted by the Shareholders Agreement).
          “Non-Consenting Lender” has the meaning specified in Section 3.07(c).
          “Note” means an Extended Tranche A Note or an Extended Tranche B Note, as the context may require.

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          “Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.
          “Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets the requirements set forth in this Agreement.
          “Opco” means Travelport LLC, a Delaware limited liability company.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.
          “Orbitz” means Orbitz Worldwide, Inc., a Delaware corporation.
          “Orbitz Entities” means, collectively, Orbitz, any subsidiary of Orbitz and any of their respective successors and assigns.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Original Closing Date” means March 27, 2007.

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          “Original Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
          “Other Taxes” has the meaning specified in Section 3.01(b).
          “Outstanding Amount” means with respect to the Loans of any Class or Classes on any date, the aggregate principal amount (for the avoidance of doubt, including capitalized interest) thereof outstanding plus the aggregate amount of accrued and unpaid interest thereon, in each case after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
          “Parent” means Travelport Worldwide Limited, a Bermuda Limited Company.
          “Pari Passu Indebtedness” has the meaning specified in Section 7.08(c).
          “Participant” has the meaning specified in Section 10.07(e).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any Restricted Subsidiary or any ERISA Affiliate or to which the Borrower or any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
          “Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 7.08.
          “Permitted Holders” means each of the Investors who, on the Original Closing Date, are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) and each of the members of management of the Borrower (or its direct parent)

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who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) pursuant to the Management Incentive Plan and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.
          “Permitted Investments” means:
               (a) any Investment in the Borrower or any of its Restricted Subsidiaries;
               (b) any Investment in cash and Cash Equivalents or Investment Grade Securities;
               (c) any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
               (i) such Person becomes a Restricted Subsidiary; or
               (ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
               (d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 7.08 or any other disposition of assets not constituting an Asset Sale;
               (e) any Investment existing on the Original Closing Date;
               (f) any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

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               (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or
               (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
               (g) Hedging Obligations permitted under clause (x) of Section 7.07(b);
               (h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
               (i) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower, or any of its direct or indirect parent companies;
               (j) guarantees of Indebtedness permitted under Section 7.07;
               (k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.09(b) (except transactions described in clauses (ii), (v) and (ix) of Section 7.09(b));
               (l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;
               (m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), and together with all Investments made pursuant to clause (q) below, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
               (n) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility;

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               (o) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;
               (p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof; and
               (q) to the extent not otherwise permitted, Investments contemplated by the RSA or the Chapter 11 Plan to consummate the Transaction;
;provided, however, any Investments described in clauses (1), (2), (3), (8), (11) and (13) of this definition shall constitute “Permitted Investments” only if such Investments are not made for the purpose of making a direct or indirect dividend or distribution to a Permitted Holder.
          “Permitted Liens” means, with respect to any Person:
               (a) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
               (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
               (c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

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               (d) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
               (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
               (f) Liens securing Indebtedness permitted to be incurred pursuant to clause (iv) or (xii)(B) of Section 7.07(b);
               (g) Liens existing on the Original Closing Date;
               (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;
               (i) Liens on property at the time the Borrower acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Borrower;
               (j) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;
               (k) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
               (l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

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               (m) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
               (n) Liens on equipment of the Borrower granted in the ordinary course of business to the Borrower’s clients;
               (o) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
               (p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
               (q) deposits made in the ordinary course of business to secure liability to insurance carriers;
               (r) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $40.0 million at any one time outstanding;
               (s) Liens securing judgments for the payment of money not constituting an Event of Default under clause (vi) under Section 8.01(a) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
               (t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
               (u) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering

39

deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
               (v) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.07; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
               (w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
               (x) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business;
               (y) Liens in favor of the Borrower; and
               (z) during a Suspension Period only, Liens securing Indebtedness, and Indebtedness represented by Sale and Lease-Back Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by the Borrower or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Platform” has the meaning specified in Section 10.02(a).

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          “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
          “Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loans outstanding of the applicable Class or Classes of such Lender at such time and the denominator of which is the aggregate Outstanding Amount of Loans of the applicable Class or Classes at such time; provided that if all Loans have been repaid, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such repayment; provided further that the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender after giving effect to any assignments made pursuant to the terms hereof.
          “Public Lender” has the meaning specified in Section 10.02(a).
          “Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
          “Qualifying IPO” means the issuance by the Borrower, the Parent or any direct or indirect holding company of the Borrower of its Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or a London Stock Exchange “listing” or similar public issuance on another major exchange which generates Net Proceeds of at least $400 million.
          “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.
          “Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

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          “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
          “Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
          “Refinancing Indebtedness” has the meaning specified in Section 7.07(b)(xiii).
          “Refunding Capital Stock” has the meaning specified in Section 7.05(b)(ii).
          “Register” has the meaning specified in Section 10.07(d).
          “Registration Rights Agreement” means the Registration Rights Agreement, dated [•], among Parent and the shareholder parties therein.
          “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
          “Related Documents” means the Travelport Intercompany Note and the Sponsor Management Agreement.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
          “Required Lenders” means, as of any date of determination, Unaffiliated Lenders having more than 50% of the sum of the Total Outstandings held by Unaffiliated Lenders on such date.
          “Required Extended Tranche A Lenders” means, as of any date of determination, Unaffiliated Lenders having more than 50% of the sum of the aggregate Outstanding Amount of all Extended Tranche A Loans held by Unaffiliated Lenders on such date.

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          “Required Extended Tranche B Lenders” means, as of any date of determination, Unaffiliated Lenders having more than 50% of the sum of the aggregate Outstanding Amount of all Extended Tranche B Loans held by Unaffiliated Lenders on such date.
          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of the Borrower and, as to any document delivered on the Original Closing Date or Restatement Effective Date, any secretary or assistant secretary of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
          “Restatement Effective Date” has the meaning specified in the First Amendment and Restatement Agreement.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Payments” has the meaning specified in Section 7.05(a).
          “Restricted Subsidiary” means, with respect to any Person at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary of such Person ceasing to be an Unrestricted Subsidiary of such Person, such Subsidiary shall be included in the definition of “Restricted Subsidiary” with respect to such Person. Unless otherwise indicated, references to “Restricted Subsidiary” herein shall refer to Restricted Subsidiaries of the Borrower.
          “Reversion Date” has the meaning specified in Section 7.14(c).
          “RSA” means that certain Travelport Holdings Limited Restructuring Support Agreement and attached term sheet dated as of September 17, 2011 by and among the Borrower, Parent, TDS Investor (Cayman) L.P., Angelo, Gordon & Co. and R2 Top Hat, Ltd.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “Same Day Funds” means immediately available funds.

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          “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Second Commitment” has the meaning specified in Section 7.08(b).
          “Second Lien Consummation Date” means “Consummation Date” (as defined in the Second Lien Credit Agreement).
          “Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of [•], 2011 by and among Travelport, Waltonville Limited, TDS Investor (Luxembourg) S.a.r.l., Opco, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.
          “Second Lien Credit Facilities” means the Credit Facility under the Second Lien Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof permitted in accordance with the terms hereof, and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder permitted in accordance with the terms hereof, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.07).
          “Second Lien Loans” means, collectively, the Second Lien Tranche A Loans and the Second Lien Tranche B Loans.
          “Second Lien Tranche A Loan” means “Tranche A Term Loan” (as defined in the Second Lien Credit Agreement) and shall include any notes or bonds or other securities that any Second Lien Tranche A Loan is converted into or exchanged for on or after the Second Lien Consummation Date.
          “Second Lien Tranche B Loan” means “Tranche B Term Loan” (as defined in the Second Lien Credit Agreement) and shall include any notes or bonds or other securities that

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any Second Lien Tranche B Loan is converted into or exchanged for on or after the Second Lien Consummation Date.
          “Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Senior Credit Facilities” means the Credit Facility under the Fourth Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated as of [•], 2011, by and among Travelport, Waltonville Limited, Opco, the lenders party thereto in their capacities as lenders thereunder and UBS AG, Stamford Branch, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof permitted in accordance with the terms hereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder permitted in accordance with the terms hereof, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.07).
          “Senior Indebtedness” means:
               (a) all Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Indebtedness of the Borrower;
               (b) all Hedging Obligations (and guarantees thereof) of the Borrower, provided that such Hedging Obligations are permitted to be incurred under the terms of this Agreement; and
               (c) all Obligations with respect to the items listed in the preceding clauses (1) and (2);
provided, however, that Senior Indebtedness shall not include:

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               (i) any obligation of the Borrower to any of its Subsidiaries;
               (ii) any liability for federal, state, local or other taxes owed or owing by the Borrower;
               (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;
               (iv) any Indebtedness or other Obligation of the Borrower which is subordinate or junior in any respect to any other Indebtedness or other Obligation of the Borrower;
               (v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement; or
               (vi) for the avoidance of doubt, any Indebtedness or other Obligations under the Loan Documents and Travelport Guarantor Loan Documents.
          “Senior Notes” means, collectively, the 2014 Senior Notes and the 2016 Senior Notes.
          “Senior Notes Indentures” means, collectively, the 2014 Senior Notes Indenture and the 2016 Senior Notes Indenture.
          “Senior Subordinated Notes” means, collectively, (a) $300,000,000 in aggregate principal amount of Opco’s 11 7/8% senior subordinated notes due 2016 and (b) €160,000,000 in aggregate principal amount of Opco’s 10 7/8% senior euro fixed rate notes due 2016.
          “Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of August 23, 2006.
          “Settlement Date” means the date on which all Obligations under the Extended Tranche A Loans are paid in full in cash or the Escrow Exchange is consummated pursuant to the terms of the Escrow Agreement.

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          “Shareholders Agreement” means the Shareholders Agreement, dated [•], 2011, among Parent, Travelport Guarantor, TDS Investor (Cayman), L.P. and the shareholder parties therein.
          “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Restatement Effective Date.
          “Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Original Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 10.07(h).
          “Sponsor Management Agreement” means the management agreements between certain of the management companies associated with the Investors and Travelport, including the Transaction and Monitoring Fee Agreement dated as of August 23, 2006 among Blackstone Management Partners V, L.L.C., TCV VI Management L.L.C. and TDS Investor Corporation, as amended, modified, supplemented, restated or replaced from time to time, including by the Transaction and Monitoring Fee Agreement Notice dated December 7, 2007 and the Transaction and Monitoring Fee Agreement dated May 8, 2008.
          “Statutory Reserves” means, for any Interest Period for any Eurocurrency Rate Loan in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration,

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exceptions or offsets which may be available from time to time to any Lender under Regulation D.
          “Subordinated Indebtedness” means any Indebtedness (excluding any Indebtedness or other Obligations under the Loan Documents or the Travelport Guarantor Loan Documents) of the Borrower which is by its terms subordinated in right of payment to the Loans.
          “Subsidiary” means, with respect to any Person:
               (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and
               (b) any partnership, joint venture, limited liability company or similar entity of which
               (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
               (ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless otherwise indicated, references to “Subsidiary” herein shall refer to Subsidiaries of the Borrower.
          “Successor Company” has the meaning specified in Section 6.01(a)(i).
          “Supplemental Administrative Agent” has the meaning specified in Section 9.12 and “Supplemental Administrative Agents” shall have the corresponding meaning.
          “Suspended Covenants” has the meaning specified in Section 7.14(a).

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          “Suspension Date” has the meaning specified in Section 7.14(a).
          “Suspension Period” has the meaning specified in Section 7.14(c).
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Taxes” has the meaning specified in Section 3.01(a).
          “Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower or such other Person as may be expressly stated.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
          “Tranche A Conversion” has the meaning specified in Section 2.01(b)(ii).
          “Tranche B Conversion” has the meaning specified in Section 2.01(b)(iii).
          “Transaction” means, collectively, (a) the amendment and restatement of the Senior Credit Facilities, (b) the execution and delivery of documentation governing the Second Lien Credit Facilities and borrowings thereunder on or prior to the Restatement Effective Date, (c) the formation of Travelport Guarantor, (d) the amendment and restatement of the Original Credit Agreement pursuant to the First Amendment and Restatement Agreement, (e) the sale of the Second Lien Loans in an aggregate principal amount of $342,500,000 to Travelport by Opco in exchange for the Travelport Intercompany Note, (f) the contribution of the Second Lien Tranche A Loans in an aggregate principal amount of $135,000,000 by Travelport to Travelport Guarantor as a capital contribution, (g) a cash dividend in the amount of $89,500,000 from

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Travelport to the Borrower and the application of $85,000,000 thereof by the Borrower to prepay Existing Loans hereunder, on a pro rata basis, on or prior to the Restatement Effective Date, (h) the distribution of the Second Lien Tranche B Loans in an aggregate principal amount of $207,500,000 by Travelport to the Borrower, and to the Lenders pursuant to the Exchange, (i) the execution and delivery of the Guaranty and Escrow Agreement by Travelport Guarantor, (j) the execution and delivery of the Shareholders Agreement, the Registration Rights Agreement and the Equity Escrow Agreement and the issuance of Equity Interests of the Borrower (or any of its direct or indirect parent companies) pursuant to the terms thereof, (k) the consummation of any other transactions incidental to any of the foregoing and (l) the payment of fees and expenses in connection with any such other transaction or any of the foregoing.
          “Travelport” means Travelport Limited, a company incorporated under the laws of Bermuda.
          “Travelport Entities” means Travelport and its Restricted Subsidiaries.
          “Travelport Exception” has the meaning specified in Section 7.07(a).
          “Travelport Guarantor” means Travelport Guarantor LLC, a Delaware limited liability company.
          “Travelport Guarantor Loan Documents” means, collectively, the Escrow and Security Agreement and the Guaranty, the certificate of formation and operating agreement of Travelport Guarantor.
          “Travelport Intercompany Note” means that certain subordinated promissory note, dated as of the Restatement Effective Date made by Travelport to Opco in an amount equal to the initial principal amount of the loans made under the Second Lien Credit Facilities.
          “Treasury Capital Stock” has the meaning specified in Section 7.05(b)(ii).
          “Type” means its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “Unaffiliated Lender” means any Lender that is not an Affiliated Lender.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.

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          “United States” and “U.S.” mean the United States of America.
          “Unrestricted Subsidiary” means:
               (a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and
               (b) any Subsidiary of an Unrestricted Subsidiary.
          The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided that
               (a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;
               (b) such designation complies with Section 7.05; and
               (c) each of:
                    (i) the Subsidiary to be so designated; and
                    (ii) its Subsidiaries
has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.
          The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and:

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               (a) In the case of a Restricted Subsidiary that is not a Travelport Entity, either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Borrower Exception or (2) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation; or
               (b) In the case of a Travelport Entity, either (1) Travelport would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Travelport Exception or (2) the Fixed Charge Coverage Ratio for the Travelport Entities would be greater than such ratio for the Travelport Entities immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
          Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
          Until the Settlement Date, Travelport Guarantor shall be an Unrestricted Subsidiary and neither the Borrower nor any of its Subsidiaries shall be permitted to designate Travelport Guarantor to be a Restricted Subsidiary. Upon and after the Settlement Date, the Borrower shall be permitted to designate Travelport Guarantor to be a Restricted Subsidiary pursuant to the provisions set forth above in this definition of “Unrestricted Subsidiary.”
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
               (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
               (b) the sum of all such payments.

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          “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
          “Worldspan Financing” means the incurrence of up to $1,040.0 million of term loans by Opco, the $25.0 million increase to Opco’s existing revolving credit facility under the Senior Credit Facilities and the $25.0 million increase to Opco’s existing synthetic letter of credit facility under the Senior Credit Facilities, in each case pursuant to the terms of the commitment letter dated December 7, 2006.
          “Worldspan Transaction” means, collectively, (a) the acquisition of the capital stock of Worldspan Technologies Inc. by Opco or one of its Subsidiaries as contemplated by the Agreement and Plan of Merger, dated as of December 7, 2006 by and among Travelport Inc., Warpspeed Sub Inc., Worldspan Technologies Inc. and the other parties thereto and (b) the Worldspan Financing.
          Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
               (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
               (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
               (iii) The term “including” is by way of example and not limitation.
               (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

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               (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
               (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          Section 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
          Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          Section 1.07 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
          Section 1.08 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX, X and Section 7.07) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed

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upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later).
ARTICLE II
THE LOANS
          Section 2.01 The Loans.
               (a) Prior to the Restatement Effective Date, the Existing Loans were outstanding under the Original Credit Agreement. Pursuant to the terms of the First Amendment and Restatement Agreement, as of the Restatement Effective Date, certain Existing Loans were repaid in cash or pursuant to the Exchange as described therein, immediately after giving effect to which the remaining outstanding principal amount of the Existing Loans was $[•] (including all capitalized interest thereon) (the “Outstanding Existing Loans”).
               (b) Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that:
               (i) On the Restatement Effective Date, each Lender holding an Outstanding Existing Loan, shall convert at par its Pro Rata Share of $135,000,000 of Outstanding Existing Loans into an equivalent ratable share of $135,000,000 of Extended Tranche A Loans (the “Tranche A Conversion”).
               (ii) On the Restatement Effective Date, each Lender holding an Outstanding Existing Loan, after giving effect to the Tranche A Conversion, shall convert at par its Pro Rata Share of $[•] of Outstanding Existing Loans into an equivalent ratable share of $[•] of Extended Tranche B Loans (the “Tranche B Conversion” and, together with the Tranche A Conversion, the “Conversion”).
               (c) On the Restatement Effective Date, immediately following the prepayments, the Exchange and Conversion described in Sections 2.01(a) and 2.01(b), the Borrower and each of the Lenders agree that all Extended Tranche A Loans or Extended Tranche B Loans shall continue to remain outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents. Amounts repaid or prepaid in respect of such Loans may not be reborrowed. Loans are denominated in Dollars and may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

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          Section 2.02 Conversions and Continuations of Loans.
               (a) Each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) three (3) Business Days prior to the requested date of any continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount and Class of Loans to be converted or continued, and (iv) the Type of Loans to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.
               (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).
               (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to Eurocurrency Rate Loans.
               (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Credit Suisse’s prime rate used in determining the Base Rate promptly following such change.

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               (e) After giving effect to all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect.
          Section 2.03 Prepayments.
               (a) (i) Subject to this Section 2.03 and Sections 3.05, 7.08, 7.12 and 8.10, the Borrower may, upon notice to the Administrative Agent, at any time voluntarily prepay, without premium or penalty, Loans in whole or in part; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and shall be irrevocable, except as permitted under Section 2.03(a)(ii). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. Notwithstanding the foregoing, the Borrower may not prepay Extended Tranche A Loans pursuant to this Section 2.03(b)(i) while there is any Outstanding Amount with respect to any Extended Tranche B Loans.
               (ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.
               (iii) Notwithstanding Section 7.08, and subject to Section 8.10, the Borrower shall, no later than five Business Days after the issuance of stock pursuant to a public offering of Capital Stock, make a prepayment of the Loans in an amount equal to the proceeds (net of third-party brokers and advisor’s fees, or other reasonable costs incurred in connection with such transaction) of any such public offering of the Capital Stock of (a) the Borrower, the Parent or any direct or indirect holding company of the Borrower, and (b) any direct or indirect Subsidiary of the Borrower to the extent that (1) the Senior Credit Facilities and the High Yield Note Documentation permit such prepayment of the

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Loans, (2) on a pro forma basis for such prepayment of the Loans, each of the Senior Credit Facilities and each of the High Yield Notes has at least $20 million of restricted payment capacity and (3) such proceeds are not required to be used to repay Indebtedness under the Senior Credit Facilities. For the avoidance of doubt, any prepayment of the Loans pursuant to this Section 2.03(a)(iii) will be made at par; provided, that if the amount of such proceeds to be applied to such prepayments under this Section 2.03(a)(iii) is insufficient to prepay the Loans in their entirety, then the proceeds shall be applied to prepay, first, the Extended Tranche B Loans on a pro rata basis, and second, the Extended Tranche A Loans on a pro rata basis, in each case, subject to Section 8.10.
          Section 2.04 [Reserved].
          Section 2.05 Repayment of Loans.
               (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Extended Tranche A Lenders on the Maturity Date applicable to the Extended Tranche A Loans, the aggregate principal amount of all Extended Tranche A Loans outstanding on such date (including any principal resulting from capitalization of accrued interest on such date); provided that such obligation to repay the Extended Tranche A Lenders on the Maturity Date applicable to the Extended Tranche A Loans may be satisfied by the Escrow Exchange. It is understood and agreed that the aggregate amount of Escrowed Property delivered to the Extended Tranche A Lenders pursuant to the Escrow Exchange shall satisfy and fully discharge the Obligations comprising the Outstanding Amount of the Extended Tranche A Loans owed to the Extended Tranche A Lenders. The Extended Tranche A Lenders and the Borrower agree that if all outstanding Obligations under the Extended Tranche A Loans are not paid in cash on the Maturity Date applicable to the Extended Tranche A Loans, then the Escrow Exchange shall be consummated pursuant to the terms of the Escrow Agreement. All Extended Tranche A Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in Dollars (subject to the proviso in the first sentence above of this clause (a)).
               (b) The Borrower shall repay to the Administrative Agent for the ratable account of the Extended Tranche B Lenders on the Maturity Date applicable to the Extended Tranche B Loans, the aggregate principal amount of all Extended Tranche B Loans outstanding on such date (including any principal resulting from capitalization of accrued interest on such date). All Extended Tranche B Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in Dollars.
          Section 2.06 Interest.
               (a) Subject to the provisions of Section 2.06(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period

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at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
               (b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
               (c) Accrued interest on each Loan shall be capitalized as of and added to principal on (i) each Interest Payment Date, (ii) without duplication, on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise) and (iv) after maturity, on the last Business Day of each month; provided that the Borrower may, at its election, pay any such accrued interest in cash; provided, however, that such interest payment is made entirely in cash. The Borrower may make such election three Business Days prior to the date such interest is payable and shall deliver to the Administrative Agent at least three Business Days prior to the date such interest is payable, a written notice setting forth that such interest payment will be made in the form of cash (and if no such notice is given, the Borrower shall be deemed not to have elected to pay such interest in cash, and such interest shall be capitalized on the date it is payable without further action or notice by any party) and provided further that the Borrower shall elect that such interest shall be paid in cash so long as such cash payment is permitted under the Senior Credit Facilities.
          Section 2.07 Fees. The Borrower shall pay to the Agents in cash such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).
          Section 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Credit Suisse’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five/three hundred and sixty-six (365/366) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.07(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          Section 2.09 Evidence of Indebtedness.
               (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the

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Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and the related Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
               (b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
          Section 2.10 Payments Generally.
               (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will, subject to Section 8.10, promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may in each case, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
               (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. Payments hereunder shall be made in Same Day Funds; provided that Escrowed Property delivered to the Extended Tranche A Lenders in connection

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with the Escrow Exchange shall be deemed to constitute a payment in Same Day Funds for purposes of the Loan Documents.
               (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
               (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and
               (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan of the applicable Class and Type. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Loan. Nothing herein shall be deemed to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.
               (d) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due

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and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.10. Subject to Section 8.10, if the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans then owing to such Lender.
          Section 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of the share of such payment that such Lender would have received had such payment been received by the Administrative Agent and applied in accordance with Section 8.10 (if all Loans were then due), such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, with each of them to the extent of the share such other Lender would have received had such payment been received by the Administrative Agent and applied in accordance with Section 8.10 (if all Loans were then due); provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon; provided that the foregoing shall not apply to consideration paid for assignments or participations other than consideration paid in connection with assignments or participations to the Borrower or any Subsidiary of the Borrower (except consideration paid in connection with assignments or participations to the Borrower or any Subsidiary of the Borrower during the Repurchase Period (as defined in Section 3 of the First Amendment). The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

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          Section 2.12 Tax Treatment. Each of the Borrower and the Lenders shall treat each of the Extended Tranche A Loan and the Extended Tranche B Loan as debt for U.S. federal income tax purposes and will not take any position on any federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Extended Tranche A Loan and the Extended Tranche B Loan as debt for U.S. federal income tax purposes.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
          Section 3.01 Taxes.
               (a) Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.
               (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage

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recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
               (c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.
               (d) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Original Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).
               (e) A Lender that is entitled to an exemption from or reduction of Bermuda withholding tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or be otherwise materially disadvantageous to such Lender; provided, further, that the Borrower, shall reimburse such Lender for any material out-of-pocket costs that are incurred by the Lender with respect to providing any such documentation.
               (f) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing

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authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
               (g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).
          Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
          Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed

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Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a conversion to or continuation of Base Rate Loans in the amount specified therein.
          Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
               (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Original Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes indemnifiable pursuant to Section 3.01, (ii) changes in the basis of taxation of overall net income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the any jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, or (iii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
               (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Original Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
               (c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or

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including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
               (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
               (e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).
          Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
               (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or
               (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

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including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
          For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
          Section 3.06 Matters Applicable to All Requests for Compensation.
               (a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
               (b) With respect to any Lender’s claim for compensation under 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
               (c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b), such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 that gave rise to such conversion no longer exist:
               (i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that

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would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
               (ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.
               (d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Share.
          Section 3.07 Replacement of Lenders under Certain Circumstances.
               (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.
               (b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all

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or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
               (c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
          Section 3.08 Survival. All of the Borrower’s obligations under this Article 3 shall survive repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS
          Section 4.01 Restatement Effective Date. The effectiveness of this Agreement pursuant to the First Amendment and Restatement Agreement is subject to the satisfaction of the conditions set forth in the First Amendment and Restatement Agreement, and the occurrence of the Restatement Effective Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Agents and the Lenders on the Restatement Effective Date that:
          Section 5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and the Travelport Guarantor Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders,

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writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          Section 5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, and by the Borrower and Travelport Guarantor of each other Loan Document and Travelport Guarantor Loan Document to which it is a party, and the consummation of the Transaction, are within the Borrower’s and Travelport Guarantor’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Borrower’s or Travelport Guarantor’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by this Agreement), or require any payment to be made under (i) any Contractual Obligation to which the Borrower or Travelport Guarantor is a party or affecting the Borrower or Travelport Guarantor or the properties of the Borrower or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or Travelport Guarantor or their respective property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
          Section 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or by the Borrower and Travelport Guarantor of any other Loan Document or Travelport Guarantor Loan Document, or for the consummation of the Transaction or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or Travelport Guarantor Loan Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
          Section 5.04 Binding Effect. This Agreement and each other Loan Document and each Travelport Guarantor Loan Document has been duly executed and delivered by the Borrower and Travelport Guarantor. This Agreement and each other Loan Document and each Travelport Guarantor Loan Document constitutes, a legal, valid and binding obligation of the Borrower and Travelport Guarantor, enforceable against the Borrower and Travelport Guarantor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, fraudulent transfer, preference or similar laws and by general principles of equity.

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ARTICLE VI
SUCCESSORS
          Section 6.01 Merger, Consolidation or Sale of All or Substantially All Assets.
               (a) The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
               (i) the Borrower is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);
               (ii) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement pursuant to documents or instruments reasonably satisfactory to the Administrative Agent;
               (iii) immediately after such transaction, no Default exists;
               (iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,
                    (1) the Successor Company or the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Borrower Exception, or
                    (2) the Fixed Charge Coverage Ratio for the Successor Company or the Borrower and the Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction; and

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               (v) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such documents or instruments, if any, comply with this Agreement.
               (b) The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and the Notes. Notwithstanding the clauses (iii) and (iv) of Section 6.01(a),
               (i) any Restricted Subsidiary may consolidate with or merge with or into or transfer all or part of its properties and assets to the Borrower, and
               (ii) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in a State of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.
          Section 6.02 Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 6.01, the Successor Company formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement and the Notes referring to the Borrower shall refer instead to the Successor Company and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided that the predecessor Borrower shall not be relieved from the obligation to pay the principal of, fees, if any, and interest, if any, on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of Section 6.01.
ARTICLE VII
COVENANTS
          Section 7.01 Reports and Other Information.
               (a) From and after the Original Closing Date, the Borrower shall provide the Administrative Agent for distribution to the Lenders, within 15 days after the time

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Travelport (or, if applicable, the Borrower) would otherwise be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act,
               (i) annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
               (ii) reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;
               (iii) such other reports on Form 8-K, or any successor or comparable form; and
               (iv) any other information, documents and other reports which the Borrower would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;
in each case, (A) with respect to the Borrower and its Subsidiaries (provided that the Borrower shall not be required to consolidate the Orbitz Entities in the Borrower’s financial statements) and (B) in a manner that complies in all material respects with the requirements specified in such form. Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Officers’ Certificates).
               (b) In the event that any direct or indirect parent company of the Borrower becomes a guarantor of the Loans, the Borrower may to satisfy its obligations under this Section 7.01 with respect to financial information relating to the Borrower by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand.
          Section 7.02 Compliance Certificate.
               (a) The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year ending after the Original Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Borrower and its Restricted Subsidiaries during the

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preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto).
               (b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of the Borrower or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Borrower shall promptly (which shall be no more than five (5) Business Days) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Borrower proposes to take with respect thereto.
          Section 7.03 Taxes. The Borrower shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.
          Section 7.04 Stay, Extension and Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but shall suffer and permit the execution of every such power as though no such law has been enacted.
          Section 7.05 Limitation on Restricted Payments.
               (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
               (i) declare or pay any dividend or make any payment or distribution on account of the Borrower’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

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               (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower;
               (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; and
               (C) to the extent not otherwise permitted, any dividends and distributions contemplated by the RSA or the Chapter 11 Plan to consummate the Transaction;
               (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation;
               (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:
               (A) Indebtedness permitted under clauses (vii) and (viii) of Section 7.07(b); or
               (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition;
               (iv) make any Restricted Investment; or
               (v) make any payment under the Sponsor Management Agreement or make any payment under any arrangement similar to the Sponsor Management Agreement or make any other payment to the Permitted Holders or any of their respective Affiliates for services rendered or otherwise, other than (i)

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any payments made in connection with the Transaction to Blackstone Advisory Partners LP and (ii) if no Default or Event of Default has occurred and is continuing, payments (1) of monitoring fees under the Sponsor Management Agreement in an amount of up to the lesser of (x) $10.0 million and (y) the greater of (A) $5,000,000 and (B) 1% of the Consolidated EBITDA (as defined in the credit agreement for the Senior Credit Facilities as in effect on the First Amendment Effective Date) of Travelport for the applicable fiscal year or (2) on or after the consummation of a Qualifying IPO, of a termination fee under the Sponsor Management Agreement in an amount of up to $57,460,925 less the amount of any payments previously made under the Sponsor Management Agreement; provided that (x) any monitoring fee payments made to any Permitted Holders in respect of services rendered in fiscal year 2008 and (y) any payments made to any Permitted Holder on August 23, 2006, shall not be credited against or reduce such termination fee;
(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”); provided, however, that:
               (A) [reserved]; and
               (B) a Travelport Entity may make a Restricted Payment if (A) it is otherwise permitted to make such Restricted Payment under (x) each Senior Notes Indenture and the Senior Subordinated Notes Indenture, in each case as in effect on the Restatement Effective Date, (y) if the covenants under each Senior Notes Indenture and the Senior Subordinated Notes Indenture are no longer in effect, any substantially similar covenants under other instruments that are no less favorable to the Lenders and no less restrictive on the Borrower than those contained under each Senior Notes Indenture and the Senior Subordinated Notes Indenture, as in effect on the Restatement Effective Date, or (z) if the covenants under the Senior Notes Indentures and the Senior Subordinated Notes Indenture are no longer in effect and no other indenture is in effect with substantially similar terms, under the original terms of the Senior Notes Indentures and the Senior Subordinated Notes Indenture as if they were still in effect and had been in effect from their original issue date to the date of such proposed Restricted Payment, and (B) such Restricted Payment is not made for the purpose of making a

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direct or indirect dividend or distribution to a Permitted Holder or an Affiliate of a Permitted Holder.
               (b) The foregoing provisions of Section 7.05(a) will not prohibit the following Restricted Payments by the Borrower or any of its Restricted Subsidiaries that are not Travelport Entities:
               (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
               (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Borrower or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”);
               (iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower which is incurred in compliance with Section 7.07(a) so long as:
                    (1) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;
                    (2) such new Indebtedness is subordinated to the Loans at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
                    (3) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the

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Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and
                    (4) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
               (iv) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $5.0 million;
               (v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 7.07, other than to a Permitted Holder or an Affiliate of a Permitted Holder, to the extent such dividends are included in the definition of “Fixed Charges”;
               (vi) [reserved];
               (vii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; provided that no Restricted Payment shall be permitted pursuant to this clause (vii) that is made in cash or Cash Equivalents;
               (viii) [reserved];
               (ix) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Borrower pursuant to Section 4.10 and Section 4.14 of each Senior Notes Indenture and Section 4.10 and Section 4.14 of the Senior Subordinated Notes Indenture, as in effect on the Restatement Effective Date; provided that all Loans elected to be prepaid by

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Lenders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been prepaid or acquired for value; and
               (x) the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,
               (A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;
               (B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity; and
               (C) general corporate operating and overhead costs and expenses (including customary salary, bonus and other benefits payable to officers and employees) of any direct or indirect parent company of the Borrower to the extent such costs and expenses are directly attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; provided that no amount shall be permitted to be distributed pursuant to this clause (C) that is to be applied to charges or expenses owing to any beneficial owner (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, Rule 16a-1(2) under the Exchange Act or any successor provision) of any Capital Stock in the Borrower, the Parent or any direct or indirect holding company of the Borrower (other than customary salary, bonus and other benefits payable to officers and employees).
               (c) The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”; provided that until the Settlement Date, the Borrower will not permit

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Travelport Guarantor to become a Restricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under Section 7.05(a), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
          Section 7.06 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
               (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
               (i) (A) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
               (B) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;
               (ii) make loans or advances to the Borrower or any of its Restricted Subsidiaries; or
               (iii) sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.
               (b) The restrictions in Section 7.06(a) shall not apply to encumbrances or restrictions existing under or by reason of:
               (i) contractual encumbrances or restrictions in effect on the Original Closing Date, and contractual encumbrances or restrictions in effect on the Restatement Effective Date pursuant to the Shareholders Agreement, the Senior Credit Facilities, the Second Lien Credit Facilities and the related documentation and the indentures governing the High Yield Notes and the related documentation;

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               (ii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (iii) of Section 7.06(a) on the property so acquired;
               (iii) applicable law or any applicable rule, regulation or order;
               (iv) any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
               (v) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
               (vi) Secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.07 and Section 7.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
               (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
               (viii) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Original Closing Date pursuant to the provisions of Section 7.07;
               (ix) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;
               (x) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;
               (xi) the Worldspan Financing;

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               (xii) other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Original Closing Date in accordance with Section 7.07; provided, that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are no less favorable to the Borrower, take as a whole, as determined by the Board of Directors of the Borrower in good faith than the provisions of the Senior Credit Facilities, the Senior Notes Indentures or the Senior Subordinated Notes Indenture, in each case as in effect on the Restatement Effective Date;
               (xiii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 7.06(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) of this Section 7.06(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
               (xiv) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Receivables Facility.
          Section 7.07 Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
               (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (i) the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary (other than any Travelport Entity) may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or

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the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (the “Borrower Exception”) and (ii) any Travelport Entity may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock or Preferred Stock if the Fixed Charge Coverage Ratio on a consolidated basis for the Travelport Entities’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period (the “Travelport Exception”).
               (b) The provisions of Section 7.07(a) shall not apply to:
               (i) the incurrence of Indebtedness under Credit Facilities by the Borrower or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $3,100 million outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale or series of related Asset Sales;
               (ii) the incurrence by Travelport and any Restricted Subsidiary of Indebtedness represented by the Loans;
               (iii) Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Original Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.07(b));
               (iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (iv) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

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               (v) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
               (vi) Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that
               (A) such Indebtedness is not reflected on the balance sheet of the Borrower, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi)(A)); and
               (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;
               (vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided, however that (A) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness and (B) such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Borrower under this Agreement;
               (viii) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided, however that any

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subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;
               (ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock;
               (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 7.07, exchange rate risk or commodity pricing risk;
               (xi) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
               (xii) (A) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Borrower since immediately after the Issue Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) of each Senior Notes Indenture and the Senior Subordinated Notes Indenture to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.05(b) hereof or Section 4.07(b) of each Senior Notes Indenture or the Senior Subordinated Notes Indenture or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any one time outstanding exceed $300.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes

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of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 7.07(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 7.07(a) without reliance on this clause (xii)(B));
               (xiii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 7.07(a) and clauses (ii), (iii), (iv) and (xii)(A) of this Section 7.07(b), this clause (xiii) and clause (xiv) of this Section 7.07(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
               (A) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,
               (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Loans, such Refinancing Indebtedness is subordinated or pari passu to the Loans at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
               (C) shall not include Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary,
and provided further that subclause (A) of this clause (xiii) will not apply to any refunding or refinancing of any Indebtedness outstanding under a Credit Facility;
               (xiv) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred to finance an acquisition

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or (y) Persons that are acquired by the Borrower or a Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger:
               (A) In the case of Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary (other than a Travelport Entity), either (1) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Borrower Exception or (2) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger; and
               (B) In the case of Indebtedness, Disqualified Stock or Preferred Stock of any Travelport Entity, either (1) Travelport would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Travelport Exception or (2) the Fixed Charge Coverage Ratio of the Travelport Entities is greater than immediately prior to such acquisition or merger.
               (xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;
               (xvi) Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;
               (xvii) (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;
               (xviii) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

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               (xix) Indebtedness constituting the Worldspan Financing; and
               (xx) Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (iv) of Section 7.05(b).
                    (c) For purposes of determining compliance with this Section 7.07:
               (i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xx) of Section 7.07(b) or is entitled to be incurred pursuant to Section 7.07(a), the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Original Closing Date will be treated as incurred on the Original Closing Date under clause (i) of Section 7.07(b); and
               (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.07(a) and Section 7.07(b).
Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness (including interest accruing hereunder in the form of additional Loans), Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.07.
          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal

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amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
          Notwithstanding anything to the contrary, the Borrower shall not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness but excluding Indebtedness under the Loan Documents) that is subordinated or junior in right of payment to any Indebtedness of the Borrower unless such Indebtedness is expressly subordinated in right of payment to the Loans to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower. For the purposes of this Agreement, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.
          Section 7.08 Asset Sales.
               (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless:
               (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and
               (ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
               (A) any liabilities (as shown on the Borrower’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

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               (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and
               (C) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.
          (b) Within 480 days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,
               (i) to permanently reduce:
               (A) obligations under the Senior Credit Facilities; and to correspondingly reduce commitments with respect thereto;
               (B) obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Agreement, and to correspondingly reduce commitments with respect thereto;
               (C) obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Borrower shall equally and ratably reduce Obligations under the Loans by making an offer (in accordance with the procedures set forth below under Section 7.08(c)) to all Lenders to prepay their Loans at 100% of the

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principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the Loans that would otherwise be prepaid;
               (D) Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Borrower or another Restricted Subsidiary; or
               (E) obligations under the Second Lien Credit Facilities; and to correspondingly reduce commitments with respect thereto;
               (ii) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in each of (A), (B) and (C), used or useful in a Similar Business, or
               (iii) to make an investment in (A) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other assets that, in each of (A), (B) and (C), replace the businesses, properties and/or assets that are the subject of such Asset Sale;
provided that, in the case of clauses (ii) and (iii) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Borrower, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds. The Borrower or the applicable Restricted Subsidiary may apply Net Proceeds to multiple payments of Obligations or investments set forth in this clause (b) (irrespective if any attempted payment of Obligations is not accepted by the applicable creditors), in each case so long as such payment or investment occurs within the applicable time periods set forth in this clause (b).

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          (c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any Indebtedness that is pari passu with the Loans (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay or purchase the maximum aggregate principal amount of the Loans and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 7.08(d).
          (d) Within ten Business Days after the date that Excess Proceeds exceed $35.0 million, the Borrower shall deliver a notice of the Asset Sale Offer to the Administrative Agent for delivery to each Lender stating:
               (i) the amount of Excess Proceeds and that the Borrower is required to prepay, subject to Section 8.10, such Lender’s Loans at a prepayment amount in cash equal to 100% of the principal amount of such Lender’s Loans, plus accrued and unpaid interest, if any, to the date of prepayment (the “Asset Sale Payment”), subject to such Lender’s right to reject such prepayment;
               (ii) the prepayment date (the “Asset Sale Payment Date”) (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered);
               (iii) that any Loan accepted for repayment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Payment Date unless the Asset Sale Payment is not paid;
               (iv) that any Loan not properly elected for prepayment will remain outstanding and continue to accrue interest; and
               (v) that Lenders will be entitled to withdraw their election to require the Borrower to prepay the Loans, provided that the Administrative Agent receives, not later than the close of business on the fifth Business Day preceding the Asset Sale Payment Date written notice setting forth the name of the Lender of the Loans, the principal amount of Loans elected for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

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          (e) On the Asset Sale Payment Date, the Borrower will, to the extent lawful and subject to Section 8.10:
               (i) pay in immediately available funds to the Administrative Agent an amount equal to the Asset Sale Payment in respect of all Loans properly elected for prepayment in accordance with the Asset Sale Offer; and
               (ii) deliver or cause to be delivered to the Administrative Agent an Officers’ Certificate stating the Loans or portions of the Loans being prepaid by the Borrower in the Asset Sale Offer.
          (f) To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness elected to be prepaid or tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or the Pari Passu Indebtedness elected to be prepaid or surrendered by such holders thereof exceeds the amount of Excess Proceeds, subject to Section 8.10, the Administrative Agent shall select the Loans and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such Pari Passu Indebtedness prepaid or tendered (provided that, as among the Loans, no Extended Tranche A Loan shall be accepted for payment unless all Extended Tranche B Loans elected to be prepaid have first been accepted for payment). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.
          (g) Pending the final application of any Net Proceeds pursuant to this Section 7.08, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.
     Section 7.09 Transactions with Affiliates.
          (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:
               (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than

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those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
               (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 7.09(a).
          (b) The provisions of Section 7.09(a) will not apply to the following:
               (i) transactions between or among the Borrower or any of its Restricted Subsidiaries;
               (ii) Restricted Payments permitted by Section 7.05 and the definition of “Permitted Investments”;
               (iii) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors (i) made in connection with the Transaction to Blackstone Advisory Partners LP, and (ii) pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Original Closing Date; provided that the aggregate amount of all payments paid to the Investors under the Sponsor Management Agreement (1) in any fiscal year shall not exceed the lesser of (x) $10.0 million and (y) the greater of (A) $5,000,000 and (B) 1% of the Consolidated EBITDA (as defined in the credit agreement for the Senior Credit Facilities) of Travelport for the applicable fiscal year, (2) on or after the consummation of a Qualifying IPO, shall not exceed $57,460,925 minus the amount of any payments previously made under the Sponsor Management Agreement; provided further that (1)(x) any monitoring fee payments made to any Permitted Holders in respect of services rendered in fiscal year 2008 and (y) any payments made to any Permitted Holder on August 23, 2006, shall not be credited against or reduce such termination fee and (2) no payments may be made pursuant to this Section 7.09(b)(iii) if a Default or Event of Default has occurred and is continuing;

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               (iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;
               (v) transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
               (vi) any agreement as in effect as of the Original Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Original Closing Date);
               (vii) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Original Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Original Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;
               (viii) the Dividend Transaction and the payment of all fees and expenses related to the Dividend Transaction, in each case as disclosed to the Administrative Agent;
               (ix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

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               (x) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder, New Equity Holder or to any director, officer, employee or consultant; in each case to the extent permitted by the Shareholders Agreement;
               (xi) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;
               (xii) payments by the Borrower or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Borrower in good faith;
               (xiii) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Borrower in good faith;
               (xiv) investments by the Investors in securities of the Borrower or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and
               (xv) to the extent not otherwise permitted, any Affiliate Transaction contemplated by the RSA or the Chapter 11 Plan to consummate the Transaction.
     Section 7.10 Liens. The Borrower shall not directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Borrower, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:
          (a) in the case of Liens securing Subordinated Indebtedness, the Loans are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

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          (b) in all other cases, the Loans are equally and ratably secured, except that the foregoing shall not apply to (i) Liens securing the Loans, (ii) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of this Agreement to be incurred pursuant to clause (i) of Section 7.07(b) and (iii) Liens securing Indebtedness of any Travelport Entity under Credit Facilities permitted to be incurred pursuant to Section 7.07; provided that, with respect to Liens securing Indebtedness permitted under this subclause (iii), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0.
     Section 7.11 Existence. Subject to Article VI, the Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate, partnership or other existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Borrower and its Restricted Subsidiaries; provided that the Borrower shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Borrower in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.
     Section 7.12 Offer to Prepay Upon a Change of Control.
          (a) Within 30 days following any Change of Control, except to the extent that the Borrower has exercised its right to prepay the Loans in accordance with Section 2.03, the Borrower shall deliver a notice (a “Change of Control Offer”) to the Administrative Agent for delivery to each Lender stating:
               (i) that a Change of Control has occurred and that such Lender has the right to require the Borrower to prepay such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment (the “Change of Control Payment”);
               (ii) the prepayment date (the “Change of Control Payment Date”) (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered);
               (iii) that any Loan accepted for prepayment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Change of Control Payment is not paid;

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               (iv) that any Loan not properly elected for prepayment will remain outstanding and continue to accrue interest; and
               (v) that Lenders will be entitled to withdraw their election to require the Borrower to prepay the Loans, provided that the Administrative Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date written notice setting forth the name of the Lender of the Loans, the principal amount of Loans elected for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.
          (b) Notwithstanding the foregoing provisions of this Section 7.12, the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7.12 applicable to a Change of Control Offer made by the Borrower and purchases all Loans validly elected for prepayment and not withdrawn under such Change of Control Offer.
          (c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Borrower will, to the extent lawful:
               (i) pay in immediately available funds to the Administrative Agent an amount equal to the Change of Control Payment in respect of all Loans properly elected for prepayment in accordance with the Change of Control Offer; and
               (ii) deliver or cause to be delivered to the Administrative Agent an Officers’ Certificate stating the Loans or portions of the Loans being prepaid by the Borrower in the Change of Control Offer.
     Section 7.13 Limitation on Guarantees of Indebtedness of Restricted Subsidiaries. The Borrower shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other debt), other than a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower unless:
          (a) such Restricted Subsidiary within 30 days executes and delivers a supplemental agreement to this Agreement, the form of which is reasonably acceptable to the Administrative Agent, providing for a guarantee by such Restricted Subsidiary of the Loans, except that if such Indebtedness is by its express terms subordinated in right of payment to the Loans, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall

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be subordinated in right of payment to such guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans;
          (b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and
          (c) such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:
               (i) such guarantee has been duly executed and authorized; and
               (ii) such guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;
provided that this Section 7.13 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
     Section 7.14 Discharge of Certain Covenants.
          (a) If after the Original Closing Date (i) the Loans have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement then, beginning on that day (the “Suspension Date”) and continuing at all times thereafter regardless of any subsequent changes in the rating of the Loans (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.09, and clause (iv) of Section 6.01 shall not be applicable to the Loans (collectively, the “Suspended Covenants”).
          (b) During any period that the foregoing covenants have been suspended, the Borrower may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

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          (c) In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating, then the Borrower and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 7.14 as the “Suspension Period”. Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.
          (d) During any Suspension Period, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Borrower or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Borrower or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease-Back Transaction pursuant to Section 7.10 without equally and ratably securing the Loans pursuant to Section 7.10; and (ii) the consideration received by the Borrower or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with Section 7.08; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.
          (e) Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries with respect to the Suspended Covenants during a Suspension Period will give rise to a Default or Event of Default under this Agreement with respect to the Loans; provided that (i) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though Section 7.05 had been in effect prior to, but not during, the Suspension Period; and (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 7.07(b)(iii).
          (f) The Borrower shall deliver promptly to the Administrative Agent an Officer’s Certificate notifying it of any such occurrence under this Section 7.14.
     Section 7.15 Modification of Related Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to:
          (a) consent or agree to any amendment, modification or change to any material term or condition in any Related Document or give any other consent, waiver or approval thereunder, in each case that is materially adverse to the interests of the Lenders; or

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          (b) consent to any waiver of any default under or any breach of any material term or condition of any Related Document, to the extent that such waiver would be materially adverse to the interests of the Lenders.
     Section 7.16 Escrow Arrangements.
          (a) On the Restatement Effective Date, the Borrower shall cause (i) Travelport to make an equity contribution of Second Lien Tranche A Loans in an aggregate principal amount of $135,000,000 to Travelport Guarantor and (ii) Travelport Guarantor to (x) execute and deliver the Guaranty, whereby it shall unconditionally guarantee the Obligations under the Extended Tranche A Loans and (y) execute and deliver the Escrow Agreement, whereby the Second Lien Tranche A Loans shall be placed in escrow for the benefit of the Extended Tranche A Lenders pursuant to the terms of the Escrow Agreement.
          (b) Upon the occurrence of an Escrow Trigger Event, the Escrow Exchange shall be consummated pursuant to the terms of the Escrow Agreement. Upon the Settlement Date, the guarantee and escrow arrangements described in clause (a)(ii) above shall be automatically terminated in their entirety.
     Section 7.17 Travelport Guarantor Prior to the Settlement Date:
          (a) Travelport Guarantor shall not (and the Borrower shall cause Travelport Guarantor not to) conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Second Lien Tranche A Loans, (ii) the maintenance of its legal existence and (iii) the performance of the Travelport Guarantor Loan Documents and the other agreements and transactions contemplated thereby and hereby;
          (b) Travelport Guarantor shall not (and the Borrower shall cause Travelport Guarantor not to) (i) incur or permit to exist any liabilities other than pursuant to the Travelport Guarantor Loan Documents, (ii) grant or permit to exist any Liens on its properties other than under the Guaranty, (iii) transfer, sell, convey or otherwise dispose of any assets except pursuant to the Escrow Exchange, or (iv) and issue any Equity Interests in Travelport Guarantor, or permit to exist any Equity Interests in Travelport Guarantor that are not directly or indirectly owned by Travelport; and
          (c) the Borrower shall take, and shall cause Travelport and Travelport Guarantor to take, all reasonable steps, including without limitation, all steps that the Required Extended Tranche A Lenders may from time to time reasonably request, to maintain Travelport Guarantor’s identity as a separate (bankruptcy remote) legal entity and to make it manifest to third parties that Travelport Guarantor is a separate legal entity.

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ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     Section 8.01 Events of Default.
          (a) An “Event of Default” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
               (i) default for 5 days or more in payment (whether in cash or pursuant to the Escrow Exchange) when due and payable, upon acceleration or otherwise, of principal of the Extended Tranche A Loans;
               (ii) default in payment when due and payable, upon acceleration or otherwise, of principal of the Extended Tranche B Loans;
               (iii) default for 30 days or more in the payment when due of interest or fees on or with respect to the Loans;
               (iv) failure by the Borrower for 60 days after receipt of written notice given by the Administrative Agent or Required Lenders to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (i) and (ii) above) contained in this Agreement or the Notes;
               (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries, other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Original Closing Date, if both:
               (A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the

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holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
               (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate to $50.0 million or more at any one time outstanding;
               (vi) failure by the Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
               (vii) The Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
               (A) commences proceedings to be adjudicated bankrupt or insolvent;
               (B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;
               (C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;
               (D) makes a general assignment for the benefit of its creditors; or
               (E) generally is not paying its debts as they become due;

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               (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
               (A) is for relief against the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in a proceeding in which the Borrower or any such Restricted Subsidiaries, that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;
               (B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
               (C) orders the liquidation of the Borrower or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days;
               (ix) Any representation or warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower in any Loan Document shall be incorrect or misleading in any material respect when made or deemed made;
               (x) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any the Borrower or any Restricted Subsidiary under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) the Borrower, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount

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which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect;
               (xi) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations with respect to the Loans, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations in respect of the Loans), or purports in writing to revoke or rescind any Loan Document;
               (xii) so long as the Borrower directly or indirectly shall own any shares of any Orbitz Entity, any Orbitz Entity, without the consent of the Required Lenders, makes any payment, distribution or other transfer to any Permitted Holder or an Affiliate of a Permitted Holder (other than (w) to the Borrower or any Restricted Subsidiary, (x) to any director, officer or employee of any Orbitz Entity, (y) to any portfolio company of any Permitted Holder or of any Affiliate of a Permitted Holder, so long as such payment, distribution or other transfer is (1) in the ordinary course of business, (2) no less advantageous to the applicable Orbitz Entity than past practice, if any, (3) on an arm’s-length basis and (4) for goods and services actually rendered or to be rendered or (z) in connection with a pro rata distribution to all shareholders of such Orbitz Entity), or enters into any agreement to do any of the foregoing;
               (xiii) a material breach of, or Event of Default under and as defined in any of the Travelport Guarantor Loan Documents or any amendment, modification or change to any organizational document of Travelport Guarantor materially adverse to the interest of the Lenders;
               (xiv) Any representation or warranty, certification or statement of fact made or deemed made by or on behalf of the Travelport Guarantor in any Travelport Guarantor Loan Document shall be incorrect or misleading in any material respect when made or deemed made; or
               (xv) Any material provision of any Travelport Guarantor Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of acts or

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omissions by the Administrative Agent or the Requisite Lenders or the satisfaction in full of all the Obligations with respect to the Extended Tranche A Loans, ceases to be in full force and effect; or Travelport Guarantor contests in writing the validity or enforceability of any provision of any Travelport Guarantor Loan Document; or Travelport Guarantor breaches its obligation under any Travelport Guarantor Loan Document or denies in writing that it has any or further liability or obligation under any Travelport Guarantor Loan Document, or purports in writing to revoke or rescind any Travelport Guarantor Loan Document.
               (b) In the event of any Event of Default specified in clause (v) of Section 8.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose:
               (i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
               (ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
               (iii) the default that is the basis for such Event of Default has been cured.
          Section 8.02 Acceleration.
          If any Event of Default (other than an Event of Default specified in clause (vii) or (viii) of Section 8.01(a)) occurs and is continuing under this Agreement, the Administrative Agent, with the consent of the Required Lenders, or the Required Lenders may declare the principal, fees, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately; provided that if an Event of Default occurs and is continuing that is specified in Section 8.01(a)(i) and/or due to a breach of Section 7.16 and/or Section 7.17, then only the consent of or declaration of the Required Extended Tranche A Lenders shall be required to accelerate the Loans solely on the basis of such Event of Default so long as no other Event of Default has occurred and is continuing; provided further that if an Event of Default occurs and is continuing that is specified in Section 8.01(a)(ii), then only the consent of or declaration of the Required Extended Tranche B Lenders shall be required to accelerate the Loans solely on the basis of such Event of Default so long as no other Event of Default has occurred and is continuing. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

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          Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vii) or (viii) of Section 8.01(a), all principal, fees, if any, and interest on the Loans shall be due and payable immediately without further action or notice.
          The Required Lenders by written notice to the Administrative Agent may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived; provided that (i) a rescission with respect to an Event of Default specified in Section 8.01(a)(i) and/or due to a breach of Section 7.16 and/or Section 7.16 shall only require the consent of the Required Extended Tranche A Lenders, and (ii) a rescission with respect to an Event of Default specified in Section 8.01(a)(ii) shall only require the consent of the Required Extended Tranche B Lenders.
          Section 8.03 Other Remedies.
          If an Event of Default occurs and is continuing, the Administrative Agent may pursue any available remedy to collect the payment of principal, fees, if any, and interest on the Loans or to enforce the performance of any provision of the Notes or this Agreement.
          The Administrative Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Administrative Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
          Section 8.04 Waiver of Past Defaults. The Required Lenders by notice to the Administrative Agent may on behalf of all the Lenders waive any existing Default and its consequences hereunder, except a continuing Default in the payment of the principal of, fees, if any, or interest on, any Loan held by a Non-Consenting Lender (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 8.02, that the Required Lenders may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration; provided further, that if the Loans have been accelerated pursuant to an Event of Default that is specified in Section 8.01(a)(i) and/or due to a breach of Section 7.16 and/or Section 7.17, then only the Required Extended Tranche A Lenders may rescind the acceleration; provided further that if an Event of Default occurs and is continuing that is specified in Section 8.01(a)(ii), then only the Required Extended Tranche B Lenders may rescind the acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
          Section 8.05 Control by Majority. The Required Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative

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Agent or of exercising any power conferred on the Administrative Agent; provided, that the Required Extended Tranche A Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any power conferred on the Administrative Agent, in each case in respect of the Escrowed Property or in connection with the Escrow Agreement. The Administrative Agent, however, may refuse to follow any direction that conflicts with law or this Agreement or that the Administrative Agent determines is unduly prejudicial to the rights of any other Lender or that would involve the Administrative Agent in personal liability.
          Section 8.06 [Reserved].
          Section 8.07 Restoration of Rights and Remedies. If the Administrative Agent or any Lender has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Administrative Agent or to such Lender, then and in every such case, subject to any determination in such proceedings, the Borrower, the Administrative Agent and the Lenders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Administrative Agent and the Lenders shall continue as though no such proceeding has been instituted.
          Section 8.08 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Administrative Agent or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
          Section 8.09 Delay or Omission Not Waiver. No delay or omission of the Administrative Agent or of any Lender to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VIII or by law to the Administrative Agent or to the Lenders may be exercised from time to time, and as often as may be deemed expedient, by the Administrative Agent or by the Lenders, as the case may be.
          Section 8.10 Priorities.
               (a) If the Administrative Agent collects or receives any money pursuant to this Article VIII or any other provision contained in this Agreement (other than Section 2.05 or in connection with the Escrow Exchange), it shall pay out the money in the following order:
                    (i) to the Administrative Agent, its agents and attorneys for amounts due under Article IX, including payment of all compensation,

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expenses and liabilities incurred, and all advances made, by the Administrative Agent and the costs and expenses of collection;
                    (ii) to payment of that portion of the Obligations under the Loan Documents constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause (ii) payable to them;
                    (iii) to Extended Tranche B Lenders for amounts due and unpaid on the Extended Tranche B Loans for principal and, if any, interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Extended Tranche B Loans for principal and, if any, interest, respectively;
                    (iv) to Extended Tranche A Lenders for amounts due and unpaid on the Extended Tranche A Loans for principal and, if any, interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Extended Tranche A Loans for principal and, if any, interest, respectively; and
                    (v) to the Borrower or to such party as a court of competent jurisdiction shall direct.
               (b) This Section 8.10 shall not be construed to prohibit (i) the repayment of Extended Tranche A Loans pursuant to Section 2.05 on the Maturity Date applicable to the Extended Tranche A Loans prior to the repayment of Extended Tranche B Loans or (ii) the consummation of the Escrow Exchange prior to the repayment of Extended Tranche B Loans.
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
          Section 9.01 Appointment and Authorization of Agents.
               (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the

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contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
               (b) Each Extended Tranche A Lender irrevocably appoints the Administrative Agent and each other Extended Tranche A Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Administrative Agent and the Extended Tranche A Lenders, in assets in which, in accordance with the UCC or any other applicable Law a security interest can be perfected by possession or control. Should any Extended Tranche A Lender obtain possession or control of any Escrowed Property or other Collateral, such Extended Tranche A Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefore, shall deliver such Escrowed Property or other Collateral to the Administrative Agent or otherwise deal with such Escrowed Property or other Collateral in accordance with the Administrative Agent’s instructions.
               (c) Each Extended Tranche A Lender hereby also irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of Travelport Guarantor Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any Travelport Guarantor Loan Document, together with such powers as are reasonably incidental thereto.
               (d) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents and the Travelport Guarantor Loan Documents, and each of the Extended Tranche A Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Loan Documents or Travelport Guarantor Loan Documents for and on behalf of or on trust for) such Extended Tranche A Lender for purposes of acquiring, holding and enforcing any and all Liens on Escrowed Property and other Collateral granted by Travelport Guarantor to secure any of the Obligations under the Extended Tranche A Loans, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Escrowed Property and other Collateral (or any portion thereof) granted under the Escrow Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent),

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shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents or Travelport Guarantor Loan Documents) as if set forth in full herein with respect thereto.
          Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement, any other Loan Document or any Travelport Guarantor Loan Document (including for purposes of holding or enforcing any Lien on the Escrowed Property and other Collateral (or any portion thereof) granted under the Escrow Agreement or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
          Section 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Escrow Agreement, or for any failure the Borrower, Travelport Guarantor or any other party to any Loan Document or Travelport Guarantor Loan Document to perform its obligations hereunder or thereunder, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any the Borrower or any Affiliate thereof. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents or Travelport Guarantor Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and Travelport Guarantor.
          Section 9.04 Reliance by Agents.

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               (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
               (b) For purposes of determining compliance with the conditions specified in Section 4.01 of the Original Credit Agreement or any corresponding Section of any amendment agreement with respect to this Agreement (including the First Amendment and Restatement Agreement), each Lender that has signed this Agreement or any such amendment agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the effectiveness of the proposed date of effectiveness of this Agreement or any such amendment agreement, as applicable, specifying its objection thereto.
          Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
          Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without

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reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.
          Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive the payment of all other Obligations in respect of the Loans and the resignation of the Administrative Agent.
          Section 9.08 Agents in their Individual Capacities. Credit Suisse and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Credit Suisse were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The

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Lenders acknowledge that, pursuant to such activities, Credit Suisse or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Credit Suisse shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Credit Suisse in its individual capacity.
          Section 9.09 Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a)(vii) or (viii) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Extended Tranche A Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Escrow Agreement, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
          Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein

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expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
               (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all Obligations with respect to the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
               (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations with respect to the Loans or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          Section 9.11 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-syndication agent,” “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
          Section 9.12 Appointment of Supplemental Administrative Agents.

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               (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
               (b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to the Escrowed Property and other Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents or Travelport Guarantor Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Escrowed Property or other Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Escrowed Property and other Collateral and to perform such duties with respect to such Escrowed Property and other Collateral, and every covenant and obligation contained in the Loan Documents and Travelport Guarantor Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
               (c) Should any instrument in writing from the Borrower be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
          Section 9.13 Escrowed Property Matters. The Extended Tranche A Lenders irrevocably agree that any Lien on any property granted to or held by the Administrative Agent under any Loan Document or Travelport Guarantor Loan Document shall be automatically

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released (i) upon the Settlement Date, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document or Travelport Guarantor Loan Document to any Person other than the Borrower or Travelport Guarantor, or (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Extended Tranche A Lenders.
          Upon request by the Administrative Agent at any time, the Required Extended Tranche A Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property. In each case as specified in this Section 9.13, the Administrative Agent will (and each Extended Tranche A Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Escrowed Property or other Collateral from the assignment and security interest granted under the Escrow Agreement, in accordance with the terms of the Loan Documents, the Travelport Guarantor Loan Documents and this Section 9.13.
          Section 9.14 Voting. In the course of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any power conferred on the Administrative Agent in connection with the Second Lien Tranche A Loan held as Escrowed Property, in the event that the Administrative Agent is required or authorized to exercise voting or consent rights of “Lenders” under the Second Lien Credit Agreement or any agreements executed in connection therewith, a vote of the Extended Tranche A Lenders shall be held, and the Administrative Agent shall exercise such voting or consent rights in the same proportion as the vote of the Extended Tranche A Lenders
ARTICLE X
MISCELLANEOUS
          Section 10.01 Amendments, Etc.
               (a) Notwithstanding Sections 10.01(b) and 10.01(c), the Borrower and the Administrative Agent may amend or supplement this Agreement or any Travelport Guarantor Loan Document without the consent of any Lender:
                    (i) to cure any ambiguity, omission, mistake, defect or inconsistency;
                    (ii) to comply with Article VI;
                    (iii) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the legal rights under this Agreement of any Lender;

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                    (iv) to add covenants for the benefit of the Lenders or to surrender any right or power conferred upon the Borrower;
                    (v) to evidence and provide for the acceptance and appointment under this Agreement of a successor Administrative Agent or Supplemental Administrative Agent hereunder pursuant to the requirements hereof; or
                    (vi) to add guarantees with respect to the Loans or to secure the Loans.
               (b) Except as provided below in Section 10.01(d), the Borrower and the Administrative Agent may amend or supplement this Agreement solely with the consent of the Required Lenders, and, subject to Sections 8.04 and 8.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, fees, if any, or interest on the Loans, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Agreement may be waived with the consent of the Required Lenders; provided, however that (i) if any amendment, waiver or other modification will only affect the Extended Tranche A Lenders or the Extended Tranche B Lenders then only the consent of the Required Extended Tranche A Lenders or the Required Extended Tranche B Lenders (and not the consent of the Required Lenders), as the case may be, shall be required, and (ii) if any amendment, waiver or other modification shall, by its terms, disproportionately and adversely affect the Extended Tranche A Lenders or the Extended Tranche B Lenders, then such amendment, waiver or other modification will also require the consent of the Required Extended Tranche A Lenders or the Required Extended Tranche B Lenders (in addition to the consent of the Required Lenders), as the case may be.
               (c) Except as provided below in Section 10.01(d), the Borrower and the Administrative Agent may amend or supplement any Travelport Guarantor Loan Document solely (i) to the extent permitted by Section 10.01(a) or (ii) prior to the Settlement Date, otherwise with the consent of the Required Extended Tranche A Lenders, and, subject to Sections 8.04 and 8.07, any default under, breach of, or compliance with any provision of any Travelport Guarantor Loan Document may be waived with the consent of the Required Extended Tranche A Lenders.
               (d) Without the consent of each affected Lender, an amendment or waiver under this Section 10.01 may not (with respect to any Loans held by a Non-Consenting Lender):
                    (i) reduce the principal amount of such Loans whose Lenders must consent to an amendment, supplement or waiver;

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                    (ii) reduce the principal of or change the Maturity Date of any such Loan or alter or waive the provisions with respect to mandatory offers to prepay such Loans (other than provisions relating to Section 7.08 and Section 7.12 to the extent that any such amendment or waiver does not have the effect of reducing the principal of or changing the Maturity Date of any such Loan or altering or waiving the provisions with respect to the mandatory offer to prepay such Loans);
                    (iii) reduce the rate of or change the time for payment of interest on any Loan;
                    (iv) waive a Default in the payment of principal of or fees, if any, or interest on the Loans, except a rescission of acceleration of the Loans by the Required Lenders (and the Required Extended Tranche A Lenders, if such rescission occurs prior to the Settlement Date) and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Agreement which cannot be amended or modified without the consent of all Lenders;
                    (v) without prejudice to the proviso in the firsts sentence of Section 2.05(a), make any Loan payable in money other than Dollars;
                    (vi) make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Lenders to receive payments of principal of or fees, if any, or interest on the Loans;
                    (vii) make any change in these amendment and waiver provisions;
                    (viii) impair the right of any Lender to receive payment of principal of, or interest on such Lender’s Loans on or after the Maturity Dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender’s Loans; or
                    (ix) make any change to or modify the ranking of the Loans that would adversely affect the Lenders.
               (e) It shall not be necessary for the consent of the applicable Lenders under this Section 10.01 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

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               (f) It is understood and agreed that notwithstanding anything to the contrary in this Section 10.01, consummation of the Escrow Exchange in accordance with the terms of the Escrow Agreement shall not constitute an amendment or waiver under this Section 10.01 requiring the consent of any party hereto.
               (g) Section 9.14 may not be amended or modified without the consent of Extended Tranche A Lenders having, as of the relevant date of determination, more than 66 2/3% of the sum of the aggregate Outstanding Amount of the Extended Tranche A Loan on such date.
          Section 10.02 Notices and Other Communications; Facsimile Copies.
               (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
                    (i) if to the Borrower or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
                    (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower or the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites) pursuant to

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procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.
          The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VI, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a notice pursuant to Section 2.02, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loans or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the

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foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Loan Documents.
          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to

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time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
               (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on the Borrower, the Agents and the Lenders.
               (c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
          Section 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Co-Syndication Agents, and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cravath, Swaine & Moore LLP, and (b) to pay or reimburse the Administrative Agent, the Co-Syndication Agents, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all

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Attorney Costs of counsel to the Administrative Agent). The agreements in this Section 10.04 shall survive the repayment of all other Obligations in respect of the Loans. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If the Borrower fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of the Borrower by the Administrative Agent in its sole discretion.
          Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Original Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant

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to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the repayment, satisfaction or discharge of all the other Obligations in respect of the Loans.
          Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          Section 10.07 Successors and Assigns.
               (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
                    (A) the Borrower, provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a)(i), (ii), (vii) or (viii) has occurred and is continuing, any Assignee and (ii) such consent shall be

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deemed given in the event that the Borrower does not respond to a request to assign Loans within five Business Days; and
                    (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender or an Approved Fund.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required (x) during the primary syndication of the Loans to Persons identified to the Borrower by the Administrative Agent prior to the Restatement Effective Date or (y) if an Event of Default under Section 8.01(a)(i), (ii) (vii) or (viii) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof;
                    (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

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                    (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax form.
          This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans on a non-pro rata basis.
               (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
               (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
               (e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents

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and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(b) or (c) that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.
               (f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
               (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
               (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the commitment of the Granting Lender to make Loans hereunder to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding

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of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
               (i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, numbering, administrative and settlement service providers, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Loans. For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Borrower other than as a result of a breach of this Section 10.08; provided that, in the case of information received from the Borrower after the Original Closing Date, such information is clearly identified at the time of delivery as confidential.

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          Section 10.09 Setoff. Subject to Section 8.10, in addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, as the case may be, to or for the credit or the account of the Borrower and its Subsidiaries against any and all Obligations in respect of the Loans owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations in respect of the Loans may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.
          Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations in respect of the Loans hereunder.
          Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic image transmission (e.g. “PDF” or “TIF” via electronic mail) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
          Section 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other

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Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
          Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time any Loans were made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          Section 10.15 GOVERNING LAW.
               (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
               (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

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          Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          Section 10.17 Binding Effect. This Agreement shall become effective upon the Restatement Effective Date as provided in the First Amendment and Restatement Agreement and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 6.01.
          Section 10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
          Section 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any

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actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of the Borrower, without the prior written consent of the Administrative Agent. Each Extended Tranche A Lender agrees that, other than any action to compel the consummation of the Escrow Exchange, it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against Travelport Guarantor under any of the Travelport Guarantor Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of Travelport Guarantor, without the prior written consent of the Administrative Agent and the consent of the Required Extended Tranche A Lenders. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower.
          Section 10.20 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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EXHIBIT B
TO
PREPACKAGED PLAN OF REORGANIZATION OF
TRAVELPORT HOLDINGS LIMITED
RESTRUCTURING SUPPORT AGREEMENT

EXECUTION COPY
TRAVELPORT HOLDINGS LIMITED RESTRUCTURING SUPPORT AGREEMENT
          This RESTRUCTURING SUPPORT AGREEMENT (together with the Term Sheet attached hereto, this “Agreement”), dated as of September 17, 2011 by and among Travelport Holdings Limited (the “Company”), Travelport Worldwide Limited (“Worldwide”), TDS Investor (Cayman) L.P. (the “Shareholder Party”) and each of the Consenting Lenders (defined below), sets forth the terms on which the Parties (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by the Company as set forth herein and in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Company, each Consenting Lender, Worldwide and the Shareholder Party and each person that becomes a party hereto in accordance with the terms hereof are collectively referred to as the “Parties” and individually as a “Party”.
          For purposes of this Agreement, “Consenting Lenders” means each of the original undersigned lenders and any lender who hereafter executes a signature page or a joinder agreement in the form attached hereto as Exhibit B, in either case in its capacity as a lender under that certain credit agreement among the Company, Credit Suisse, Cayman Islands branch, as administrative agent, and the lenders from time to time party thereto, dated as of March 27, 2007, as amended as of December 4, 2008 (the “PIK Credit Agreement” and the loans thereunder, the “PIK Loans”). As used herein, “Requisite Consenting Lenders” shall mean, at the time of determination, Consenting Lenders holding a majority in principal amount of the Claims; provided that for purposes of any such determination hereunder, any PIK Loan held by the Shareholder Party, Worldwide, the Company or the Majority Shareholder (as defined in the Term Sheet) shall be excluded.
          In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Worldwide, the Shareholder Party and each Consenting Lender intending to be legally bound, hereby agree as follows:
1.	Term Sheet. The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern, and (iii) to the extent there is a conflict between the Term Sheet or this Agreement and the Restructuring Documents (as defined below), the terms and provisions of the Restructuring Documents shall govern.

2.	Support of the Restructuring and the Plan.
(a)	The Company intends to effectuate the Restructuring consistent with the Term Sheet in all respects, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, pursuant to either (i) out-of-court transactions, (ii) a “prepackaged” plan of reorganization (the “Plan”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), or (iii) a scheme of arrangement under Bermuda law (a “Scheme of Arrangement”).[1]

[1]	For the avoidance of doubt, for the purposes of this Agreement, the term (i) “Plan” means a chapter 11 plan of reorganization under chapter 11 of the Bankruptcy Code that is consistent with the Term

(b)	Subject to the terms and conditions hereof and except as the Company and the Shareholder Party may expressly release the Consenting Lenders in writing from any of the following obligations, each Consenting Lender hereby agrees, in compliance with the timeframes set forth in this Agreement, with respect to its Claims (as defined below), for so long as this Agreement remains in effect:
(i)	on a timely basis, to negotiate in good faith all documentation relating to the Restructuring, including without limitation, those documents specifically contemplated in the Term Sheet, the Plan and any documents relating thereto, and any documents necessary to effectuate a Scheme of Arrangement, each of which shall contain provisions consistent in all respects with the Term Sheet and this Agreement and shall contain such other provisions as are reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party (collectively, the “Restructuring Documents”);

(ii)	not to object, directly or indirectly, to the Plan, Scheme of Arrangement, or Restructuring Documents, or take any actions inconsistent with, or that would delay approval or confirmation of, the Plan, Scheme of Arrangement, or any Restructuring Documents;

(iii)	to use commercially reasonable efforts to support the Plan and the transactions contemplated thereby, or Scheme of Arrangement and the transactions contemplated thereby, or any Restructuring Documents;

(iv)	to permit all necessary disclosures in the disclosure statement related to the Plan (the “Disclosure Statement”) and any other filings by the Company with the bankruptcy court, or any filings by the Company with any court with respect to a Scheme of Arrangement, of the contents of this Agreement, including, but not limited to, the aggregate amount of outstanding indebtedness under the PIK Loan held by the Consenting Lenders; provided that the Company shall make such filings available to Angelo, Gordon & Co. and Q Investments, L.P. (together, the “Initial Consenting Lenders”) and their respective counsel for their review prior to the filing thereof;

(v)	not, directly or indirectly, to propose, support, seek, solicit, participate in or encourage any negotiations regarding any other plan of reorganization, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company, unless otherwise consented to by the Company and the Shareholder Party;

Sheet in all respects, unless otherwise agreed to by the Company, the Shareholder Parties and the Requisite Consenting Lenders, and contains other provisions that are reasonably acceptable to the Company, the Shareholder Parties and the Requisite Consenting Lenders and (ii) “Scheme of Arrangement” means a scheme of arrangement under Bermuda law that is consistent with the Term Sheet in all respects, unless otherwise agreed to by the Company, the Shareholder Party and the Requisite Consenting Lenders, and contains other provisions that are reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Parties; provided that the Company agrees to consult with the Consenting Lenders in good faith prior to commencing a Bermuda Proceedings (as defined below) to effectuate the Scheme of Arrangement.

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(vi)	unless otherwise prohibited by law or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate a Consenting Lender’s obligations pursuant to the terms of this Agreement), use commercially reasonable efforts to promptly notify the Company, the Shareholder Party and other Consenting Lenders upon the receipt of any written solicitation or proposal relating to any other plan, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company;

(vii)	in respect of a Scheme of Arrangement, to provide confirmation that it fully intends to support the Restructuring, if requested;

(viii)	unless and until the occurrence of a Termination Event (defined below), neither to take nor direct any other person to take any action to accelerate any Claim or other interest in the PIK Loans that is or may become due nor initiate or pursue, nor have initiated or pursued upon its behalf, any litigation or proceeding, or any other rights or remedies of any kind, with respect to any Claim or other interest in the PIK Loans that such Consenting Lender may now or hereafter have against the Company or the Company’s subsidiaries, affiliates, directors and officers (all of the foregoing, “Specified Actions”), in each case above, to the extent but only to the extent the right to take such Specified Action arises or exists solely by reason of the Company’s execution of this Agreement or its taking of any actions required or contemplated by, and consistent with, this Agreement;

(ix)	to use commercially reasonable efforts to support, facilitate and implement the Restructuring as soon as reasonably possible, including without limitation:
(A)	using commercially reasonable efforts in relation to each Consenting Lender exercising any powers or rights available to it in favor of:
(1)	any matters requiring approval of the Requisite Consenting Lenders in relation to the Restructuring under any other documentation, including without limitation, giving all instructions to be given to the administrative agent under the PIK Loan in relation to a Scheme of Arrangement or the Plan, except to the extent that the Plan, Scheme of Arrangement, or any Restructuring Document is inconsistent with this Agreement; and

(2)	any amendment, waiver, consent or other proposal that is reasonably acceptable to the Requisite Consenting Lenders in connection with the closing, or consummation of the closing, of the Restructuring;
(B)	using commercially reasonable efforts to indicate in court its support for petitions or applications to any court to implement the Restructuring (including, without limitation, any applications in respect of a Scheme of Arrangement), and where appropriate, in its sole discretion, by filing pleadings in respect thereof; and

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(C)	attending (if attendance is required in order to vote) and voting in favor of a Scheme of Arrangement at any meeting in connection with the Scheme of Arrangement or any other resolution proposed at a meeting to implement the Restructuring (or causing any relevant person to attend and vote at any meeting held in connection with a Scheme of Arrangement or any other meeting to the extent that it is legally entitled to cause such person to attend and vote) except to the extent that the Plan, Scheme of Arrangement, or any other Restructuring Document is inconsistent with this Agreement (unless such inconsistency is otherwise agreed between the Company, the Requisite Consenting Lenders and the Shareholder Party).
(c)	The Company, Worldwide and the Shareholder Party, each to the extent applicable, agrees to use commercially reasonable efforts, in compliance with the timeframes set forth in this Agreement, to (i) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Restructuring Documents, (ii) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the other actions contemplated under the Restructuring Documents, (iii) obtain any and all required approvals for the Restructuring (including obtaining a bank amendment consistent with the Term Sheet), and (iv) not take any actions inconsistent with this Agreement. Without limiting the foregoing, the Company agrees (and with respect to clauses (i), (iv), (v), (vi), (vii), (viii) and (x) Worldwide and the Shareholder Party also agree to the extent applicable to such Party):
(i)	on a timely basis, to negotiate in good faith all documentation relating to the Restructuring, including without limitation, the Plan, the Scheme of Arrangement and the other Restructuring Documents;

(ii)	as soon as reasonably practicable after receipt of the Required Consents,[2] if and as required hereby, to commence either, in the Company’s discretion but in consultation with the Consenting Lenders, (A) a chapter 11 case with respect to the Company under the Bankruptcy Code (the “Chapter 11 Case”); or (B) an application for approval of a scheme of arrangement with respect to the Company under Bermuda law (the “Bermuda Proceeding”);

(iii)	if and as required hereby or by the Restructuring Documents, as soon as reasonably practicable after the commencement of the Chapter 11 Case or the Bermuda Proceeding (but no later than three (3) business days thereof), to file the Plan or the Scheme of Arrangement with the U.S. bankruptcy court or the Bermuda Supreme Court, as applicable, together with any related Disclosure Statement;

[2]	As used herein, “Required Consents” shall mean the consent, in the form of an executed counterpart of this Agreement or executed joinder agreement in the form attached hereto as “Exhibit B”, (a) with respect to a Plan, of persons holding at least two-thirds (2/3) in value of the PIK Loans and constituting more than one-half (1/2) in number of holders of the PIK Loan, and (b) with respect to a Scheme of Arrangement, of persons holding at least three-quarters (3/4) in value of the PIK Loans.

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(iv)	to use reasonable efforts to obtain approval of the Plan or the Scheme of Arrangement and any related Disclosure Statement by the appropriate legal tribunal as soon as reasonably practicable following the commencement of the Chapter 11 Case or the Bermuda Proceeding, as applicable, in accordance with applicable law and on terms consistent with this Agreement and the Term Sheet, and to take such actions as may be reasonably necessary or appropriate to obtain approval of the Restructuring;

(v)	not, directly or indirectly, to propose, to support, seek, solicit, encourage or participate in any negotiations regarding any other plan of reorganization, scheme of arrangement, sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, amalgamation or restructuring of the Company, whether directly or indirectly (collectively, “Specified Company Transactions”); provided that the Company may engage in negotiations with respect to a sale, consolidation, merger or other refinancing transaction the result of which would be the payment in full in cash of the PIK Loan, plus all interest, fees and other amounts due in respect thereof, subject to the notice provisions in clause (vii) below;

(vi)	to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Restructuring at the earliest date practicable, including to execute and deliver each and every Restructuring Document to which it is a party;

(vii)	subject to any reasonable confidentiality restrictions, promptly to notify the Consenting Lenders and the Shareholder Party upon the receipt of any written solicitation or proposal relating to any Specified Company Transaction;

(viii)	not, directly or indirectly, to seek or support or encourage or join with any other person or entity in seeking, to challenge, to disallow, subordinate or limit, in any respect, as applicable, the enforceability, priority, amount or validity of the Claims;

(ix)	to provide draft copies of all material pleadings and applications that the Company intends to file in the Chapter 11 Case or the Bermuda Proceeding in support of the Restructuring, including without limitation “first day motions” customary for a prepackaged bankruptcy case as soon as reasonably practicable and to consult in good faith with the Initial Consenting Lenders and the Shareholder Party regarding the form and substance of any such proposed filing;

(x)	to support customary global mutual release (the “Mutual Release”) provisions with respect to the Restructuring and related transactions, including of both direct and derivative claims to the fullest extent of the law, with respect to (A) the Parties hereto, (B) the reorganized Company, (B) the current and former directors and officers of the Company, (C) each other direct and indirect equityholder of the Company that executes a joinder agreement in the form attached hereto as

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Exhibit C, (E) the creditors’ committee, if any, and the current and former members thereof, in their capacity as such, (F) the Consenting Lenders and any other holders of Claims under the PIK Loan that voted to accept the Plan, and (G) with respect to each of the foregoing Persons in clauses (A) through (F), but without duplication of such foregoing Persons, such Persons’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such, and to support customary exculpation and indemnification provisions (the “Exculpation and Indemnification Rights”) in favor of the current and former directors and officers of the Company and the Shareholder Party, and to execute such Mutual Release to the extent required in connection with the Restructuring; and
(xi)	to reimburse the Lockup Parties and the Shareholder Party for their out of pocket costs and expenses, including professional fees, as set forth in the Term Sheet.
(d)	Unless this Agreement has terminated following a Termination Event (as defined below), each Consenting Lender hereby agrees:
(i)	To execute and deliver each and every Restructuring Document to which it is a party to the extent consistent in all respects with this Agreement and otherwise in form and substance reasonably satisfactory to the Requisite Consenting Lenders and necessary to consummate the Restructuring on an out-of-court basis;

(ii)	(A) to vote (when solicited to do so and by the applicable deadline for doing so) its Claims[3] in favor of the Plan or Scheme of Arrangement, (B) deliver its duly executed and completed ballot voting in favor of such Plan on a timely basis following commencement of the solicitation for such Plan, (C) not change, withdraw or revoke such agreement to vote or vote (or cause or direct such agreement to vote or vote to be changed, withdrawn or revoked), provided that such agreement to vote and vote may be revoked or withdrawn immediately upon occurrence of a Termination Event (as defined in Section 8 below), and (D) to the extent such election is available, not to elect on its ballot to preserve any Claims such Consenting Lender may own that may be affected by any releases provided for under the Plan;

(iii)	not to object to or vote any Claim to reject or impede the Plan or a Scheme of Arrangement, support directly or indirectly any such objection or impediment, or otherwise take any action or commence any proceedings to oppose or to seek any modification of the Plan, a Scheme of Arrangement, or any Restructuring Documents;

[3]	As used in this Agreement, the term “Claims” means claims under the PIK Credit Agreement and all related documents, including without limitation the PIK Loan, including principal, interest, fees, indemnities, reimbursements and other amounts due from time to time with respect thereto or thereunder, whether now held or hereafter acquired (i) in which the Consenting Lenders are the holders of interests, directly or indirectly, including under participations or other agreements, in each case under or pursuant to which such Consenting Lender has the power to vote the relevant Claims, or (ii) which the Consenting Lenders can either vote or can direct the record holders thereof to vote.

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(iv)	not to change, withdraw or revoke (or cause to be changed, withdrawn or revoked) any votes to accept the Plan, unless the Plan or any Restructuring Document is modified in any respect in a manner inconsistent with the Term Sheet and that has not been approved by the Requisite Consenting Lenders;

(v)	to support (and not object to) any motion reasonably required to implement the Restructuring and the other transactions contemplated by the Plan, including “first day motions” customary for a prepackaged bankruptcy case, in each case to the extent consistent with the terms hereof; and

(vi)	to support the Mutual Release and Exculpation and Indemnification Rights and to execute such Mutual Release in connection with the Restructuring to the extent required thereby.
(e)	In addition to those obligations set forth in this Agreement, upon consummation of the Restructuring, Worldwide hereby agrees to execute a shareholders agreement in accordance with the terms of the Term Sheet, provided that the shareholder agreement shall be consistent with the Term Sheet in all respects and otherwise in form and substance reasonably acceptable to the Requisite Consenting Lenders and the Shareholder Party.

(f)	Without limiting the rights of the Notifying Party (as defined below) to terminate this Agreement in accordance with Section 8(a)(xvii) and Section 18 below, the Company hereby agrees to use reasonable best efforts to cause (1) Travelport LLC to issue the Second Lien Opco Term Loan (as defined in the Term Sheet) and to execute the amendment to the Opco Credit Facility (as defined in the Term Sheet) contemplated by the Term Sheet and (2) Travelport LLC and Travelport Limited, as applicable, to consummate the other transactions contemplated by the Restructuring, in each case, as contemplated hereby.

(g)	It is hereby acknowledged by the Parties that, other than the agreements, covenants, representations and warranties set forth in this Agreement and in the Term Sheet, and to be included in the Restructuring Documents, no consideration shall be due or paid to the Consenting Lenders for their agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.
3.	Effectiveness. This Agreement shall become effective on the date upon which counterparts of this Agreement have been duly executed by (a) the Company, Worldwide, the Shareholder Party and (b) the Initial Consenting Lenders. This Agreement shall not be binding on or enforceable against any Party and no Party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 3.

4.	Amendment or Waiver.
(a)	The Restructuring Documents, including the Plan or the Scheme of Arrangement, may be amended or modified from time to time with the written consent of the Company, the Requisite Consenting Lenders and the Shareholder Party; provided, however, that the Company may make immaterial amendments and modifications to the Plan and the Disclosure Statement, in consultation with the Consenting Lenders, solely to the extent such amendments and modifications do not affect the treatment of the Consenting

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Lenders or the Shareholder Party and are otherwise consistent in all respects with this Agreement and the Term Sheet.

(b)	This Agreement may not be modified, altered, amended, waived or supplemented except by an agreement in writing by the Company, the Shareholder Party and the Requisite Consenting Lenders.

(c)	Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement, including the attachments hereto, and the Restructuring Documents as reasonably necessary and appropriate to consummate the Restructuring in accordance with the terms and conditions of this Agreement.

(d)	No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.
5.	Representations and Warranties.
(a)	Each Consenting Lender represents and warrants, severally and not jointly that, except as otherwise set forth on such Consenting Lender’s signature page hereto or as separately disclosed in writing to the Company (provided, however, that any confidential, identifying information regarding third party participants may be disclosed orally to the Company), such Consenting Lender (i) either (A) is the sole legal and beneficial owner of the aggregate amount of indebtedness under the PIK Loan as set forth below its name on the signature page hereof, or (B) has investment or voting discretion with respect to such indebtedness under the PIK Loan in respect to matters relating to the Restructuring contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such indebtedness under the PIK Loan to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such indebtedness under the PIK Loan in respect to matters relating to the Restructuring contemplated by this Agreement and dispose of, exchange, assign and transfer such indebtedness under the PIK Loan. Furthermore, such Consenting Lender legally or beneficially owns, or has investment or voting discretion with respect to, no other indebtedness under the PIK Loan. Furthermore, except as otherwise set forth on such Consenting Lender’s signature page hereto or as separately disclosed in writing to the Company (provided, however, that any confidential, identifying information regarding third party participants may be disclosed orally to the Company), such Consenting Lender has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such indebtedness under the PIK Loan, the terms of which agreement are, as of the date hereof, inconsistent with the representations and warranties of such Consenting Lender herein or would render such Consenting Lender otherwise unable to comply with this Agreement and perform its obligations hereunder.

(b)	Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters of this type and is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and (ii) has

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conducted an independent review and analysis of the business and affairs of the Company for purpose of entering into this Agreement.
(c)	Other than the payment of fees and expenses of the Initial Consenting Lenders as provided in the Term Sheet, each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender has not been offered, nor shall such Consenting Lender accept, any treatment or compensation or the right to participate in any transactions with the Company relating to the Restructuring or the Company’s business that is different than such treatment, compensation or right offered to all Consenting Lenders under the terms of this Agreement.

(d)	(w) Each of the Consenting Lenders, severally and not jointly, represents and warrants to the Company, Worldwide and the Shareholder Party, (x) the Company represents and warrants to each Consenting Lender, Worldwide and the Shareholder Party, (y) the Shareholder Party represents and warrants to each Consenting Lender and the Company and (z) Worldwide represents and warrants to each Consenting Lender, the Company and the Shareholder Party, that the following statements, as applicable, are true, correct and complete as of the date hereof:
(i)	Power and Authority. It has and shall maintain all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)	Due Organization. It is duly organized, validly existing and in good standing under the laws of its state of organization and it has and shall maintain the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)	No Conflicts. The execution, delivery and performance of this Agreement does not and shall not (A) violate any provision of law, rule or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder, (B) violate its articles or certificate of incorporation, bylaws or other organizational documents, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, except to the extent such contractual obligation relates to the filing of a case under the Bankruptcy Code, implementing a Scheme of Arrangement, or insolvency of the Company.

(v)	Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required in connection with the Chapter 11 Case or the Bermuda Proceeding.

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(vi)	Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the bankruptcy court.
(e)	The Company represents, warrants and covenants that it will continue to comply with its obligations under the PIK Credit Agreement, except to the extent entering into this Agreement or taking any actions required or contemplated by, and consistent with this Agreement would be deemed a violation or breach of the terms of the PIK Loan.
6.	Good Faith Cooperation; Further Assurances; Restructuring Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each Party hereby covenants and agrees (a) to negotiate in good faith the Restructuring Documents, each of which shall (i) contain the same economic terms as, and other terms consistent in all respects with, the terms set forth in this Agreement and the Term Sheet, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, (ii) contain such other terms that are reasonably acceptable to the Company, the Shareholder Party and the Requisite Consenting Lenders and (iii) be consistent with this Agreement and the Term Sheet in all respects, unless otherwise consented to by the Company, the Shareholder Party and the Requisite Consenting Lenders, and (b) to execute the Restructuring Documents (in each case to the extent such Party is a party thereto).

7.	Survival of Agreement. Each of the Parties acknowledges and agrees that (i) this Agreement is being executed in connection with negotiations concerning the Restructuring of the Company, (ii) the rights granted in this Agreement are enforceable by each signatory hereto without approval of a court, except as specifically contemplated by this Agreement, (iii) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code, and (iv) each Party hereto hereby waives its right to assert a contrary position in any chapter 11 case or Bermuda proceeding filed by or on behalf of the Company, if any, with respect to the foregoing.

8.	Termination Events.
(a)	This Agreement shall automatically terminate upon the occurrence of any of the following events (the “Termination Events”), unless such automatic termination is waived in writing by the Requisite Consenting Lenders, the Shareholder Party and the Company, within three (3) days of the occurrence of such event, and in accordance with the requirements of Section 4, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver; provided, however, that the waiver of the Company and the Shareholder Party, but not the Requisite Consenting Lenders, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to paragraphs (xvi) or (xx) below; provided, further, that the waiver of Requisite Consenting Lenders, but not the Shareholder Party, Worldwide or the

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Company, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (xiii), (xv), (xxiv), or (xxv) below; provided, further, that the waiver of Requisite Consenting Lenders and the Shareholder Party, but not Worldwide or the Company, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to paragraph (xiv).
(i)	In the event Travelport LLC has not issued the Second Lien Opco Term Loan (as defined in the Term Sheet) by October 7, 2011;

(ii)	In the event the Restructuring has not been completed out-of-court by October 7, 2011 and the Company has not commenced a Chapter 11 Case or Bermuda proceeding by October 7, 2011;

(iii)	If the Company files a Chapter 11 Case by October 7, 2011, the Disclosure Statement with respect to the Plan shall not have been approved and the Plan shall not have been confirmed by the earlier of (i) 60 days after filing the Chapter 11 Case and (ii) December 6, 2011;

(iv)	If the Company files a Chapter 11 Case or Bermuda Proceeding by October 7, 2011, the Company shall fail, within three (3) business days of such filing, to file the Plan or the Scheme of Arrangement with the U.S. bankruptcy court or the Bermuda Supreme Court, as applicable, together with any related Disclosure Statement;

(v)	If the Company files a Chapter 11 Case by October 7, 2011, the Plan shall not have been substantially consummated within twenty days after the confirmation of the Plan;

(vi)	The Restructuring Documents are not in form and substance reasonably satisfactory to the Company, the Requisite Consenting Lenders or the Shareholder Party within the relevant time frames set forth in this Agreement;

(vii)	Any Chapter 11 Case filed by the Company is dismissed or is converted to a case under chapter 7 of the Bankruptcy Code;

(viii)	If the Company files a Chapter 11 Case, the bankruptcy court shall enter an order appointing (A) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code or (B) a responsible officer or an examiner, in either case, with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(ix)	If the Company files a Chapter 11 Case by October 7, 2011, the orders of the bankruptcy court confirming the Plan or approving the Disclosure Statement related thereto shall have been stayed, reversed, vacated or otherwise modified, other than merely ministerial modifications (e.g., with respect to names, addresses and similar modifications);

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(x)	Any court shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(xi)	Any court shall enter an order denying confirmation of the Plan or approval of the Scheme of Arrangement or any analogous event described in clauses (vii), (viii) or (ix) shall occur in any Bermuda Proceeding if one is commenced to effectuate the Scheme of Arrangement;

(xii)	Any governmental authority, including any court of competent jurisdiction or regulatory authority, grants relief that is inconsistent with this Agreement in any material respect (with such amendments and modifications as have been effected in accordance with the terms hereof) or enjoining the consummation of a material portion of the Restructuring;

(xiii)	The entry of an order by any court of competent jurisdiction invalidating or disallowing any portion of the Claims or subordinating or limiting, as applicable, the enforceability, priority, amount or validity of any portion of the Claims;

(xiv)	Following the commencement of the Chapter 11 Case, the Company (i) withdraws the Plan or (ii) publicly announces its intention to not support the Plan but, only if, such withdrawal or announcement does not occur in the context of a termination of this Agreement, as contemplated pursuant to paragraph (xvii) below;

(xv)	Any material breach of this Agreement by the Company, the Shareholder Party or Worldwide; provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by such Party of such breach from the Requisite Consenting Lenders or the Shareholder Party of such breach (provided that the none of the Initial Consenting Lenders or Requisite Consenting Lenders are not then in material breach of its obligations hereunder), and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(xvi)	Any material breach of this Agreement by a Consenting Lender; provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by the Consenting Lenders of such breach from either the Company, Worldwide or the Shareholder Party (provided that the Party giving notice of a breach by a Consenting Lender is not itself in material breach of its obligations hereunder) and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(xvii)	Immediately upon delivery by any of the Company, Worldwide or the Shareholder Party (collectively, the “Notifying Parties” and each, a “Notifying Party”) to the Consenting Lenders of notice (in accordance with Section 25 below) of its intent, in the exercise of its fiduciary duties (set forth in Section 19 below) to take any action that is otherwise prohibited hereunder or to refrain from taking any action that is required hereunder (a “Fiduciary Out Notice”); provided, however that no Notifying Party shall have or incur any liability under this Agreement or otherwise on account of, arising out of or otherwise relating to any other Notifying Party’s issuance of a Fiduciary Out Notice;

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(xviii)	Travelport LLC shall not have received amendments and consents consistent in all material respects with the Term Sheet on a basis reasonably acceptable to the Company, in either case, as necessary to effectuate the Restructuring and by the requisite percentage or number of the lenders party to Opco Credit Facility by October 7, 2011;

(xix)	[Reserved];

(xx)	The Board of Directors of the Company’s direct subsidiary, Travelport Limited, shall have not received by October 7, 2011, solvency opinions from a nationally recognized valuation firm for those subsidiaries to which a solvency opinion is reasonably required to consummate the Restructuring and in form and substance reasonably acceptable to the Company and sufficient under applicable law, in each case, for such purpose;

(xxi)	[Reserved];

(xxii)	[Reserved];

(xxiii)	By mutual written consent of the Company, the Shareholder Party and the Requisite Consenting Lenders;

(xxiv)	The occurrence of an Event of Default under the PIK Credit Agreement, other than as a result of the Company’s entry into this Agreement or the taking of any actions required or contemplated by, and consistent with, the terms of this Agreement; or

(xxv)	The failure of the Bermuda Monetary Authority to approve (i) each of the Consenting Lenders and (ii) at least 70% of the Lenders as of the date hereof to be shareholders of Worldwide, in each case, within (x) twenty days after confirmation of the Plan or (y) October 31, 2011 if the Restructuring is consummated out of court, or such later date as shall be agreed to by the Consenting Lenders.
(b)	Upon a termination of this Agreement in accordance with this Section 8, no Party hereto shall have any continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 10-11 and 13-25, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination (other than as set forth in Sections 8(a)(xvii), (xviii) and (xx)). In addition, the Company’s obligation to reimburse the Initial Consenting Lenders for their out of pocket costs and expenses, including professional fees as set forth in the Term Sheet up to the date of termination of this Agreement, shall survive such termination.
9.	Consent and Approval Rights. Notwithstanding anything herein to the contrary, any consent or approval rights reserved herein for the Requisite Consenting Lenders, including but not limited to the Requisite Consenting Lenders’ rights to approve the form and substance of certain of the Restructuring Documents, may not be exercised by the Requisite Consenting Lenders in a manner

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that would adversely effect in any material respect or disproportionately effect, in either case, the treatment under the Restructuring Documents afforded to a Consenting Lender who is not also a Requisite Consenting Lender.
10.	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

11.	Successors and Assigns; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives. The agreements, representations and obligations of the Consenting Lenders under this Agreement are, in all respects, several and not joint.

12.	Restrictions on Transfer. Each Consenting Lender agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not sell, transfer, assign or otherwise dispose of any Claims, or any option thereon or any right or interest (voting or otherwise) in any or all of its Claims (including, without limitation, any participation therein), unless (i) the transferee, participant or other party (A) is a Consenting Lender, (B) is an affiliate of a Consenting Lender that complies with the requirement of clause (C), or (C) agrees in writing to assume and be bound by all of the terms of this Agreement with respect to all Claims such transferee, participant or other party currently holds or shall acquire in the future by executing the Joinder attached hereto as Exhibit B (such transferee, participant or other party, if any, to also be a “Consenting Lender” hereunder), and (ii) the transferor complies with any applicable transfer restrictions and/or conditions to transfer set forth herein and in the PIK Credit Agreement. If a transferee of any of the Claims is not a Consenting Lender or does not execute a Joinder in substantially the form attached hereto as Exhibit B prior to or contemporaneously with the completion of such transfer, participation or other grant, then such sale, transfer, assignment or other disposition of the Claims or related option, right or interest shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Claims against the Company; provided, however, that any such additional holdings shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Lender agrees that such additional Claims shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Claims in a manner consistent with this Agreement. Subject to the terms and conditions of any order of any court, each Consenting Lender agrees to provide to counsel for the Company and the other Consenting Lender(s) (i) a copy of any Joinder and (ii) a notice of the acquisition of any additional Claims, in each case within five (5) business days of the consummation of the transaction disposing of, or acquiring, Claims. Notwithstanding the foregoing, any transferee Lender that specifies in the documentation executed in connection with the transfer of all or any of its Claims that it is acting as a “Riskless Principal,” as such term is defined by the Loan Syndications and Trading Association in its Standard Terms and Conditions for Distressed Trade Confirmations shall not be required to execute the Joinder annexed hereto as Exhibit B in connection with such transfer; provided, however, that any subsequent transferee Lender of such “Riskless Principal” shall be required to execute the Joinder annexed hereto as Exhibit B.

13.	Entire Agreement. As of the date this Agreement becomes effective, this Agreement, including the attachments hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however,

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that the parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Consenting Lender shall continue in full force and effect.
14.	Independent Analysis. Each Consenting Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

15.	Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

16.	Governing Law; Waiver of Jury Trial.
(a)	The Parties waive all right to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between them, whether sounding in contract, tort or otherwise, arising under this Agreement.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. Each Party hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction. Notwithstanding the foregoing consent to New York jurisdiction, (i) if any chapter 11 proceeding is commenced by the Company, each Party agrees that the bankruptcy court of the Southern District of New York or such other bankruptcy court reasonably determined by the Company in consultation with the Initial Consenting Lenders to be a proper venue for a chapter 11 filing, shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent permitted by law, or (ii) if a Scheme of Arrangement is commenced by the Company in consultation with the Initial Consenting Lenders, each Party agrees that the Supreme Court of Bermuda shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent permitted by law.
17.	No Admissions. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, or the Company, and nothing in this Agreement, expressed or

15

implied, is intended to, or shall be so construed as to, impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.
18.	Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation of consents to the Plan. The acceptance of each of the Consenting Lenders will not be solicited until the Consenting Lenders have received the Disclosure Statement related to the Plan and related ballot.

19.	Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Shareholder Party, Worldwide, the Company or their respective affiliated entities or any directors, managers or officers of the Shareholder Party, Worldwide, the Company or their respective affiliated entities, in such person’s capacity as a director, manager or officer of the Shareholder Party, Worldwide, the Company or their respective affiliated entities, to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law.

20.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and may be delivered physically, or by facsimile, pdf or other electronic means, with the same effect as if all parties had signed the same document and delivered a manually executed counterpart thereof. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

21.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

22.	Remedies. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party; provided, however, that if there is a breach of the Agreement by a Party, money damages shall be an insufficient remedy to the other Parties hereto, and the other Parties hereto can seek specific performance as against another Party; provided further that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

23.	Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

24.	Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

25.	Public Disclosures. To the extent reasonably practicable, the Company will submit to the Consenting Lenders and the Shareholder Party all press releases and public filings relating to this Agreement, the Plan, Scheme of Arrangement or the transactions contemplated hereby and thereby and any amendments thereof reasonably prior to their release or filing as the case may be.

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The Company shall not (a) use the name of any Consenting Lender in any press release without such Consenting Lender’s prior written consent or (b) disclose the holdings of such Consenting Lender to any person; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Claims held by the Consenting Lenders or as otherwise required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or order of the bankruptcy court in the Chapter 11 Case or as required in the Bermuda Proceeding.

26.	Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Lender or the ability of each Consenting Lender to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
27.	Notice. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by email or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:
(a) If to the Company, at:
Eric J. Bock
Travelport Holdings Limited
22 Elm Place
Rye, New York 10580
Telephone: (973) 939-1620
Facsimile: (914) 967-0128
Email: Eric.Bock@travelport.com
With a copy (which copy shall not constitute notice) to:
Jay M. Goffman
J. Eric Ivester
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Email: Jay.Goffman@skadden.com
           Eric.Ivester@skadden.com
(b) If to a Consenting Lender, to the address for such Consenting Lender provided on the signature pages hereof.

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(c) If to the Shareholder Party, at:
TDS Investor (Cayman) L.P.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Martin Brand
Telephone: (212) 583-5120
Facsimile: (212) 583-5483
Email: Brand@blackstone.com
With a copy (which copy shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: William E. Curbow
Telephone: (212) 455-3160
Facsimile: (212) 455-2502
Email: wcurbow@stblaw.com

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TRAVELPORT HOLDINGS LIMITED
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

TDS INVESTOR (CAYMAN) L.P.
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

TRAVELPORT WORLDWIDE LIMITED
By:	/s/ Rochelle J. Boas
	Name:	Rochelle J. Boas
	Title:	Senior Vice President and Assistant Secretary

Accepted and agreed to by the
Consenting Lender named below:
Angelo, Gordon & Co., on behalf of certain funds and managed accounts

By:	/s/ Thomas M. Fuller
	Name:	Thomas M. Fuller
	Title:	Managing Director

Address:	245 Park Ave., 26th Floor

Attention: Gavin Baiera

New York, NY 10167

Telephone:	212-692-0217

Facsimile:	212-867-6395

Email:	gbaiera@angelogordon.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

Accepted and agreed to by the
Consenting Lender named below:

Q5-R5 Trading, Ltd. By: Q Global Capital Management, L.P., as Investor Manager
By: Q Global Advisors, LLC, its General Partner

By:	/s/ Scott McCarty
	Name:	Scott McCarty
	Title:	Authorized Signatory

Address:	301 Commerce Street, Suite 3200
Forth Worth, TX 76102

Telephone:	817-332-9500

Facsimile:	817-332-9606

Email:	smccarty@acmewidget.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

Accepted and agreed to by the
Consenting Lender named below:

R2 Top Hat, Ltd.
By: Amalgamated Gadget, L.P., as Investor Manager
By: Scepter Holdings, Inc., its General Partner

By:	/s/ Scott McCarty
	Name:	Scott McCarty
	Title:	Authorized Signatory

Address:	301 Commerce Street, Suite 3200
Forth Worth, TX 76102

Telephone:	817-332-9500

Facsimile:	817-332-9606

Email:	smccarty@acmewidget.com

Principal Amount of Claims Held:

(in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

EXHIBIT A
Term Sheet

Restructuring Term Sheet
The terms set forth below do not constitute a binding agreement and are solely for the purpose of outlining the principal terms of a potential restructuring of the Holdco PIK Loans of Travelport Holdings Limited (“Holdco”) and covenants in the Opco Credit Facility of Travelport LLC (“Opco”). Any final agreement is subject to execution of definitive documentation that is mutually acceptable to the parties. This term sheet is intended solely to facilitate discussions and is a confidential settlement communication which may not be relied upon or introduced into evidence in any legal proceeding.
Restructuring of Holdco PIK Loans

Second Lien Opco Term Loan	▶	Opco will issue a new term loan in an aggregate principal amount of $342.5 million (consisting of a $207.5 million Tranche A Loan and a $135 million Tranche B Loan) on the terms set forth below

		•	Maturity: December 1, 2016

		•	Interest Rate: LIBOR + 6.00%, payable in cash or PIK as required under “Second Lien PIK Toggle” below on a cumulative quarterly basis.

		•	Security / Seniority: (a) The Second Lien Opco Term Loan shall be secured on a second priority basis by substantially the same assets securing the existing Opco Credit Facility (but in no event on any assets that do not secure the Opco Credit Facility), and shall be guaranteed, on a secured second priority basis, by the same entities that guarantee the Opco Credit Facility (but in no event by any entity that does not guarantee the Opco Credit Facility), to the extent practicable. (b) Travelport (as defined below) shall use commercially reasonable efforts to ensure that, to the extent permitted by applicable law and subject to no material adverse tax, regulatory or legal consequences and to the extent the same is pledged to support the Opco Credit Facility on a first lien basis, the obligations and guarantees under the Second Lien Opco Term Loan will be secured by the pledge of (i) 100% of the equity interests of each direct wholly owned foreign subsidiary of Travelport (to the extent not already subject to a 100% pledge), and (ii) 65% of the issued and outstanding voting equity interests of any foreign subsidiary that is directly owned by any Guarantor (other than Travelport) and by 100% of the issued and outstanding non-voting equity interests of each such direct wholly owned foreign subsidiary (and together constituting 100% of the economic equity interests of such subsidiary). (c) In addition, Travelport and its Restricted Subsidiaries will use commercially reasonable best efforts to cause each of its Restricted Subsidiaries that are not required to provide guarantees or liens and pursuant to clause (a) or (b) above to provide guarantees and liens (to lenders under the Opco Credit Facility on a first priority basis and to lenders of the Second Lien Opco Term Loan on a second priority basis) to the extent permitted under applicable law and subject to there being no material adverse tax, regulatory or legal consequences therefrom if (i) the total assets of such Restricted Subsidiary exceed $2.5 million as of the date of the most recent financial information prepared for such Restricted Subsidiary and (ii) there are minority equity holders at such Restricted Subsidiary or pledges or liens on the assets of such Restricted Subsidiary or any other arrangement that would prevent the economic value of such Restricted Subsidiary from being available to Opco’s lenders in an Insolvency Proceeding (as defined below) of Opco. Commercially reasonable best efforts shall include appropriate amendments to charters and/or the interposition of intermediate holding companies in furtherance of the foregoing.

		•	Covenants / Events of Default: The Second Lien Opco Term Loan shall have substantially the same covenants and events of default as the existing Opco Credit Facility, as the same is amended in connection with the transactions described herein, except no financial maintenance covenants. Other baskets will be set with 30% cushions (excluding the debt incurrence covenant).

		•	Voluntary Prepayments: The Second Lien Opco Term Loan may be paid prior to maturity at par at all times. Voluntary prepayments on the Second Lien Opco Term Loan may only be made after the First Lien Loans have been paid in full and there are no commitments or letters of credit outstanding under the Opco Credit Facility (unless fully collateralized).

		•	Mandatory Prepayments: Mandatory prepayments on the Second Lien Opco Term Loan

Restructuring of Holdco PIK Loans

shall not be permitted until the First Lien Loans have been paid in full and there are no commitments or letters of credit outstanding under the Opco Credit Facility (unless fully collateralized).

Distribution of Cash and Second Lien Opco Term Loan	▶	On or before the final consummation of the transactions described herein (the “Closing Date”), Opco will sell $342.5 million aggregate principal amount of Second Lien Opco Tranche A and Tranche B Term Loans to Travelport Limited (“Travelport”) in exchange for a subordinated promissory note issued by Travelport on terms reasonably acceptable to the Lockup Parties (as defined below).

	▶	On or before the Closing Date, Travelport will dividend $89.5 million of cash and $207.5 million of the Second Lien Opco Tranche A Term Loan to Holdco as a restricted payment.

Investment of Second Lien Opco Term Loan	▶	On or before the Closing Date, Travelport will invest the remaining $135 million of Second Lien Opco Term Loan in a new (bankruptcy remote) unrestricted subsidiary (the “New Unrestricted Subsidiary”). Such New Unrestricted Subsidiary shall have at least one independent director, chosen by the Requisite Consenting Lenders (as defined in the RSA (as defined below)).

Guaranty by New Unrestricted Subsidiary; Escrow Arrangement	▶	On the Closing Date, the New Unrestricted Subsidiary shall guarantee the Tranche A Extended Holdco PIK Loan and pledge all of its assets to secure such guarantee. In addition, the New Unrestricted Subsidiary will enter into an escrow arrangement with holders of the Tranche A Extended PIK Loan pursuant to which the escrow agent (who will be chosen by the Requisite Consenting Lenders and reasonably acceptable to Holdco) will hold the Second Lien Opco Term Loan for the benefit of the Tranche A Extended Holdco PIK Loan holders. Unless the outstanding Tranche A Extended PIK Loan, together with all interest and other amounts owing with respect thereto, is paid in cash in full on the maturity date or any earlier due date thereof, the escrowed Second Lien Opco Term Loan, and all other property and amounts held in such escrow, will be released to holders of the Tranche A Extended PIK Loan on such due date to satisfy all outstanding obligations due and owing under the Tranche A Extended PIK Loan on such date; any remaining Second Lien Opco Term Loans in escrow will be returned to the New Unrestricted Subsidiary.

Intercreditor Agreement	▶	The administrative agent and collateral agent under the Second Lien Opco Term Loan will enter into an Intercreditor Agreement with the administrative agent and collateral agent under the Opco Credit Facility which shall provide for a “silent second lien”. “Silent” provisions to include first lien control of all aspects of a bankruptcy, including consent to amount and terms of any priming loans, use of cash collateral and sale of collateral (through 363 sale, plan or otherwise). The Intercreditor Agreement shall provide for (i) an explicit waiver of second-lien right to object to sale of collateral (or manner of sale, including bid procedures) in an Insolvency Proceeding and consent of second-lien lenders to any 363 sale (or sale procedures) approved by the first lien lenders, (ii) a waiver by second lien lenders of their right to assert any rights as an unsecured lender if they are prohibited from exercising the same rights as secured lenders (including objections to 363 sales), (iii) a no competing DIP facility from second lien lenders provision (unless DIP facility takes out first lien in its entirety or consented to by a majority of first lien lenders), (iv) an explicit agreement of second lien lenders not to contest the enforceability of any provision of the Intercreditor Agreement, (v) to the extent permitted by applicable law, no second lien lender will sponsor or agree to fund or otherwise facilitate or support or vote for any restructuring plan of any obligor that does not pay the first lien lenders in full in cash without the consent of a majority of the first lien lenders, (vi) no second lien lender will raise or support any objections to a restructuring plan of any obligor on the basis that such plan provides the first lien lenders with an excessive interest rate on any reorganization debt, and (vii) an “X-Clause”, provided that any securities retained by second lien lenders must be PIK/no amortization/no cash payment entitlement of any sort prior to cash payment in full of any securities received by the first lien lenders and such “X-Clause” shall not apply in the case of any plan where the first lien lenders have voted to reject the restructuring plan but have been crammed up or crammed down. In addition to the foregoing, the Intercreditor Agreement shall contain provisions substantially in the form set forth on Exhibit A.

Cash Paydown of Holdco PIK Loan	▶	On the Closing Date, $85 million of the $89.5 million cash dividend to Holdco will be used to paydown, on a pro rata basis, the existing Holdco PIK Loan.

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Cash for Payment of Expenses of Holdco	▶	$4.5 million of the $89.5 million cash dividend to Holdco will be retained by Holdco for the payment of fees and expenses allocable to Holdco, Worldwide (as defined below) or NewCo (as defined below) in connection with the transactions contemplated hereby, with any unused amount being applied to reduce the Tranche B Extended Holdco PIK Loans as soon as practicable after the Closing Date.

Exchange of Holdco PIK Loan	▶	Holdco PIK Loan Holders will agree to exchange on the Closing Date with Holdco, on a pro rata basis, Holdco PIK Loans, at par, for a portion of the Second Lien Opco Term Loan, in an aggregate principal amount of $207.5 million.

Extension	▶	The remaining Holdco PIK Loans (estimated at $422.5 million as of September 30, 2011), including any additional accretion through the Closing Date, will be extended on the terms set forth below (collectively, “Extended Holdco PIK Loans”).

		▶	Tranche A Extended Holdco PIK Loans

			•	Principal Amount: $135 million

			•	Maturity: September 30, 2012 (Change from March 27, 2012)

			•	Interest Rate: LIBOR + 6.00% PIK on a cumulative quarterly basis (Change from LIBOR + 8.0%)

			•	Voluntary Prepayments: Prepayable at par at all times

			•	Priority: Will rank junior in right of repayment to the Tranche B Extended Holdco PIK Loans (other than as provided above under the heading “Guaranty by New Unrestricted Subsidiary; Escrow Arrangement”)

			•	Mandatory Paydown: Same as existing agreement

			•	Repayment: The obligation to repay the Tranche A Extended Holdco PIK Loans at maturity shall, at the option of Holdco, be satisfied by delivery of Second Lien Opco Tranche B Term Loans by New Unrestricted Subsidiary.

			•	Representations, Covenants and Events of Default: Same as existing agreement, except as set forth herein and as required to consummate the transaction

		▶	Tranche B Extended Holdco PIK Loans

			•	Principal Amount: All remaining amounts (estimated at approximately $287.5 million as of September 30, 2011), including any additional accretion through the Closing Date

			•	Maturity: December 1, 2016 (Change from March 27, 2012)

			•	Interest Rate: LIBOR + 13.5% PIK on a cumulative quarterly basis (Change from LIBOR + 8.0%)

			•	Voluntary Prepayments: Prepayable at par at all times

			•	Priority: Will rank senior in right of payment to the Tranche A Extended Holdco PIK Loans (other than as provided above under the heading “Guaranty by New Unrestricted Subsidiary; Escrow Arrangement”)

			•	Mandatory Paydown: Same as existing agreement

			•	Representations, Covenants and Events of Default: Same as existing agreement, except as set forth herein and as required to consummate the transaction.

Affiliates: The agreement governing the Tranche A and Tranche B Extended Holdco PIK Loans shall exclude from the definition of Affiliates any of the New Equity Holders (as defined below).

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Opco Indenture Capacity Utilized for Restricted Payment	▶	$297 million of $297 million aggregate total capacity for restricted payments.

Opco Indenture Capacity Utilized for Investment	▶	$135 million of $155 million of aggregate total capacity for investments as per section 4.07(b)(7) and Permitted Investments definition (clause 8 and 13) of the indentures.

Consent Fee to Holdco PIK Loan Holders	▶	None

Conversion of Second Lien Opco Term Loan	▶	Upon a one-time request (a “Request”) given no earlier than 30 days and no later than 60 days after the Closing Date by the holders of not less than a majority of the Second Lien Opco Term Loans, excluding those held by the New Unrestricted Subsidiary, which Request will be irrevocable, Opco will consummate, within 30 days of the Request, a conversion (the “Bond Conversion”) of the Second Lien Opco Term Loan for newly issued private-for-life bonds (the “Second Lien Opco Bonds”) to be governed by an indenture that contains substantially the same covenants, representations, events of default and remedies as the Second Lien Opco Term Loan, plus such provisions as are necessary to comply with the TIA.

	▶	Upon the commencement of the Bond Conversion, the OpCo shall provide notice of the Bond Conversion to each Second Lien Opco Term Loan lender and the loans held by such lenders shall be converted to the Second Lien Opco Bonds on the Consummation Date (as defined below), unless a lender notifies Opco in writing within 3 business days of the commencement of the Bond Conversion of its intent to not participate in the Bond Conversion (the “Opt-out Notice”). No later than 5 business days of the commencement of the Bond Conversion (the “Consummation Date”), the Bond Conversion shall be consummated and the Borrower shall convert all loans that were not the subject of an Opt-out Notice and all loans held by the New Unrestricted Subsidiary into Second Lien Opco Bonds.

	▶	The Second Lien Opco Term Loan and the related security agreements will provide that upon the consummation of the Bond Conversion the restrictive covenants and related events of default and the security interest in collateral will fall away in any remaining Second Lien Opco Term Loan that has not been converted and such Second Lien Opco Term Loan will no longer be secured or have the benefit of customary restrictive covenants or related events of default. The Second Lien Opco Bonds will be secured by and shall have the benefit of all collateral, guarantees and other credit support that was applicable to the Second Lien Opco Term Loan.

Required Participation	▶	100%; provided however, if the contemplated restructuring (the “Restructuring”) cannot be completed on a fully consensual basis by September 26, 2011 (or such later date as shall be agreed to by the Lockup Parties), upon receipt of the Required Consents,[1] then the Restructuring shall be implemented forthwith by means of a “pre-packaged” plan of reorganization for Holdco under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq with effectiveness to occur no later than the earlier of (i) 60 days after filing the chapter 11 case and (ii) December 6, 2011, or such later date as shall be agreed to by the Lockup Parties.

Equity Participation	▶	The Holdco PIK Loan Holders will receive as partial consideration for the Restructuring, and the transactions contemplated thereby, their pro rata share of 40% (such amount, together with any additional shares issued in accordance with the provisions below, the “New Equity Shares,” and such holders, together with their transferees, successors and assigns as permitted under the terms set forth in this term sheet, in their capacity as holders of the New Equity Shares, the “New Equity Holders”) of the fully diluted issued and outstanding equity of Travelport Worldwide Limited (“Worldwide”), the direct parent of Holdco, on the Closing Date (such issued and outstanding equity, the “Worldwide Shares”, subject, pro rata together with all other outstanding shares, to dilution by newly issued equity to active members of management under a management incentive plan (the “Management Shares”), on terms approved by the board of directors of Worldwide and at

[1]	As used herein, “Required Consents” shall mean the consent, in the form of an executed counterpart of the Holdco Restructuring Support Agreement among Holdco, Worldwide, TDS Investor (as defined below) and the consenting lenders thereto or executed joinder agreement in the form attached thereto (the “RSA”) as “Exhibit B”, (a) with respect to a Plan, of persons holding at least two-thirds (2/3) in value of the Holdco PIK Loans and constituting more than one-half (1/2) in number of the Holdco PIK Loan Holders, and (b) with respect to a Scheme of Arrangement, of persons holding at least three-quarters (3/4) in value of the PIK Loans.

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Restructuring of Holdco PIK Loans

least one independent director designated by the New Equity Holders, of up to 5% of the Worldwide Shares on a fully diluted basis). On the Closing Date, 25% of the Worldwide Shares subject to redemption as set forth below will be issued into a third party escrow account with an escrow agent chosen by the Requisite Consenting Lenders and reasonably acceptable to Worldwide, and 15% of the Worldwide Shares will be issued directly to the New Equity Holders. Any dividends, distributions or other consideration received in respect of the New Equity Shares held in the escrow account, will similarly be held in the escrow account. Issuance of New Equity Shares is subject to (i) the approval of the Bermudan Monetary Authority (“BMA Approval”) for all holders who will hold 5% or more of the issued and outstanding shares of Worldwide and to notification of the identity of all holders below that threshold[2] and (ii) receipt of customary private placement representations and warranties. The New Equity Holders will provide NewCo a voting proxy covering the New Equity Shares held in the escrow account. If BMA Approval is not granted for any particular Holdco PIK Loan Holder or for the equity escrow agent, (i) the New Equity Shares that would otherwise be issued to such holder(s) or the equity escrow agent, as applicable, will instead be issued into an escrow account (any dividends, distributions or other consideration received in respect of the New Equity Shares held in the escrow account, will similarly be held in the escrow account), (ii) notwithstanding any such non-approval by the BMA, the issuance of the New Equity Shares shall nonetheless be deemed effective, and (iii) such New Equity Shares (along with any dividends, distributions or other consideration received) will be later distributed to such Holdco PIK Loan Holder(s) or the equity escrow agent or such transferees of same as permitted pursuant to the Shareholders’ Agreement on such later date when BMA Approval is obtained; provided further however, in the event BMA Approval is not obtained within three months following the Closing Date such undistributed New Equity Shares shall be reallocated and distributed to the Holdco PIK Loan Holders that have received BMA Approval on a pro rata basis.

▶	If either the Extended Holdco PIK Loans are not paid in full, or an IPO, sale, amalgamation or merger transaction that will result in the Extended Holdco PIK Loans, and all other amounts owing in respect thereof or pursuant to the documentation governing such Extended Holdco PIK Loans, being paid in full in cash (“ Extended Holdco PIK Loan Repayment”) is not announced, prior to the following dates, or if so announced prior to such date, is not consummated with such Extended Holdco PIK Loan Repayment being consummated as provided within the time frames set forth below, then an amount of equity held in the escrow account, together with any dividend, distribution, and other consideration received in respect thereof shall be released pro-rata to the New Equity Holders who held the New Equity Shares as of the Closing Date (the “Original New Equity Holders”), or upon written notice from any Original New Equity Holder to Worldwide and the escrow agent specifying permitted transferees or assigns of New Equity Shares of such Original New Equity Holder, to such permitted transferees or assigns, as follows:
•	March 31, 2012: 10%; thereby bringing the total equity then held[3] by New Equity Holders to 25% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares)

•	September 30, 2012: 5%; thereby bringing the total equity then held by New Equity Holders to 30% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares)

•	March 31, 2013: 5%; thereby bringing the total equity then held by New Equity Holders to 35% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares)

•	September 30, 2013: 5%; thereby bringing the total equity then held by New Equity Holders to 40% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares)
•	All shares vesting in accordance with the schedule above shall, upon such vesting, be released

[2]	An alternative arrangement reasonably acceptable to Holdco and the Lockup Parties shall be implemented if such approval is not obtained.

[3]	Throughout this term sheet, any New Equity Shares or other Worldwide equity “then held” by the New Equity Holders shall exclude any New Equity Shares held in escrow.

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Restructuring of Holdco PIK Loans

to the New Equity Holders from the escrow account together with all dividends, distributions and other consideration received in respect thereof. Any shares still held in escrow following the Extended Holdco PIK Loan Repayment shall be repurchased by NewCo for no additional consideration, and all dividends, distributions and other consideration received in respect of such shares shall be returned to NewCo.

•	If such Extended Holdco PIK Loan Repayment has not occurred by September 30, 2013, an additional number of the Worldwide Shares (the “Additional Shares”) will be issued on a pro rata basis to the Original New Equity Holders (or upon written notice from any Original New Equity Holder to Worldwide and the escrow agent specifying permitted transferees or assigns of New Equity Shares of such Original New Equity Holder, to such permitted transferees or assigns), thereby bringing the total equity held by New Equity Holders to 44% of the Worldwide Shares (subject to dilution, pro rata with all other outstanding shares, by issuance of the Management Shares), provided that the total amount of the Additional Shares issued shall be reduced to the extent necessary, in the reasonable opinion of tax counsel, in order to prevent an “ownership change” within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to Worldwide, prior to the consummation of a sale, merger, amalgamation or IPO transaction (an “Ownership Change”). To the extent the full amount of the Additional Shares are not issued pursuant to the preceding sentence, (a) the New Equity Holders will be issued such shares that have not yet been issued or receive an amount equal to the fair market value of such shares upon the earlier of the first date on which such shares can be issued without causing an Ownership Change or the consummation of a sale, merger, amalgamation or IPO transaction, respectively, unless, solely in the case of the issuance of the Additional Shares (and not in the case of payment of the fair market value of such shares), in the reasonable opinion of tax counsel it would cause an Ownership Change; and (b) until such time as all of the Additional Shares are issued or payment with respect to such shares is made, in each case pursuant to clause (a) above, Worldwide shall use its best reasonable efforts to prevent any “owner shift” or “equity structure shift” within the meaning of Section 382(g) of the Code with respect to Worldwide. In the event that the Majority Shareholder takes any action, directly or indirectly, to cause an Ownership Change, the Additional Shares will be promptly issued as described above.

•	If the subject IPO is not closed within 3 months from the announcement date, resulting in an Extended Holdco PIK Loan Repayment within such period, then the ratchet schedule above will resume, and the release of shares from escrow contemplated above will be made, as if no announcement had been made subject to automatic one-time 3 month extension for SEC approval or other applicable securities regulatory approval if the necessary approval is actively being sought using commercially reasonable best efforts but no decision has yet been made by the SEC or other applicable securities regulatory agency to approve.

•	If a subject sale, amalgamation or merger, in each case which will result in an Extended Holdco PIK Loan Repayment, is announced (i) prior to March 31, 2012 but is not closed (with consummation of the Extended Holdco PIK Loan Repayment) prior to October 31, 2012, or (ii) after March 31, 2012 but is not closed (with consummation of the Extended Holdco PIK Loan Repayment) prior to 6 months following the announcement of the sale, amalgamation or merger, then in both circumstances, the ratchet schedule will resume, and the release of shares from escrow contemplated above will be made, as if no announcement had been made; provided however, that these closing deadlines are subject to an automatic one-time 3-month extension if necessary regulatory approval of the sale, amalgamation or merger is actively being sought using commercially reasonable best efforts but no decision has yet been made by the regulatory agency to approve or block the transaction; provided further however, in no case, may the time period between announcement and closing with respect to clause (i) above exceed 365 days and with respect to clause (ii) above exceed 270 days, before the ratchet schedule will resume, and the release of shares from escrow contemplated above will be made as if no announcement had been made; provided further however, that in any event, if and when any sale, amalgamation or merger is consummated which results in an Extended Holdco PIK Loan Repayment, the ratchet schedule above will stop.

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•	In connection with any proposed IPO, sale, amalgamation, merger or similar transaction of the Majority Shareholder Entity (as defined below) or any of its direct or indirect subsidiaries (an “Exit Transaction”), the Majority Shareholder and Worldwide shall (i) structure such Exit Transaction in a manner that, in the case of an Exit Transaction that is an IPO or similar transaction (an “IPO Transaction”), permits the New Equity Holders to hold equity directly in the public company in an appropriate proportion (taking into account (x) the dilution attributable to such IPO Transaction, (y) the equity disposed of in such IPO Transaction) and (z) the value of the equity they held in Worldwide (without giving effect to any minority, illiquidity or similar discount) as it relates to the value of the equity of the public company); (ii) (A) use reasonable best efforts so that in any such IPO Transaction, each New Equity Holder and its direct and indirect owners recognize income for U.S. federal income tax purposes only to the extent such New Equity Holder or any of its direct and indirect owners are required under the Code to recognize income in respect of any cash or property other than stock of the public company that such New Equity Holder receives in such IPO Transaction, (such tax treatment, “Non-Recognition Treatment”) and (B) not, without the approval of the board of directors, including one independent director designated by the New Equity Holders, structure any such IPO Transaction in a manner that does not provide for Non-Recognition Treatment and (iii) structure any Exit Transaction in a manner that does not have disproportionate and adverse U.S. federal income tax consequences to the New Equity Holders and their direct and indirect owners as compared to the Majority Shareholder and its direct and indirect owners. By accepting the New Equity Shares, each New Equity Holder agrees to cooperate in good faith to achieve Non-Recognition Treatment with respect to an IPO Transaction, but in no event will the foregoing be deemed to obligate such New Equity Holder to take any action if, in its good faith belief such action would have an adverse effect on such New Equity Holder or its investment in Worldwide.
▶	In connection with the Restructuring, the New Equity Holders, the Blackstone Funds (as defined below), the Majority Shareholder Entity, Worldwide and NewCo will execute and deliver a shareholders agreement (the “Shareholders Agreement”) in form and substance reasonably satisfactory to a majority of the New Equity Holders which agreement and/or the organizational documents of Worldwide shall provide for, among other things:
•	Every 12 months following the Closing Date, Travelport agrees to allow and to aid the independent board member or members appointed by the New Equity Holders to review in good faith the restricted payment capacity of Travelport with which to cause the repayment of the Extended Holdco PIK Loan and based on those findings Travelport will use its commercially reasonable efforts to utilize any such availability for the purpose of causing the repurchase or repayment, pro rata, of any outstanding Extended Holdco PIK Loans, subject to the fiduciary duties of the directors of Travelport and its subsidiaries and any existing contractual obligations.

•	New Equity Holder Approval Rights: The Required Approval (as defined below) will be required for the following actions by Worldwide (and other entities, to the extent such entities are referred to below) after the Closing Date:
•	Any sale of all or substantially all of the assets of Worldwide and its direct or indirect subsidiaries, taken as a whole, or any merger, amalgamation, consolidation or any other change of control transaction that would result in the Majority Shareholder no longer directly or indirectly owning or having voting control over the majority of the issued and outstanding equity interest of Worldwide, Holdco, or any Upper Tier Entity (as defined below) or any IPO of Worldwide or Holdco, provided that the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares, excluding the Management Shares.

•	Any transaction between any of Worldwide or its direct or indirect subsidiaries on the one hand and any entity that is an “Affiliate” of Worldwide or any Upper Tier Entity on the other hand that is less favorable than a comparable transaction conducted with an unrelated party on an arm’s length basis, except for (i) any transaction after the Closing Date pursuant to the terms of any agreement to which Worldwide or any of its direct or indirect subsidiaries is party or is bound that was entered into prior to execution of the

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Restructuring of Holdco PIK Loans

RSA by the Lockup Parties, and the details of which have been disclosed (at Worldwide’s option, on a confidential basis) to the Lockup Parties, or to their counsel, or publicly disclosed, prior to their execution of the RSA, (ii) any transaction or series of transactions approved by the majority of members of the board of directors of Worldwide and at least one independent director designated by the New Equity Holders, (iii) any transaction or series of transactions in which Worldwide obtains a letter from an independent financial advisor stating that such transaction is fair from a financial point of view or that the terms of such transaction are not less favorable than those that would have been obtained in a comparable transaction conducted with an unrelated party on an arm’s length basis, (iv) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers directors, employees or consultants, (v) equity issuances to, retirements and repurchases of equity from, any director, officer, employee or consultant under the terms of any compensation plan approved by the board of directors, and (vi) payments or loans (or cancellation of loans) to employees or consultants and entering into employment agreements, severance arrangements, stock options plans and other similar arrangements with such employees or consultants which arrangements, if they involve executive officers, have been approved by the board of directors, in each case, in the ordinary course of business. “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and shall be deemed to include each Person or “group” (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) that, directly or indirectly, through one or more intermediaries, beneficially owns (within the meaning of Section 13(d)(3) or Section l4(d)(2) of the Exchange Act, Rule 16a-l(2) under the Exchange Act or any successor provision of any of these provisions) or Controls 5% or more of the voting stock of the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, no New Equity Holder shall be deemed to be an Affiliate of Worldwide or any Upper Tier Entity or an Affiliate of any other Person that would be deemed to be an Affiliate of the Worldwide or any Upper Tier Entity pursuant to this definition.

•	Any action by Worldwide or any of its subsidiaries that, if taken by a corporation formed under the General Corporation Law of the State of Delaware, would require stockholder approval (unless otherwise agreed in the Shareholders Agreement in which case the Shareholders Agreement shall govern) and that would disproportionately and adversely affect the New Equity Holders in their capacity as shareholders only and not as creditors.

•	Any authorization to issue, or issuance of, any new equity securities of any subsidiary of Worldwide (unless such shares are issued (i) other than to the Majority Shareholder or an affiliate thereof, for fair market value, determined in the good faith judgment of the board of directors of Worldwide or (ii) to the existing immediate parent company of the entity issuing the shares).

•	Any reclassification of any outstanding securities of Worldwide that would disproportionately and adversely affect the New Equity Holders, in their capacity as shareholders only and not as creditors.

•	Any redemption, dividend or distribution in respect of any shares of Worldwide that is not made pro rata (excluding redemptions in the ordinary course of business pursuant to agreements with officers, directors and employees upon their termination of service).

•	Any amendment of constituent documents and related agreements of Worldwide or any of its subsidiaries in a manner that would have a disproportionate and adverse effect on the New Equity Holders in their capacity as shareholders only and not as creditors, or that would directly or indirectly modify or impair any of the approval rights set forth herein.

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Restructuring of Holdco PIK Loans

•	“Required Approval” means either (i) the approval of the New Equity Holders holding at least majority of the New Equity Shares voting on such matter, provided that such majority of the New Equity Shares consists of at least 37.5% of the New Equity Shares then held by New Equity Holders; or (ii) in the event that there is confidential information that is required to be disclosed to the New Equity Holders, (x) the approval of New Equity Holders holding at least a majority of New Equity Shares of those New Equity Holders who affirmed their confidentiality obligations under the Shareholders Agreement and voted on such matter and (y) the approval of one of the independent directors designated by the New Equity Holders. In addition, notwithstanding anything to the contrary herein, with respect to each transaction that constitutes a sale of all or substantially all of the assets of Worldwide and its direct or indirect subsidiaries, taken as a whole, or a merger, amalgamation, consolidation or other change of control transaction that would require the approval of the New Equity Holders described in the first bullet in the section entitled “New Equity Holder Approval Rights”, the following provisions shall apply: if the Required Approval is not given for such transaction and (i) the Lockup Parties, together, hold 50% or less of the New Equity Shares then held by the New Equity Holders or (ii) each Lockup Party, individually, holds less than 75% of the Worldwide Shares to which it was entitled hereunder (including shares held in escrow) then, if (x) the board of directors, including one independent director designated by the New Equity Holders approved such transaction (and no independent director rejects such transaction), the Majority Shareholder may proceed with such transaction giving effect to the tag-along rights described herein to those New Equity Holders who approved the transaction, but without giving effect to the drag-along rights described herein or (y) the board of directors approves the transaction but at least one independent director rejects the transaction, then the Majority Shareholder may proceed with such transaction so long as they give effect to tag-along rights described herein and do not give effect to the drag-along rights described herein.

•	To the extent that any portion of the Holdco PIK Loans, the New Equity Shares or the Second Lien Opco Term Loan or the Second Lien Opco Bonds are held by the Majority Shareholder and any affiliate thereof, such holdings shall not be considered in any determination as to whether the holders of the Holdco PIK Loans, the New Equity Shares or the Second Lien Opco Term Loan or the Second Lien Opco Bonds have provided their consent to any amendment, modification or action contemplated hereunder or under any of the Restructuring Documents or otherwise.

•	At such time as the New Equity Shares then held by the New Equity Holders constitute less than 5% of the Worldwide Shares (excluding the Management Shares) and either of the Lockup Parties has transferred to an unaffiliated person any of the New Equity Shares to which it was entitled hereunder (including shares held in escrow), the New Equity Holders shall no longer have the approval rights described under this “New Equity Holder Approval Rights” section.

•	Other Approval Rights:
•	Worldwide will not issue any new equity securities (other than in connection with the management incentive plan) unless (i) such equity securities are issued for fair market value, determined in the good faith judgment of the board of directors of Worldwide after obtaining a valuation from a third party financial expert, (ii) at least one director designated by the New Equity Holders shall vote in favor of such issuance and (iii) such equity security issuances in either one or a series of transactions would not result in the Majority Shareholder no longer directly or indirectly owning or having voting control of the majority of the issued and outstanding Worldwide Shares. “Blackstone Funds” is defined as, collectively, Blackstone Family Investment Partnership (Cayman) V-SMD L.P.; Blackstone Family Investment Partnership (Cayman) V L.P.; Blackstone Participation Partnership (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V L.P.; Blackstone Capital Partners (Cayman) V-A L.P.; BCP (Cayman) V-S L.P.; BCP V Co-Investors (Cayman) L.P. and each of their successors or assigns with respect to their interests in any Upper Tier Entity. “Majority Shareholder” is defined as, collectively, the Blackstone Funds; TCV VI (Cayman), L.P.; TCV Member Fund (Cayman), L.P.; OEP TP, Ltd. and any person which directly or indirectly controls, is controlled by or is under common control with each such entity.

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Restructuring of Holdco PIK Loans

	•	The approval of the holders of at least 75% of the New Equity Shares then held by New Equity Holders and the approval of the Lockup Parties will be required to change (i) the classification of Worldwide as a corporation under the Code or (ii) the classification of any direct or indirect subsidiary of Worldwide under the Code in any way that would result in a person other than Worldwide to be treated as this issuer of the Holdco PIK Loan and the Second Lien Opco Term Loan for U.S. federal income tax purposes.

•	Board Rights: The New Equity Holders will have the following rights:

	•	The New Equity Holders initially will have the right to designate one director for a 2-year term, which director shall be (i) independent under the standards promulgated by the SEC for a public company listed on the NYSE, (ii) not employed by and unaffiliated with and unassociated with any Holdco PIK Loan Holder, (iii) initially selected by the Lockup Parties and (iv) subject to approval of Travelport, not to be unreasonably withheld or delayed; however, if Travelport rejects 2 consecutive proposed directors then, as to all proposed directors for such designation thereafter, Travelport will have 10 business days to consent and can only reject the candidate on the basis of (x) reasonable competitive concerns, (y) reasonable confidentially concerns or (z) adverse material financial impact. Equity holders of Worldwide will covenant to nominate and elect such director so long as the New Equity Shares then held by the New Equity Holders constitute at least 10% of the Worldwide Shares (excluding the Management Shares). Once the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders will have the right to designate a total of two directors (each for an initial 2-year term), each of whom shall meet the criteria set forth in clauses (i) through (iii) above and each of whom will be elected by the vote of the majority of New Equity Holders. Equity holders of Worldwide will covenant to re-nominate and re-elect such directors so long as the New Equity Holders designate such directors.

	•	The Shareholders Agreement will terminate upon an IPO of Worldwide or any Upper Tier Entity (other than provisions with respect to registration rights described below) or sale of 100% of equity interest of Worldwide or any Upper Tier Entity (by sale, amalgamation or merger).

	•	The number of directors on the board of Worldwide, Holdco and Travelport shall be 8 directors, one of whom will be appointed by the New Equity Holders, provided that, in the event the New Equity Holders have the right to designate the second director, the number of directors shall be increased to 9 directors to allow such director to join the board.

	•	For notice of any board meeting to be valid, each of the director designees of the New Equity Holders shall be given customary, timely notice reasonably in advance of such board meeting and shall be provided, unless waived, a:

• Seven-day window in which to schedule a regular board meeting

• 48-hour window in which to schedule an emergency board meeting

	•	Telephonic attendance at board meetings will be allowed.

	•	Any action taken by the board by written consent, without a meeting, will require approval of at least one director designated by the New Equity Holders.

	•	In the event that (i) Worldwide issues shares, (ii) New Equity Holders exercise tag-along as set forth under “Restrictions on Transfer — Tag-Along Rights” below or (iii) New Equity Holders transfer New Equity Shares to the Purchaser (as defined below) as set forth under “Restrictions on Transfer — Right of First Offer” below, and, as a result, the percentage of shares then held by the New Equity Holders is reduced (other than as a result of the issuance of the Management Shares), the New Equity Holder’s board representation shall be adjusted according to the following schedule:

• So long as New Equity Shares then held by the New Equity Holders constitute 20% or more of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall retain the right to appoint two directors

10

Restructuring of Holdco PIK Loans

•	So long as New Equity Shares then held by the New Equity Holders constitute at least 10% and less than 20% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall retain the right to appoint one director

•	Once the New Equity Shares then held by the New Equity Holders constitute less than 10% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders shall not have the right to appoint any director
•	At least one of the directors designated by the New Equity Holders must also be designated as a member of each committee of the boards.

•	Worldwide, as the sole shareholder of Holdco, will, to the extent legally permitted to do so, cause Holdco to appoint to its board of directors the board members designated by the New Equity Holders under the terms and conditions set forth above. Holdco, as the sole shareholder of Travelport, will, to the extent legally permitted to do so, cause Travelport to appoint to its board of directors the board members designated by the New Equity Holders under the terms and conditions set forth above.
•	Restrictions on Transfers:
•	Dispositions: The New Equity Shares are freely transferable, subject to a Right of First Offer (below), except the following transfers will be prohibited:
•	Transfers that would violate applicable securities laws

•	Transfers to competitors and their affiliates

•	Transfers by New Equity Holders that would bring the total number of New Equity Holders above 250 holders, as determined under Section 12(g) of the Exchange Act

•	Transfers that would violate any regulatory restrictions applicable to Worldwide, including the requirements of the Bermudan Monetary Authority
In addition:
•	All transferees will be required to execute the Shareholders Agreement

•	No transfer that would require registration under the U.S. securities laws will be permitted
•	Lock-up: Angelo, Gordon & Co. and Q Investments (collectively, the “Lockup Parties”) will agree not to sell, transfer or dispose of any New Equity Shares held by either of them or their respective affiliates (other than with respect to New Equity Shares held by swap participants) for a period of three-months beginning on the Closing Date if the Lockup Parties or such affiliates have sole legal and beneficial ownership of, investment and voting discretion over, and full authority to dispose of or act with respect to, such New Equity Shares.

•	Tag-along right: After the Closing Date, the New Equity Holders individually shall have the right, but not the obligation, to participate pro rata in, and such participation rights are triggered upon, any offer for shares or equity interests held directly or indirectly by the Majority Shareholder of (i) Worldwide or (ii) any Upper Tier Entity. If the equity subject to this provision is of an Upper Tier Entity and such entity owns property or assets other than a direct or indirect interest in Worldwide, the value of the New Equity Shares will be determined by obtaining a valuation of such property or assets from two separate financial experts, one selected by each of (i) the Majority Shareholder and (ii) one of the independent directors appointed by the New Equity Holders. If the two valuations differ by less than 10% then the average of the two valuations will be used. If the two valuations differ by more than 10%, a third financial expert will be selected by the two previously selected financial experts and the valuation used will be the one closest to the appraisal obtained from the third financial expert. The transaction giving rise to the tag-along rights shall be subject to approval rights, if any, set forth under “New Equity Holder Approval Rights” above.
•	“Upper Tier Entity ” means NewCo, the Majority Shareholder Entity or any

11

Restructuring of Holdco PIK Loans

entity formed above Worldwide and below the Majority Shareholder Entity.

•	“Majority Shareholder Entity ” means TDS Investor, or, if the Majority Shareholder holds its equity interest in Worldwide indirectly through an entity other than TDS Investor, such entity.
•	The Majority Shareholder will not have the right to tag-along on any sale of any of the New Equity Shares.

•	Preemptive Right: The New Equity Holders can participate ratably in new share issuance based on the shareholdings at the time of such issue (subject to customary exceptions to be agreed).

•	Drag-along right: The Majority Shareholder has the right to compel a sale of the New Equity Shares pro rata and such sale is triggered upon acceptance by the Majority Shareholder of an offer to purchase at least a majority of shares or equity interest of Worldwide or an Upper Tier Entity; provided that such transfer is to a non-affiliated party and all shareholders are treated equally in the transaction (which, for the avoidance of doubt, shall not include any payment of customary and bona fide advisory fees paid to certain shareholders for actual services rendered pursuant to (i) an agreement entered into by such shareholder and Worldwide which agreement has been approved pursuant to the New Equity Holder Approval Rights described above or (ii) an agreement entered into by such shareholder and an Upper Tier Entity which agreement has been approved by the board of directors of Worldwide (including at least one independent director designated by the New Equity Holders)). If the equity subject to this provisions is the equity of an Upper Tier Entity and such entity owns property or assets other than a direct or indirect interest in Worldwide, the value of the New Equity Shares will be determined by obtaining a valuation of such property or assets from two separate financial experts, one selected by each of (i) the Majority Shareholder and (ii) one of the independent directors appointed by the New Equity Holders. If the two valuations differ by less than 10% then the average of the two valuations will be used. If the two valuations differ by more than 10%, a third financial expert will be selected by the two previously selected financial experts and the valuation used will be the one closest to the appraisal obtained from the third financial expert. The transaction giving rise to the drag-along rights shall be subject to approval rights, if any, set forth under “New Equity Holder Approval Rights” above.

•	Right of First Offer: In the event that any New Equity Holder offers, or intends to offer, to transfer the New Equity Shares held by it (the “Transfer Shares”) to any person (other than another New Equity Holder or an affiliate of any New Equity Holder), then such New Equity Holder will, prior to consummation of any such transfer or proposed transfer, give to NewCo notice thereof not less than ten business days prior to such offer, and NewCo or its designated affiliate (the “Purchaser”) shall have the right to offer to purchase the Transfer Shares at a price specified by it within ten days of receipt of notice of such proposed transfer. The New Equity Holders may only sell the Transfer Shares to a third party within 30 days of receipt of the Purchaser’s offer to purchase for a price at least 2% greater than that offered by the Purchaser without first offering such Transfer Shares to the Purchaser. If no such sale is consummated within such 30 day period, then no offer of sale by an New Equity Holder may be effected without again complying with the provisions hereof.
•	Other Items:
•	Registration Rights: Customary piggy-back rights upon or following an IPO. Once the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares (excluding the Management Shares), the New Equity Holders will also have two opportunities to exercise demand registration rights for the resale of the New Equity Shares then held by the New Equity Holders subject to customary exceptions and limitations and provided that the second demand may not be exercised within 12 months of the first demand.

•	Information Rights: New Equity Holders shall receive substantially the same information as currently provided to the Holdco PIK Loan Holders. Additional information rights substantially similar to the information provided under the existing shareholder

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Restructuring of Holdco PIK Loans

agreement of TDS Investor (Cayman) GP Ltd., including such information rights with respect to Worldwide and its direct and indirect subsidiaries, in each case, subject to confidentiality and privilege, shall be provided to any New Equity Holder that holds at least:

• 1.0% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 15% of the Worldwide Shares (excluding the Management Shares)

• 1.5% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 25% of the Worldwide Shares (excluding the Management Shares)

• 2.0% of the issued and outstanding shares of Worldwide, if the New Equity Shares then held by the New Equity Holders constitute at least 35% of the Worldwide Shares (excluding the Management Shares)

		•	Additional Payment: Under the Transaction Monitoring and Fee Agreement (as amended or modified from time to time, the “Management Agreement”), dated as of August 23, 2006, among Opco, Blackstone Management Partners V, TCV VI Management L.L.C. (together with Blackstone Management Partners V L.L.C., the “Initial Advisors” and together with OEP TP, Ltd (“OEP”) (pursuant to the Investment and Cooperation Agreement, dated as of December 7, 2006, among TDS Investor, Worldwide and OEP), the “Advisors”), the Advisors provide certain monitoring, advisory and consulting services for which Opco pays certain transaction and advisory fees, including upon an initial public offering or change of control transaction. The New Equity Holders will be entitled to receive 25% of any amount that is permitted to be paid to the Advisors as a lump sum (i) under the Management Agreement upon an initial public offering or change of control and (ii) pursuant to the credit agreements and other loan documents.

Fees and Expenses	▶		Opco or Holdco shall reimburse the reasonable fees and expenses of select legal counsels and financial advisors of the Lockup Parties and shall provide a reasonable retainer on terms reasonably acceptable to the Lockup Parties with respect thereto upon the execution of the RSA and, if so requested, shall enter into customary retainer agreements with counsel to the Lockup Parties.[4]

Releases	▶		All parties to the Restructuring shall give and receive standard agreed-upon mutual releases to the maximum extent permitted by applicable law.

Management Incentive Plan	▶		An appropriate amount of newly issued equity securities will be allocated toward a management incentive plan to be issued to active members of management on terms approved by the board of directors of Worldwide and at least one independent director designated by the New Equity Holders (which will not exceed 5% of the aggregate fully diluted equity).

Condition Precedent to	▶		Satisfaction of all necessary requirements of the covenant relief under Opco Credit Facility.

Consummation of the Restructuring	▶		Satisfactory cushion above 2.0x fixed charge coverage ratio required to utilize the Restricted Payment basket capacity.

	▶		Delivery to the board of directors of Travelport solvency opinions in each relevant jurisdiction on the terms and conditions set forth in the RSA.

	▶		Execution and delivery by 100% of the Holdco PIK Loan Holders of the Loan Documents (as defined below) and other documents reasonably necessary to effectuate the Restructuring or the occurrence of the effective date of any plan of reorganization or scheme of arrangement that may be confirmed or approved as applicable.

	▶		Travelport (and its direct or indirect owners) will have taken all action required for Travelport to be treated as a disregarded entity under the Code.

	▶		Holdco and Opco represent that Worldwide is treated as a corporation under the Code. Worldwide and its direct or indirect owners will not take any action, or omit to take any action, prior to the Closing Date, if such action or omission would cause Worldwide to no longer be treated as a corporation under the Code.

	▶		Worldwide will hold no assets other than interest in Holdco and will have, and represent that it has, no liabilities (other than obligations under the Shareholders Agreement); and will represent as to its capitalization on the Closing Date.

	▶		TDS Investor (Cayman) L.P. (“TDS Investor”), the direct parent of Worldwide, will have formed Travelport NewCo (“NewCo”) and will have transferred its 100% interest in Worldwide to NewCo in exchange for 100% of the equity of NewCo.

	▶		BMA Approval shall have been given to no fewer than 70% of Holdco PIK Loan Holders that have completed and submitted the documents required by the BMA to the BMA.

[4]	Fees and expenses of the Majority Shareholder to be reimbursed under the Transaction and Monitoring Fee Agreement.

13

Restructuring of Holdco PIK Loans

Legal Opinions	▶	Existence, power, due authorization and execution and delivery by Bermuda counsel.

	▶	Each of the Tranche A Extended PIK Loan, Tranche B Extended PIK Loan and Second Lien Opco Term Loan (the “Loan Documents”) constitutes the valid and binding obligation of each loan party, enforceable against such loan party in accordance with its terms under New York law.

	▶	In the case of the Tranche A Extended PIK Loan and the Second Lien Opco Term Loan, customary secured transaction opinions, which will not include “true sale” or insolvency-related opinions.

	▶	The opinions will contain assumptions that neither the execution, delivery nor the performance of the Loan Documents nor the transactions contemplated thereby violate any contracts or agreements to which the loan parties are a party.

14

Amendments under Opco Credit Facility

Total Leverage Ratio
▶   The Total Leverage Ratio covenant test will be set to 8.0X until June 30, 2013, then 7.75X until December 31, 2013, then 7.50X until December 31, 2014 and 7.25X through maturity of the Extended Term Loans.

First Lien Leverage Ratio
▶   Add a first lien leverage ratio calculated as the ratio of the outstanding amount of First Lien Loans to Consolidated EBITDA. The First Lien Leverage Ratio covenant test will be set at 4.0X until June 30, 2013, then 3.85X until December 31, 2013, then 3.7X until December 31, 2014 and 3.5X through maturity of the Extended Term Loans.

Consolidated EBITDA
▶   Delete add-back of net cost savings projected by Borrower (clauses (a)(xi) and (xii) of definition of Consolidated EBITDA), limit restructuring charges under clauses (vi) and (ix) of definition of Consolidated EBITDA to $35 million annually (and clarify that clause (v) of definition of Consolidated EBITDA may not be used for expenses that could have qualified under clauses (vi) and (ix) of definition of Consolidated EBITDA) and calculate EBITDA net of United EBITDA (as defined below). “United EBITDA” shall mean $60 million until end of Q1 2012 and declining by $15 million each quarter thereafter until December 31, 2012.

Collateral
▶   Additional post-closing collateral arrangements will include control agreements on domestic bank accounts with materiality thresholds to be determined. The additional guarantees and collateral described above under “Second Lien Opco Term Loan — Security/Seniority” will also apply to the first lien facilities.

Mandatory Prepayments
▶   During the 12 month period commencing on the Closing Date and the subsequent 12 month period, Opco shall make payments (such payments, “Mandatory Bond Prepayments”) in an aggregate amount equal to $20 million to purchase/retire (through open market purchases, tenders and/or redemptions, at Opco’s discretion) Senior Notes of Opco (other than in the case of ratable redemptions, from persons other than 5% shareholders or affiliates of 5% shareholders) at prices no greater than par plus any redemption premium, and accrued and unpaid interest. Opco shall not be required to make Mandatory Bond Prepayments in the event that the Chief Financial Officer of Opco delivers a certificate, which states that making such Mandatory Bond Prepayments is reasonably likely to result in a violation of the Minimum Liquidity Covenant during the following 12 month period.

▶   If, at the end of any fiscal year, the First Lien Leverage Ratio is above or equal to 3.6X until December 31, 2013, 3.45X until December 31, 2014 and 3.25X through maturity of the Extended Term Loans, Opco shall apply 100% of Excess Cash Flow (instead of 50% of Excess Cash Flow as currently provided in Section 2.05(b) of the Opco Credit Facility and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to repayment of First Lien Loans on a pro rata basis, so long as making such payment does not result in a breach of the Minimum Liquidity Covenant.

▶   If, at the end of any fiscal year, the First Lien Leverage Ratio is below 3.6X until December 31, 2013, 3.45X until December 31, 2014 and 3.25X through maturity of the Extended Term Loans, Opco shall apply 50% of Excess Cash Flow for such fiscal year (and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to prepay the First Lien Loans pursuant to Section 2.05(b) of the Opco Credit Facility on a pro rata basis and shall apply the remaining 50% of Excess Cash Flow (and after giving effect to any Mandatory Bond Prepayments made during such fiscal year) to either (x) repayment of First Lien Loans on a pro rata basis, or (y) purchase/retirement (through open market purchases, tenders and/or redemptions, at Opco’s discretion) of Senior Notes of Opco (other than in the case of ratable redemptions, from persons other than 5% shareholders or affiliates of 5% shareholders) at prices no greater than par plus any redemption premium, and accrued and unpaid interest, so long as making such payment does not result in a breach of the Minimum Liquidity Covenant.

Incremental Facility	▶ Section 2.14 (Incremental Credit Extensions) to be deleted.

Extension of Revolving Loans	▶ The maturity date of the Revolving Loans to be extended to April 28, 2014. Interest rate on the extending revolving loans will increase from L+275 basis points to L+450 basis points.

15

Amendments under Opco Credit Facility

Commitment fee on the extending revolving loans will increase from 50 basis points to 75 basis points.

Second Lien Opco Term Loan	▶ Consent to permit a Second Lien Opco Term Loan secured on a second priority basis by substantially the same assets securing the Opco Credit Facility.

Second Lien PIK Toggle
▶   If the First Lien Leverage Ratio is above or equal to 3.0X, Opco shall not pay cash interest to holders of Second Lien Opco Term Loans. If the First Lien Leverage Ratio is below 3.0X, Opco may pay cash interest to holders of Second Lien Opco Term Loans so long as before and after giving effect to such payment no Default or Event of Default has occurred and is continuing under the Opco Credit Facility.

Minimum Liquidity Covenant
▶   Add a covenant requiring minimum cash of $75 million (excluding restricted cash which currently is approximately $137 million) at the end of each fiscal quarter; provided that if the Revolving Credit Commitments are less than $125 million then there will be a dollar for dollar reduction until the minimum cash requirement is $70 million.

Restricted Payments
▶   Restricted Payments capacity increased to $297 million (matching capacity in indentures) to allow Opco to dividend the Second Lien Opco Term Loan and cash in the amount of $89.5 million to Holdco as described above.

Limitations on Prepayments	▶ Restrictions on prepayments (Section 7.13) will be expanded to prohibit prepayments of the Second Lien Opco Term Loans.

Opco Credit Facility Baskets
▶   The general basket for investments will be reset to $20 million (built up by cash proceeds of new equity investments). No restricted payments to be made other than to pay normal expenses etc and from cash proceeds of new equity investments. Eliminate ability to form or invest in new unrestricted subsidiaries, and to make investments in the New Unrestricted Subsidiary after the Closing Date.

Limitations on Guarantees of Holdco Indebtedness
▶   Holdings and its Restricted Subsidiaries shall not be permitted to directly or indirectly guarantee Holdco PIK Loans, it being understood that the guarantee of the New Unrestricted Subsidiary of the Holdco PIK Loans does not constitute an indirect guarantee of the Holdco PIK Loans.

Consent Fee
▶   400 basis points to consenting term loan and non-extended synthetic letter of credit facility lenders; 200 basis points to consenting revolving lenders; 200 basis points to extending revolving lenders.

Required Participation	▶ Consent from the holders of more than 50% of the commitments and loans under the Opco Credit Facility.

Condition Precedent
▶   Receipt of requisite consent of Holdco PIK Loan Holders to effectuate the extension of Holdco PIK Loans out-of-court or in a pre-packaged bankruptcy is a condition precedent to the effectiveness of an amendment to the Opco Credit Facility.

16

EXHIBIT A
If, in connection with an Insolvency Proceeding, a First Lien Deficiency Claim exists and any Second Priority Secured Party receives a distribution (whether in cash or in-kind) solely on account of its Second Lien Deficiency Claim out of property not constituting Collateral or otherwise not subject to Section 4.2, Section 6.2 or Section 6.8 of the Intercreditor Agreement (such amount, the “Turnover Proceeds”), then such Second Priority Secured Party’s interest in such Turnover Proceeds shall be subject and subordinate to the First Lien Deficiency Claim until such First Lien Deficiency Claim shall have been paid in full, and, subject to the immediately following proviso, such Second Priority Secured Party shall segregate and hold in trust such Turnover Proceeds for the benefit of the First Priority Secured Parties and shall forthwith pay over such Turnover Proceeds in the form received to the First Priority Administrative Agent for application to the First Lien Deficiency Claim until the First Lien Deficiency Claim shall have been paid in full; provided that, to the extent, and only to the extent, required by the last paragraph of Section 4.09 of the Senior Note Documents, each Second Priority Secured Party hereby agrees that (i) its Second Lien Deficiency Claim shall be subject and subordinate to the Senior Note Obligations to the extent and in the same manner as its Second Lien Deficiency Claim is subject and subordinate to the First Lien Deficiency Claim under this paragraph, (ii) it shall, subject to the preceding provisions of this paragraph, segregate and hold in trust Turnover Proceeds for the benefit of the holders of the Senior Note Obligations and (iii) it shall, subject to the preceding provisions of this paragraph, forthwith pay over Turnover Proceeds in the form received to the trustee(s) under the Senior Note Documents. The First Lien Secured Parties and the Second Lien Secured Parties agree that the foregoing shall not be deemed to restrict the Second Priority Secured Parties from acquiring or repaying and discharging in full (other than out of Turnover Proceeds) the First Lien Deficiency Claim. For the avoidance of doubt, nothing in this paragraph shall otherwise impact the rights of the First Priority Secured Parties or the Second Priority Secured Parties to the Collateral, the proceeds of Collateral or any property or distribution contemplated by Section 4.2, Section 6.2 or Section 6.8 of Intercreditor Agreement.
DEFINITIONS:
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in an intercreditor agreement to be entered into by and among, inter alia, the agents on behalf of the First Priority Secured Parties and the agents on behalf of the Second Priority Secured Parties (the “Intercreditor Agreement”)
“First Lien Deficiency Claim” shall mean that portion, if any, of the First Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the First Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Obligor as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor as a debtor or with respect to any substantial part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.
“Obligor” means Holdco, Opco and each of their Subsidiaries that is obligated under any First Priority Document or Second Priority Document.
“Second Lien Deficiency Claim” shall mean that portion, if any, of the Second Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the Second Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
“Senior Note Documents” means the (i) Indenture, dated as of August 23, 2006, by and among Travelport LLC, the guarantors listed herein and the Bank of Nova Scotia Trust Company of New York, as amended by Supplemental Indenture No. 1, dated as of January 11, 2007, between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York and Supplemental Indenture No. 2, dated as of March 13, 2007, among Travelport LLC, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York and (ii) Indenture, dated as of August 18, 2010, by and among Travelport Limited, Travelport LLC, Travelport Inc., the guarantors named therein, and The Bank of Nova Scotia Trust Company of New York.
“Senior Note Obligations” means, in connection with any Insolvency Proceeding, the unpaid principal amount, plus any accrued but unpaid interest thereon, of any of the Senior Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014, 97/8% Senior Dollar Fixed Rate Notes due 2014 and 9% Senior Notes Due 2016 issued under the applicable Senior Note Document as in effect on the date hereof.

17

EXHIBIT B
Joinder

JOINDER
     The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [_____________, 2011] (the “Agreement”), by and among Travelport Holdings Limited (the “Company”), Travelport Worldwide Limited, TDS Investor (Cayman) L.P., [Transferor’s Name] (“Transferor”), and the other holders of claims against the Company signatory thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Lender” under the terms of the Agreement.
Date Executed: [_____________, 2011]

TRANSFEREE

Name of Institution:

By:

Name:

Its:

Telephone:

Facsimile:

Principal Amount of Claims Held:

With a copy to:

EXHIBIT C
Joinder

JOINDER
          The undersigned direct or indirect shareholder (“Shareholder”) of Travelport Holdings Limited (the “Company”), on behalf of itself and its successors and assigns with respect to their interests in TDS Investor (Cayman) L.P., hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of September 17, 2011 (the “Agreement”), by and among the Company, Travelport Worldwide Limited, TDS Investor (Cayman) L.P. and the holders of Claims (as defined therein) signatory thereto, and agrees to be bound by the terms and conditions thereof, including the first sentence of paragraph 2(c) and clauses (i), (iv), (v), (vi), (vii), (viii) and (x) of paragraph 2(c) as if it were a Party thereto, and, for the avoidance of doubt, shall make and receive the Mutual Release (as defined in the Agreement). In addition, the Shareholder agrees, if applicable, to vote in favor of the Plan or Scheme of Arrangement any claims or interests in or against the Company that it has the right to vote.
Date Executed: September 17, 2011

SHAREHOLDER BLACKSTONE CAPITAL PARTNERS (CAYMAN) V L.P. By: Blackstone Management Associates (Cayman) V L.P., its General Partner By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A L.P. By: Blackstone Management Associates (Cayman) V L.P., its General Partner By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BCP (CAYMAN) V-S L.P. By: Blackstone Management Associates (Cayman) V L.P., its General Partner By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BCP V CO-INVESTORS (CAYMAN) L.P. By: Blackstone Management Associates (Cayman) V L.P., its General Partner By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V L.P. By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD L.P. By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V L.P. By: BCP V GP L.L.C., its General Partner
By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Senior Managing Director

EXHIBIT C
TO
PREPACKAGED PLAN OF REORGANIZATION OF
TRAVELPORT HOLDINGS LIMITED
SECOND LIEN OPCO TERM LOAN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT
Dated as of [•], 2011
among
TRAVELPORT LLC,
as Borrower,
TRAVELPORT LIMITED,
as Holdings,
WALTONVILLE LIMITED,
as Intermediate Parent,
TDS INVESTOR (LUXEMBOURG) S.A.R.L.,
as TDS Intermediate Parent,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent,
[______]
as Collateral Agent,
and
THE LENDERS PARTY HERETO

i

ii

iii

SCHEDULES

1.01A	Certain Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
2.01(a)	Initial Tranche A Term Lenders
2.01(b)	Initial Tranche B Term Lenders
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.04(f)	Permitted Subsidiary Fundamental Changes
7.05(k)	Dispositions
7.05(m)	Permitted Subsidiary Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

iv

EXHIBITS
Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Intellectual Property Security Agreement
H	Intercreditor Agreement

v

     SECOND LIEN CREDIT AGREEMENT, dated as of [•], 2011, among TRAVELPORT LLC, a Delaware limited liability company (the “Borrower”), TRAVELPORT LIMITED, a company incorporated under the laws of Bermuda (“Holdings”), WALTONVILLE LIMITED, a company incorporated under the laws of Gibraltar (“Intermediate Parent”), TDS INVESTOR (LUXEMBOURG) S.A.R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg (“TDS Intermediate Parent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, [______], as Collateral Agent, and each Lender from time to time party hereto.
PRELIMINARY STATEMENTS
          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;
          WHEREAS, the direct parent of Holdings, Travelport Holdings Limited (“THL”), has issued indebtedness under Credit Agreement dated as of March 27, 2007 (the “Original Holdco Credit Agreement”) among THL, Credit Suisse, Cayman Islands Branch, the Administrative Agent, the lenders and other financial institutions party thereto (“THL Lenders”);
          WHEREAS, the maturity of the indebtedness outstanding under the Original Holdco Credit Agreement requires the restructuring of the indebtedness of THL, Holdings and the Borrower;
          WHEREAS, the extension of the Tranche A Term Loans and the Tranche B Term loans to the Borrower is necessary to induce the THL Lenders to agree to reduce the principal amount of and to extend the maturity of the indebtedness outstanding under the Original Holdco Credit Agreement;
          WHEREAS, the Borrower acknowledges that the reduction of the principal amount and the extension of the maturity of the indebtedness outstanding under the Original Holdco Credit Agreement represent substantial value to the Borrower and such reduction and extension of maturity of the indebtedness outstanding under the Original Holdco Credit Agreement, as well as the extension of the Tranche A Term Loans and the Tranche B Term Loans, are in the best interests of the Borrower;
          WHEREAS, the Lenders have agreed to extend certain loans to the Borrower, on the terms and subject to the conditions set forth herein, consisting of (a) $135,000,000 aggregate principal amount of Tranche A Term Loans and (b) $207,500,000 aggregate principal amount of Tranche B Term Loans;
          WHEREAS, the Borrower and the Guarantors have agreed to satisfy, and to cause their respective Subsidiaries to satisfy, the Collateral and Guarantee Requirement, as applicable.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “2016 Senior Notes” means $250,000,000 in aggregate principal amount of the Borrower’s 9% senior dollar fixed rate notes due 2016.
          “2016 Senior Notes Indenture” means the Indenture for the 2016 Senior Notes, dated as of August 18, 2010.
          “5% Shareholder” means any Person who, to the knowledge of the Borrower (after due inquiry), together with its Affiliates, directly or indirectly holds 5% or more of the outstanding Equity Interests of Holdings and shall include the Affiliates of any such Person.
          “Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings, Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.
          “Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Act” has the meaning specified in Section 10.21.

          “Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to the LIBO Rate in effect for such Interest Period multiplied by a fraction (expressed as a decimal), the numerator of which is one (1.00) and the denominator of which is one (1.00) minus the applicable Statutory Reserves for such Interest Period.
          “Administrative Agent” means Credit Suisse, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).
          “Agreement” means this Second Lien Credit Agreement.
          “Agreement Currency” has the meaning specified in Section 10.19.
          “Applicable Rate” means a percentage per annum equal to the following percentages per annum:

Eurocurrency Rate for	Base Rate for
Loans	Loans
6.00%	5.00%

          “Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
          “Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.
          “Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
          “Assignees” has the meaning specified in Section 10.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
          “Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
          “Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
          “Audited Financial Statements” means the audited combined balance sheets of Holdings and its Subsidiaries as of each of December 31, 2010, 2009 and 2008, and the related audited consolidated statements of income, stockholders’ equity and cash flows for Holdings and its Subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008, respectively.
          “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced to the Borrower from time to time by Credit Suisse as its “prime rate.” The “prime rate” is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Credit Suisse shall take effect at the opening of business on the day specified in the announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

          “Bond Conversion Offer” means an offer by the Borrower to convert any and all Loans into a like aggregate principal amount of debt securities of the Borrower (the “Conversion Bonds”) that are identical in all material respects to the Loans and guaranteed, to the extent applicable, on a secured basis by each Guarantor of the Loans, except that (i) interest thereon shall accrue from the last date on which accrued and outstanding interest was paid in full on the Loans or, if no such interest has been paid, from the Closing Date and (ii) the Conversion Bonds shall be entitled to the benefits of a trust indenture that is identical in all material respects to this Agreement as in effect prior to the Consummation Date (other than such changes to the trust indenture as are necessary to comply with the TIA with respect to securities of this nature) (such indenture, the “Indenture”).
          “Borrower” has the meaning specified in the introductory paragraph to this Agreement.
          “Borrower Materials” has the meaning specified in Section 10.02(a).
          “Borrowing” means a borrowing consisting of Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
          “Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period and (c) the value of all assets under Capitalized Leases incurred by Holdings, the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay any First Lien Loans pursuant to Section 2.05(b) of the First Lien Credit Agreement or Indebtedness pursuant to Section 2.05(b) hereof, (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings, the Borrower or any Restricted Subsidiary and for which none of Holdings, the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by Holdings, the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
          “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
          “Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:
     (a) Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

     (c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
     (d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;
     (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;
     (f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
     (g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
     (h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

     (i) Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.
          “Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
          “Change of Control” means the earliest to occur of:
     (a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if:
     (i) any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings at such time or (B) the Permitted Holders own a majority of the outstanding voting Equity Interests of Holdings at such time, or
     (ii) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or
     (b) any “Change of Control” (or any comparable term) in any document pertaining to the First Lien Credit Agreement, the 2016 Senior Notes, the High Yield

Notes, any Junior Financing or any Permitted Refinancing Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount; or
     (c) at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings.
          “Class” (a) when used with respect to Lenders, refers to whether such Lenders are Tranche A Term Lenders or Tranche B Term Lenders and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Tranche A Term Loans or Tranche B Term Loans.
          “Closing Date” means [•], 2011.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.
          “Collateral” means all of the “Collateral”, or terms of similar import, as defined in any Collateral Document, including the Mortgaged Properties.
          “Collateral Agent” means [______] in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
     (a) the Administrative Agent shall have received each Collateral Document required to be delivered pursuant to Section 6.11 at such time, duly executed by each Loan Party thereto;
     (b) all Obligations shall have been unconditionally guaranteed on or prior to the Closing Date by Holdings, TDS Intermediate Parent, any Intermediate Holding Company that is not an Excluded Subsidiary and each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and not an Excluded Subsidiary;
     (c) all guarantees issued or to be issued in respect of the Senior Subordinated Notes (i) shall be subordinated to the Guaranties to the same extent that the Senior Subordinated Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Guaranty;

     (d) the Obligations and the Guaranties delivered on or prior to the Closing Date shall have been secured by a second-priority security interest in: (i) all of the Equity Interests of the Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly owned direct Subsidiary of Holdings, TDS Intermediate Parent, an Intermediate Holding Company, the Borrower or a Domestic Subsidiary of Holdings that is a Guarantor on the Closing Date and (iii) 65% of the issued and outstanding Equity Interests of each wholly owned Foreign Subsidiary that is directly owned by Holdings, an Intermediate Holding Company, the Borrower or any Domestic Subsidiary of Holdings that is a Guarantor on the Closing Date;
     (e) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Domestic Guarantor (including accounts (other than deposit accounts or other bank or securities accounts, which are the subject of clause (f) below), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;
     (f) with respect to each domestic deposit account and other domestic bank and securities accounts (other than (i) the First Lien Tranche S Collateral Account and (ii) such deposit accounts or other bank or securities accounts, the average daily balance of which has not, for any period of twenty (20) consecutive Business Days after the Closing Date, exceeded $5,000,000 for any such account), maintained by the Borrower or any Domestic Guarantor with any depositary bank or securities intermediary, the Collateral Agent shall have, subject to Section 6.17, received a counterpart, duly executed and delivered by the Borrower or the applicable Domestic Guarantor and such depositary bank or securities intermediary, as the case may be, of a control agreement;
     (g) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01;
     (h) subject to Section 6.17, the Collateral Agent shall have received (i) counterparts of a second lien Mortgage with respect to (x) the owned real property of the Loan Parties located at 5350 South Valentia Way, Greenwood Village, Colorado delivered in accordance with Section 6.17 and (y) each owned property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other existing available documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;
     (i) subject to Section 6.17 and clause (k) below, Holdings and the Borrower shall use commercially reasonable best efforts to ensure that, to the extent permitted by Law and subject to no material adverse tax, regulatory or legal consequences (as determined by Holdings in good faith after consultation with the Administrative Agent), the Obligations shall be unconditionally guaranteed by each Restricted Subsidiary of Holdings (other than an Excluded Subsidiary) that is not required to provide a guarantee pursuant to clause (b) above, and upon the actual execution and delivery of each guarantee pursuant to this Agreement, such guarantee will also be considered a Guaranty and such guarantor will also be considered a Guarantor for all purposes of this Agreement and the other Loan Documents;
     (j) subject to Section 6.17 and clause (k) below, Holdings and the Borrower shall use commercially reasonable best efforts to ensure that, to the extent permitted by Law and subject to no material adverse tax, regulatory or legal consequences (as determined by Holdings in good faith after consultation with the Administrative Agent), the Obligations and the Guaranties shall have been secured by a second-priority security interest in: (i) 100% of the Equity Interests of each direct wholly owned Foreign Subsidiary of Holdings (to the extent not already subject to a 100% pledge pursuant to clause (d) above), (ii) 100% of the issued and outstanding non-voting Equity Interests of each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) (to the extent not already subject to a 100% pledge pursuant to clause (d) above) and (iii) 65% of the issued and outstanding voting Equity Interests of each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) (to the extent not already subject to a 65% pledge pursuant to clause (d) above); provided that with respect to each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) the non-voting Equity Interests of such Foreign Subsidiary pledged pursuant to the foregoing clause (ii) and voting Equity Interests of such Foreign Subsidiary pledged pursuant to the foregoing clause (iii) shall collectively not exclude more than an immaterial portion of the economic value of such Foreign Subsidiary; and
     (k) no Restricted Subsidiary shall be required to provide a guarantee pursuant to clause (i) above (and any such Restricted Subsidiary shall be automatically released from its obligations under a Guaranty) or have its Equity Interests pledged pursuant to clause (j) above (and any such Equity Interest pledged shall be automatically released) if it is determined by Holdings acting in good faith that (i) the total assets of such Restricted Subsidiary on a consolidated basis have a value of less than $2,500,000 as of the date of the most recent financial statements that have been delivered pursuant to Section 6.01(a) or (b) or (ii) there are holders of minority interests in such Restricted Subsidiary or pledges or Liens on the assets of such Restricted Subsidiary or any other arrangement that would prevent the economic value of such Restricted Subsidiary from being available to the Secured Parties in an Insolvency Proceeding (as defined in the Intercreditor Agreement) of Holdings.
          For purposes of clauses (i) and (j) above, commercially reasonable best efforts shall include appropriate amendments to charters and/or the interposition of intermediate holding companies in furtherance of the requirements of this definition.
          The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.
          Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by the Borrower or any other Domestic Guarantor, the Borrower shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower and (c) Orbitz TopCo and its Subsidiaries shall not be subject to the Collateral and Guarantee Requirements other than pursuant to Section 6.16.
          Notwithstanding anything to the contrary herein or in any other Loan Document, the Obligations and Guaranties shall not be secured by any Person’s rights, title or interest in or to the Loans held by such Person.
          “Collateral Documents” means, collectively, the Intercreditor Agreement, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Collateral Agent for the benefit of the Lenders pursuant to Section 6.11, Section 6.13 or Section 6.17, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Secured Parties.
          “Committed Loan Notice” means a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Communications” has the meaning specified in Section 10.02(a).
          “Compensation Period” has the meaning specified in Section 2.12(c)(ii).
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
          “Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
     (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
     (i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities;
     (ii) provision for taxes based on income, profits or capital of Holdings, the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes paid or accrued during such period;
     (iii) depreciation and amortization including amortization of Capitalized Software Expenditures;
     (iv) Non-Cash Charges;

     (v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans (other than any amounts that could be added back to Consolidated EBITDA pursuant to clause (vi) or (ix) below, but for the cap contained therein);
     (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities), which amount, when combined with the amounts added pursuant to clause (ix) below, shall not exceed $35,000,000 for any period consisting of four consecutive quarters;
     (vii) any deductions attributable to minority interests;
     (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor to the extent permitted hereunder;
     (ix) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities, the separation from Cendant Corporation and the business-to-consumer platform, which amount, when combined with the amounts added pursuant to clause (vi) above, shall not exceed $35,000,000 for any period consisting of four consecutive quarters;
     (x) any costs or expenses incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests); and
     (xi) on and after the Worldspan Closing Date, any payments with respect to the FASA Credits; less
     (b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
     (i) extraordinary gains and unusual or non-recurring gains;

     (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);
     (iii) gains on asset sales (other than asset sales in the ordinary course of business);
     (iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;
     (v) all gains from investments recorded using the equity method; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments from such investment to a Loan Party or the Restricted Subsidiary which made the investment that are actually paid in cash during such period (or to the extent converted into cash during such period); and
     (vi) United EBITDA,
in each case, as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,
     (i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses (after any offset) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk);
     (ii) there shall be excluded in determining Consolidated EBITDA for any period any adjustments (after any offset) resulting from the application of Statement of Financial Accounting Standards No. 133; and
     (iii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, Intermediate Parent, TDS Intermediate Parent, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition”, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) for purposes of determining the Total Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).
For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on discontinued operations and asset sales, disposals or abandonments (including, without limitation, the Travel 2 Travel 4 operations being disposed), (b) any impairment charge or asset write-off including, without limitation, those related to intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges including, without limitation, the amortization of up-front bonuses in connection with the supplier services business (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
          “Consolidated Lease Expense” means, for any period, all rental expenses of Holdings, the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f)), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the net income of any Restricted Subsidiary of Holdings (other than any Guarantors) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted

Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or requirement of law or regulation applicable to that Restricted Subsidiary during such period unless such restriction has been legally waived, (b) extraordinary items for such period, (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or integration or non-recurring merger costs incurred during such period as a result of any such transaction (including, without limitation, (i) bonuses paid in connection with the Gullivers Travel Associates Acquisition and (ii) any adjustments to liabilities owing to former owners of Orbitz under a tax sharing agreement), (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) (i) accruals and reserves that are established within twelve months after August 23, 2006 that are so required to be established as a result of the First Lien Original Closing Date Transactions in accordance with GAAP and (ii) accruals and reserves that are established within twelve months after the Worldspan Closing Date that are so required to be established as a result of the Worldspan Transactions in accordance with GAAP; provided that, for the avoidance of doubt, any net income attributable to a Restricted Subsidiary shall only constitute Consolidated Net Income after deducting for any minority interests in such Restricted Subsidiary. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets, deferred revenue and debt line items in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries), as a result of the First Lien Original Closing Date Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting). In addition, FASA Credits provided by Worldspan, L.P. to Northwest or Delta shall reduce consolidated net income in the period in which such credit was provided regardless of accounting treatment in accordance with GAAP, except to the extent FASA Credits have been prepaid with the proceeds of debt issuances by Worldspan Technologies Inc.
          “Consolidated Total Debt” means, as of any date of determination, (a)(i) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the First Lien Original Closing Date Transaction) or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, plus (ii) the present value of all remaining payments due under the FASA Credits at an assumed 11% discount rate (unless remaining payments under the FASA Credits are classified as a liability on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, in which case, the amount under this clause (ii) shall be the amount of such liability), minus (b) without duplication, the aggregate amount of cash and Cash Equivalents credited to the First Lien Tranche S Collateral Account as of such date and the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), 7.01(s) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include the First Lien Synthetic L/C Facilities or the First Lien Credit-Linked Deposits, except to the extent of First Lien Unreimbursed Amounts thereunder and outstanding First Lien Tranche S Term Loans and First Lien Non-Extended Synthetic L/C Loans.
          “Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, First Lien Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.
          “Consummation Date” has the meaning specified in Section 6.18.
          “Continuing Directors” means the directors of Holdings on the First Lien Original Closing Date, as elected or appointed after giving effect to the First Lien Original Closing Date Transaction and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings (or the Borrower after a Qualifying IPO of the Borrower) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings (or the Borrower after a Qualifying IPO of the Borrower).
          “Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning specified in the definition of “Affiliate.”

          “Conversion Bonds” has the meaning specified in the definition of “Bond Conversion Offer.”
          “Credit Suisse” means Credit Suisse AG, Cayman Islands Branch, and its successors.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
          “Delta” means Delta Air Lines, Inc., a Delaware corporation.
          “Delta FASA” means the Delta Founder Airline Services Agreement, dated as June 30, 2003, between Delta and the Borrower.
          “Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
          “Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss or asset disposition so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss or asset disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Guarantor” means any Guarantor that is organized under the Laws of the United States, any state thereof or the District of Columbia.
          “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
          “ECF Percentage” has the meaning specified in Section 2.05(b).
          “Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to

Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
          “Escrow Agreement” has the meaning specified in the PIK Credit Agreement.
          “Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
          “Eurocurrency Rate” means, when used in reference to any Loan or Borrowing, a reference to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excess Cash Flow” means, for any period, an amount equal to the excess of:
     (a) the sum, without duplication, of:
     (i) Consolidated Net Income for such period,
     (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,
     (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions (other than acquisitions of inventory in the ordinary course of business) by Holdings, the Borrower and the Restricted Subsidiaries completed during such period)), and
     (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over
     (b) the sum, without duplication, of:

     (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,
     (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,
     (iii) the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) any Mandatory Bond Prepayments and (C) the amount of any mandatory prepayment of Indebtedness pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Loans made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder)), except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,
     (iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
     (v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by Holdings, the Borrower and the Restricted Subsidiaries during such period),
     (vi) cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and the Restricted Subsidiaries other than Indebtedness,
     (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02(b), (i) or (n) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

     (viii) [Reserved],
     (ix) the aggregate amount of expenditures actually made by Holdings, the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,
     (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
     (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and
     (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about

10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
          “Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01C hereto, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of (i) a Foreign Subsidiary of Borrower or (ii) a Foreign Subsidiary (other than an Intermediate Holding Company or a Subsidiary of Borrower) of Holdings, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness, provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
          “FASA Credits” means the Delta FASA Credits and the Northwest FASA Credits, as defined in the Delta FASA and the Northwest FASA, respectively.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.
          “First Lien Administrative Agent” means UBS AG, Stamford Branch, as administrative agent under the First Lien Credit Agreement, together with its successors and permitted assigns.
          “First Lien Collateral Agent” means UBS AG, Stamford Branch, as collateral agent under the First Lien Credit Agreement, together with its successors and permitted assigns.
          “First Lien Credit-Linked Deposit” means “Credit-Linked Deposit” as defined in the First Lien Credit Agreement.

          “First Lien Collateral Documents” has the meaning assigned to the term “Collateral Documents” in the First Lien Credit Agreement.
          “First Lien Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated on [•], 2011, among the Borrower, Holdings, the First Lien Administrative Agent, the First Lien Collateral Agent, UBS AG, Stamford Branch, as L/C issuer and as swing line lender, each lender from time to time party thereto and the other agents and arrangers named therein, and as further amended, amended and restated, supplemented or otherwise modified from time to time; provided that the term First Lien Credit Agreement shall also include any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original lenders or with an administrative agent or agents or other lenders, whether provided under the original First Lien Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior First Lien Credit Agreement). Any reference to the First Lien Credit Agreement herein shall be deemed a reference to any First Lien Credit Agreement then in existence.
          “First Lien Credit Agreement Permitted Refinancing Indebtedness” means “Permitted Refinancing Indebtedness” as defined in the First Lien Credit Agreement as in effect on the date hereof.
          “First Lien Credit Agreement Permitted Refinancing Indebtedness Documentation” means “Permitted Refinancing Indebtedness Documentation” as defined in the First Lien Credit Agreement as in effect on the date hereof.
          “First Lien Debt Documents” means each First Lien Credit Agreement, the First Lien Collateral Documents and the other “Loan Documents” as defined in any First Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes, if any, issued thereunder.
          “First Lien Loans” means the senior secured first lien loans under the First Lien Credit Agreement (or any other Indebtedness under the First Lien Credit Agreement that refinances such senior secured first lien term loans).
          “First Lien Secured Parties” means the First Lien Administrative Agent, the First Lien Collateral Agent and each person that is a lender under the First Lien Credit Agreement.
          “First Lien Non-Extended Synthetic L/C Loans” means “Non-Extended Synthetic L/C Loans” as defined in the First Lien Credit Agreement.

          “First Lien Original Closing Date” means August 23, 2006.
          “First Lien Original Closing Date Transactions” means “Transactions” as defined in the First Lien Credit Agreement as in effect on the date hereof.
          “First Lien Secured Hedge Agreements” means “Secured Hedge Agreements” as defined in the First Lien Credit Agreement.
          “First Lien Synthetic L/C Facilities” means “Synthetic L/C Facilities” as defined in the First Lien Credit Agreement.
          “First Lien Tranche S Collateral Account” means “Tranche S Collateral Account” as defined in the First Lien Credit Agreement.
          “First Lien Tranche S Term Loans” means “Tranche S Term Loans” as defined in the First Lien Credit Agreement.
          “First Lien Unreimbursed Amount” means “Unreimbursed Amount” as defined in the First Lien Credit Agreement.
          “Foreign Guarantor” means any Guarantor that is not a Domestic Guarantor.
          “Foreign Holdco” means a direct wholly owned Subsidiary of Holdings which shall hold all of Holdings’ interests in all of its other Foreign Subsidiaries.
          “Foreign Lender” has the meaning specified in Section 10.15(a)(i).
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.
          “Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings which is not a Domestic Subsidiary.
          “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

          “Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans and the First Lien Loans.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” has the meaning specified in Section 10.07(h).
          “Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantors” means each Person that is required to unconditionally guarantee all Obligations to the extent set forth in the definition of “Collateral and Guarantee Requirement”.
          “Guaranty” means (a) the second lien guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E and (b) each other second lien guaranty and second lien guaranty supplement delivered pursuant to Section 6.11.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “High Yield Notes” means the Senior Notes and Senior Subordinated Notes.
          “High Yield Notes Documentation” means the High Yield Notes, and all documents executed and delivered with respect to the High Yield Notes, including the Senior Notes Indentures and the Senior Subordinated Notes Indenture.
          “Holdings” has the meaning specified in the introductory paragraph to this Agreement.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
          (c) net obligations of such Person under any Swap Contract;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) all Attributable Indebtedness;
          (g) all obligations of such Person in respect of Disqualified Equity Interests; and
          (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
          “Indemnified Liabilities” has the meaning specified in Section 10.05.

          “Indemnitees” has the meaning specified in Section 10.05.
          “Indenture” has the meaning specified in the definition of “Bond Conversion Offer.”
          “Information” has the meaning specified in Section 10.08.
          “Intellectual Property Security Agreement” means the Second Lien Intellectual Property Security Agreement, substantially in the form attached as Exhibit G.
          “Intercompany Note” means that certain subordinated promissory note, dated as of the Closing Date made by Holdings to the Borrower in the initial principal amount equal to the Tranche A Term Loans and Tranche B Term Loans made on the Closing Date.
          “Intercreditor Agreement” means (i) the Intercreditor Agreement, substantially in the form of Exhibit H, among the Administrative Agent, the Collateral Agent, the First Lien Administrative Agent, the First Lien Collateral Agent, the Borrower and the other Loan Parties or (ii) any other intercreditor agreement among the Administrative Agent, the Collateral Agent, the First Lien Administrative Agent (if then in effect), the First Lien Collateral Agent (if then in effect), the Borrower and the other Loan Parties and the other parties party thereto on terms that are no less favorable in any material respect to the Secured Parties as those contained in the form attached as Exhibit H, in each case, as amended, restated, supplemented or otherwise modified from time to time (or replaced in connection with a Permitted Refinancing).
          “Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date three months thereafter; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
          “Intermediate Holding Company” means any Subsidiary of Holdings that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Borrower.
          “Intermediate Parent” has the meaning specified in the introductory paragraph to this Agreement.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
          “IP Rights” has the meaning specified in Section 5.15.
          “IRS” means the United States Internal Revenue Service.
          “Judgment Currency” has the meaning specified in Section 10.19.
          “Junior Financing” has the meaning specified in Section 7.11(a).

          “Junior Financing Documentation” means any documentation governing any Junior Financing.
          “L/C Obligations” has the meaning specified in the First Lien Credit Agreement.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Lender” means a Tranche A Term Lender or a Tranche B Term Lender, as the context may require, and their respective successors and assigns as permitted hereunder.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “LIBO Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

          “Loan” means an extension of credit made by a Lender to the Borrower under Article II in the form of a Tranche A Term Loan or a Tranche B Term Loan, as the context may require.
          “Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty and (iv) the Collateral Documents.
          “Loan Parties” means, collectively, the Borrower and each Guarantor.
          “Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.
          “Mandatory Bond Prepayments” has the meaning specified in the First Lien Credit Agreement as in effect on the date hereof.
          “Master Agreement” has the meaning specified in the definition of “Swap Contract.”
          “Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.
          “Maturity Date” means December 1, 2016.
          “Maximum Rate” has the meaning specified in Section 10.10.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgage” means a mortgage document in form and substance substantially similar to the Mortgage (as defined in and delivered pursuant to the First Lien Credit Agreement) secured on a second-priority basis.
          “Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

          “Mortgaged Properties” has the meaning specified in paragraph (h) of the definition of “Collateral and Guarantee Requirement”.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.
          “Net Cash Proceeds” means:
     (a) with respect to the Disposition of any asset by Holdings, the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the First Lien Debt Documents and Permitted Refinancing Indebtedness), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserves for adjustment in respect of (x) the sale price of such assets or assets established in accordance with GAAP, including working capital adjustments, (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and (z) any indemnification obligations associated with such asset or assets or such transaction (provided that, solely with respect to the Permitted Disposition, amounts deducted from Net Cash Proceeds pursuant to this subclause (D) shall not exceed, individually or in the aggregate, $30,000,000), it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings, the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such

Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $7,250,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $21,750,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and
     (b) with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.
          “Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Non-Consenting Lender” has the meaning specified in Section 3.07(d).
          “Northwest” means Northwest Airlines, Inc., a Minnesota corporation.
          “Northwest FASA” means the Northwest Founder Airline Services Agreement, dated as of June 30, 2003, between Northwest and the Borrower.
          “Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the First Lien Loans or the Loans pursuant to Section 2.05(b), and (b) was not previously applied, or is not simultaneously being applied, to any Investment, Restricted Payment or prepayment, redemption, purchase, defeasance or other payment in respect of a Junior Financing pursuant to Section 7.02(n), 7.06(g)(i), 7.06(i) or 7.11(a).
          “Note” means any promissory note of the Borrower payable to a Lender (or its registered assigns) evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from extensions of credit made by such Lender hereunder, which shall be in substantially the form set forth in Exhibit B or in such other form reasonably satisfactory to the Borrower, the Administrative Agent and the applicable Lender.
          “Notice Date” has the meaning specified in Section 6.18.

          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (ii) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.
          “Opt-out Notice” has the meaning specified in Section 6.18.
          “Orbitz Business” means the Subsidiaries of Holdings whose assets and operations comprise the Orbitz Worldwide Business division of Holdings (as such division is currently comprised) and do not contain any portion (other than de minimis portions) of any business, operations or assets of Holdings or any of its Subsidiaries other than the Orbitz Worldwide Business (as such division is currently comprised).
          “Orbitz IPO” means the initial public offering of common Equity Interests of Orbitz Worldwide, Inc., completed on July 25, 2007.
          “Orbitz TopCo” means a Subsidiary that is part of the Orbitz Business that owns any and all of the other Subsidiaries of Holdings comprising the Orbitz Business.
          “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          “Original Holdco Credit Agreement” has the meaning specified in the recitals to this Agreement.
          “Other Sponsor” shall mean another financial sponsor identified to the Administrative Agent that is a purchaser of Equity Interests in Holdings on or prior to December 4, 2008.
          “Other Taxes” has the meaning specified in Section 3.01(b).
          “Participant” has the meaning specified in Section 10.07(e).
          “Participating Member State” means each state so described in any EMU Legislation.
          “Patriot Act” has the meaning specified in Section 4.01(h).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
          “Permitted Acquisition” has the meaning specified in Section 7.02(i).
          “Permitted Disposition” means the disposition of GTA Holdco Limited, GTA Americas LLC, Columbus Technology Developments Limited and Octopus Travel.com (USA) Ltd, in each case pursuant to the Permitted Disposition Agreement.
          “Permitted Disposition Agreement” means the Share Purchase Agreement, dated as of March 5, 2011 by and among Gullivers Services Limited, Travelport (Bermuda) Ltd. and Travelport Inc., as the sellers, Travelport Limited, as the Travelport guarantor, Kuoni Holdings Plc, Kuoni Holding Delaware, Inc. and KIT Solution AG, as the purchasers, and Kuoni Reisen Holding AG, as the Kuoni guarantor.

          “Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings (and, after a Qualifying IPO, of the Borrower or an Intermediate Holding Company) to the extent permitted hereunder.
          “Permitted Holders” means each of (i) the Sponsor, (ii) the Management Stockholders and (iii) the Other Sponsor; provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time; provided further that if the Other Sponsor owns beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, it shall be treated as a Permitted Holder of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time.
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or 7.03(v), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) or 7.03(v), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(t) or 7.03(v), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.
          “Permitted Refinancing Indebtedness” means (a) Indebtedness of the Borrower and any Guarantees thereof by the Guarantors incurred to refinance the Loans; provided that (i) the stated final maturity of such Indebtedness is not earlier than 91 days after the Maturity Date in effect on the date of incurrence thereof, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such 91st day (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof), (ii) such Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the Maturity Date in effect on the date of incurrence thereof, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of each Class of the Loans outstanding as of the date of incurrence thereof, (iii) such Indebtedness shall not be an obligation (including pursuant to a Guarantee) of any Person other than the Borrower and the Guarantors, (iv) 100% of the Net Cash Proceeds of such Indebtedness shall be applied, on the date of the incurrence thereof to repay or prepay all or any portion of the outstanding Loans, (v) such Indebtedness shall not be secured by any Lien on any property or assets of Holdings or any Subsidiary, provided that any such Indebtedness 100% of the Net Cash Proceeds of which are applied in accordance with clause (iv) above may be secured on a second priority basis by such property and assets of Holdings and the Subsidiaries as secure the Obligations, and (vi) both immediately prior and after giving effect thereto, no Default exists or would result therefrom and (b) any Permitted Refinancing in respect of the Indebtedness referred to in clause (a) above.
          “Permitted Refinancing Indebtedness Documentation” means any documentation governing any Permitted Refinancing Indebtedness.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “PIK Credit Agreement” means the Amended and Restated Credit Agreement, dated as of [•], 2011, among Travelport Holdings, Credit Suisse AG, as administrative agent, each lender from time to time party thereto and the other agents and arrangers named therein, as amended, amended and restated, supplemented or otherwise modified from time to time.

          “PIK Guarantee” means any Guarantee by Holdings, the Borrower or any Restricted Subsidiary in respect of any obligations of Travelport Holdings under the PIK Credit Agreement.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Platform” has the meaning specified in Section 10.02(a).
          “Post-Acquisition Period” means, with respect to the acquisition of an Acquired Entity or Business, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.
          “Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Holdings, the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
          “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of

Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
          “Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Loans outstanding of such Lender of the applicable Class or Classes at such time and the denominator of which is the amount of the aggregate principal amount of Loans outstanding of the applicable Class or Classes at such time; provided that if all Loans have been repaid, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such repayment; provided further that the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender after giving effect to any subsequent assignments made pursuant to the terms hereof.
          “Public Lender” has the meaning specified in Section 10.02(a).
          “Purchase Agreement” means the Purchase Agreement by and among Cendant Corporation, Travelport LLC and TDS Investor LLC dated as of June 30, 2006.
          “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
          “Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings, any Intermediate Holding Company or the Borrower of its common Equity Interests in an underwritten primary public offering (other than an offering solely in respect of an employee stock purchase program) in the United States, Canada, Switzerland or any member nation of the European Union.
          “Refinanced Loans” has the meaning specified in Section 10.01.

          “Register” has the meaning specified in Section 10.07(d).
          “Rejection Notice” has the meaning specified in Section 2.05(b)(vi).
          “Replacement Loans” has the meaning specified in Section 10.01.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
          “Request” has the meaning specified in Section 6.18.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Outstandings.
          “Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).
          “Restricted Subsidiary” means any Subsidiary of Holdings (including any Intermediate Holding Company) other than an Unrestricted Subsidiary and other than the Borrower.
          “Restructuring Transaction” means, collectively, (a) the amendment of the First Lien Credit Agreement, (b) the formation of Travelport Guarantor, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party on the Closing Date, (d) the incurrence by the Borrower of the Loans made on the Closing Date, (e) the contribution of the Tranche A Term Loans to Travelport Guarantor on the Closing Date as a capital contribution, (f) the sale of the Loans to Holdings on the Closing Date in exchange for the

          Intercompany Note, (g) a cash dividend in the amount of $89,500,000 from the Borrower to its direct or indirect parent companies, the proceeds of which shall be used by Holdings to make a $85,000,000 cash dividend to Travelport Holdings on the Closing Date, (h) the dividend of the Tranche B Term Loans by Holdings to Travelport Holdings on or after the Closing Date, (i) the guaranty by Travelport Guarantor of and pledge of the Tranche A Term Loans to secure Travelport Guarantor’s obligations under such guaranty and the escrow arrangements related thereto, (j) the consummation of any other transactions incidental to any of the foregoing and as disclosed to the Administrative Agent and the Lenders prior to the Closing Date and (k) the payment of fees and expenses in connection with any such other transaction or any of the foregoing.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Same Day Funds” means immediately available funds.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
          “Security Agreement” means, collectively, the Second Lien Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.
          “Security Agreement Supplement” has the meaning specified in the Security Agreement.
          “Senior Notes” means, collectively, (a) $450,000,000 in aggregate principal amount of the Borrower’s 9 7/8% senior dollar fixed rate notes due 2014, (b) $150,000,000 in aggregate principal amount of the Borrower’s dollar floating rate senior unsecured notes due 2014 and (c) €235,000,000 in aggregate principal amount of the Borrower’s euro floating rate senior unsecured notes due 2014.
          “Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of August 23, 2006.

          “Senior Subordinated Notes” means, collectively, (a) $300,000,000 in aggregate principal amount of the Borrower’s 11 7/8% senior subordinated notes due 2016 and (b) €160,000,000 in aggregate principal amount of the Borrower’s 10 7/8% senior euro fixed rate notes due 2016.
          “Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of August 23, 2006.
          “Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 10.07(h).
          “Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
          “Sponsor” means The Blackstone Group and its Affiliates, but not including, however, any of its portfolio companies.
          “Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Borrower.
          “Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

          “Statutory Reserves” means, for any Interest Period for any Eurocurrency Rate Borrowing in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurocurrency Rate Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
          “Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings that are Guarantors.
          “Successor Borrower” has the meaning specified in Section 7.04(d).
          “Supplemental Agent” has the meaning specified in Section 9.13, and “Supplemental Agents” shall have the corresponding meaning.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Taxes” has the meaning specified in Section 3.01(a).
          “TDS Intermediate Parent” has the meaning specified in the introductory paragraph to this Agreement.
          “Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended June 30, 2006. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended March 31, 2007), and a Test Period shall be deemed to end on the last day thereof.
          “THL” has the meaning specified in the recitals to this Agreement.
          “THL Lenders” has the meaning specified in the recitals to this Agreement.
          “Threshold Amount” means $47,125,000.
          “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).
          “Total Assets” means the total assets of the Borrower, Holdings and Holdings’ Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Unaudited Financial Statements.

          “Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.
          “Total Outstandings” means, with respect to the Tranche A Term Loans and Tranche B Term Loans, on any date, the principal amount outstanding thereof after giving effect to any borrowings and prepayments or repayments of the Tranche A Term Loans and Tranche B Term Loans, as the case may be, occurring on such date.
          “Tranche A Term Lender” means, at any time, any Lender that has a Tranche A Term Loan at such time.
          “Tranche B Term Lender” means, at any time, any Lender that has a Tranche B Term Loan at such time.
          “Tranche A Term Loan” has the meaning specified in Section 2.01(a).
          “Tranche B Term Loan” has the meaning specified in Section 2.01(b).
          “Travelport Holdings” means Travelport Holdings Limited, a Bermuda company.
          “Travelport Guarantor” means Travelport Guarantor LLC, a Delaware limited liability company, which is a direct wholly owned Subsidiary of Holdings.
          “Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, which financial statements shall be prepared in accordance with GAAP.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code, as the same may from time to time be in effect in the State of New York, or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

          “United EBITDA” means (i) for each fiscal quarter ending on or prior to March 31, 2012, $60,000,000, (ii) for the fiscal quarter ending June 30, 2012, $45,000,000, (iii) for the fiscal quarter ending September 30, 2012, $30,000,000, (iv) for the fiscal quarter ending December 31, 2012, $15,000,000 and (v) for any subsequent fiscal quarter, $0.
          “United States” and “U.S.” mean the United States of America.
          “Unrestricted Subsidiary” means (a) each Subsidiary of Holdings listed on Schedule 1.01B and (b) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date, and any Subsidiary of such Subsidiary.
          “U.S. Lender” has the meaning specified in Section 10.15(b).
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
          “wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
          “Worldspan Closing Date” means “Worldspan Closing Date” as defined in the First Lien Credit Agreement as in effect on the date hereof.
          “Worldspan Transactions” means “Worldspan Transactions” as defined in the First Lien Credit Agreement as in effect on the date hereof.
          SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
  (iii) The term “including” is by way of example and not limitation.
  (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          SECTION 1.03. Accounting Terms.
          (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
          SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
          SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
          SECTION 1.08. Currency Equivalents Generally.
          (a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
          (b) For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.
ARTICLE II
THE LOANS
     SECTION 2.01. The Loans.
          (a) The Tranche A Term Borrowings. On the Closing Date, upon satisfaction of the applicable conditions set forth in Section 4.01, the Tranche A Lender shall extend credit to the Borrower by delivering the Intercompany Note to the Borrower, which extension of credit (i) shall be denominated in Dollars, and (ii) shall be made in that aggregate principal amount set forth on Schedule 2.01(a) hereto (each such extension of credit, a “Tranche A Term Loan”). Tranche A Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
          (b) The Tranche B Term Borrowings. On the Closing Date, upon satisfaction of the applicable conditions set forth in Section 4.01, the Tranche B Lender shall extend credit to the Borrower by delivering the Intercompany Note to the Borrower, which extension of credit (i) shall be denominated in Dollars and (ii) shall be made in that aggregate principal amount set forth on Schedule 2.01(b) hereto (each such extension of credit, a “Tranche B Term Loan”). Tranche B Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
          SECTION 2.02. Borrowings, Conversions and Continuations of Loans.
          (a) Each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans denominated in Dollars and (ii) one (1) Business Day before the requested date of any conversion to Base

Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Tranche A Term Loans or Tranche B Term Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount and Class of Loans to be converted or continued and (iv) the Type of Loans to which existing Loans are to be converted. If with respect to Loans denominated in Dollars the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.
          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable conversion or continuation of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).
          (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Credit Suisse prime rate used in determining the Base Rate promptly following the announcement of such change.

          (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Interest Periods in effect.
          SECTION 2.03. [Reserved].
          SECTION 2.04. [Reserved].
          SECTION 2.05. Prepayments.
          (a) Optional.
          (i) Subject to Section 8.04, and so long as all amounts outstanding under the First Lien Credit Agreement have been paid in full in Same Day Funds and there are no commitments or letters of credit outstanding under the First Lien Credit Agreement (unless fully cash collateralized), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class, in whole or in part, without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time) (1) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and shall be irrevocable, except as permitted under Section 2.05(b). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
          (ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

          (iii) Each voluntary prepayment of Loans of any Class pursuant to this Section 2.05(a) shall be applied to repayments thereof required pursuant to Section 2.07 as directed by the Borrower.
  (b) Mandatory. The provisions of this paragraph (b) shall be subject to Section 2.05(d) below.
          (i) Subject to Section 8.04, and within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of the Loans then outstanding equal to (A) 100% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2007) minus (B) the sum of (i) all voluntary prepayments of Term Loans (as defined in the First Lien Credit Agreement) during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans (as defined in the First Lien Credit Agreement) during such fiscal year to the extent the Revolving Credit Commitments (as defined in the First Lien Credit Agreement) are voluntarily permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness.
          (ii) (A) If (x) Holdings, the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (g) or (h)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days (but in the case of a Disposition effected pursuant to Section 7.05(o), five (5) Business Days) after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of the Loans then outstanding equal to 100% (or, in the case of a Disposition made solely pursuant to Section 7.05(n), such lesser percentage of Net Cash Proceeds as may be specified in Section 7.05(n) with respect to such Disposition) of all Net Cash Proceeds realized or received; provided that, other than in the case of a Disposition made pursuant to Section 7.05(o), no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).
               (B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than (I) any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A) or (II) any Disposition pursuant to

Section 7.05(o)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the business of Holdings and/or its Subsidiaries within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.05(b).
          (iii) If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of the Loans then outstanding equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.
          (iv) [Reserved].
          (v) Each prepayment of Loans pursuant to this Section 2.05(b) shall be allocated among the Classes of Loans on a ratable basis and, within each Class of Loans, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (vi) of this Section 2.05(b).
          (vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that any Rejection Notice may be rejected by the Borrower by 5:00 p.m. (New York time) on the day of its receipt and shall thereupon become ineffective. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. In the event a Lender rejects all or any portion of its Pro Rata Share of any mandatory prepayment of Loans required pursuant to clauses (i) through (iii) of this Section 2.05(b), the rejected portion of such Lender’s Pro Rata Share of such prepayment shall be retained by the Borrower.
          (vii) Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b) other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account (which shall be under the sole dominion and control of the Administrative Agent and otherwise reasonably satisfactory to the Administrative Agent) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
          (c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.
          (d) Repayment of First Lien Credit Agreement. Notwithstanding the foregoing provisions of this Section 2.05, no prepayment of the Loans shall be made pursuant to this Section 2.05 until all amounts outstanding under the First Lien Credit Agreement and the other First Lien Debt Documents have been paid in full in Same Day Funds and there are no commitments or letters of credit outstanding under the First Lien Credit Agreement (unless fully cash collateralized).
          SECTION 2.06. [Reserved].

          SECTION 2.07. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date for the Loans, the aggregate principal amount of all Loans outstanding on such date.
          SECTION 2.08. Interest.
          (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Base Rate plus the Applicable Rate.
          (b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          (d) Interest on each Loan shall be payable in Dollars.
          (e) Accrued interest on the Loans shall be capitalized as of and added to principal on each Interest Payment Date; provided that the Borrower shall, if the First Lien Leverage Ratio (as defined in the First Lien Credit Agreement as in effect on the date hereof) as of the end of the most recent Test Period is below 3.00:1, pay any such accrued interest in cash. The Borrower shall notify the Administrative Agent of such cash payment no later than two Business Days prior to making such payment.
          SECTION 2.09. Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

          SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Credit Suisse’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.11. Evidence of Indebtedness.
          (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

          SECTION 2.12. Payments Generally.
          (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) may, in the sole discretion of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
          (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
          (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and
          (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to make Loans pursuant to Section 2.01 or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
          (d) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Total Outstandings.
          SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
          SECTION 3.01. Taxes.
          (a) Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any

Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.
          (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.
          (d) Each Lender shall severally indemnify each Agent for any taxes (including any taxes that are excluded from the definition of “Taxes” pursuant to this Section 3.01, but, in the case of any Taxes, only to the extent that the Borrower has not already indemnified such Agent for such Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by such Agent in connection with this Agreement and any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent provides the Lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(d) shall be made within ten (10) days after the date such Agent makes a demand therefor.
          (e) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (provided that nothing in this clause (e) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).
          (f) Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon U.S. federal withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to U.S. federal withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date. A Lender that is entitled to an exemption from or reduction of Bermuda withholding tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or be otherwise materially disadvantageous to such Lender; provided further that the Borrower, shall reimburse such Lender for any material out-of-pocket costs that are incurred by the Lender with respect to providing any such documentation.
          (g) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
          (h) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.01(h) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).
          (i) Each of the Borrower and the Lenders shall treat each of the Tranche A Term Loans and the Tranche B Term Loans as debt for U.S. federal income tax purposes and will not take any position on any federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Extended Tranche A Loan and the Extended Tranche B Loan as debt for U.S. federal income tax purposes.
          SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
          SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a conversion to or continuation of Base Rate Loans in the amount specified therein.
          SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
          (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes indemnifiable pursuant to Section 3.01, (ii) changes in the basis of taxation of overall net income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by any jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
          (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office)

therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
          (c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).
          SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or
          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
          For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
          SECTION 3.06. Matters Applicable to All Requests for Compensation.
          (a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
          (b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (c) If the obligation of any Lender to continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:
          (i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and
          (ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.
          (d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis and Interest Periods) in accordance with their respective Pro Rata Share.
          SECTION 3.07. Replacement of Lenders under Certain Circumstances.

          (a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or (ii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.
          (b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
          (c) Notwithstanding anything to the contrary contained above, any Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
          (d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
          SECTION 3.08. Survival. All of the Borrower’s obligations under this Article 3 shall survive repayment of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS
          SECTION 4.01. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:
(a)	The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)	executed counterparts of this Agreement, the Intercreditor Agreement and each Guaranty;

(ii)	a Note executed by the Borrower in favor of each Lender;

(iii)	each Collateral Document set forth on Schedule 1.01B, duly executed by each Loan Party thereto, together with, evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)	a Perfection Certificate with respect to the Loan Parties dated as of the Closing Date,

(v)	in respect of each Loan Party, a certificate of such Loan Party attaching (i) a copy of its Organization Documents and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate governmental authority; (ii) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which such Loan Party is a Party; (iii) resolutions of the board of directors, board of managers or similar governing body (and, if applicable, of the shareholders or members) of such Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, certified as of the Closing Date by its secretary, an assistant secretary, director, counsel, attorney or other Responsible Officer as being in full force and effect without modification or amendment; (iv) if applicable in the jurisdiction of incorporation, organization or formation, as applicable, of such Loan Party, a good standing, status or similar certificate from the applicable governmental authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto; and (v) other certificates of Responsible Officers of such Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)	a certificate signed by a Responsible Officer of the Borrower certifying that (x) since December 31, 2010 there has been no Material Adverse Effect and (y) as of the Closing Date, after giving effect to the Loans made on the Closing Date, no Default or Event of Default exists hereunder and no “Default” or “Event of Default” exists under and as defined in the First Lien Credit Agreement;

(vii)	a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Closing Date after giving effect to the Restructuring Transaction, from the Chief Financial Officer of the Borrower;

(viii)	evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that, subject to the terms of the Intercreditor Agreement, the Collateral Agent has been named as loss payee and additional insured under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named; and

(ix)	copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties.
(b)	All fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(c)	The Borrower and the Administrative Agent shall each have executed a fee letter between the Borrower and the Administrative Agent and the Borrower shall have paid to the Administrative Agent any fees required to be paid on or prior to the Closing Date as provided therein.

(d)	The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(e)	No Default shall exist or would result from the Loans made on the Closing Date.

(f)	The Administrative Agent shall have received copies of opinions from (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Borrower, which shall, in addition to the customary opinions addressed below, also include validity and perfection of liens and (ii) Bermuda, Gibraltar and Luxembourg counsel to the Borrower, each such opinion addressed to the Administrative Agent and each Lender and addressing due authorization, execution and delivery and enforceability of the Loan Documents.

(g)	The Administrative Agent shall have received a form UCC-1 financing statement for each Loan Party, naming such Loan Party as debtor and the Collateral Agent as secured party, in proper form for filing in the applicable filing office.

(h)	Each Lender shall have received all documentation and other information requested by each Lender at least five (5) Business Days prior to the Closing Date and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Agents and the Lenders on the Closing Date that:
          SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Restructuring Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Restructuring Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the

Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, fraudulent transfer, preference or similar laws and by general principles of equity.
ARTICLE VI
AFFIRMATIVE COVENANTS
          Until the Consummation Date, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
          SECTION 6.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
          (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
          (c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
          SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements;
          (b) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
          (c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
          (d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the First Lien Credit Agreement, High Yield Notes Documentation, Junior Financing Documentation or Permitted Refinancing Indebtedness Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
          (e) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report) (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and
          (f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
          SECTION 6.03. Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent:
          (a) of the occurrence of any Default;
          (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event; and
          (c) of any amendments, restatements, supplements or other material modifications to the First Lien Debt Documents.
          Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
          SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.
          SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.
          SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
          SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.
          SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants.
          SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including but in any such case subject to Section 6.17 and the terms of the Intercreditor Agreement.
          (a) upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:
          (i) within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:
               (A) cause each such Restricted Subsidiary that is or is required to be a Domestic Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary that have a book value in excess of $7,250,000 in detail reasonably satisfactory to the Administrative Agent;
               (B) cause (x) each such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

               (C) (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and
               (D) take, and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement to take, whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;
          (ii) within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and
          (iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of real property that is owned by such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement and has a book value in excess of $7,250,000 any existing title reports, surveys or environmental assessment reports.
          (b) (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

          (ii) after the Closing Date, promptly after (x) the acquisition of any material personal property by the Borrower or any Domestic Guarantor or (y) the acquisition of any owned real property by the Borrower or any Domestic Guarantor with a book value in excess of $7,250,000, and if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the Borrower or relevant Domestic Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.
          SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.
          SECTION 6.13. Further Assurances and Post-Closing Conditions.
          (a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.
          (b) In the case of any real property referred to in Section 6.11(b), provide the Administrative Agent with Mortgages with respect to such owned real property within thirty (30) days of the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:
          (i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
          (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting second priority Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;
          (iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;
          (iv) evidence that each such space lease contains a provision reasonably acceptable to the Administrative Agent permitting a collateral assignment with respect to such provisions; provided that the Administrative Agent shall be permitted to waive this requirement if it is reasonably satisfied that the Borrower has used its commercially reasonable efforts to comply with this requirement; and
          (v) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.
          SECTION 6.14. Designation of Subsidiaries. The board of directors of Holdings may at any time on or prior to the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and (ii) no Subsidiary (other than Orbitz TopCo and its Subsidiaries) may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the First Lien Credit Agreement or any Junior Financing, as applicable. Orbitz TopCo and its Subsidiaries shall continue to be Unrestricted Subsidiaries unless and until designated as a Restricted Subsidiary in accordance with the other provisions of the Loan

Documents, and of the First Lien Debt Documents, applicable to designating Unrestricted Subsidiaries as Restricted Subsidiaries, and Travelport Guarantor shall continue to be an Unrestricted Subsidiary until the Settlement Date (as defined in the PIK Credit Agreement) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
          SECTION 6.15. Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 6.16. Orbitz Indebtedness. If Orbitz Topco, any of its Subsidiaries or any other Person whose primary assets or operations comprise a portion of the Orbitz Business and that is not then a Loan Party Guarantees or otherwise becomes liable for any Indebtedness of Holdings and its Subsidiaries (other than Orbitz Topco, any of its Subsidiaries or any other Person whose primary assets or operations comprise a portion of the Orbitz Business), such Person shall become subject to the Collateral and Guarantee Requirement hereunder as if such Person were a Restricted Subsidiary (it being understood that in such case such Person shall, other than for purposes of granting guarantees and collateral pursuant to the Collateral and Guarantee Requirement, not be considered a Restricted Subsidiary hereunder).
          SECTION 6.17. Post-Closing Matters.
          (a) (a) To the extent such items have not been delivered as of the Closing Date, within one hundred and twenty (120) days after the Closing Date, unless waived or extended by the Collateral Agent in its sole discretion, the Borrower and the applicable Domestic Guarantor shall deliver to the Collateral Agent: (i) counterparts of a second lien Mortgage with respect to (x) the owned real property of the Loan Parties located at 5350 South Valentia Way, Greenwood Village, Colorado and (y) the Mortgaged Properties duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid second priority Lien on the property described therein, free and clear of all other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably require, (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other existing documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property, and (iv) evidence that all other actions, recordings and filings in connection with the Mortgage that the Administrative Agent may deem reasonably necessary shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; provided that the applicable Loan Party shall not be required to deliver the foregoing items if such Mortgaged Property shall have been sold, transferred or otherwise disposed of pursuant to a Disposition permitted by Section 7.05 within 120 days after the Closing Date.
          (b) Within one hundred and twenty (120) days after the Closing Date, or such longer period that is reasonably acceptable to the Administrative Agent, the applicable Loan Party (other than a Foreign Guarantor) shall deliver to the Collateral Agent executed control agreements and ensure that the Collateral Agent has “control” (within the meaning of Section 9-104 of the New York Uniform Commercial Code) over each deposit account and securities account that the Collateral Agent is entitled to have “control” over pursuant to the Collateral and Guarantee Requirement.
          (c) Within two hundred and seventy (270) days after the Closing Date, or such longer period that is reasonably acceptable to the Administrative Agent, Holdings shall use commercially reasonable efforts to ensure that the requirements set forth in clauses (i) and (j) of the Collateral and Guarantee Requirement are satisfied.
          SECTION 6.18. Bond Conversion Offer. No earlier than thirty (30) calendar days after the Closing Date and no later than sixty (60) calendar days after the Closing Date, Lenders holding more than 50% of the Total Outstandings with respect to the Tranche B Term Loans may deliver an irrevocable written request (the “Request”) to the Borrower to commence a Bond Conversion Offer. As soon as practicable (and in any event within [twenty (20) calendar days]) after receipt of the Request (the “Notice Date”, the Borrower shall provide notice of the Bond Conversion Offer (specifying the Consummation Date) to each Tranche B Term Lender and the Loans held by each Tranche B Term Lender shall be converted to Conversion Bonds on the Consummation Date, unless such Tranche B Lender notifies the Borrower in writing (which notice shall be irrevocable) within three (3) Business Days of the Notice Date of its intent to not participate in the Bond Conversion Offer (the “Opt-out Notice”). No later than five (5) Business Days after the Notice Date (the “Consummation Date”), the Bond Conversion Offer shall be consummated and the Borrower shall (or shall be deemed to) (i) convert all Tranche B Loans that were not the subject of an Opt-out Notice and all Tranche A Loans into Conversion Bonds, (ii) cause the trustee under the Indenture to authenticate and deliver Conversion Bonds in global form with customary legends for private bonds with a principal amount equal to the principal amount of the Loans converted on the Consummation Date and (iii) execute and deliver the Indenture and any other documents and instruments contemplated thereby or hereby. The Borrower agrees that the Consummation Date shall occur no later than thirty (30) calendar days after delivery of the Request. It is understood and agreed that on and after the Consummation Date (x) any Loans that have not been converted pursuant to the Bond Conversion Offer shall no longer be secured by the Collateral Documents, and the Liens and security interests provided for in the Collateral Documents shall secure the Conversion Bonds, (y) neither Holdings or its

Subsidiaries shall be bound by any of the affirmative and negative covenants set forth in Article VI and Article VII, respectively, and (z) none of the Events of Default (other than Sections 8.01(a), (f) and (g)) shall be applicable.
ARTICLE VII
NEGATIVE COVENANTS
          Until the Consummation Date, Holdings and the Borrower shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:
          SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
          (a) Liens pursuant to any Loan Document;
          (b) Liens existing on the First Lien Original Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
          (c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
          (d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;
          (f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
          (g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any material Subsidiary;
          (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
          (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
          (j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower or any material Subsidiary or (ii) secure any Indebtedness;
          (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
          (m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or to be applied against the purchase price for such Investment, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
          (n) Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03;
          (o) Liens in favor of Holdings, the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);
          (p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and the replacement, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the amount or value secured thereby; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g) or (k);

          (q) any interest or title of a lessor under leases entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
          (r) second-priority Liens on all or a portion of the Collateral to secure Permitted Refinancing Indebtedness and First Lien Credit Agreement Permitted Refinancing Indebtedness;
          (s) Liens encumbering out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
          (t) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
          (u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;
          (v) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (w) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure a Guarantee by such Restricted Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 7.03(g);
          (x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

          (y) Liens arising from precautionary Uniform Commercial Code financing statement filings;
          (z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
          (aa) Liens securing Indebtedness under the First Lien Credit Agreement and the First Lien Debt Documents; and
          (bb) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $94,250,000.
Notwithstanding the foregoing, no Liens on any IP Collateral shall be permitted at any time, other than pursuant to Section 7.01(a), (b), (c), (h), (j), (m), (o), (p), (r), (u)(iii), (w) or (aa), and no Liens (other than those referred to in Section 7.01(a), (r) or (aa)) shall be permitted on the Collateral consisting of the Equity Interests of the Borrower or the Foreign Holdco.
Notwithstanding the foregoing, no Liens shall be permitted to exist directly or indirectly on any Mortgaged Property other than pursuant to clauses (a), (b), (c), (d), (g), (h), (j), (p), (q), (r), (x) and (aa) of this Section 7.01 (to the extent, with reference to clause (j) of this Section 7.01, the Borrower and the applicable Loan Party shall use commercially reasonable efforts to cause such leases, licenses, subleases or sublicenses to be subordinate to the lien of any Mortgage).
          SECTION 7.02. Investments. Make or hold any Investments, except:
          (a) Investments by Holdings, the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;
          (b) loans or advances to officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, the Borrower or any Intermediate Holding Company) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $9,425,000;
          (c) Investments (i) by Holdings, the Borrower or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary which becomes a Loan Party and excluding any Foreign Subsidiary), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments in Persons that are not Loan Parties (together with, but without duplication of, the aggregate consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties pursuant to Section 7.02(i)(B), but with giving effect to any Investment permitted by Section 7.02(q)) shall not exceed $471,250,000 (net of any return representing a return of capital in respect of any such Investment) or (B) in any Foreign Subsidiary that is a Loan Party, consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Borrower or such Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, (C) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (D) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party, to the extent such Guarantees are permitted under Section 7.03 and (iv) by any Foreign Subsidiary that is a Loan Party in any other Foreign Subsidiary that is a Loan Party (other than any new Restricted Subsidiary that becomes a Loan Party);
          (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;
          (f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not materially increased from the amount of such Investment on the Closing Date via the transfer of assets from any of Holdings or any Subsidiary thereof to such Investment;
          (g) Investments in Swap Contracts permitted under Section 7.03;
          (h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

          (i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of Holdings (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):
               (A) subject to clause (B) below, a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);
               (B) the aggregate amount of consideration paid in respect of acquisitions of Persons that do not become Loan Parties (together with the aggregate amount of all Investments in Foreign Subsidiaries that are not Loan Parties pursuant to Section 7.02(c)(iii)(A), but with giving effect to any Investments permitted under Section 7.02(q)) shall not exceed $471,250,000 (net of any return representing a return of capital in respect of any such Investment) less any amounts previously paid pursuant to Section 7.02(i)(B) of the First Lien Credit Agreement as of the date hereof;
               (C) the acquired property, assets, business or Person is in the same line of business as Holdings and the Subsidiaries, taken as a whole;
               (D) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);
               (E) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and
               (F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

          (j) the First Lien Original Closing Date Transaction and the Restructuring Transaction;
          (k) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
          (l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 7.06(h), (i) or (j);
          (n) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, other Investments that do not exceed $26,000,000 in the aggregate, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, such amount shall be increased by the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05 of the First Lien Credit Agreement) that are Not Otherwise Applied;
          (o) advances of payroll payments to employees in the ordinary course of business;
          (p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or the Borrower or an Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company);
          (q) Investments held by a Restricted Subsidiary (acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date), to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
          (r) Guarantees by Holdings, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (s) [reserved]; and
          (t) any Investments in Orbitz TopCo, so long as the amount actually invested in Orbitz TopCo by Holdings or a Restricted Subsidiary does not increase upon and following the Orbitz IPO (it being understood that increases in the value of Orbitz TopCo upon and following the Orbitz IPO that do not result from Investments by Holdings or a Restricted Subsidiary in Orbitz TopCo shall be permitted by this clause (t));
provided that no Investment in an Unrestricted Subsidiary (including Travelport Guarantor) that would otherwise be permitted to be made under this Section 7.02 shall be permitted to be made hereunder after the Closing Date (other than as part of the Restructuring Transaction).
          SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness of Holdings, the Borrower and any of its Subsidiaries under the Loan Documents;
          (b) Indebtedness (i) outstanding on the First Lien Original Closing Date and listed on Schedule 7.03(b) and, other than in respect of any letter of credit or any surety bond listed thereon or any drawing upon any such letter of credit or surety bond, any Permitted Refinancing thereof; and (ii) intercompany Indebtedness outstanding on the First Lien Original Closing Date;
          (c) Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness, the First Lien Credit Agreement, any High Yield Note, Junior Financing, Permitted Refinancing Indebtedness or First Lien Credit Agreement Permitted Refinancing Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a

Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
          (d) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement;
          (e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness outstanding at any one time pursuant to this Section 7.03(e) shall not exceed 5.0% of Total Assets at such time;
          (f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;
          (g) Indebtedness of the Borrower, any Foreign Subsidiary or any Guarantor (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom and (B) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (g) does not exceed $145,000,000; provided that the aggregate amount of Indebtedness outstanding at Persons that are not Loan Parties pursuant to this clause (g) and clause (n) below shall not exceed $100,000,000 at any one time;
          (h) (i) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of

the foregoing; provided that, in each case, such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured, (w) both immediately prior and after giving effect thereto, no Default shall exist or result therefrom, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower as the terms and conditions of the High Yield Notes as of the Closing Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (z) with respect to such Indebtedness described in the immediately preceding clause (B) or any Permitted Refinancing thereof, is incurred by the Borrower or a Guarantor; provided further that notwithstanding anything contained in the Loan Documents to the contrary, (a) the maximum principal amount of all Indebtedness described in clause (A) of this paragraph (together with any Permitted Refinancing of Indebtedness in respect thereof) with respect to which a Restricted Subsidiary that is not a Guarantor may become liable shall be $145,000,000 and (b) the only obligors with respect to any Indebtedness incurred pursuant to clause (A) of this paragraph or any Permitted Refinancing of Indebtedness in respect thereof shall be of those Persons who were obligors of such Indebtedness immediately prior to such Permitted Acquisition;
          (i) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
          (j) Indebtedness to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 7.06;
          (k) Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition to the extent constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

          (l) Indebtedness consisting of obligations of Holdings, the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the First Lien Original Closing Date Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;
          (m) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
          (n) Indebtedness in an aggregate principal amount not to exceed $362,500,000, at any time outstanding; provided that a maximum of $145,000,000 in aggregate principal amount of such Indebtedness (less the aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Guarantors outstanding at any time under Section 7.03(g)) may be incurred by Foreign Subsidiaries that are not Guarantors;
          (o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
          (p) Indebtedness incurred by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;
          (q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
          (r) [Reserved];
          (s) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit, so long as such letter of credit is otherwise permitted under this Section 7.03;

          (t) Indebtedness in respect of the High Yield Notes and any Permitted Refinancing thereof;
          (u) Permitted Refinancing Indebtedness and First Lien Credit Agreement Permitted Refinancing Indebtedness;
          (v) Indebtedness under the First Lien Credit Agreement and the First Lien Debt Documents; and
          (w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above;
; provided that no Indebtedness that would otherwise be permitted under this Section 7.03 shall be permitted hereunder to the extent such Indebtedness constitutes a PIK Guarantee.
          SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
          (a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;
          (b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders;
          (c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must either be the Borrower or a

Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;
          (d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;
          (e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;
          (f) so long as no Default exists or would result therefrom and no material assets have been transferred to such Subsidiaries from Holdings or any Subsidiary thereof from the Closing Date to the date of such dissolution or liquidation, the Subsidiaries listed on Schedule 7.04(f) may be dissolved or liquidated; and
          (g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

          SECTION 7.05. Dispositions. Make any Disposition, except:
          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;
          (b) Dispositions of inventory and immaterial assets in the ordinary course of business;
          (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
          (d) Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or a Borrower (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;
          (e) Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01 and Investments permitted by Section 7.02;
          (f) Dispositions of property (other than IP Collateral) pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by Holdings, the Borrower or any Restricted Subsidiary on the Closing Date, the fair market value of all property so Disposed of after the Closing Date (taken together with the aggregate book value of all property Disposed of pursuant to Section 7.05(j)) shall not exceed 6.5% of Total Assets per year and (ii) with respect to such property acquired by Holdings, the Borrower or any Restricted Subsidiary after the Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property;
          (g) Dispositions in the ordinary course of business of Cash Equivalents;
          (h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries;

          (i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
          (j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f)) shall not exceed 6.5% of Total Assets per year and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $18,850,000, Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of Total Assets (as such term is defined in each of the Senior Notes Indentures as of the Closing Date) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;
          (k) any Disposition of any Subsidiary listed on Schedule 7.05(k), so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Closing Date to the date of such Disposition;
          (l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

          (m) any Disposition of any Subsidiary listed on Schedule 7.05(m) to any wholly owned Subsidiary that is not a Loan Party so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Closing Date to the date of such Disposition;
          (n) Any Disposition of Equity Interests of Orbitz TopCo; provided that if the obligations under the First Lien Credit Agreement have been paid in full in Same Day Funds and there are no commitments or letters of credit outstanding under the First Lien Credit Agreement (unless fully collateralized), then Net Cash Proceeds of such Disposition shall be subject to Section 2.05(b) hereof;
          (o) entry into the Permitted Disposition Agreement and consummation of the Permitted Disposition; provided that (i) the Permitted Disposition shall not be consummated unless at least $655,000,000 of Net Cash Proceeds will be received by the Borrower and/or its Subsidiaries (other than an Unrestricted Subsidiary) upon consummation thereof, (ii) such Net Cash Proceeds shall have been applied to prepay First Lien Loans pursuant to Section 2.05(b)(ii) of the First Lien Credit Agreement; (iii) notwithstanding any provision to the contrary contained in the Loan Documents, the Permitted Disposition shall only be made pursuant to and in accordance with this Section 7.05(o) and not pursuant to any other provision of this Agreement, and (iv) the Borrower shall give prompt written notice to the Administrative Agent of the earlier to occur of (A) the termination or expiration of the Permitted Disposition Agreement and (B) the consummation of the Permitted Disposition;
provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (m) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
          (a) the Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings, the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

          (b) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;
          (c) [Reserved];
          (d) Restricted Payments made on August 23, 2006 to consummate the Original Closing Date Transactions (as defined in the First Lien Credit Agreement as in effect on the date hereof);
          (e) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f);
          (f) repurchases of Equity Interests in Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
          (g) Holdings (or the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings or of the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $37,700,000, in any calendar year (which shall increase to $47,125,000 subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $47,125,000 in any calendar year (which shall increase to $94,250,000, subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

          (i) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings and, to the extent contributed to Holdings, Equity Interests of any of Holdings’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the Net Cash Proceeds from the sale of such Equity Interests have been Not Otherwise Applied to the payment of Restricted Payments by virtue of Section 7.06(i); plus
          (ii) the Net Cash Proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries; less
          (iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);
provided further that any cancellation of Indebtedness owing to Holdings from members of management of Holdings, any of Holdings’ direct or indirect parent companies or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will be deemed not to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
          (h) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:
          (i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;
          (ii) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $5,655,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries;

          (iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;
          (iv) the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 7.06(g);
          (v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11; and
          (vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;
          (i) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, together with the aggregate amount of (A) prepayments, redemptions, purchases, defeasance and other payments in respect of Junior Financings made pursuant to Section 7.11(a)(ii)(D) and (B) loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (i), not to exceed the aggregate amount of Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05 of the First Lien Credit Agreement) that are Not Otherwise Applied;
          (j) Holdings or the Borrower may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings; and
          (k) Restricted Payments made on or after the Closing Date to consummate the Restructuring Transaction in an aggregate amount not to exceed $297,000,000.
          SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the

Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.
          SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the First Lien Original Closing Date Transaction or the Restructuring Transaction, (d) the issuance of Equity Interests to the management of Holdings or any of its Subsidiaries in connection with the First Lien Original Closing Date Transaction, (e) the payment of management and monitoring fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the First Lien Original Closing Date and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the First Lien Original Closing Date and related indemnities and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings permitted under Section 7.06, (g) loans and other transactions by Holdings, the Borrower and the Restricted Subsidiaries to the extent permitted under this Article VII, (h) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (j) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (k) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, (m) customary payments by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith and (n) the consummation of the Restructuring Transaction.
          SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the First Lien Original Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (xii) are restrictions set forth in the First Lien Debt Documents, any Permitted Refinancing Indebtedness Documentation or First Lien Credit Agreement Permitted Refinancing Indebtedness Documentation.
          SECTION 7.10. Accounting Changes. Make any change in fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
          SECTION 7.11. Prepayments, Etc. of Indebtedness
          (a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment of interest in respect of, the Senior Subordinated Notes, any subordinated Indebtedness incurred under Section 7.03(h) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior

Financing”) or (ii) make any payment in violation of any subordination terms of any Junior Financing Documentation, except (A) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(h)), to the extent not required to prepay any Indebtedness pursuant to Section 2.05(b), or of any Indebtedness of Holdings, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent permitted by the Collateral Documents, (D) the payment of regularly scheduled interest in respect of Junior Financings, and (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(i) and (2) loans and advances to Holdings made pursuant to Section 7.02(m), not to exceed the amount of Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05 of the First Lien Credit Agreement that are Not Otherwise Applied).
          (b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent.
          SECTION 7.12. Equity Interests of the Borrower and Restricted Subsidiaries. Permit any Domestic Subsidiary that is a Restricted Subsidiary to become a non-wholly owned Subsidiary, except to the extent such Restricted Subsidiary continues to be a Guarantor or in connection with a sale of all of such Restricted Subsidiary or the designation of an Unrestricted Subsidiary pursuant to Section 6.14.
          SECTION 7.13. Holding Company; Foreign Subsidiaries. In the case of Holdings, Intermediate Parent and TDS Intermediate Parent, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower and the Foreign Holdco or other Foreign Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, (iv) the performance of the First Lien Debt Documents to which it is a party, (v) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by this Article VII or (vi) any transaction that Holdings, Intermediate Parent or TDS Intermediate Parent is permitted to enter into or consummate under this Article VII.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          SECTION 8.01. Events of Default. Any of the following events referred to in any of clauses (a) through (n) inclusive of this Section 8.01 shall constitute an “Event of Default” prior to the Consummation Date; provided that only any of the events referred to in clauses (a), (f) and (g) of this Section 8.01 shall constitute an “Event of Default” after the Consummation Date:
          (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
          (b) Specific Covenants. Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to Holdings and the Borrower) or Article VII; or
          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder and the Indebtedness under the First Lien Debt Documents) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and the Indebtedness under the First Lien Debt Documents), or any other event occurs (other than, with respect to Indebtedness consisting of First Lien Secured Hedge Agreements, termination events or equivalent events pursuant to the terms of such First Lien Secured Hedge Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
          (f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
          (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
          (h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or
          (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations), or purports in writing to revoke or rescind any Loan Document; or
          (k) Change of Control. There occurs any Change of Control; or
          (l) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to the terms of this Agreement shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law or (iii) the Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder, is not or ceases to be binding on or enforceable against any party thereto (or against any person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder; or
          (m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.
          (n) Default under First Lien Debt Documents. (i) Any Loan Party or any Restricted Subsidiary fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the First Lien Debt Documents, or (ii) the maturity of the Indebtedness under the First Lien Debt Documents shall have been accelerated.
          SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans or otherwise extend credit to the Borrower hereunder to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans or otherwise extend credit to the Borrower hereunder shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

          SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a value in excess of 5% of the consolidated total assets of Holdings, Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of Holdings, the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).
          SECTION 8.04. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of the Obligations ratably among the Tranche B Lenders due and unpaid on the Tranche B Term Loans for principal and interest, if any;
     Fourth, to payment of the Obligations ratably among the Tranche A Lenders due and unpaid on the Tranche A Term Loans for principal and interest, if any;
     Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
          SECTION 9.01. Appointment and Authorization of Agents.
          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, as applicable. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          (b) [Reserved].
          (c) Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent(and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 9.02. Delegation of Duties. The Administrative Agent or the Collateral Agent may execute any of its duties under this Agreement or any other Loan

Document (including, in the case of the Collateral Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
          SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
          SECTION 9.04. Reliance by Agents.
          (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
          (b) For purposes of determining compliance with the conditions specified in Section 4.01 or any corresponding Section of any amendment agreement with respect to this Agreement, each Lender that has signed this Agreement or any such amendment agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document (including the Intercreditor Agreement) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of effectiveness of this Agreement or any such amendment agreement specifying its objection thereto.
          SECTION 9.05. Notice of Default. The Administrative Agent or the Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent or the Collateral Agent for the account of the Lenders, unless the Administrative Agent or the Collateral Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent or the Collateral Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent or the Collateral Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent or the Collateral Agent has received any such direction, the Administrative Agentor the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
          SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
          SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.
          SECTION 9.08. Agents in their Individual Capacities. Credit Suisse, [______] and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Credit Suisse or [______] were not the Administrative Agent or Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Credit Suisse, [______] or their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent or the Collateral Agent shall be under no obligation to provide such information to them. With respect to its Loans, if any, Credit Suisse and [______] shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or Collateral Agent, as applicable, and the terms “Lender” and “Lenders” include Credit Suisse or [______] in their respective individual capacities.
          SECTION 9.09. Successor Agents. The Administrative Agent or the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or the Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent, collateral agent and/or supplemental agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent or the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.
          SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the

Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Collateral Agent any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Collateral Agent or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree that:
          (a) any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) if such Lien was required solely as a result of the application of clause (k) of the definition of Collateral and Guarantee Requirement and such Lien is no longer required to be provided pursuant to clause (k), (iv) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
          (b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
          (c) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or if such Guarantor was required to provide a Guaranty solely as a result of the application of clause (k) of the definition of Collateral and Guarantee Requirement and is no longer required to provide a Guaranty pursuant to such clause; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the First Lien Credit Agreement, High Yield Notes or any Junior Financing.
          Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent or the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
          In addition, each Lender acknowledges that obligations of the Borrower and the Guarantors under any Permitted Refinancing Indebtedness or First Lien Credit Agreement Permitted Refinancing Indebtedness, and certain obligations related thereto, may be secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral to the extent permitted hereby. Each Lender hereby irrevocably (i) authorizes the Administrative Agent and/or the Collateral Agent to execute and deliver the Intercreditor Agreement, the intercreditor agreement and any documents relating thereto (including any amendments to the Collateral Documents) as the Administrative Agent shall determine to be appropriate, subject to the requirements set forth herein with respect to such Indebtedness, in each case without any further consent, authorization or other action by any Lender, (ii) agrees that, upon the execution and delivery of such Intercreditor Agreement, such intercreditor agreement or any such document, each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (iii) agrees that none of the Lenders or any other

Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by such Agent pursuant to this paragraph or in accordance with the terms of the Intercreditor Agreement, such intercreditor agreement or any such document.
          SECTION 9.12. [Reserved].
          SECTION 9.13. Appointment of Supplemental Agents or Collateral Agents.
          (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or the Collateral Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
          (b) In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent or the Collateral Agent shall be deemed to be references to the Administrative Agent, the Collateral Agent and/or such Supplemental Agent, as the context may require.
          (c) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Agent so appointed by the

Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Supplemental Agent.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:
          (a) extend or increase the commitment of any Lender to make Loans hereunder without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, mandatory prepayment or mandatory reduction of the commitment to make Loans hereunder shall not constitute an extension or increase of any commitment of any Lender to make Loans hereunder);
          (b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;
          (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

          (d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 8.04 or 2.13 without the written consent of each Lender affected thereby;
          (e) other than in a transaction permitted under Section 6.18 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
          (f) other than in a transaction permitted under Section 6.18, 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender; or
          (g) change the currency in which any Loan is denominated of any Loan without the written consent of the Lender holding such Loans;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the consent of Lenders holding more than 50% of any Class of Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with a replacement term loan tranche (“Replacement Loans”) hereunder and the Administrative Agent may effect such amendments to the Intercreditor Agreement (or enter into a replacement thereof, which such replacement shall continue to apply to the Liens securing the obligations under the First Lien Debt Documents then outstanding) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect such Replacement Loans; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Rate for such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the Applicable Rate for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.
          Notwithstanding the foregoing, no consent of the Borrower or any Loan Party shall be required for amendments or waivers to the Intercreditor Agreement except to the extent expressly set forth in the Intercreditor Agreement.
          Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
          SECTION 10.02. Notices and Other Communications; Facsimile Copies.
          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

          (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
          The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article VI, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a notice pursuant to Section 2.02, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loans or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
          The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of

United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Loan Documents.
          Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the

Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
          (c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
          SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of local and foreign counsel, and (b) to pay or reimburse the Administrative Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any other Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
          SECTION 10.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan , (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the repayment, satisfaction or discharge of all the other Obligations.
          SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          SECTION 10.07. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee or pursuant to Section 10.07(b)(iii), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and the exceptions and limitations set forth in paragraph (b)(iii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
               (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee; and
               (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to another Lender, an Affiliate of a Lender or an Approved Fund.
          (ii) Assignments shall be subject to the following additional conditions:
               (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required (x) during the primary syndication of the Loans to the Persons identified to the Borrower by the Administrative Agent prior to the Closing Date or (y) if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
               (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
               (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          (iii) Notwithstanding anything herein to the contrary, (x) (A) Holdings may assign the Tranche A Term Loans to Travelport Guarantor in order to consummate the Restructuring Transaction, (B) Travelport Guarantor may assign the Tranche A Term

Loans pursuant to the terms of the Escrow Agreement and (C) Holdings may assign the Tranche B Term Loans to Travelport Holdings in order to consummate the Exchange (as defined in the PIK Credit Agreement), in each case, without the consent of any Person party hereto and (y) prior to the Settlement Date (as defined in the PIK Credit Agreement) Travelport Guarantor shall not assign the Tranche A Term Loans other than in accordance with the Escrow Agreement.
          This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans on a non-pro rata basis.
          (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
          (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans;

provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 10.15), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under

Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the commitment of the Granting Lender to make Loans hereunder to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
          (i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, numbering, administrative and settlement service providers, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and the Loans. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is (i) clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
          SECTION 10.09. Setoff. Subject to the terms of the Intercreditor Agreement, in addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.
          SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

          SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic image transmission (e.g. “PDF” or “TIF” via electronic mail) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.
          SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
          SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan was made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
          SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 10.15. Tax Forms.
          (a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or, in the case of any Lender becoming a Lender hereunder after the Closing Date, upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto

(relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall, to the extent it may lawfully do so, (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.
          (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.
          (iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.
          (iv) The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.
          (b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or, in the case of any Lender becoming a Lender hereunder after the Closing Date, upon accepting an assignment of an interest herein), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.
          SECTION 10.16. GOVERNING LAW.

          (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
          SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          SECTION 10.18. Binding Effect. This Agreement shall become effective as provided herein on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.
          SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).
          SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
          SECTION 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          SECTION 10.22. Intercreditor Agreement.
          (a) Each Lender hereby (a) consents to the subordination of the Liens and security interest securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that this Agreement and the other Loan Documents, and the exercise of rights and remedies of the Agents and the Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) hereby authorizes and instructs each of the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens and security interest securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the First Lien Secured Parties (as such term is defined in the Intercreditor Agreement) to extend credit to the Borrower, and such First Lien Secured Parties are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
          (b) Notwithstanding anything herein to the contrary, the lien and security interest granted to secure the Obligations and the exercise of any right or remedy by any Secured Party hereunder or under any Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Loan Document, the terms of the Intercreditor Agreement shall govern and control.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRAVELPORT LLC, as the Borrower

By:

Name:
Title:

TRAVELPORT LIMITED, as Holdings

By:

Name:
Title:

WALTONVILLE LIMITED, as Intermediate Parent

By:

Name:
Title:

TDS INVESTOR (LUXEMBOURG) S.A.R.L., as TDS Intermediate Parent

By:

Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

[______], as Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

TRAVELPORT LIMITED, as Lender

By:

Name:
Title:

EXHIBIT H
TO
SECOND LIEN CREDIT AGREEMENT
INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT,
Dated as of
[•], 2011,
among
UBS AG, STAMFORD BRANCH,
as First Priority Collateral Agent,
UBS AG, STAMFORD BRANCH,
as First Priority Administrative Agent,
THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Second Priority Collateral Agent,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Second Priority Administrative Agent,
TRAVELPORT LLC,
as the Borrower,
TRAVELPORT LIMITED,
as Holdings,
WALTONVILLE LIMITED,
as Intermediate Parent,
TDS INVESTOR (LUXEMBOURG) S.A.R.L.,
as TDS Intermediate Parent,
and
CERTAIN SUBSIDIARIES OF HOLDINGS
IDENTIFIED HEREIN

i

ii

INTERCREDITOR AGREEMENT
     This INTERCREDITOR AGREEMENT, dated as of [•], 2011, is among UBS AG, STAMFORD BRANCH, as collateral agent for the First Priority Secured Parties under the First Priority Documents referenced below (in such capacity, the “First Priority Collateral Agent”), UBS AG, STAMFORD BRANCH, as administrative agent under the First Priority Documents referenced below (in such capacity, the “First Priority Administrative Agent”), THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as collateral agent for the Second Priority Secured Parties under the Second Priority Documents referenced below (in such capacity, the “Second Priority Collateral Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent under the Second Priority Documents referenced below (in such capacity, the “Second Priority Administrative Agent”), TRAVELPORT LIMITED, a Bermuda company (“Holdings”), TRAVELPORT LLC, a Delaware corporation (the “Borrower”), and the other undersigned Obligors (as hereinafter defined).
WITNESSETH:
     WHEREAS, the Borrower, the Person or Persons from time to time party thereto as lenders, the First Priority Administrative Agent (as hereinafter defined), the First Priority Collateral Agent, Holdings and the other “Guarantors” specified therein previously entered into a Fourth Amended and Restated Credit Agreement, dated as of August 23, 2006, as amended and restated as of [•], 2011 (as further amended, supplemented, amended and restated or otherwise modified from time to time, the “First Priority Credit Agreement”);
     WHEREAS, the Obligors have granted to the First Priority Collateral Agent, for the benefit of the First Priority Secured Parties, security interests in the Collateral (as hereinafter defined) as security for payment and performance of the First Priority Claims (as hereinafter defined);
     WHEREAS, the Borrower, the Person or Persons from time to time party thereto as lenders, the Second Priority Administrative Agent (as hereinafter defined), the Second Priority Collateral Agent, Holdings and the other “Guarantors” specified therein are entering into a Second Lien Credit Agreement, dated as of [•], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Second Priority Credit Agreement”); and
     WHEREAS, the Obligors will grant to the Second Priority Collateral Agent, for the benefit of the Second Priority Secured Parties, security interests in the Collateral as security for payment and performance of the Second Priority Claims (as hereinafter defined).
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Definitions.
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms indicated):
     “Agreement” means this Intercreditor Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.
     “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.).
     “Borrower” is defined in the preamble.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, NY or the state where any of the First Priority Collateral Agent’s, the Second Priority Collateral Agent’s, the First Priority Administrative Agent’s or the Second Priority Administrative Agent’s office for notices pursuant to Section 8.9 is located.
     “Collateral” means any property, real, personal or mixed, of any Obligor in which the First Priority Collateral Agent, any First Priority Secured Party, the Second Priority Collateral Agent or any Second Priority Secured Party has a security interest pursuant to any First Priority Collateral Document or Second Priority Collateral Document, as the case may be; provided that “Collateral” shall not include, for all purposes under this Agreement, the Tranche S Collateral Account (as defined in the First Priority Credit Agreement).
     “Collateral Documents” means the First Priority Collateral Documents and the Second Priority Collateral Documents (and including, for sake of clarity, this Agreement).
     “Comparable Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Priority Collateral Document, the Second Priority Collateral Document that creates a Lien in the same Collateral, granted by the same Obligor, as applicable.
     “Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.
     “Consummation Date” means “Consummation Date” as defined in the Second Priority Credit Agreement as in effect on the date hereof or as amended or otherwise modified from time to time to the extent permitted by this Agreement.
     “DIP Financing” is defined in Section 6.1.
     “Discharge of First Priority Claims” means, except to the extent otherwise provided in Section 6.4 (a) payment in full in cash of (i) the principal of and interest (including interest accruing on or after the commencement of any Insolvency Proceeding whether or not such interest would be allowed in such Insolvency Proceeding) and premium, if any, on all Indebtedness outstanding under the First Priority Documents and, with respect to letters of credit outstanding thereunder, if any, termination thereof or delivery of cash collateral or backstop

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letters of credit in respect thereof and for the full amount thereof (or such greater amount as may be required under the First Priority Documents) in compliance with such First Priority Documents, in each case after or concurrently with termination of all commitments to extend credit thereunder and (ii) any other First Priority Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, in each case other than obligations that constitute Unasserted Contingent Obligations at the time such principal and interest is paid; and (b) delivery by the First Priority Administrative Agent to the First Priority Collateral Agent (with copies to the Second Priority Administrative Agent and Second Priority Collateral Agent) of a written notice that the Discharge of First Priority Claims has occurred.
     “Discharge of Second Priority Claims” means, except to the extent otherwise provided in Section 6.4 or except to the extent the relevant Indebtedness described below is excluded from the definition of Second Priority Claims, (a) payment in full in cash of (i) the principal of and interest (including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding) and premium, if any, on all Indebtedness outstanding under the Second Priority Documents, after or concurrently with termination of all commitments to extend credit thereunder and (ii) any other Second Priority Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, in each case other than obligations that constitute Unasserted Contingent Obligations at the time such principal and interest is paid; and (b) delivery by the Second Priority Administrative Agent to the Second Priority Collateral Agent of a written notice that the Discharge of Second Priority Claims has occurred.
     “First Lien Deficiency Claim” shall mean that portion, if any, of the First Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the First Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
     “First Priority Administrative Agent” shall include, in addition to the First Priority Administrative Agent defined in the preamble, any successor thereto appointed by the requisite First Priority Secured Parties exercising substantially the same rights and powers.
     “First Priority Claims” means (a) all First Priority Credit Agreement Obligations and (b) all other Indebtedness or other obligations of the Borrower or any other Obligor under any First Priority Document. First Priority Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency Proceeding, accrue) after the commencement of an Insolvency Proceeding in accordance with and at the rate specified in the relevant First Priority Document whether or not the claim for such interest is allowed as a claim in such Insolvency Proceeding. For the avoidance of any doubt, First Priority Claims shall include the fees, expenses, disbursements and indemnities of the First Priority Collateral Agent. To the extent any payment with respect to the First Priority Claims (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had

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not occurred. Notwithstanding the foregoing, the Second Priority Claims will not constitute First Priority Claims even if any proceeds thereof are used to repay any First Priority Claims.
     “First Priority Collateral Agent” shall include, in addition to the First Priority Collateral Agent defined in the preamble, any successor thereto appointed by the requisite First Priority Secured Parties exercising substantially the same rights and powers.
     “First Priority Collateral Documents” mean collectively, the First Priority Security Agreement, any other “Collateral Document” (as defined in the First Priority Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted to secure (or perfect, preserve or maintain the security of) any First Priority Claim or under which rights or remedies with respect to such Liens are governed.
     “First Priority Credit Agreement” is defined in the first recital; provided that the term “First Priority Credit Agreement” shall (a) also include any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original lenders or with an administrative agent or agents or other lenders, whether provided under the original First Priority Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior First Priority Agreement), and (b) exclude the Second Priority Documents.
     “First Priority Credit Agreement Obligations” means all “Obligations” as defined in the First Priority Credit Agreement and all other Obligations under the First Priority Documents.
     “First Priority Documents” means the First Priority Credit Agreement, the First Priority Collateral Documents, the other “Loan Documents” (as defined in the First Priority Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any First Priority Claims, and any other related document or instrument executed or delivered pursuant to any of the foregoing at any time or otherwise evidencing any First Priority Claims thereunder, as any such document or instrument may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “First Priority Liens” means all Liens that secure the First Priority Claims.
     “First Priority Secured Parties” means the “Secured Parties” as defined in the First Priority Credit Agreement.
     “First Priority Security Agreement” means the Security Agreement, dated as of August 23, 2006, among Holdings, the Borrower, certain of their affiliates and the First Priority Collateral Agent, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Holdings” is defined in the preamble.

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     “Indebtedness” means “Indebtedness” as defined in the First Priority Credit Agreement as in effect on the date hereof or as amended or otherwise modified from time to time to the extent permitted by this Agreement.
     “Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Obligor as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor as a debtor or with respect to any substantial part of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).
     “Net Cash Proceeds” means “Net Cash Proceeds” as defined in the First Priority Credit Agreement as in effect on the date hereof or as amended or otherwise modified from time to time to the extent permitted by this Agreement.
     “Non-Conforming Plan of Reorganization” any Plan of Reorganization whose provisions are inconsistent with or in contravention of the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Section 2 (including the Lien priorities of Section 2.1), the provisions of Section 4 or the provisions of Section 6.
     “Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest (including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not a claim for post-filing interest is allowed in such proceeding) or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, damages, expense reimbursement obligations (including, without limitation, reasonable and documented attorneys’ fees and expenses) or other liabilities payable under the documentation governing any Indebtedness and (c) any obligation to post cash collateral in respect of letters of credit and any other obligations.
     “Obligors” means Holdings, the Borrower and each of their Subsidiaries that is obligated under any First Priority Document or Second Priority Document.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

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     “Recovery” is defined in Section 6.4.
     “Relevant Directing Party” means the following Person(s) who are entitled to provide instructions or directions with respect to the Collateral: (a) until the Discharge of First Priority Claims has occurred, the First Priority Collateral Agent and (b) following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, the Second Priority Collateral Agent.
     “Second Lien Deficiency Claim” shall mean that portion, if any, of the Second Priority Claims that are unsecured claims under Section 506(a)(i) of the Bankruptcy Code with such determination to be made based upon the value of all of the Collateral securing the Second Priority Claims irrespective of whether the Obligor that has pledged such Collateral is a debtor in the Insolvency Proceeding.
     “Second Priority Administrative Agent” shall include, in addition to the Second Priority Administrative Agent defined in the preamble, any successor thereto appointed by the requisite Second Priority Secured Parties exercising substantially the same rights and powers, including, without limitation, the trustee under the “Indenture” (as defined in the Second Priority Credit Agreement as in effect on the date hereof or as amended or otherwise modified from time to time to the extent permitted by this Agreement).
     “Second Priority Claims” means (a) all Second Priority Credit Agreement Obligations and (b) all other Indebtedness or other obligations of the Borrower or any other Obligor under any Second Priority Document. Second Priority Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency Proceeding, accrue) after the commencement of an Insolvency Proceeding in accordance with and at the rate specified in the relevant Second Priority Document whether or not the claim for such interest is allowed as a claim in such Insolvency Proceeding. For the avoidance of any doubt, Second Priority Claims shall include the fees, expenses, disbursements and indemnities of the Second Priority Collateral Agent. To the extent any payment with respect to the Second Priority Claims (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Second Priority Collateral Agent” shall include, in addition to the Second Priority Collateral Agent defined in the preamble, any successor thereto appointed by the requisite Second Priority Secured Parties exercising substantially the same rights and powers.
     “Second Priority Collateral Documents” mean collectively, the Second Priority Security Agreement, any other “Collateral Document” (as defined in the Second Priority Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted to secure (or perfect, preserve or maintain the security of) any Second Priority Claim or under which rights or remedies with respect to such Liens are governed.

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     “Second Priority Credit Agreement” is defined in the third recital; provided that the term “Second Priority Credit Agreement” shall (a) also include any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original lenders or with an administrative agent or agents or other lenders, whether provided under the original Second Priority Credit Agreement or any other credit or other agreement or indenture and whether entered into concurrently with or subsequent to the termination of the prior Second Priority Agreement, and including, without limitation, the “Indenture” and the “Conversion Bonds” (each such term as defined in the Second Priority Credit Agreement as in effect on the date hereof or as amended or otherwise modified from time to time to the extent permitted by this Agreement) governed thereby), and (b) exclude the First Priority Documents.
     “Second Priority Credit Agreement Obligations” means all “Obligations” as defined in the Second Priority Credit Agreement and all other Obligations under the Second Priority Documents.
     “Second Priority Documents” means the Second Priority Credit Agreement, the Second Priority Collateral Documents, the other “Loan Documents” (as defined in the Second Priority Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any Second Priority Claims, and any other related document or instrument executed or delivered pursuant to any of the foregoing at any time or otherwise evidencing any Second Priority Claims thereunder, as any such document or instrument may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Second Priority Liens” means all Liens that secure the Second Priority Claims.
     “Second Priority Secured Parties” means the “Secured Parties” as defined in the Second Priority Credit Agreement.
     “Second Priority Security Agreement” means the Second Lien Security Agreement, dated as of [•], among Holdings, the Borrower, certain of their affiliates and the Second Priority Collateral Agent, as the same may be amended, supplemented, amended and restated, replaced or otherwise modified from time to time.
     “Secured Parties” means collectively, the First Priority Secured Parties and the Second Priority Secured Parties.
     “Senior Note Documents” means the (i) Indenture, dated as of August 23, 2006, by and among Travelport LLC, the guarantors listed herein and the Bank of Nova Scotia Trust Company of New York, as amended by Supplemental Indenture No. 1, dated as of January 11, 2007, between Warpspeed Sub Inc. and The Bank of Nova Scotia Trust Company of New York and Supplemental Indenture No. 2, dated as of March 13, 2007, among Travelport LLC, TDS Investor (Luxembourg) S.à.r.l., Travelport Inc., Orbitz Worldwide, Inc., Travelport Holdings, Inc. and The Bank of Nova Scotia Trust Company of New York and (ii) Indenture, dated as of August 18, 2010, by and among Travelport Limited, Travelport LLC, Travelport Inc., the guarantors named therein, and The Bank of Nova Scotia Trust Company of New York.
     “Senior Note Obligations” means, in connection with any Insolvency Proceeding, the unpaid principal amount, plus any accrued but unpaid interest thereon, of any of the Senior

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Dollar Floating Rate Notes due 2014, Senior Euro Floating Rate Notes due 2014, 97/8% Senior Dollar Fixed Rate Notes due 2014 and 9% Senior Notes Due 2016 issued under the applicable Senior Note Document as in effect on the date hereof.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.
     “Unasserted Contingent Obligations” shall mean, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under letters of credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
     “Use of Cash Collateral” is defined in Section 6.1.
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, document or other writing herein shall be construed as referring to such agreement, document or other writing as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent that such successors and assigns are permitted pursuant to the applicable agreement, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Exhibits or Sections shall be construed to refer to Exhibits or Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles, (f) terms defined in the UCC but not otherwise defined herein shall have the same meanings herein as are assigned thereto in the UCC, (g) reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretation promulgated thereunder and (h) underscored references to Sections or clauses shall refer to those portions of this Agreement, and any underscored

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references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.
     Section 2. Lien Priorities.
     2.1 Relative Priorities. Irrespective of the date, time, method, manner or order of grant, attachment or perfection of any Lien granted to the First Priority Collateral Agent, the Second Priority Collateral Agent, any First Priority Secured Party, any Second Priority Secured Party or any other Person on the Collateral (including, in each case, irrespective of whether any such Lien is granted, or secures obligations relating to the period, before or after the commencement of any Insolvency Proceeding) and notwithstanding (i) any provision of the UCC or any other applicable law or the Second Priority Documents, or any defect or deficiency in, or failure to attach or perfect any aspect or portion of any First Priority Lien, to the contrary, (ii) the fact that any First Priority Lien may have been subordinated, voided, avoided, set aside, invalidated or lapsed or (iii) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, a Grantor in respect of a First Priority Claim or a Second Priority Claim or any holder of such claims, each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby agrees that: (A) any Lien on the Collateral securing any First Priority Claim now or hereafter held by the First Priority Secured Parties shall be senior in priority in all respects to any Lien on the Collateral securing the Second Priority Claims; and (B) any Lien on the Collateral now or hereafter securing any Second Priority Claim regardless of how or when acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in priority in all respects to all Liens on the Collateral securing the First Priority Claims. All Liens on the Collateral securing the First Priority Claims shall be and remain first in priority in all respects to all Liens on the Collateral securing the Second Priority Claims for all purposes, whether or not such First Priority Liens are subordinated to any Lien securing any other obligation of any Obligor.
     2.2 Prohibition on Contesting Liens. Each of the First Priority Collateral Agent and the First Priority Administrative Agent, on behalf of itself and the other First Priority Secured Parties, and each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support, directly or indirectly, any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity, perfection or enforceability of (a) the First Priority Claims or any Lien held by the First Priority Secured Parties in the Collateral securing the First Priority Claims or (b) the Second Priority Claims or any Liens by the Second Priority Secured Parties in the Collateral securing the Second Priority Claims, as the case may be.
     2.3 No New Liens. So long as the Discharge of First Priority Claims has not occurred, the parties hereto agree that no Obligor shall (a) grant or permit any Lien on any asset or property to secure any Second Priority Claim unless it has granted Liens on such asset or property to secure the First Priority Claims; or (b) grant or permit any additional Lien on any asset to secure any First Priority Claim unless it has granted a Lien on such asset to secure the Second Priority Claims; provided that no Liens on the Tranche S Collateral Account (as defined in the First Priority Credit Agreement) to secure any Second Priority Claim shall be required or

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permitted hereunder. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Collateral Agent, the First Priority Administrative Agent and/or the First Priority Secured Parties, each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that any amount received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.
     2.4 Nature of First Priority Obligations. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, acknowledges that a portion of the First Priority Claims are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed without affecting the lien subordination or other provisions of this Agreement.
     Section 3. Enforcement.
     3.1 Exercise of Remedies.
     (a) (i) So long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, none of the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party will (and each such Person hereby waives any right to) (A) exercise or seek to exercise any rights or remedies (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Priority Administrative Agent, the Second Priority Collateral Agent or any such Second Priority Secured Party is a party and including the exercise of any right to direct or provide direction or orders with respect to the Collateral or to any account bank, securities intermediary or any other custodian as to the disposition of the asset or property on deposit in, carried in or otherwise credited to any deposit accounts or securities accounts) with respect to any Collateral, (B) institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure, any exercise of any right under any control agreement in respect of a deposit account, securities account, security entitlement or other investment property constituting Collateral (including, without limitation, any right to direct or provide direction or orders with respect to the Collateral or to any account bank, securities intermediary or other custodian as to the disposition of the asset or property on deposit in, carried in or otherwise credited to any deposit accounts or securities accounts), or any bailee’s letter or similar agreement or arrangement to which the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party is a party, (C) exercise any other rights or remedies relating to the Collateral under the Second Priority Documents or otherwise, (D) contest, protest or object to any foreclosure proceeding or other action brought by the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party or (E) object to the forbearance by the First Priority Collateral Agent, the First Priority Administrative Agent or any First Priority Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any right or remedy relating to the Collateral; and (ii) so long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency Proceeding

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has been commenced by or against any Obligor, the First Priority Collateral Agent, the First Priority Administrative Agent and the other First Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including the exercise of any right of setoff, any right to credit bid or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Priority Collateral Agent or any other Second Priority Secured Party is a party and including the exercise of any right to direct or provide direction or orders with respect to the Collateral or to any account bank, securities intermediary or any other custodian as to the disposition of the asset or property on deposit in, carried in or otherwise credited to any deposit accounts or securities accounts), refrain from enforcing or exercising remedies, make determinations in connection with any enforcement of rights and remedies regarding release or disposition of, or restrictions with respect to, the Collateral, and otherwise enforce the rights and remedies of a secured creditor under the UCC and the bankruptcy laws of any applicable jurisdiction without the consent of or any consultation with the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party; provided that with respect to clauses (i) and (ii) above, (1) in any Insolvency Proceeding commenced by or against any Obligor, any Second Priority Secured Party may file a claim or statement of interest with respect to the Second Priority Claims, (2) the Second Priority Collateral Agent may take any action not adverse to the Liens on the Collateral securing the First Priority Claims or the rights of the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party to exercise remedies in respect thereof in order to establish, preserve, or perfect its rights in the Collateral, (3) any Second Priority Secured Party shall be entitled to (u) file any necessary responsive or defensive pleading in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the Second Priority Claims, including any claim secured by the Collateral, if any, in each case in accordance with the terms of this Agreement, (v) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Obligors arising under the Bankruptcy Code (including exercising the right, if any, to file an involuntary petition against any Obligor), any similar law or any applicable non-bankruptcy law, in each case to the extent not inconsistent with the other terms of this Agreement (it being understood that no Second Priority Secured Party shall be entitled to assert any right or interest of an unsecured creditor (or otherwise) that they would not be entitled to assert hereunder as a secured creditor, and, specifically, that no Second Priority Secured Party shall be entitled to assert any right or interest of an unsecured creditor (or otherwise), of any kind or nature, in respect of any Use of Cash Collateral, DIP Financing or sale of any assets of an Obligor, in each case to which holders of a majority of First Priority Claims have consented), (w) exercise any rights and remedies as an unsecured creditor against the Borrower or any other Obligor in accordance with the Second Priority Documents and applicable law, in each case to the extent not inconsistent with the other terms of this Agreement (it being understood that no Second Priority Secured Party shall be entitled to assert any right or interest of an unsecured creditor (or otherwise) that they would not be entitled to assert hereunder as a secured creditor) and excluding the filing of pleadings, objections, motions or agreements covered by the preceding clause (v) , (x) bid (but only for cash, and not by way of credit bid or otherwise) for or purchase (but only for cash, and not by way of credit bid or otherwise) Collateral at any private or judicial foreclosure upon such Collateral initiated by any secured party in respect thereof, (y) file any notice of or vote any claim in any Insolvency Proceeding of any Obligor but solely in accordance

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with Section 6.7 of this Agreement and (z) file any proof of claim and other filings, appear and be heard on any matter in connection therewith and make any arguments and motions that are, in each case, not inconsistent with the other terms of this Agreement, with respect to the Second Priority Claims and the Collateral (it being understood that no Second Priority Secured Party shall be entitled to assert any right or interest of an unsecured creditor (or otherwise) that they would not be entitled to assert hereunder as a secured creditor) and excluding the filing of pleadings, objections, motions or agreements covered by the preceding clause (v), and (4) nothing herein shall be construed to limit or impair in any way the right of any Second Priority Secured Party to receive any remaining Collateral and proceeds of Collateral after the Discharge of First Priority Claims has occurred. In exercising rights and remedies with respect to the Collateral, the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party may enforce the provisions of the First Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion except that, following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, the Second Priority Collateral Agent, the Second Priority Administrative Agent or the other Second Priority Secured Parties may enforce the provisions of the Second Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by the First Priority Collateral Agent, the First Priority Administrative Agent and the other First Priority Secured Parties (or, following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, the Second Priority Collateral Agent, the Second Priority Administrative Agent and the other Second Priority Secured Parties) to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under the UCC of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.
     (b) (i) Until the Discharge of First Priority Claims has occurred, each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that it will not, in connection with the exercise of any right or remedy (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party is a party) with respect to any Collateral (but instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived until after the Discharge of First Priority Claims any right to) take or receive any Collateral or any proceeds of Collateral.
          (ii) Without limiting the generality of the foregoing clause (i), unless and until the Discharge of First Priority Claims has occurred, except as expressly provided in the proviso in clause (a) of Section 3.1, the sole right of the Second Priority Administrative Agent, the Second Priority Collateral Agent and the other Second Priority Secured Parties as secured parties with respect to the Collateral is to hold a perfected Lien on the Collateral pursuant to the Second Priority Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Priority Claims has occurred.

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     (c) Each of the Obligors agrees that it will not, and will not permit any of its Subsidiaries to, in connection with the exercise of any right or remedy with respect to any Collateral by the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party, transfer, deliver or pay, as applicable, to the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party, any Collateral or any proceeds of Collateral unless and until the Discharge of First Priority Claims has occurred.
     (d) (i) Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that the Second Priority Secured Parties will not (and instead shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right to) take any action (other than as provided in Section 3.1(a)) that would hinder or cause to delay any exercise of remedies undertaken by the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party under the First Priority Documents as secured parties in respect of any Collateral, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise.
          (ii) Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby irrevocably, absolutely and unconditionally waives any and all rights it or the Second Priority Secured Parties may have as a junior lien creditor or otherwise (whether arising under the UCC or any other law) to object to the manner (including by judicial foreclosure, non-judicial foreclosure, strict foreclosure or otherwise) in which the First Priority Collateral Agent, the First Priority Administrative Agent or the other holders of First Priority Claims seek to enforce the Liens granted in any of the Collateral except that there shall be no waiver of the obligation, if any, of the First Priority Collateral Agent or the First Priority Administrative Agent to dispose of the Collateral in a “commercially reasonable” manner within the meaning of any applicable UCC.
     (e) Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Priority Collateral Documents or any other Second Priority Document (other than this Agreement) is intended to restrict in any way the rights and remedies of the First Priority Collateral Agent, the First Priority Administrative Agent or the First Priority Secured Parties with respect to the Collateral as set forth in this Agreement and the First Priority Documents.
     3.2 Cooperation. Subject to the proviso in Section 3.1(a), each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that, unless and until the Discharge of First Priority Claims has occurred, it will not, and shall be deemed to have waived any right to, commence, or join with any Person in commencing any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any Second Priority Document.
     3.3 Notices of Default. Each of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Administrative Agent and the Second Priority

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Administrative Agent will provide such information as it may have to the others as the others may from time to time reasonably request concerning the status of the exercise of any enforcement action against the Collateral, and each of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Administrative Agent and the Second Priority Administrative Agent shall be available on a reasonable basis during normal business hours to review with each other alternatives available in exercising such rights; provided that the failure of any of them to do any of the foregoing shall not affect the relative priorities of the First Priority Liens or the Second Priority Liens as provided herein or the validity or effectiveness of any notice or demand as against any Obligor. The Obligors hereby consent and agree to each of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Administrative Agent and the Second Priority Administrative Agent providing any such information to the other and to such actions by any of them and waives any right or claim against any of them arising as a result of such information or actions.
     Section 4. Payments.
     4.1 Application of Proceeds.
     (a) As long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the cash proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall, after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of the First Priority Collateral Agent, be delivered by the First Priority Collateral Agent to the First Priority Administrative Agent for application against the First Priority Claims in such order as the First Priority Administrative Agent may determine in its sole discretion and in accordance with the First Priority Documents until the Discharge of First Priority Claims has occurred. Upon the Discharge of First Priority Claims, (i) the First Priority Administrative Agent shall promptly deliver to the First Priority Collateral Agent (with copies to the Second Priority Collateral Agent and the Second Priority Administrative Agent) a written notice stating that the Discharge of First Priority Claims has occurred and (ii) promptly following receipt of such notice in clause (i), the First Priority Collateral Agent or First Priority Administrative Agent, as applicable, shall deliver at the joint and several cost of the Obligors, to the Second Priority Collateral Agent for distribution to the Second Priority Administrative Agent for the benefit of the Second Priority Secured Parties any proceeds of Collateral held by it in the same form as received, with any necessary endorsement or as a court of competent jurisdiction may otherwise direct.
     (b) Following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the cash proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall, after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of the Second Priority Collateral Agent, be delivered by the Second Priority Collateral Agent to the Second Priority Administrative Agent for application against the Second Priority Claims in such order as is specified in the Second Priority Documents until the Discharge of Second Priority Claims has occurred.

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     4.2 Payments Over. Except as expressly provided in Section 6.8, so long as the Discharge of First Priority Claims has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3(a)) received by the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement or any distribution received on account of or by virtue of any Lien on the Collateral in any Insolvency Proceeding (including any distribution on account of or otherwise by virtue of any Lien on the Collateral under any Plan of Reorganization) shall, be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Secured Parties in the same form as received, with any necessary endorsement, or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent is hereby authorized to make any such endorsement as agent for the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable until the Discharge of First Priority Claims has occurred. For the avoidance of doubt, the Second Priority Claims shall not be reduced or satisfied by any amounts or distributions required to be paid over to the First Priority Administrative Agent pursuant hereto.
     Section 5. Other Agreements.
     5.1 Releases.
     (a) If, in connection with (i) the exercise of any remedies by the First Priority Collateral Agent or any other First Priority Secured Party in respect of the Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer or other disposition of any such Collateral or (ii) any sale, lease, exchange, transfer or other disposition of any Collateral (other than to another Obligor) permitted under the terms of the First Priority Documents and the Second Priority Documents (in each case, as in effect on the date hereof), the First Priority Collateral Agent, on behalf of itself and the other First Priority Secured Parties, releases any of its Liens on any part of the Collateral, the Lien of the Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties on such Collateral (but not on any proceeds of such Collateral not required to be paid to the First Priority Secured Parties for application to the First Priority Claims) shall be automatically and unconditionally released with no further consent or action of any Person, and each of the Second Priority Collateral Agent the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, shall promptly execute and deliver, at the joint and several expense of the Obligors, to the First Priority Collateral Agent and the First Priority Administrative Agent and the Obligors such termination statements, releases and other documents as the First Priority Collateral Agent, the First Priority Administrative Agent and the Obligors (in the case of the Obligors, to the extent permitted by the First Priority Documents) may reasonably request to effectively confirm such release at the joint and several expense of the Obligors.
     (b) Until the Discharge of First Priority Claims occurs, each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby irrevocably constitutes and appoints the First Priority Collateral Agent and any officer or agent of the First Priority Collateral Agent, with full power

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of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Person or in the First Priority Collateral Agent’s own name, from time to time in the First Priority Collateral Agent’s discretion (as directed by the First Priority Administrative Agent in writing), for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments of transfer or release.
     5.2 Insurance.
     (a) Unless and until the Discharge of First Priority Claims has occurred, the First Priority Collateral Agent, the First Priority Administrative Agent and the other holders of First Priority Claims shall have the sole and exclusive right, subject to the rights of the Obligors under the First Priority Documents, to adjust settlement for any award under any insurance policy relating to an insured loss in respect of Collateral and to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Following the Discharge of First Priority Claims and until such time that the Discharge of Second Priority Claims has occurred, the Second Priority Collateral Agent, the Second Priority Administrative Agent and the other holders of Second Priority Claims shall have the sole and exclusive right, subject to the rights of the Obligors under the Second Priority Documents, to adjust settlement for any award under any insurance policy relating to an insured loss relating to the Collateral and to approve any award granted in any condemnation or similar proceeding affecting the Collateral.
     (b) Unless and until the Discharge of First Priority Claims has occurred, all proceeds of any such insurance policy and any such award if in respect to the Collateral shall, after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of the First Priority Collateral Agent, be delivered by the First Priority Collateral Agent to the First Priority Administrative Agent for benefit of the First Priority Secured Parties to the extent required under the First Priority Credit Agreement and pursuant to the terms of the First Priority Documents; and thereafter, following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, and after payment of all outstanding fees, expenses (including reasonable fees and expenses of counsel), disbursements and indemnities of the Second Priority Collateral Agent, be delivered by the Second Priority Collateral Agent to the Second Priority Administrative Agent for the benefit of the Second Priority Secured Parties to the extent required under the applicable Second Priority Documents; and finally, to the owner of the subject property or as a court of competent jurisdiction may otherwise direct.
     (c) Unless the Discharge of First Priority Claims has occurred, if the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment thereunder in contravention of this Agreement, it shall pay such proceeds, award or payment over to the First Priority Collateral Agent in accordance with Section 4.2.
     5.3 Amendments to Second Priority Documents, etc.

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     (a) Unless and until the Discharge of First Priority Claims has occurred, without the prior written consent of the First Priority Administrative Agent (and the First Priority Collateral Agent, to the extent an amendment, supplement or modification would affect its respective rights, protections or obligations), no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be inconsistent with any of the terms of this Agreement or the First Priority Documents.
     (b) Each of the Second Priority Administrative Agent and the Second Priority Collateral Agent agrees that each Second Priority Collateral Document granting a Lien on any Collateral shall include the following language (or similar language satisfactory to the First Priority Administrative Agent):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to [the Second Priority Collateral Agent] pursuant to this Agreement and the exercise of any right or remedy by [the Second Priority Collateral Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [•], 2011 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), among UBS AG, Stamford Branch, in its capacity as First Priority Collateral Agent, UBS AG, Stamford Branch, in its capacity as First Priority Administrative Agent, The Bank of Nova Scotia Trust Company of New York, in its capacity as Second Priority Collateral Agent, Credit Suisse AG, Cayman Islands Branch, in its capacity as Second Priority Administrative Agent, and the other parties thereto. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
     (c) Unless and until the Discharge of First Priority Claims has occurred, in the event the First Priority Collateral Agent or the First Priority Administrative Agent enters into any amendment, waiver or consent in respect of any First Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provision of, any First Priority Collateral Document or changing in any manner the rights of the First Priority Collateral Agent, the First Priority Administrative Agent, the other First Priority Secured Parties or the Obligors thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Collateral Document without the consent of the Second Priority Collateral Agent, the Second Priority Administrative Agent or the Second Priority Secured Parties and without any action by any of them or any Obligor; provided that (i) no such amendment, waiver or consent shall have the effect of (A) removing assets subject to the Lien of the Second Priority Collateral Documents, except to the extent that a release of such Lien is permitted by Section 5.1 and provided there is a corresponding release of the Lien securing the First Priority Claims, (B) imposing duties or adding liabilities on the Second Priority Collateral Agent or any other Second Priority Secured Party without its consent or (C) permitting other Liens on the Collateral which are prohibited under the terms of the Second Priority Documents or Section 6, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Priority Collateral Agent or any other Second Priority Secured Party (and not the First Priority Secured Parties in a like or similar manner) shall not apply to the Second Priority Collateral Documents without the consent of the

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Second Priority Collateral Agent (acting at the written direction of the Second Priority Administrative Agent (itself acting at the written direction of the requisite Second Priority Secured Parties in accordance with the Second Priority Credit Agreement)), and (iii) notice of such amendment, waiver or consent shall have been given by the First Priority Administrative Agent to the Second Priority Collateral Agent (unless it is the same Person as the First Priority Collateral Agent), within 10 Business Days after the effective date thereof; provided, further, that (x) nothing contained in this clause (c) shall impair the rights of the First Priority Collateral Agent, the First Priority Administrative Agent and the holders of First Priority Claims, or the obligations and agreements of the Second Priority Collateral Agent and the other Second Priority Secured Parties, under Sections 3 and 5.1 and (y) the First Priority Collateral Documents and the Second Priority Collateral Documents may, without the consent of any Second Priority Secured Party, be amended or modified pursuant to this Section 5.3(c) to secure additional extensions of credit and add additional secured creditors as long as such amendments or modifications do not violate the express provisions of any Second Priority Document.
     (d) The First Priority Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Priority Credit Agreement may be refinanced, in each case, without notice to, or the consent of, the Second Priority Collateral Agent or the other Second Priority Secured Parties, and in each case subject to the terms hereof, all without affecting the lien subordination or other provisions of this Agreement.
     (e) Without the written consent of the First Priority Administrative Agent, none of the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party will be entitled to agree (and none of them will agree) to any amendment to, or modification of, or consent to any waiver of departure from, the Second Priority Documents, whether in a refinancing or otherwise, that is prohibited by or in contravention of the First Priority Documents as in effect on the date hereof or this Agreement.
     (f) Unless and until the Discharge of First Priority Claims has occurred, the Second Priority Secured Parties shall not consent to the release of any Second Priority Lien on any Collateral without the written consent of the First Priority Administrative Agent, except for releases in connection with the Discharge of Second Priority Claims (or a refinancing thereof) to the extent permitted under the First Priority Credit Agreement or with respect to such Collateral for which the First Priority Lien is also released.
     5.4 Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Obligors in accordance with the terms of the Second Priority Documents and applicable law only to the extent set forth in the proviso of Section 3.1(a) hereof. Nothing in this Agreement shall prohibit the receipt by any Second Priority Secured Party of any payment of interest and principal on the Second Priority Claims, together with any reimbursable fees and expenses and other amounts due in respect thereof, so long as such receipt is not (a) the direct or indirect result of the exercise by any Second Priority Secured Party of rights and remedies as a secured creditor in respect of the Second Priority Claims or enforcement of any Second Priority Lien, in either case in contravention of this Agreement, or (b) a distribution in any Insolvency Proceeding on account of or otherwise by virtue of any Second Priority Lien (including any distribution on account of or otherwise by virtue of any Lien on the Collateral under any Plan of

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Reorganization), other than as permitted by Section 6.8 hereof. In the event that any Second Priority Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of the Second Priority Claims, such judgment lien shall be subject to the terms of this Agreement (including in relation to the First Priority Liens and the First Priority Claims and including in relation to the Second Priority Liens and Second Priority Claims) to the same extent as the other Liens securing the Second Priority Claims (created pursuant to the Second Priority Collateral Documents) are subject to the terms of this Agreement. Nothing in this Agreement modifies any right or remedy the holders of First Priority Claims or, after the Discharge of First Priority Claims has occurred, the holders of Second Priority Claims may have with respect to the Collateral.
     5.5 Bailee and Agent for Perfection. The First Priority Collateral Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession over Collateral pursuant to any of the First Priority Collateral Documents (any such Collateral, as updated from time to time in accordance with the relevant Collateral Document, the “Bailment Collateral”), such possession or control is also held as a bailee and agent for perfection for, on behalf of and for the benefit of, the Second Priority Collateral Agent (as collateral agent for the Second Priority Secured Parties), such bailment and agency for perfection being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC, and in each case solely to the extent required to perfect and enforce their security interests in such Bailment Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Collateral Agent, the First Priority Administrative Agent or any First Priority Secured Party (or any third party acting on their behalf) with respect to such Bailment Collateral or provide the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party with any rights with respect to such Bailment Collateral beyond those specified in this Agreement or the Second Priority Collateral Documents (it being understood that the First Priority Collateral Agent’s duty under this Section 5.5 shall be limited solely to holding any such Collateral as bailee and agent for perfection); provided that promptly following the Discharge of First Priority Claims, the First Priority Collateral Agent (upon the written direction of the First Priority Administrative Agent) shall deliver to the Second Priority Collateral Agent, at the Obligors’ joint and several cost and expense, such Bailment Collateral in its possession together with any necessary endorsements or direct and deliver such Collateral as a court of competent jurisdiction may otherwise direct.
     Section 6. Insolvency Proceedings.
     6.1 Finance and Sale Issues.
     (a) Until the Discharge of First Priority Claims has occurred, if any Obligor shall be subject to any Insolvency Proceeding and the First Priority Administrative Agent shall desire to permit the use of cash collateral (as such term is defined in Section 363(a) of the Bankruptcy Code) under Section 363 of the Bankruptcy Code (“Use of Cash Collateral”) or to permit an Obligor to obtain financing, whether from the First Priority Secured Parties, any other Person, or any combination thereof, under Section 364 of the Bankruptcy Code (“DIP Financing”), then each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that (i) it shall not be

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entitled to raise (and will not raise), but instead shall be deemed to have otherwise irrevocably, absolutely, and unconditionally waived any right to raise, any objection to such Use of Cash Collateral or DIP Financing (and instead will be deemed to have consented to such Use of Cash Collateral or DIP Financing), (ii) it shall not be entitled to request (and will not request) adequate protection or any other relief in connection therewith (except as expressly agreed by the First Priority Administrative Agent or to the extent permitted by Section 6.2), and (iii) to the extent the First Priority Liens are junior in priority to or pari passu with Liens granted in connection with such Use of Cash Collateral or such DIP Financing (including adequate protection Liens), the Second Priority Liens in the Collateral shall be maintained as junior in priority to the First Priority Liens as contemplated hereunder and to such Liens granted in connection with such Use of Cash Collateral or such DIP Financing on the same basis as the Second Priority Liens are junior in priority to First Priority Liens under this Agreement. Without limiting the other provisions of this Agreement, nothing in this Section 6.1(a) is intended to limit the ability of the First Priority Secured Parties or the Second Priority Secured Parties to participate in, support, or object to any Use of Cash Collateral or DIP Financing that does not involve the Collateral. Each of the Lenders (as defined in the Second Priority Credit Agreement) agrees that none of them shall offer to provide, administer or syndicate any DIP Financing to any Obligor unless (i) the application of the proceeds of such DIP Financing would result in the Discharge of the First Priority Claims or (ii) consented to by the First Priority Administrative Agent.
     (b) Until the Discharge of First Priority Claims has occurred, the Second Priority Secured Parties, in any Insolvency Proceeding, shall not be entitled to oppose (and shall not oppose) (1) any sale or disposition of any assets of any of the Obligors, or (2) any procedure governing sale or disposition of any assets of any of the Obligors, in each case that is supported by the First Priority Administrative Agent, and the Second Priority Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Code to any sale, and any procedure for sale (and in each case any motion in support hereof), supported by such First Priority Secured Parties and to have released (and to have consented to the release of) their Liens in such assets so long as and to the extent that (i) the First Priority Secured Parties shall have likewise released their Liens and (ii) the First Priority Liens and the Second Priority Liens shall attach to the proceeds of any Collateral sold or disposed of in the priorities set forth herein. For the avoidance of doubt, and without limitation of the generality of the foregoing, in any Insolvency Proceeding, the Second Priority Secured Parties irrevocably waive any right to object to any sale, or any procedure for sale, or any motion for sale or for bid procedures regarding the sale, of any Collateral under Section 363 of the Bankruptcy Code on the grounds of inadequate time for marketing of such asset, inopportune time for sale of such asset (based on market conditions or otherwise), inadequate purchase price/value to be received for such asset, or any expense reimbursement, break-up fee or other condition or covenant contained in any stalking horse bid for such asset.
     6.2 Adequate Protection. If and only if directed to do so by Second Priority Secured Parties holding at least a majority of the principal amount of the Second Priority Claims, the Second Priority Administrative Agent or the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, may seek or request adequate protection in the form of a Lien on any additional collateral as to which the First Priority Secured Parties have received adequate protection in the form of a Lien (including by way of objecting to any DIP Financing that does not provide for such Lien), which Lien will be junior in priority to the First Priority

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Liens (including any adequate protection Lien in favor of the First Priority Secured Parties) and any Lien securing such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are junior in priority to the First Priority Liens under this Agreement and subject in all respects to the release obligations set forth in this Agreement, including in Section 5.1 and Section 6.1 hereof. If the Second Priority Secured Parties are granted post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Bankruptcy Payments”), such amounts shall be deemed Collateral, shall be turned over to the First Priority Collateral Agent in accordance with Section 4.2 hereof (or, following the Discharge of First Priority Claims and prior to the Discharge of Second Priority Claims, to the Second Priority Collateral Agent) and shall be applied according to the terms thereof (regardless of whether or not any order of a bankruptcy court authorizing and/or directing any Junior Priority Bankruptcy Payments shall expressly provide for such direct payment to the First Priority Collateral Agent or the Second Priority Collateral Agent, as applicable).
     6.3 No Waiver. Subject to Section 3.1(a), nothing contained herein shall prohibit or in any way limit the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise. Subject to Section 3.1(a), following the Discharge of First Priority Claims, nothing contained herein shall prohibit or in any way limit the Second Priority Administrative Agent, the Second Priority Collateral Agent or any other Second Priority Secured Party from objecting in any Insolvency Proceeding.
     6.4 Reinstatement. If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the First Priority Claims previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law) (a “Recovery”), then the First Priority Claims shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. If any Second Priority Secured Party is required in any Insolvency Proceeding or otherwise to turn over any Recovery, then the Second Priority Claims shall be reinstated to the extent of such Recovery. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.
     6.5 Post-Petition Interest. No Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party for allowance or payment in any Insolvency Proceeding of the First Priority Claims consisting of post-petition interest, fees or expenses to the extent of the value of any First Priority Lien on the Collateral, without regard to the existence of the Second Priority Liens on the Collateral, such value to be determined without regard to the existence of the Second Priority Liens on the Collateral.

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     6.6 Separate Grants of Security and Separate Classification. Each of the First Priority Collateral Agent and the First Priority Administrative Agent, on behalf of itself and the other First Priority Secured Parties, and each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, acknowledge and agree that:
     (a) the grants of Liens pursuant to the First Priority Collateral Documents and the Second Priority Collateral Documents constitute two separate and distinct grants of Liens; and
     (b) because of, among other things, their differing rights in the Collateral, the First Priority Claims and the Second Priority Claims are fundamentally different from one another and must be separately classified in any Plan of Reorganization proposed or confirmed in an Insolvency Proceeding.
To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, contrary to the intention of the parties, the claims of the First Priority Secured Parties and/or the Second Priority Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of first priority and second priority secured claims), then (i) each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of first priority and second priority secured claims against the Obligors in respect of the Collateral and (ii) the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Priority Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency Proceeding, and reimbursement of all fees and expenses of the First Priority Collateral Agent’s and the First Priority Administrative Agent’s respective attorneys, financial consultants, and other agents) before any distribution is made in respect of or by virtue of the Second Priority Liens, with each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby acknowledging and agreeing to turn over to the First Priority Collateral Agent amounts otherwise received or receivable by them in respect of or by virtue of the Second Priority Liens to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.
     6.7 Voting for Plan of Reorganization. The First Priority Secured Parties and the Second Priority Secured Parties, in each case in such capacity, shall be entitled to vote to accept or reject any Plan of Reorganization in connection with any Insolvency Proceeding so long as such Plan of Reorganization is a Conforming Plan of Reorganization and shall be entitled to vote to reject any such Plan of Reorganization that is a Non-Conforming Plan of Reorganization; provided that each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that none of the Second Priority Secured Parties, in such capacity, shall be entitled to take any action or vote in any way that supports any Non-Conforming Plan of Reorganization or to object to a Plan of Reorganization to which the requisite holders of First Priority Claims have consented on the grounds that any sale of Collateral thereunder or pursuant thereto is for inadequate consideration, or that the sale process in respect thereof was inadequate. Without limiting the

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generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization by any Second Priority Secured Party, in such capacity, shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the First Priority Administrative Agent shall be entitled (and hereby authorized by the Second Priority Secured Parties) to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any such Non-Conforming Plan of Reorganization withdrawn.
     6.8 X Clause. Notwithstanding Section 4.2 hereof or any other provision of this Agreement, regardless of whether a Discharge of First Priority Claims shall occur in connection with a confirmed Plan of Reorganization, the Second Priority Secured Parties shall be permitted to receive or retain any debt or equity securities or other obligations of the Obligors to be distributed to them under any such confirmed Plan of Reorganization on account of or otherwise by virtue of the Second Priority Liens on the Collateral (collectively, a “Plan Distribution”), so long as (i) any lien granted on the Collateral (or any other assets of an Obligor) to secure such Plan Distributions shall be junior in priority to any liens granted to secure any Plan Distribution to the First Priority Secured Parties under any such Plan of Reorganization on account of the First Priority Liens to the same extent as the Second Priority Liens are junior in priority to the First Priority Liens on the Collateral hereunder and such liens shall otherwise be subject to the terms and conditions of this Agreement (or an analogous agreement), and (ii) any Plan Distribution received by a Second Priority Secured Party shall not be entitled to receive cash interest (but may accrue interest or contain pay-in-kind interest), any Plan Distribution may not be subject to amortization, redemption or other principal or preference paydown, in each case prior to the Discharge of First Priority Claims (including by way of full payment of any Plan Distribution received by the First Priority Secured Parties); provided, however, that, absent a Discharge of the First Priority Claims, any Plan Distribution received by a Second Priority Secured Party under a Plan of Reorganization which the class of First Priority Claims has voted to reject (and which was implemented despite such rejection), or which does not satisfy the criteria set forth in clauses (i) and (ii) above, shall be turned over to the First Priority Administrative Agent in accordance with Section 4.2.
     6.9 Determination of Distributions on Account of Lien on Collateral. For the purposes of this Agreement, including for the purposes of Sections 4.2, 5.4, and 6.8 hereof, there shall be a presumption that any distribution to or for the benefit of the Second Priority Secured Parties under any Plan of Reorganization for any Obligor shall be on account of or by virtue of the Second Priority Liens on the Collateral. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, shall have the burden of rebutting that presumption, and of proving the portion (if any) of any distribution under any Plan of Reorganization to, or for the benefit of, the Second Priority Secured Parties that does not consist of proceeds of (or is not otherwise on account of or by virtue of) such Lien on the Collateral, in each case by clear and convincing evidence.
     6.10 Plan of Reorganization. Neither the Second Priority Administrative Agent nor any other Second Priority Secured Party will sponsor, fund or otherwise facilitate, or support or vote in favor of in an Insolvency Proceeding, any Plan of Reorganization that does not contemplate the payment in full, in cash of the First Priority Claims upon the effective date of such Plan of Reorganization unless the First Lien Administrative Agent shall have otherwise

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consented. Neither the Second Priority Administrative Agent nor any other Second Priority Secured Party will raise or support any objection to any Plan of Reorganization on the basis that the rate of interest payable on any Plan Distribution to the First Priority Secured Parties is excessive or over-compensatory.
     6.11 Turnover Provisions. If, in connection with an Insolvency Proceeding, a First Lien Deficiency Claim exists and any Second Priority Secured Party receives a distribution (whether in cash or in-kind) solely on account of its Second Lien Deficiency Claim out of property not constituting Collateral or otherwise not subject to Section 4.2, Section 6.2 or Section 6.8 of the Intercreditor Agreement (such amount, the “Turnover Proceeds”), then such Second Priority Secured Party’s interest in such Turnover Proceeds shall be subject and subordinate to the First Lien Deficiency Claim until such First Lien Deficiency Claim shall have been paid in full, and, subject to the immediately following proviso, such Second Priority Secured Party shall segregate and hold in trust such Turnover Proceeds for the benefit of the First Priority Secured Parties and shall forthwith pay over such Turnover Proceeds in the form received to the First Priority Administrative Agent for application to the First Lien Deficiency Claim until the First Lien Deficiency Claim shall have been paid in full; provided that, to the extent, and only to the extent, required by the last paragraph of Section 4.09 of the Senior Note Documents, each Second Priority Secured Party hereby agrees that (i) its Second Lien Deficiency Claim shall be subject and subordinate to the Senior Note Obligations to the extent and in the same manner as its Second Lien Deficiency Claim is subject and subordinate to the First Lien Deficiency Claim under this paragraph, (ii) it shall, subject to the preceding provisions of this paragraph, segregate and hold in trust Turnover Proceeds for the benefit of the holders of the Senior Note Obligations and (iii) it shall, subject to the preceding provisions of this paragraph, forthwith pay over Turnover Proceeds in the form received to the trustee(s) under the Senior Note Documents. The First Lien Secured Parties and the Second Lien Secured Parties agree that the foregoing shall not be deemed to restrict the Second Priority Secured Parties from acquiring or repaying and discharging in full (other than out of Turnover Proceeds) the First Lien Deficiency Claim. For the avoidance of doubt, nothing in this paragraph shall otherwise impact the rights of the First Priority Secured Parties or the Second Priority Secured Parties to the Collateral, the proceeds of Collateral or any property or distribution contemplated by Section 4.2, Section 6.2 or Section 6.8 above.
     Section 7. Reliance; Waivers; etc.
     7.1 Reliance. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the Second Priority Secured Parties, acknowledges that the Second Priority Secured Parties have, independently and without reliance on the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Credit Agreement, any other applicable Second Priority Document, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Credit Agreement, any such other Second Priority Document or this Agreement.

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     7.2 No Warranties or Liability. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the Second Priority Secured Parties, acknowledges and agrees that each of the First Priority Collateral Agent, the First Priority Administrative Agent and the other holders of First Priority Claims have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Priority Documents or the ownership of any Collateral or the perfection or priority of any Lien thereon. The holders of First Priority Claims will be entitled to manage and supervise their respective loans and extensions of credit to the Obligors in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the holders of First Priority Claims may manage their loans and extensions of credit without regard to any right or interest that any Second Priority Secured Party may have in the Collateral or otherwise, except as otherwise provided in this Agreement. None of the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party shall have any duty to any Second Priority Secured Party to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreement with any Obligor (including the Second Priority Documents), regardless of any knowledge thereof which they may have or be charged with.
     7.3 No Waiver of Lien Priorities.
     (a) To the fullest extent permitted under applicable law, no right of the First Priority Collateral Agent, the First Priority Administrative Agent, the other First Priority Secured Parties or any of them to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any First Priority Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any of the First Priority Documents or the Second Priority Documents, regardless of any knowledge thereof which the First Priority Collateral Agent, the First Priority Administrative Agent or the other First Priority Secured Parties, or any of them, may have or be otherwise charged with. To the fullest extent permitted under applicable law, no right of the Second Priority Collateral Agent, the Second Priority Administrative Agent, the other Second Priority Secured Parties or any of them to enforce any provision of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Second Priority Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement or any of the Second Priority Documents, regardless of any knowledge thereof which the Second Priority Collateral Agent, the Second Priority Administrative Agent or the other Second Priority Secured Parties, or any of them, may have or be otherwise charged with.
     (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Obligors under the First Priority Documents), the First Priority Secured Parties and any of them may, to the fullest extent permitted under applicable law, at any time and from time to time, without the consent of, or notice to, any Second Priority Secured Party, without incurring any liability to any Second Priority Secured Party and without impairing or releasing the lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Priority Secured Party is affected, impaired or extinguished thereby), do any one or more of the following:

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          (i) make loans and advances to any Obligor or issue, guaranty or obtain letters of credit for account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;
          (ii) change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the First Priority Claims or any First Priority Lien or guaranty thereof or any liability of the Obligors, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Priority Claims), without any restriction as to the amount, tenor or terms of any such increase or extension or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the holders of First Priority Claims, the First Priority Claims or any of the First Priority Documents;
          (iii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Obligor to the First Priority Secured Parties, or any liability incurred directly or indirectly in respect thereof;
          (iv) settle or compromise any First Priority Claim or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sum by whomsoever paid and however realized to any liability (including the First Priority Claims) in any manner or order; and
          (v) exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person, elect any remedy and otherwise deal freely with the Obligors and the Collateral and any security or any liability of any Obligor to the holders of First Priority Claims or any liability incurred directly or indirectly in respect thereof.
     (c) Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, also agrees, to the fullest extent permitted under applicable law, that no First Priority Secured Party shall have any liability to any of them, and each of them, to the fullest extent permitted under applicable law, hereby waives any claim against any First Priority Secured Party, arising out of any action which such holders of First Priority Claims may take or permit or omit to take with respect to the foreclosure upon, or sale, liquidation or other disposition of, the Collateral. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that none of the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party shall have any duty to them, express or implied, fiduciary or otherwise, in respect of the maintenance or preservation of the Collateral, the First Priority Claims or otherwise.
     (d) Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand,

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request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law or any other similar right a junior secured creditor may have under applicable law.
     7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Secured Parties and the Second Priority Secured Parties hereunder shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any First Priority Document or Second Priority Document or any setting aside or avoidance of any First Priority Lien or Second Priority Lien;
     (b) any change in the time, manner or place of payment of, or in any other terms of, any First Priority Claim or Second Priority Claim, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Priority Documents or the Second Priority Documents;
     (c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of any First Priority Claim or Second Priority Claim or any guarantee thereof;
     (d) the commencement of any Insolvency Proceeding in respect of any Obligor; or
     (e) any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the First Priority Claims or Second Priority Claims or of any First Priority Secured Party or Second Priority Secured Party in respect of this Agreement.
     Section 8. Miscellaneous.
     8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Priority Documents and the Second Priority Documents, the provisions of this Agreement shall govern and control.
     8.2 Continuing Nature of this Agreement. This Agreement shall continue to be effective until the Discharge of First Priority Claims shall have occurred. This is a continuing agreement of lien priority. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby irrevocably, absolutely, and unconditionally waives any right it may have under applicable law to revoke this Agreement or any provisions hereof.
     8.3 Amendments; Waivers. No amendment, modification or waiver of any provision of this Agreement shall be deemed to be made unless the same shall be in writing signed by the First Priority Collateral Agent, the First Priority Administrative Agent, the Second Priority Collateral Agent and the Second Priority Administrative Agent and, subject to the immediately following sentence, each Obligor and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve

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any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes any amendment to such Obligor’s ability to cause additional obligations to constitute First Priority Claims or Second Priority Claims as such Obligor may designate).
     8.4 Information Concerning Financial Condition of the Obligors and their Subsidiaries.
     (a) Each of the First Priority Secured Parties and the Second Priority Secured Parties, as separate groups of secured creditors, shall be responsible for keeping themselves informed of (i) the financial condition of the Obligors and their Subsidiaries and all endorsers and/or guarantors of the First Priority Claims or the Second Priority Claims and (ii) all other circumstances bearing upon the risk of nonpayment of the First Priority Claims or the Second Priority Claims.
     (b) None of the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party shall have any duty to advise the Second Priority Collateral Agent, the Second Priority Administrative Agent or any other Second Priority Secured Party of information known to it or them regarding such condition or any such circumstance or otherwise. In the event the First Priority Collateral Agent or the First Priority Administrative Agent or any other First Priority Secured Party undertakes at any time or from time to time to provide any such information to any Second Priority Secured Party, it or they shall be under no obligation (i) to provide any additional information or to provide any such information on any subsequent occasion, (ii) to undertake any investigation or (iii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.
     8.5 Certain Successors. Each successor First Priority Collateral Agent and Second Priority Collateral Agent shall execute and deliver a counterpart of and become a party to this Agreement (but the failure to execute such counterpart shall not diminish such Person’s obligations under this Agreement).
     8.6 Application of Payments. All payments received by the holders of First Priority Claims may be applied, reversed and reapplied, in whole or in part, to such part of the First Priority Claims as the holders of First Priority Claims, in their sole discretion, deem appropriate. Following the Discharge of First Priority Claims and until the Discharge of Second Priority Claims has occurred, all payments received by the holders of Second Priority Claims may be applied, reversed and reapplied, in whole or in part, to such part of the Second Priority Claims as the holders of Second Priority Claims, in their sole discretion, deem appropriate.
     8.7 Marshalling of Assets. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby irrevocably, absolutely, and unconditionally waives any and all rights or powers any Second Priority Secured Party may have at any time under applicable law or otherwise to have the Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the First Priority Liens or the Second Priority Liens.

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     8.8 No Purchase Option in Favor of Second Priority Secured Parties. Without in any manner limiting the other provisions of this Agreement (including as to the enforcement of the rights, powers and/or remedies of the First Priority Collateral Agent, the First Priority Administrative Agent or the other First Priority Secured Parties in and to the Collateral), nothing herein is intended to grant the Second Priority Secured Parties the option to purchase the aggregate amount (or any other portion) of the outstanding First Priority Claims, whether at par or at any other price or under any other terms or conditions.
     8.9 Notices. (a) All notices to the First Priority Secured Parties permitted or required under this Agreement may be sent to the First Priority Administrative Agent (with a copy to the First Priority Collateral Agent). All notices to the Second Priority Secured Parties permitted or required under this Agreement may be sent to the Second Priority Administrative Agent (with a copy to the Second Priority Collateral Agent). All notices to the Obligors permitted or required under this Agreement may be sent to the Borrower. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission or other electronic means). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
     8.10 Further Assurances. Each of the First Priority Administrative Agent, on behalf of itself and the other First Priority Secured Parties, the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any other party may reasonably request to effect the terms of this Agreement (including, in the case of the First Priority Administrative Agent and the Second Priority Administrative Agent, to direct the First Priority Collateral Agent and the Second Priority Collateral Agent to do the same). Each of Holdings and the Borrower shall cause each of its Subsidiaries that becomes an Obligor to execute and deliver a counterpart of and become a party to this Agreement.
     8.11 Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.12 Binding on Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the First Priority Collateral Agent, the First Priority Administrative Agent, the other First Priority Secured Parties (including to the benefit of any successors to the First Priority Secured Parties by virtue of any refinancing), the Second Priority Collateral Agent, the Second Priority Administrative Agent, the other Second Priority Secured Parties (including to the benefit of any successors to the Second Priority

29

Secured Parties by virtue of any refinancing), and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder. This Agreement shall be binding upon the Obligors and their successors and assigns; provided that no Obligor or any successor or assign thereof shall be entitled to enforce any provision of this Agreement (other than any provision hereof expressly preserving any right of any Obligor under any First Priority Document or Second Priority Document).
     8.13 Specific Performance. Each of the First Priority Collateral Agent, the First Priority Administrative Agent, the Second Priority Collateral Agent and the Second Priority Administrative Agent may demand specific performance of this Agreement. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Priority Collateral Agent, the First Priority Administrative Agent or any other First Priority Secured Party (other than the defense that the obligation for which specific performance is being sought has been performed in accordance with this Agreement). Without limiting the generality of the foregoing or of the other provisions of this Agreement, in seeking specific performance in any Insolvency Proceeding, the First Priority Collateral Agent and the First Priority Administrative Agent may seek such relief as if it were the “holder” of the claims of the Second Priority Secured Parties under Section 1126(a) of the Bankruptcy Code or otherwise had been granted an irrevocable power of attorney by the Second Priority Secured Parties.
     8.14 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.
     8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
     8.16 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
     8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties listed below. This Agreement shall be effective both before and after the commencement of any Insolvency Proceeding. Consistent with, but not in limitation of, the preceding sentence, each of the First Priority Collateral Agent and the First Priority Administrative Agent, on behalf of itself and the other First Priority Secured Parties, and each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. All references to any Obligor shall include any Obligor as debtor and debtor-in-possession and any receiver or trustee for such Obligor (as the case may be) in any Insolvency Proceeding.

30

     8.18 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties and the Second Priority Secured Parties as separate groups of secured creditors. Neither the Borrower nor any other Obligor (including any Guarantor) or any other creditor thereof shall have any right hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Obligor, which are absolute and unconditional, to pay the First Priority Claims and the Second Priority Claims as and when the same shall become due and payable in accordance with their terms. Each provision hereunder applicable to the First Priority Secured Parties and the Second Priority Secured Parties shall be applicable to, and binding upon them, solely in their respective capacities as such.
     8.19 Exclusive Means of Exercising Rights under this Agreement. The First Priority Secured Parties shall be deemed to have irrevocably appointed the First Priority Administrative Agent as their exclusive agent hereunder. The Second Priority Secured Parties shall be deemed to have irrevocably appointed the Second Priority Administrative Agent as their exclusive agent hereunder. Consistent with such appointment, (a) the First Priority Secured Parties further shall be deemed to have agreed that only the First Priority Administrative Agent (and not any individual claimholder or group of claimholders) as agent for the First Priority Secured Parties, or any of the First Priority Administrative Agent’s agents (including the First Priority Collateral Agent) shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) First Priority Secured Parties holding obligations in respect to obligations in respect of hedging agreements may exercise customary netting rights with respect thereto, (ii) cash collateral may be held pursuant to the terms of the First Priority Documents (including any relating to hedging agreements) and any such individual First Priority Secured Party may act against such cash collateral, and (iii) First Priority Secured Parties may exercise customary rights of setoff against depository or other accounts maintained with them; and (b) the Second Priority Secured Parties further shall be deemed to have agreed that only the Second Priority Administrative Agent (and not any individual claimholder or group of claimholders), as the agent of the Second Priority Secured Parties, or any of the Second Priority Administrative Agent’s agents (including the Second Priority Collateral Agent) shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement). Specifically, but without limiting the generality of the foregoing, each First Priority Secured Party or group of First Priority Secured Parties and each Second Priority Secured Party or group of Second Priority Secured Parties shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.
     8.20 Right of First Priority Collateral Agent to Continue. Any Person serving as First Priority Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights, obligations and duties, as the First Priority Collateral Agent, notwithstanding whether any such Person has served or is serving as the Second Priority Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.20, any Person

31

serving as First Priority Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Priority Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as the Second Priority Collateral Agent, but such resignation has not become effective for any reason, including because a successor Second Priority Collateral Agent has not been appointed or has accepted such appointment, without any liability to any of the Second Priority Secured Parties by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.
     8.21 Interpretation. This Agreement is a product of negotiations among representatives of, and has been reviewed by counsel to, each of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Administrative Agent, the Second Priority Administrative Agent and each Obligor and is the product of those Persons on behalf of themselves and the First Priority Secured Parties (in the case of the First Priority Administrative Agent) and the Second Priority Secured Parties (in the case of the Second Priority Administrative Agent). Accordingly, this Agreement’s provisions shall not be construed against, or in favor of, any party or other Person merely by virtue of the extent of that party or other Person’s involvement, or lack of involvement, in the preparation of this Agreement and of any of its specific provisions.
     8.22 Forum Selection and Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO.
     8.23 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

32

SECTION 8.23 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     8.24 Bond Conversion Offer. Notwithstanding anything to the contrary set forth herein, on and after the Consummation Date, (i) any references to the Second Priority Credit Agreement shall be replaced by the trust indenture entered into by the Borrower on the Consummation Date and (ii) this Agreement shall be automatically amended mutatis mutandis to reflect the continuation or replacement of the second priority liens of the lenders under the Second Priority Credit Agreement with the second priority liens of the trustee on behalf of the bondholders under the trust indenture entered into by the Borrower on the Consummation Date.
     8.25 No Contest. Each of the Second Priority Collateral Agent and the Second Priority Administrative Agent, on behalf of itself and the other Second Priority Secured Parties, agrees that none of them shall contest, in an Insolvency Proceeding or otherwise, the enforceability of any provision of this Agreement.
[Signature Pages Follow]

33

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UBS AG, STAMFORD BRANCH, as First Priority Collateral Agent
By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as First Priority Administrative Agent
By:
Name:
Title:
[Additional Signature Pages Follow]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Second Priority Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Second Priority Collateral Agent
By:
Name:
Title:

By:
Name:
Title:
[Additional Signature Page Follows]

Obligors: TRAVELPORT LLC, as the Borrower
By:
Name:
Title:

TRAVELPORT LIMITED, as Holdings
By:
Name:
Title:

WALTONVILLE LIMITED
By:
Name:
Title:

TDS INVESTOR (LUXEMBOURG) S.A.R.L.
By:
Name:
Title:

[EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO]
By:
Name:
Title:

APPENDIX B
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
CORPORATE ORGANIZATION CHART OF TRAVELPORT HOLDINGS LIMITED
AND CERTAIN OF ITS AFFILIATES AT CLOSING

APPENDIX C
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
FINANCIAL PROJECTIONS

FINANCIAL PROJECTIONS & ASSUMPTIONS
     These Financial Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein as well as the “Feasibility of the Plan” and “Risk Factors to be Considered” sections of the Disclosure Statement, which can be found at pages 70 and 33 thereof, respectively.
     The Financial Projections set forth below have been prepared based on the assumption that the Effective Date will be September 30, 2011. Although the Company is seeking to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when or if the Effective Date will actually occur.
     Travelport Holdings Limited’s Projected Consolidated Statements of Operations set forth below present the projected consolidated results of operations of the Debtor from 2011 through 2015. The financial statements include various estimated exit costs and financing adjustments which reflect the assumed effects of confirmation, including the settlement of various liabilities and related securities issuances, cash payments and borrowings.
     THE FINANCIAL PROJECTIONS ARE PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING “ADEQUATE INFORMATION” UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE OUT-OF-COURT TRANSACTION AND PLAN AND SHOULD NOT BE USED OR RELIED ON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR EQUITY INTERESTS IN, THE COMPANY OR ANY OF ITS AFFILIATES.
     THE ASSUMPTIONS AND RESULTANT FINANCIAL PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES CONTAIN CERTAIN STATEMENTS THAT MAY BE CONSIDERED “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BY THE COMPANY’S MANAGEMENT AND ADVISORS. THESE FINANCIAL PROJECTIONS AND SUBSEQUENTLY IDENTIFIED VARIANCES, IF ANY, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED OR MAY BE UNDERSTATED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. THE COMPANY CAUTIONS THAT NO ASSURANCES CAN BE MADE AS TO THE ACCURACY OF THE ASSUMPTIONS AND RESULTANT FINANCIAL PROJECTIONS OR THE ABILITY OF THE FILING ENTITY AND ITS SUBSIDIARIES TO ACHIEVE THE PROJECTED RESULTS FOLLOWING THE RESTRUCTURING. SOME ASSUMPTIONS INEVITABLY WILL NOT

MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED ON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.
     THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY’S INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE FINANCIAL PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS.
     THE FINANCIAL PROJECTIONS DO NOT REFLECT THE IMPACT OF FRESH START REPORTING IN ACCORDANCE WITH AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS STATEMENT OF POSITION 90-7, “FINANCIAL REPORTING BY ENTITITES IN REORGANIZATION UNDER THE BANKRUPTCY CODE”. THE IMPACT OF FRESH START REPORTING, WHEN REFLECTED AT THE EFFECTIVE DATE, MAY HAVE A MATERIAL IMPACT ON THE REORGANIZED COMPANY’S CONSOLIDATED BALANCE SHEET AND PROSPECTIVE RESULTS OF OPERATIONS. THE COMPANY AND ITS ADVISORS, HOWEVER, DO NOT BELIEVE AT THIS TIME THAT FRESH START ADJUSTMENTS IN SUCH BALANCE SHEET WILL HAVE A MATERIAL IMPACT ON PROJECTED RECOVERIES FOR CREDITORS.
     THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE COMPANY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION, TO: (1) FURNISH UPDATED BUSINESS PLANS OR FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE, OR TO HOLDERS OF SECURITIES OF ANY FILING ENTITY, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (2) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE BANKRUPTCY COURT OR ANY GOVERNMENTAL AGENCY OR ENTITY; OR (3) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. HOWEVER, FROM TIME TO TIME, THE COMPANY MAY PREPARE UPDATED FINANCIAL PROJECTIONS IN CONNECTION WITH PURSUING FINANCINGS, CREDIT RATINGS AND OTHER PURPOSES.

     SUCH FINANCIAL PROJECTIONS MAY DIFFER MATERIALLY FROM THE PROJECTIONS PRESENTED HEREIN.

Travelport Holdings Limited’s Consolidated Statement of Operations
(Unaudited)
($ in millions)

	Six Months
	Ending	Fiscal Year Ending December 31,
	12/31/2011	2011	2012	2013	2014	2015
Net Revenue	$992	$2,053	$2,102	$2,232	$2,392	$2,567
Cost of Revenue	460	940	1,034	1,138	1,248	1,369

Gross Margin	$532	$1,113	$1,067	$1,094	$1,144	$1,198

Selling, General and Administrative (1)	316	639	625	619	644	669
Depreciation and Amortization	109	219	232	255	240	209

Operating Income	$106	$254	$211	$220	$260	$320

Interest Expense, Net	178	356	325	322	324	336
Other (Income) Expense, Net	(0)	3	(0)	(0)	(0)	(0)

Income Before Income Taxes and Equity In Earnings	$(72)	$(105)	$(114)	$(102)	$(64)	$(16)

Provision for Income Taxes	15	34	30	32	33	34
Loss (Income) From Equity Investment & Minority Interest	0	(0)	0	0	0	0

Net Income	$(87)	$(138)	$(144)	$(133)	$(97)	$(50)

Adjusted EBITDA (2)	$217	$500	$461	$493	$518	$547
Please read in conjunction with associated notes.

(1)	Includes restructuring charges.

(2)	Adjusted EBITDA is defined as income (loss) from continuing operations before equity in earnings (losses) of investment in Orbitz Worldwide, interest, income tax, depreciation and amortization and is adjusted to exclude items management believes may potentially restrict its ability to assess the results of the underlying business.

Travelport Holdings Limited’s Projected Consolidated Balance Sheets set forth below present the projected consolidated financial position of the Debtor including the contemplated new capital structure of Travelport Holdings Limited, giving effect to confirmation and consummation of the transactions contemplated by the out-of-court transaction and the Plan, as of the end of each fiscal year from 2011 to 2015.
Travelport Holdings Limited’s Projected Consolidated Balance Sheet
(Unaudited)
($ in millions)

	Fiscal Year Ending December 31,
	2011	2012	2013	2014	2015
Assets:
Cash and Cash Equivalents	$83	$101	$86	$93	$92
Accounts Receivable (Net of Allowances for Doubtful Accounts)	180	184	196	210	225
Deferred Income Taxes	4	4	4	4	4
Other Current Assets (1)	357	366	374	383	392

Total Current Assets	$625	$654	$660	$690	$713

Property and Equipment, Net	417	356	271	200	161
Goodwill	994	994	994	994	994
Trademarks and Tradenames	314	314	314	314	314
Other Intangible Assets, Net	679	589	499	409	319
Investment in Orbitz Worldwide	91	98	105	112	120
Non-Current Deferred Income Tax	4	4	4	4	4
Other Non-Current Assets (2)	343	342	345	354	366
Excess Reorganization Value (3)	1,540	1,540	1,540	1,540	1,540

Total Assets	$5,006	$4,891	$4,732	$4,617	$4,531

Liabilities and Shareholders’ Equity:
Accounts Payable	$90	$76	$82	$90	$98
Accrued Expenses and Other Current Liabilities	391	414	426	457	491
Accrued Interest	57	56	54	57	39

Total Current Liabilities	$537	$546	$563	$604	$628

Long-Term Debt, Including Current Portion	3,877	3,912	3,875	3,822	3,768
Deferred Income Taxes	40	40	40	40	40
Intercompany Debt	22	22	22	22	22
Other Non-Current Liabilities	216	187	172	159	146

Total Liabilities	$4,692	$4,708	$4,672	$4,647	$4,604

Equity Attributable to Non-Controlling Interest in Subsidiaries	12	20	27	35	42
Shareholders’ Equity	302	163	33	(65)	(115)

Total Liabilities and Equity	$5,006	$4,891	$4,732	$4,617	$4,531

Please read in conjunction with associated notes.

(1)	The classification of certain assets as current and non-current differs from that in the pro forma balance sheet and the Selected Historical Financial Information.

(2)	Includes restricted cash.

(3)	Represents excess of reorganization value implied by the midpoint of the Blackstone Valuation Analysis above current asset book value before allocation to the Company’s identifiable assets in accordance with the procedures specified by FASB Statement No. 141.

Travelport Holdings Limited’s Pro Forma Consolidated Balance Sheet
(Unaudited)
($ in millions)

	Balance Sheet as of 6/30/2011
		Restructuring
	As Reported	Adjustments	Pro Forma
Assets:
Cash and Cash Equivalents	$288	$(176)	$113
Other Current Assets	457	91	548

Total Current Assets	$745	$(85)	$660

Other Non-Current Assets (1)	2,937	—	2,937
Excess Reorganization Value (2)	—	1,540	1,540

Total Assets	$3,682	$1,455	$5,137

Liabilities and Shareholders’ Equity:
Current Liabilities	$642	$—	$642

Long-Term Debt, Including Current Portion:
Senior Secured Credit Facility Revolving Borrowings	—	—	—
Non-Extended Senior Secured Credit Facility Term Loans	166	—	166
Extended Senior Secured Credit Facility Term Loans	1,515	—	1,515
Second Lien OpCo Term Loan	—	208	208
Senior 2006 Notes	800	—	800
9% Notes	250	—	250
Senior Subordinated Notes	450	—	450
PIK Loan	693	(693)	—
Tranche A Extended PIK Loan	—	135	135
Tranche B Extended PIK Loan	—	266	266
Capital Leases and Other	60	—	60

Total Long-Term Debt, Including Current Portion	$3,934	$(85)	$3,849

Other Non-Current Liabilities	259	—	259

Total Liabilities	$4,835	$(85)	$4,750

Minority Interest	12	—	12
Shareholders’ Equity	(1,165)	1,540	375	(3)

Total Liabilities and Equity	$3,682	$1,455	$5,137

Please read in conjunction with associated notes.

(1)	Other Non-Current Assets includes $137 million of restricted cash. The classification of certain assets as current and non-current differs from that in the projected balance sheet and the Selected Historical Financial Information.

(2)	Represents excess of reorganization value implied by the midpoint of the Blackstone Valuation Analysis above current asset book value before allocation to the Company’s identifiable assets in accordance with the procedures specified by FASB Statement No. 141.

(3)	Based on midpoint of Blackstone Valuation Analysis.

Travelport Holdings Limited’s Projected Consolidated Statements of Cash Flows set forth below present the projected consolidated cash flows of the Debtor from 2011 through 2015.
Travelport Holdings Limited’s Consolidated Statement of Cash Flows
(Unaudited)
($ in millions)

	Six Months
	Ending	Fiscal Year Ending December 31,
	12/31/2011	2011	2012	2013	2014	2015
Cash Flows from Operating Activities

Net Income (Loss)	$(87)	$(138)	$(144)	$(133)	$(97)	$(50)
Depreciation and Amortization	109	219	232	255	240	209
Non-Cash Interest on Senior Unsecured PIK Term Loans	34	62	50	50	58	68
Non-Cash Interest on Second Lien OpCo Term Loan	5	5	23	25	27	30
Income Attributable to Minority Interest and Investment	0	(0)	0	0	0	0
Cash Flow from Discontinued Ops / Gain on Sale	—	(29)	—	—	—	—
Deferred Income Taxes	—	3	—	—	—	—

Changes in Cash Due to Working Capital
Accounts Receivable	37	(10)	(4)	(12)	(14)	(15)
Other Current Assets	(6)	(67)	(15)	(9)	(9)	(9)
Accounts Payable, Accrued Expenses and Other Current Liabilities	(66)	(1)	9	17	41	24
Other Non-Current Assets and Liabilities	(113)	(97)	(23)	(16)	(21)	(26)

Net Cash From Operating Activities (1)	$(86)	$(54)	$128	$177	$226	$231

Cash Flow from Investing
Capital Expenditures	(44)	(73)	(80)	(80)	(80)	(80)
Proceeds from Asset Sales, Net of Cash Disposed	20	653	—	—	—	—
Other	—	4	—	—	—	—

Net Cash From Investing Activities	$(24)	$584	$(80)	$(80)	$(80)	$(80)

Cash Flow from Financing
Repayment of Debt, Net of Issuance	(95)	(684)	(31)	(112)	(138)	(152)
Other	—	(11)	—	—	—	—

Net Cash From Financing Activities	$(95)	$(695)	$(31)	$(112)	$(138)	$(152)

Effect of Changes in Exchange Rates	—	5	—	—	—	—

Net Change in Cash	$(205)	$(159)	$17	$(15)	$8	$(1)

Beginning Balance	$288	$242	$83	$101	$86	$93
Change in Cash	(205)	(159)	17	(15)	8	(1)

Ending Balance	$83	$83	$101	$86	$93	$92

Please read in conjunction with associated notes.

(1)	Includes debt financing costs.

Notes to Financial Projections
A. Accounting Policies
     The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Company’s historical financial statements.
     The Company believes, at this point, that it will qualify for treatment under fresh start accounting principles outlined in SOP 90-7. The Financial Projections do not reflect the impact of fresh start reporting; however, assets and liabilities have been adjusted to reflect the capital structure upon emergence.
B. Summary of Significant Assumptions
     The Company, with the assistance of various advisors, prepared the Financial Projections for each of the five years ending December 31, 2011 through 2015. The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the subsidiaries, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the companies. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will vary from the projected results. These variations may be material. Although the Company believes that the assumptions underlying the Financial Projections, when considered on an overall basis, are reasonable in light of current circumstances, no representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of its subsidiaries to achieve the projected results of operations. In deciding whether to vote to accept or reject the Plan, claimants must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.
     Additional information relating to the principal assumptions used in preparing the Financial Projections is set forth below:
     • General Market Conditions
     The Financial Projections take into account the current market environment in which Travelport competes, including many economic and financial forces that are beyond the control of the Company and management. Economic growth or slowdowns on a global or regional basis may impact Travelport’s performance. Industry dynamics that impact negotiations with Travelport’s suppliers and / or customers will also impact profitability. In general, the Financial Projections assume that economic conditions will improve over the projection period.
     • Methodology
     The Financial Projections were prepared based on several key assumptions as discussed below.

     • Net Sales
     Net sales are expected to increase by approximately 3%, 2%, 6%, 7% and 7% in 2011, 2012, 2013, 2014 and 2015, respectively. Fluctuations in net sales are a result of the following:
          o GDS Booking Fees
     GDS booking fees are expected to increase by approximately 1%, 5%, 6%, 7% and 7% in 2011, 2012, 2013, 2014 and 2015, respectively. Booking fees are projected based on growth in the GDS industry, as correlated with projections for global GDP growth, a slowdown in the decrease in airline yields per segment and improvements in land and sea attachment rates.
          o Airline IT and Other Revenue
     Airline IT Solutions revenue is projected to increase by 6% in 2011, decrease by 29% and by 12% in 2012 and 2013, respectively, and then increase annually by 1% throughout the forecast. 2011 revenue reflects the increase in revenues from the Delta / Northwest and United / Continental consolidations. Subsequent revenue declines reflect the loss of United revenues, as previously discussed.
     Other revenues are expected to increase by approximately 30%, 16%, 26%, 20% and 18% in 2011, 2012, 2013, 2014 and 2015, respectively. The growth in other revenues is based on Travelport’s continued investment in its hospitality strategy and other related initiatives.
     • Gross Margin
     Gross margin as a percentage of net sales is expected to decline to 54%, 51%, 49%, 48%, 47% in 2011, 2012, 2013, 2014 and 2015, respectively. Gross margin declines reflect the loss of the high-margin United IT contract and continued increases in costs of revenue per segment projected to result from future negotiations with travel agents.
     • Corporate Expenses and Other
          o Selling, General and Administrative Expenses
     Selling, general and administrative (“SG&A”) expenses include wages and benefits, technology, selling, marketing, distribution, general and administrative, and external expenses. As a percentage of net sales, SG&A expenses are projected to decline over the projection period from approximately 31% in 2011 to 26% in 2015, driven by the realization of cost reduction initiatives and the leveraging of fixed costs over a greater revenue base.

          o Interest Expense, net
     The Financial Projections reflect interest expense incurred under the Company and its subsidiaries’ current borrowings and reflect the adjusted terms that will result from the proposed restructuring. The Financial Projections also include Travelport’s current interest rate swap contracts through their termination.
          o Income Taxes
     The Financial Projections include income tax expense calculated in a manner consistent with US GAAP and reflect that the Company on a consolidated basis is subject to income tax in the United States and numerous non-US jurisdictions. The effective tax rate varies materially from the US federal statutory tax rate with the following items having a consistent material impact: (a) the Company and its subsidiaries are subject to income tax in numerous non-US jurisdictions with varying tax rates, (b) GDS earnings outside the US are taxed at an effective rate that is lower than the US federal rate and remains at a consistent level, (c) the location of the Travelport’s debt in countries with no or low rates of federal tax implies limited deductions for interest, and (d) a valuation allowance is established against the deferred tax assets established in the United States.
          o Capital Expenditures
     Capital expenditures for the projection period are based on Travelport’s capital spending budget and are primarily related to technology enhancements. In 2011, capital expenditures are projected to be $73 million. In 2012 through 2015, capital expenditures are projected to be $80 million per year.
          o Working Capital and Other Balance Sheet Accounts
     Working capital is comprised of accounts receivable, accounts payable, and other accrued expenses. Working capital projections assume that airline payments and travel agent incentives will remain relatively constant over the projected period. Accrued expenses reflect the return to paying employee bonuses, with the first payment made in the second half of 2011 and the first full-year payment made in 2012. Other significant cash payments include pension expenses, prepaid incentives to travel agents, financing fees and restructuring charges. GTA’s 2011 performance is excluded from Adjusted EBITDA, but GTA’s cash flows are included as “Cash Flow from Discontinued Ops”.
          o Capital Structure
     The capital structure upon emergence is assumed as follows:
     (a) Senior Secured Credit Facility: On or after the Effective Date, the Company’s subsidiaries will be indebted under the Senior Secured Credit Facility, which consists of the following: non-extended first lien term loans of $162 million with a maturity in August 2013 and an interest rate of LIBOR + 2.50%.; and extended first lien terms loans of $1.461 billion with a maturity in August 2015, but accelerated to May 2014 if the Senior Notes have not been repaid or refinanced, and varying interest rates of approximately LIBOR / EURIBOR + 4.50%. The Financial Projections include a mandatory cash flow sweep to repay the Senior Secured Credit Facility, as is required by the Senior Secured Credit Facility amendment.
     (b) Second Lien OpCo Term Loan: On or after the Effective Date, the Company’s subsidiaries will be indebted under the Second Lien OpCo Term Loan of approximately $343 million with a maturity in December 2016 and an interest rate of LIBOR + 6.00%. The Financial Projections assume this interest is payment-in-kind (PIK) throughout the forecast.
     (c) Senior Notes: On or after the Effective Date, the Company’s subsidiaries will be indebted under the Senior Notes, which consist of the following: Senior 2006 Notes of $781 million with a maturity in September 2014 and interest rates of 9.875% and LIBOR / EURIBOR + 4.625%.; and 9% Notes of $250 million with a maturity in March 2016 and an interest rate of 9.00%. The Senior Notes are assumed to be selectively repurchased as required under the Senior Secured Credit Facility amendment.
     (d) Senior Subordinated Notes: On or after the Effective Date, the Company’s subsidiaries will be indebted under the Senior Subordinated Notes, which consist of the following: $427 million with a maturity in September 2016 and interest rates of 10.875% and 11.875%.
     (e) Tranche A Extended PIK Loans: On or after the Effective Date, the Company will be indebted under the Tranche A Extended PIK Loans of $135 million with a maturity in September 2012 and an interest rate of LIBOR + 6.00%. On a consolidated basis, the Tranche A Extended PIK Loans will be eliminated from the balance sheet, with a corresponding reduction in the consolidated total assets.
     (f) Tranche B Extended PIK Loans: On or after the Effective Date, the Company will be indebted under the Tranche B Extended PIK Loans of approximately $287.5 million with a maturity in December 2016 and an interest rate of LIBOR + 13.50%.
     (g) New Common Stock: For purposes of the Financial Projections, value has been ascribed to the common equity of the Company, commensurate with the equity value as determined by the Valuation Analysis in the Disclosure Statement.

APPENDIX D
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS
A. Introduction1
     The Company, with the assistance of its financial advisors, has prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement for the purpose of evaluating whether the Plan meets the so-called “best interests” test under section 1129(a)(7) of the Bankruptcy Code. With respect to each Impaired Class of Claims and Interests, confirmation of the Plan requires that each Holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Plan’s Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtor was to be liquidated under chapter 7 of the Bankruptcy Code.
     In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtor’s assets. Such amount should be reduced by the costs and expenses of the liquidation. Remaining liquidation proceeds then would be applied to any amounts necessary to satisfy administrative fees and expenses, priority tax claims and other priority claims that are senior to general unsecured claims, including any incremental administrative claims that may result from the liquidation of the Company. Any remaining cash would be available for distribution to general unsecured creditors and shareholders in accordance with the priority scheme established by section 726 of the Bankruptcy Code.
     The Liquidation Analysis has been prepared assuming that, in the event the Company files the Chapter 11 Case, such case converts to a chapter 7 case under the Bankruptcy Code on September 30, 2011 (the “Liquidation Date”). A chapter 7 trustee (the “Trustee”) would be appointed or elected to commence the liquidation of the Company and / or all of the Company’s assets. The Liquidation Analysis, however, does not include recoveries resulting from any potential preference claims, fraudulent conveyance litigation, or other avoidance actions.
     Estimating recoveries in any hypothetical chapter 7 liquidation is an uncertain process due to the number of unknown variables and is necessarily speculative. Thus, extensive use of estimates and assumptions has been made that, although considered reasonable by the Company’s management and its financial advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtor.
     THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR THE ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THE CHAPTER 11 CASE IS CONVERTED TO A CHAPTER 7 CASE, ACTUAL

[1]	Unless otherwise defined herein, each capitalized term shall have the meaning ascribed to it in the Disclosure Statement to which this Liquidation Analysis is attached.

RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THE LIQUIDATION ANALYSIS AND THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED WOULD BE REALIZED.
     Substantially all of the Debtor’s assets consist of the direct and indirect equity interests in Travelport. As such, a Liquidation Analysis of the Debtor is substantially the same analysis as that of a liquidation of Travelport. A liquidation of Travelport could be executed through an expedited sale of the equity of the Debtor’s subsidiaries or through a sale of the assets that comprise the business. Whichever method would achieve a greater liquidation value is the one that should be considered in evaluating whether the Plan meets the best interests test. Based on the limited value of Travelport’s tangible and intangible assets if sold on an asset-by-asset basis compared to the additional value such assets would retain as part of a going-concern enterprise, the Liquidation Analysis evaluated the proceeds that would be realized from an expedited sale of Travelport. The value derived reflects the nature of a Chapter 7 sale and includes such factors as (i) the shortened time period involved in the sale process; (ii) discounts buyers would require given a shorter due diligence period and therefore potentially higher risks buyers might assume; (iii) potentially negative perceptions involved in liquidation sales; (iv) the potential impact on the business and profitability; (v) the current state of the capital markets; (vi) the limited universe of prospective buyers; and (vii) competitive dynamics within the industry.
     As part of the Disclosure Statement, Blackstone Advisory Partners L.P. (“Blackstone Advisory”) conducted the Valuation Analysis to estimate the reorganization value of the Company. Blackstone Advisory’s valuation was based on a discounted cash flow analysis, comparable company trading multiples and comparable transaction multiples. As a result of the factors and circumstances discussed above, an expedited sale is assumed to result in a significant reduction in the valuation multiples of the Company’s potential earnings that were derived in the Valuation Analysis.
     The business itself would also be harmed for the same reasons previously described. The customer / supplier dynamic between airlines, travel agents, GDS providers and IT hosting providers creates an environment whereby a business would be significantly harmed if put up for auction in a distressed sale process. In order to include the impact of such business degradation, and the valuation multiple applied to the Travelport’s performance, the Liquidation Analysis assumes a 55% - 65% reduction to the valuation of the business (excluding restricted and excess cash). The Company and Blackstone Advisory believe these adjustments are conservative and could ultimately be larger. It should be noted, however, that the Debtor’s management and Blackstone Advisory, cannot judge with any degree of certainty the impact of the expedited sale process on the recoverable value of the Debtor’s assets.
     The Liquidation Analysis includes the value of the cash that as part of the Plan will be used to pay fees to current Senior Secured Credit Facility lenders and advisor expenses. As the analysis evaluates a liquidation of Travelport, the retention of this cash adds to the Debtor’s liquidation proceeds.

     Wind-down costs consist of (i) the regularly occurring general and administrative costs required to maintain the Debtor’s assets during the liquidation process and (ii) the cost of any professionals the Trustee employs to assist with the liquidation process, including investment bankers, attorneys and other advisors. Chapter 7 Trustee fees necessary to facilitate the sale of the Debtor’s equity interests were assumed at the statutory maximum rate of 3% of available liquidation proceeds. Actual administrative costs may exceed the estimate included in the Liquidation Analysis, particularly if the sale of the operations and reconciliation of claims takes longer than the assumed period. It is possible that distribution of the liquidation proceeds would be delayed while the Trustee and his or her professionals become knowledgeable about the Debtor’s bankruptcy proceedings, businesses and operations. No assumption has been made for the timing of the distribution of liquidation proceeds. As such, all proceeds and recoveries are presented on an undiscounted basis, separate from the discounting that is inherent in the core valuation. It is assumed that the operating units continue to manage the business in its current form and the staff currently employed will remain with the company.
     For illustrative purposes, the costs that would arise from a change of control and required refinancing of Travelport’s debt obligations were also not included, but have the potential to represent significant expenses for the Company. Lastly, the Liquidation Analysis does not include the loss of tax assets due to a change of control, the ability of a buyer to maintain the Company’s current tax structure and the impact on Travelport’s future tax payments (and thereby the value that can be achieved in a sale). The Company believes that these costs would also be significant.
     In preparing the Liquidation Analysis, the amount of Allowed Claims has been projected based on a review of the Company’s books and records. In the event litigation were necessary to resolve Claims asserted in a chapter 7 liquidation, the delay could be prolonged and Claims could further increase. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the estimated amounts set forth in the Liquidation Analysis. THE ESTIMATED AMOUNT OF ALLOWED CLAIMS SET FORTH IN THE LIQUIDATION ANALYSIS SHOULD NOT BE RELIED ON FOR ANY OTHER PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY DETERMINATION OF THE VALUE OF ANY DISTRIBUTION TO BE MADE ON ACCOUNT OF ALLOWED CLAIMS UNDER THE PLAN. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY AND SIGNIFICANTLY DIFFER FROM THE AMOUNT OF CLAIMS ESTIMATED IN THE LIQUIDATION ANALYSIS.
     Travelport has its own secured and unsecured obligations that will be repaid from any proceeds generated from its sale. To the extent that the value in an expedited sale of Travelport is less than Travelport’s indebtedness, there will be no recovery for the current Holders of Allowed Claims and Interests at the Debtor.

     The Liquidation Analysis indicates the values, which may be obtained upon disposition of assets pursuant to a hypothetical expedited sale, as an alternative to continuation of the business as proposed under the Plan. Accordingly, values discussed herein are different than amounts referred to in the Plan and other sections or Schedules to the Disclosure Statement, which illustrate the value of the Company’s business as a going concern.
     NOTHING CONTAINED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE COMPANY.
     EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THESE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE COMPANY DOES NOT INTEND AND DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THE LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THE DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THIS LIQUIDATION ANALYSIS IS PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THE LIQUIDATION ANALYSIS MAY NOT BE RELIED ON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE LIQUIDATION ANALYSIS.

     THIS LIQUIDATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE OUT-OF-COURT TRANSACTION, DISCLOSURE STATEMENT AND PLAN AND TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE OUT-OF-COURT TRANSACTION AND PLAN AND SHOULD NOT BE USED OR RELIED ON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF SECURITIES OF, OR CLAIMS OR INTERESTS IN, THE COMPANY OR ANY OF ITS AFFILIATES.

Travelport Holdings Limited’s Hypothetical Liquidation Analysis
(unaudited)
The Liquidation Analysis should be read in conjunction with the accompanying notes. Based on Debtor’s projections as of September 30, 2011
($ in millions)

	Reorganization Value				Recovery (%)		Recovery ($)
	Low		High		Low	High	Low	High
Value of Going Concern	$3,765		$4,315		55%	65%	$2,071	$2,805
Restricted Cash and Excess Cash	220	(1)	220	(1)	NM	NM	311 (2)	311 (2)

Gross Estimated Proceeds							$2,381	$3,115

Less: Trustee Fees							(71)	(93)
Less: Professional Fees							(15)	(15)
Less: Estimated Post-Petition Claims							(5)	(5)

Net Estimated Liquidation Proceeds							$2,290	$3,002

Less: Opco Indebtedness (3)							(3,169)	(3,169)

Net Proceeds Available to Holdco Claims							$—	$—

Estimated Recovery %							0%	0%

[1]	Includes $85 million of the PIK Loan Cash Distribution contemplated under the Plan, which is not included in the Valuation Analysis.

[2]	The Liquidation Analysis includes the value of the cash that as part of the Plan will be used to pay fees to current Senior Secured Credit Facility lenders and advisor expenses.

[3]	Represents Travelport’s debt, with Euro-denominated obligations valued at the Company’s hedged USD-EUR exchange rate.

B. Assumptions and Notes
1.	Value of Going Concern — To estimate the potential range of liquidation proceeds under an expedited going-concern sale, a discount was applied to the underlying business performance and the valuation multiples derived in the Valuation Analysis to reflect the shortened marketing period and other factors previously discussed. The recovery range also includes a discount to the value of the Orbitz Worldwide ownership, reflecting the discount required to quickly sell a large minority stake to the public or private markets. For simplicity of the analysis and illustrative purposes, the Liquidation Analysis assumes the Company maintains most of the additional sources of value that were added to the results of the discounted cash flow and comparable valuation methodologies, including the benefit of the current tax structure, the remaining value of the United Airlines hosting contract, restructuring expenses and cash proceeds from expected asset sales. As previously discussed, it is likely that a change of control or a change to the Company’s tax structure would have a meaningful impact on the Company’s tax position.

2.	Restricted and Excess Cash — In addition to the restricted and excess cash balances included in the Valuation Analysis, the Liquidation Analysis includes the value of $91 million of cash that will no longer be used to pay fees to current Senior Secured Credit Facility lenders and advisor expenses.
Expenses
3.	Trustee Fees — Trustee fees are assumed to be 3% of the gross proceeds from the liquidation of the assets.

4.	Professional Fees — Professional fees represent estimates for the professional fees during a chapter 7 liquidation.
Administrative Claims
5.	Estimated Post-Petition Claims — Include restructuring costs and other post-petition expenses that are estimated to be due and unpaid on September 30, 2011.
Travelport Obligations
6.	OpCo Indebtedness — The Debtor’s main asset is the direct and indirect equity interests in Travelport. As of September 30, 2011, Travelport is expected to have liabilities of approximately $3.2 billion. These liabilities must all be paid from the proceeds of the expedited sale before the Holders of Allowed Claims and Interests receive any returns.

Unsecured Claims
7.	HoldCo Claims — Represents pre-petition Allowed PIK Loan Unsecured Lender Claims.

APPENDIX E
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
HISTORICAL FINANCIAL INFORMATION

Selected Historical Financial Information
A. Historical Financial Information for Travelport Holdings Limited
     The Debtor has prepared financial statements for Travelport Holdings Limited for the periods ending December 31, 2009, December 31, 2010 and June 30, 2011, with adjustments to exclude the operations of the GTA business that was sold in May 2011.
     For the year ended December 31, 2009 Travelport Holdings Limited had a $640 million net loss attributable to the Company on a consolidated basis. The total cash and cash equivalents of Travelport Holdings Limited and its subsidiaries, on a consolidated basis, as of December 31, 2009 was approximately $124 million.
     For the year ended December 31, 2010 Travelport Holdings Limited had a $102 million net loss attributable to the Company on a consolidated basis. The total cash and cash equivalents of Travelport Holdings Limited and its subsidiaries, on a consolidated basis, as of December 31, 2010 was approximately $94 million. The Company also held approximately $137 million of cash restricted as collateral for its letters of credits and term loan.
     For the six months ended June 30, 2011 Travelport Holdings Limited had $253 million net income attributable to the Company on a consolidated basis. The total cash and cash equivalents of Travelport Holdings Limited and its subsidiaries, on a consolidated basis, as of June 30, 2011 was approximately $288 million. The Company also held approximately $137 million of cash restricted as collateral for its letters of credits and term loan.
B. Financial Statements for Travelport Holdings Limited
     The financial statements should be read in conjunction with the financial statements and notes thereto included in Travelport’s Consolidated Financial Statements for the year ended December 31, 2010 and the quarter ended June 30, 2011, which are available, respectively, in Travelport’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011 and Travelport’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011. For information on how to obtain copies of Travelport’s SEC filings, please see page v of this Disclosure Statement.

Travelport Holdings Limited’s Consolidated Statement of Operations
(Unaudited)
($ in millions)

	Six Months Ended	Years Ended December 31,
	6/30/2011	2010	2009
Net Revenue	$1,061	$1,996	$1,981
Costs and Expenses
Cost of Revenue	627	1,119	1,049
Selling, General and Administrative	172	382	402
Restructuring Charges	4	11	15
Depreciation and Amortization	113	210	187
Other Income	—	—	(5)

Total Costs and Expenses	916	1,722	1,648

Operating Income	145	274	333
Interest Expense, Net	(179)	(331)	(358)
Gain on Early Extinguishment of Debt	—	2	313

(Loss) Income from Continuing Operations before Income Taxes and Equity in Losses of Investment in Orbitz Worldwide	(34)	(55)	288
Provision for Income Taxes	(19)	(47)	(23)
Equity in Losses of Investment in Orbitz Worldwide	(1)	(28)	(162)

Net (Loss) Income from Continuing Operations	(54)	(130)	103
(Loss) Income from Discontinued Operations, Net of Tax	(6)	27	(741)
Gain from Disposal of Discontinued Operations, Net of Tax	312	—	—

Net Income (Loss)	252	(103)	(638)
Net Loss (Income) Attributable to Non-Controlling Interest in Subsidiaries	1	1	(2)

Net Income (Loss) Attributable to the Company	$253	$(102)	$(640)

Travelport Holdings Limited’s Consolidated Balance Sheet
(Unaudited)
($ in millions)

	Six Months Ended	Years Ended December 31,
	6/30/2011	2010	2009
Assets
Current Assets:
Cash and Cash Equivalents	$288	$94	$124
Accounts Receivable (Net of Allowances for Doubtful Accounts of $27, $24 and $36)	205	161	160
Deferred Income Taxes	4	4	20
Assets of Discontinued Operations	—	1,066	1,089
Other Current Assets	248	185	134

Total Current Assets	745	1,510	1,527
Property and Equipment, Net	457	484	410
Goodwill	987	986	979
Trademarks and Tradenames	314	314	313
Other Intangible Assets, Net	724	770	855
Cash Held as Collateral	137	137	—
Investment in Orbitz Worldwide	90	91	60
Non-Current Deferred Income Taxes	4	4	—
Other Non-Current Assets	224	207	208

Total Assets	$3,682	$4,503	$4,352

Liabilities and Equity
Current Liabilities:
Accounts Payable	$103	$72	$60
Accrued Expenses and Other Current Liabilities	539	480	456
Liabilities of Discontinued Operations	—	555	524
Current Portion of Long-Term Debt	708	18	23

Total Current Liabilities	1,350	1,125	1,063
Long-Term Debt	3,226	4,460	4,245
Deferred Income Taxes	40	37	29
Other Non-Current Liabilities	219	220	215

Total Liabilities	4,835	5,842	5,552

Commitments and Contingencies
Shareholders’ Equity:
Common Shares $1.00 Par Value; 12,000 Shares Authorized; 12,000 Shares Issued and Outstanding	—	—	—
Additional Paid in Capital	1,304	1,303	1,298
Accumulated Deficit	(2,392)	(2,645)	(2,543)
Accumulated Other Comprehensive (Loss) Income	(77)	(9)	30

Total Shareholders’ Equity	(1,165)	(1,351)	(1,215)
Equity Attributable to Non-Controlling Interest in Subsidiaries	12	12	15

Total Equity	(1,153)	(1,339)	(1,200)

Total Liabilities and Equity	$3,682	$4,503	$4,352

Travelport Holdings Limited’s Consolidated Statement of Cash Flows
(Unaudited)
($ in millions)

	Six Months Ended	Years Ended December 31,
	6/30/2011	2010	2009
Operating Activities of Continuing Operations
Net Income (Loss)	$252	$(103)	$(638)
(Income) Loss from Discontinued Operations, Net of Tax	(306)	(27)	741

Net (Loss) Income from Continuing Operations (Including Gain From Disposal), Net of Tax	(54)	(130)	103
Adjustments to Reconcile Net (Loss) Income from Continuing Operations to Net Cash Provided by Operating Activities of Continuing Operations:
Depreciation and Amortization	113	210	187
Gain on Sale of Assets	—	—	(5)
Non-Cash Interest on Senior Unsecured PIK Term Loans	29	56	63
Provision for Bad Debts	—	(1)	2
Equity-based Compensation	—	5	10
Gain on Early Extinguishment of Debt	—	(2)	(313)
Amortization of Debt Finance Costs and Debt Discount	13	26	25
(Gain) Loss on Interest Rate Derivative Instruments	(1)	(6)	6
Gain on Foreign Exchange Derivative Instruments	(3)	(3)	(13)
Equity in Losses of Investment in Orbitz Worldwide	1	28	162
FASA Liability	(9)	(18)	(26)
Deferred Income Taxes	3	21	(10)
Changes in Assets and Liabilities, Net of Effects from Acquisitions:
Accounts Receivable	(43)	4	(4)
Other Current Assets	(10)	(14)	(9)
Accounts Payable, Accrued Expenses and Other Current Liabilities	61	17	(9)
Other	(2)	(12)	(3)

Net Cash Provided by Operating Activities of Continuing Operations	98	181	166

Net Cash (Used in) Provided by Operating Activities of Discontinued Operations	(12)	103	73

Investing Activities
Property and Equipment Additions	(34)	(182)	(58)
Proceeds from Sale of GTA Business, Net of Cash Disposed of $7 million	633	—	—
Investment in Orbitz Worldwide	—	(50)	—
Businesses Acquired	—	(16)	(2)
Loan to Parent Company	—	(9)	—
Loan Repaid by Parent Company	—	9	—
Proceeds from Sale of Assets	—	2	5
Other	5	5	—

Net Cash Provided by (Used in) Investing Activities	604	(241)	(55)

Financing Activities
Principal Repayments	(662)	(318)	(554)
Proceeds from New Borrowings	—	517	144
Cash Provided as Collateral	—	(137)	—
Payments on Settlement of Derivative Contracts	—	(77)	—
Proceeds on Settlement of Derivative Contracts	12	16	87
Net Share Settlement for Equity-based Compensation	—	—	(7)
Debt Finance Costs	—	(20)	(3)
Other	—	(3)	(4)

Net Cash Used in Financing Activities	(650)	(22)	(337)

Effect of Changes in Exchange Rates on Cash and Cash Equivalents	6	4	5

Net Increase (Decrease) in Cash and Cash Equivalents	46	25	(148)

Cash and Cash Equivalents at Beginning of Year	242	217	365

Cash and Cash Equivalents at End of Year	288	242	217
Less: Cash of Discontinued Operations	—	(148)	(93)

Cash and Cash Equivalents of Continuing Operations at End of Year	$288	$94	$124

Supplemental Disclosure of Cash Flow Information of Continuing Operations
Interest Payments	$151	$232	$255
Income Tax Payments, Net	9	25	38

APPENDIX F
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
AMENDMENT AGREEMENT
(See Exhibit A to Appendix A)

APPENDIX G
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
SECOND LIEN OPCO TERM LOAN CREDIT AGREEMENT
(See Exhibit C to Appendix A)

APPENDIX H
TO
DISCLOSURE STATEMENT
OF TRAVELPORT HOLDINGS LIMITED
DESCRIPTION OF SHARE CAPITAL OF TRAVELPORT WORLDWIDE LIMITED

DESCRIPTION OF SHARE CAPITAL
     The following description of share capital summarizes certain provisions of the memorandum of association and bye-laws of Worldwide as of the consummation of the transactions contemplated herein. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the memorandum of association and bye-laws.
Share Capital
     As of the date hereof, Worldwide has authorized share capital of $12,000 and has issued 12,000 common shares, with par value $1.00 per share. Authorized share capital will be increased in order to consummate the transaction contemplated herein. In addition to increasing authorized share capital, 40% of the fully diluted issued and outstanding common stock of Worldwide will be issued, as follows: (i) 15% of the fully diluted issued and outstanding common stock of Worldwide (subject to dilution by the Management Incentive Plan) to the Holders of PIK Loan Unsecured Claims on a Pro Rata basis and (ii) 25% of the fully diluted issued and outstanding common stock of Worldwide (subject to dilution by the Management Incentive Plan) to the Equity Escrow Agent. The distribution to the Equity Escrow Agent will be distributed to the Holders of the PIK Loan Unsecured Claims in accordance with the Post-Effective Date Common Stock Distribution Schedule. As of the date hereof, no preference shares are issued or outstanding. The bye-laws permit the board of directors of Worldwide (the “Board”) to exercise all powers of Worldwide to repurchase all or any part of its own shares. Pursuant to the bye-laws and subject to any resolution of the shareholders to the contrary and to the requirements of any stock exchange on which the shares may be listed, the Board is authorized to issue any authorized but unissued shares of Worldwide on such terms and conditions as the Board may determine. Such shares may also be issued subject to such preferred, deferred or other special rights or restrictions as prescribed by resolution of the shareholders.
Common Shares
     Subject to any resolution of Worldwide to the contrary (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares), the share capital of Worldwide comprises a single class of common shares the holders of which, subject to the provisions of the bye-laws, are (i) entitled to one vote per share; (ii) entitled to such dividends as the Board may from time to time declare; (iii) in the event of a winding-up or dissolution of Worldwide, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitled to the surplus assets of Worldwide; and (iv) generally entitled to enjoy all of the rights attaching to shares. Holders of common shares have no redemption, conversion or sinking fund rights. Holders of common shares have pre-emptive rights to participate ratably in new share issuances of Worldwide under the terms of the Shareholders’ Agreement.
Dividend Rights
     Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
     The Board may, subject to the bye-laws and in accordance with local legislation, declare a dividend to be paid to the shareholders, in proportion to the number of shares held by them. Such dividend may be paid in Cash and/or in kind. No unpaid dividend bears interest. The Board may elect any date as the record date for determining the shareholders entitled to receive any dividend. The Board may declare and make such other distributions to the members as may be lawfully made out of the assets of Worldwide. No unpaid distribution bears interest.

Variation of Rights
     If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Worldwide is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Meetings of Shareholders
     Under Worldwide’s bye-laws, as required by Bermuda law, an annual general meeting of shareholders shall be held each calendar year. Additionally, as required under Bermuda law, the Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of Worldwide as at the date of the deposit carries the right to vote at general meetings of Worldwide, convene a special general meeting of Worldwide.
     Worldwide is required to give at least five days’ notice of an annual general meeting or a special general meeting to each shareholder entitled to vote at such meeting. Such notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed by (i) in the case of the annual general meeting, all the shareholders entitled to attend and vote at such meeting and (ii) in the case of a special general meeting, a majority in number of the shareholders having the right to attend and vote at the meeting together holding not less than 95% in nominal value of the shares giving a right to attend and vote at such meeting.
     The quorum required for a general meeting of shareholders of Worldwide is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares in Worldwide; provided, however, that if Worldwide shall have at any time only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.
Election and Removal of Directors
     Worldwide’s bye-laws provide that the Board shall consist of not less than two directors. The minimum number of directors may be increased by a resolution of the shareholders. Under the Shareholders’ Agreement, the size of the Board shall not exceed ten directors. The holders of New Equity Shares, together with their transferees, successors and assigns (the “New Equity Holders”) initially will have the right to designate one director for a 2-year term. Once the New Equity Shares then held by the New Equity Holders constitute at least 35% of the outstanding common stock of Worldwide (excluding shares issued pursuant to the Management Incentive Plan), the New Equity Holders will have the right to designate a total of two directors (each for an initial 2-year term). So long as New Equity Shares then held by the New Equity Holders constitute 20% or more of the outstanding common stock of Worldwide (excluding shares issued pursuant to the Management Incentive Plan), the New Equity Holders shall retain the right to appoint two directors. So long as New Equity Shares then held by the New Equity Holders constitute at least 10% and less than 20% of the outstanding common stock of Worldwide (excluding shares issued pursuant to the Management Incentive Plan), the New Equity Holders shall retain the right to appoint one director. Once the New Equity Shares then held by the New Equity Holders constitute less than 10% of the outstanding common stock of Worldwide (excluding shares issued pursuant to the Management Incentive Plan), the New Equity Holders shall not have the right to appoint any director. Directors, other than those designated by the New Equity Holders, shall hold office for such term as the shareholders may determine or, in the absence of such determination, until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Directors designated by the New Equity Holders shall serve an initial term of two years, commencing on the date of election or appointment, and subsequent terms shall be for one year.
     Worldwide’s bye-laws state that shareholders may remove a director, other than a director designated by the New Equity Holders, provided that the notice of a meeting convened for the purpose of removing a director contains a statement of the intention to do so and is served on such director not less than 14 days before the meeting. A director is entitled to attend the meeting and be heard on the motion for his or her removal. If a director is removed at such meeting, the shareholders may fill the vacancy at the meeting. In the absence of such election or appointment, the Board may fill the vacancy. Under the Shareholders’ Agreement, subject to Worldwide’s bye-laws, directors designated by the New Equity Holders may be removed by, and only by, the affirmative vote or written consent of the New Equity Holders, for cause or if such individual no longer satisfies independence requirements.
     A director vacates his or her office if the director is removed from office pursuant to the bye-laws, is or becomes bankrupt, is or becomes of unsound mind or dies, or resigns office by notice in writing to Worldwide. Except with respect to a director designated by the New Equity Holders, the Board may fill any vacancy occurring as a result of the death, disability, disqualification or resignation of a director. Under the Shareholders’ Agreement, if, following election to the Board, a director designated by the New Equity Holders resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a director, then, subject to Worldwide’s bye-laws and applicable laws, the New Equity Holders shall be entitled to designate a replacement. If the New Equity Holders are entitled to designate a person to fill any directorship and the New Equity Holders fail to do so, then such directorship shall remain vacant until filled by the New Equity Holders in accordance with the terms of the Shareholders’ Agreement.
Director and Officer Indemnity
     Worldwide’s bye-laws require Worldwide to indemnify directors and officers, and their heirs, executors and administrators, against all actions, costs, charges, losses, damages and expenses incurred or sustained by reason of any act done, concurred in or omitted in or about the execution of their duty, but the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. Each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Worldwide, against any directors or officer on account of any action taken by such director or officer, of the failure of such director or officer to take any action in the performance of his duties with or for Worldwide or any subsidiary; provided, however, that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to a director or officer. Worldwide’s bye-laws permit the purchase of indemnity insurance.
Anti-Takeover Provisions
     The broad discretion given to the Board to designate and issue shares from undesignated shares could be deemed to have an anti-takeover effect, noting however (i) the requirement for shareholders to have passed a resolution creating sufficient authorized (but unissued share capital) before the directors may issue any shares, (ii) the power of the shareholders by ordinary resolution to remove or restrict the directors power to issue such shares in any event, and (iii) the powers of the shareholders of Worldwide to remove directors set out above.
Foreign Exchange Control Regulation
     Worldwide has been designated as a non-resident for Bermuda exchange control purposes by the BMA. Because of this designation, there are no restrictions on Worldwide’s ability to transfer funds in and out of Bermuda.
     The issue of shares and the transfer of shares in Worldwide from and or to a person regarded as resident outside Bermuda for exchange control purposes requires the prior approval of the BMA, except that general permission is given for (i) shares being transferred in the name of a nominee or other registered holder where the transfer involves no change in the ultimate beneficial ownership (ii) shares being issued or transferred to or among any persons who are holders of the shares provided that (a) no existing holder of less than 5% of the issued and outstanding share capital will as a result of the issue or transfer hold 5% or more of the issued and outstanding shares; or (b) no existing holder of between 5% and 50% of the issued and outstanding share capital will as a result of any issue or transfer hold more than 50% of the issued and outstanding shares and (iii) shares being issued or transferred between companies which are affiliated companies. Issuances and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific approval under the Exchange Control Act 1972.

     As an “exempted company,” Worldwide is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermuda residents, but as an exempted company, Worldwide may not participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that required for Worldwide’s business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of Worldwide’s business carried on outside Bermuda.